NEITHER THE ARRANGEMENT DESCRIBED IN THIS MANAGEMENT INFORMATION CIRCULAR NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THE ARRANGEMENT DESCRIBED IN THIS MANAGEMENT INFORMATION CIRCULAR HAVE BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT DESCRIBED IN THIS MANAGEMENT INFORMATION CIRCULAR OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS MANAGEMENT INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

ARRANGEMENT
involving

FORDING CANADIAN COAL TRUST

and

FORDING ARRANGEMENT CORP.,

a wholly owned subsidiary of Fording Canadian Coal Trust

and

TECK COMINCO LIMITED

SPECIAL MEETING OF SECURITYHOLDERS OF
FORDING CANADIAN COAL TRUST

TO BE HELD ON SEPTEMBER 30, 2008

NOTICE OF SPECIAL MEETING AND
MANAGEMENT INFORMATION CIRCULAR

September 6, 2008

These materials are important and require your immediate attention. They require securityholders of Fording Canadian Coal Trust to make important decisions. If you are in doubt as to how to make your decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation or have questions regarding the arrangement described in this Management Information Circular, please contact Laurel Hill Advisory Group, toll-free, at 1-866-570-5373.

September 6, 2008

Dear Unitholder:

On behalf of the trustees (the “Trustees”) of Fording Canadian Coal Trust (“Fording”) and the directors (“Directors”) of Fording (GP) ULC, we would like to invite you to join us at the special meeting of securityholders of Fording that will be held at 9:00 a.m. (Calgary time) on September 30, 2008 at the Alberta Room at the Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, T2P 2M3.

At the meeting, you will be asked to approve a plan of arrangement under the Business Corporations Act (Alberta), whereby Teck Cominco Limited (“Teck”) will acquire all of the assets and assume all of the liabilities of Fording. Through the arrangement, unitholders will receive 0.245 of a Teck Class B subordinate voting share and cash in the amount of US$82.00 (which includes the final unitholder distribution of US$3.00) (less any amounts withheld on account of taxes) for each unit of Fording. If the arrangement is completed, no further quarterly or other distributions with respect to the units will be declared or paid to the unitholders. If securityholders authorize the arrangement at the meeting on September 30, 2008, then Teck and Fording expect that all of the conditions to closing will be satisfied or waived on or about that date. If the conditions to closing are satisfied or waived on or about September 30, 2008, then Teck and Fording expect that the arrangement will close on or about October 30, 2008. Your units will continue to trade normally during this pre-closing period, except as follows: (a) the TSX is expected to establish special trading rules for the three trading days preceding the closing date of the arrangement to facilitate settlement prior to the closing date of the arrangement of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the units during the three trading days prior to the closing date of the arrangement and as such, unitholders will not be able to trade their units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the closing date of the arrangement.

The arrangement has been approved unanimously by the Trustees (with the interested Trustee, being Mr. Seyffert, declaring his interest and excusing himself from the determination to make such recommendation) and the Directors (with the interested Directors, being Messrs. Lindsay and Thompson, declaring their interests and excusing themselves from the determination to make such recommendation) following the report and favourable, unanimous recommendation of the arrangement by the independent committees of Fording and Fording (GP) ULC comprised of independent Trustees of Fording and independent Directors of Fording (GP) ULC, respectively (the “Independent Committees”). In doing so, the Trustees and the Directors determined that the arrangement is fair to the unaffiliated unitholders of Fording and in the best interests of Fording, and authorized the submission of the arrangement to the securityholders of Fording for their approval at a special meeting of the securityholders. The Trustees and the Directors also have determined unanimously (with interested Trustees and Directors, as applicable, excusing themselves from the determination to make such recommendation) to recommend to the unitholders of Fording that they vote in favour of the arrangement.

The agreement with Teck is the culmination of the strategic review process carried out under the direction of the Independent Committees that was commenced in June 2007 and publicly announced in December 2007. The Independent Committees considered a number of alternatives and contacted a number of potential acquirors as part of such review. Various acquisition structures were discussed with several parties, including the structure that has been agreed with Teck. Ultimately, no other party made a proposal that was superior to the Teck proposal.

The agreement with Teck was negotiated by the Independent Committees at arm’s length and was reached after extensive negotiations with Teck with respect to both transaction value and transaction terms.

In making their determinations, the Trustees, the Directors and the Independent Committees considered, among other things, a fairness opinion delivered by RBC Capital Markets to the Trustees, the Directors and the Independent Committees, to the effect that, as of July 28, 2008 and based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the fairness opinion, the consideration to be received under the arrangement was fair, from a financial point of view, to the holders of units (other than Teck and its affiliates). A copy of RBC Capital Markets’ fairness opinion is included as Appendix C to the management information circular accompanying this letter.

In addition to the fairness opinion delivered by RBC Capital Markets, the Trustees, the Directors and the Independent Committees considered, among other things, an independent valuation delivered by National Bank Financial Inc. to the

Trustees, the Directors and the Independent Committees, to the effect that, as of July 28, 2008 and based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the independent valuation, the fair market value of the units was in the range of CDN$79.00 to CDN$99.00 per unit. A copy of National Bank Financial Inc.’s independent valuation is included as Appendix D to the management information circular accompanying this letter.

To become effective, the resolution approving the arrangement must be approved by: (a) at least 66 2/3% of the votes cast by holders of units present in person or represented by proxy and entitled to vote at the special meeting, voting separately as a class; (b) at least 66 2/3% of the votes cast by holders of units and the holders of the exchange options and the phantom units present in person or represented by proxy and entitled to vote at the special meeting, voting together as a single class; and (c) a simple majority of the votes cast by unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy and entitled to vote at the special meeting. Ultimately, the choice to remain as an independent public income trust or to approve the arrangement with Teck is a decision for you, the unitholders, to make. Your independent Trustees and independent Directors recommend that you vote FOR the arrangement with Teck. Each of your Trustees and the Directors intends to vote his or her units and phantom units in favour of the resolution approving the arrangement.

We are enclosing a notice of special meeting, a management information circular for the meeting, a form of proxy and a letter of transmittal which will only be received by registered securityholders. The management information circular and the appendices attached to it, which we urge you to read carefully in consultation with your financial, legal or other professional advisor, describe the arrangement and include certain other information (including the full text of the arrangement agreement relating to the arrangement, the independent valuation and the fairness opinion) to assist you in considering the arrangement. You may also obtain more information about Fording and Teck at the website maintained by the Canadian Securities Administrators at www.sedar.com and at the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

Pursuant to the plan of arrangement and the Interim Order (as defined in the management information circular), registered unitholders have been granted the right to dissent in respect of the arrangement and be paid the fair value of their units. This dissent right and the procedures for its exercise are described in the management information circular under the heading “Dissenting Registered Unitholders’ Rights”, in the Interim Order and in the plan of arrangement. Only registered unitholders are entitled to exercise rights of dissent. Failure to follow exactly the procedures set forth in the plan of arrangement and in the Interim Order will result in the loss or unavailability of any right of dissent. Registered unitholders considering exercising their right of dissent should consult their own legal counsel and tax and investment advisors.

Unitholders should be aware of the Canadian income tax consequences of the arrangement summarized under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations” in the management information circular, including the treatment of amounts payable to unitholders under the arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to unitholders under the arrangement, including all cash amounts and the fair market value of any Class B subordinate voting shares of Teck received by unitholders, will constitute ordinary income to unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the arrangement. Taxable unitholders who are resident in Canada and who hold their units on capital account and unitholders who are not residents of Canada will want to consider disposing of their units on the TSX or the NYSE with a settlement date that is prior to the effective date of the arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the effective date of the arrangement to facilitate settlement prior to the effective date of the arrangement of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the units during the three trading days prior to the effective date of the arrangement and as such, unitholders will not be able to trade their units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the effective date of the arrangement.

Your vote is important regardless of how many securities you own. We hope that you will be able to attend the special meeting or submit a proxy.

If, like most unitholders, you hold units through a broker, investment dealer, bank, trust company or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted at the special meeting and you should arrange for your intermediary to complete the necessary transmittal documents to ensure that you receive payment for your units if the proposed arrangement is completed.

Whether or not you plan to attend the meeting in person, if you are a registered unitholder, please vote by completing the enclosed form of proxy and returning it in the envelope provided for this purpose, or by following the procedures for either telephone or internet voting provided in the accompanying management information circular. To be used at the meeting, proxies must be received by our transfer agent, Computershare Investor Services Inc., at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada (Attention: Proxy Department) before 12:00 p.m. (Calgary time) on September 29, 2008 (or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the original meeting). We also encourage registered unitholders who choose not to dispose of their units on the TSX or the NYSE to complete, sign, date and return the enclosed letter of transmittal, together with your unit certificate(s), at least two business days prior to the effective date of the arrangement which will assist Teck in arranging for the prompt payment in respect of your units if the proposed arrangement is completed.

If you hold phantom units or exchange options, you will receive an instruction letter containing instructions with respect to the meeting and voting procedures.

On August 18, 2008, the Trustees resolved to terminate the Fording DRIP (as defined in the management information circular) contingent on the approval of the arrangement resolution at the meeting by the requisite level of approval. The Trustees resolved to terminate the Fording DRIP in order that the unitholdings of participants in that plan could be certificated in advance of the effective date of the arrangement without further action of such participants. Accordingly, if the Fording DRIP is terminated, participants in the plan will receive a certificate representing the whole units held by such persons pursuant to such plan. Fractional unitholdings will be settled through a cash payment in accordance with the terms of the Fording DRIP. Participants in the Fording DRIP will receive a letter containing additional information regarding the foregoing.

You will be asked at the meeting to make important decisions. If you are in doubt as to how to make your decisions please contact your financial, legal or other professional advisor. If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation, please contact Laurel Hill Advisory Group, Fording’s proxy solicitation agent, at 1-866-570-5373.

On behalf of the Trustees and Directors, we would like to take this opportunity to thank you for the support you have shown as a unitholder of Fording.

Yours very truly,

Michael A. Grandin
Chairman and Chief Executive Officer
of Fording Canadian Coal Trust and Fording (GP) ULC

NOTICE OF SPECIAL MEETING OF SECURITYHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (“Unitholders”) of units (“Units”), holders of exchange options and holders of phantom units (holders of exchange options, holders of phantom units and Unitholders collectively, the “Securityholders”) of Fording Canadian Coal Trust (“Fording”) will be held at the Alberta Room at the Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, T2P 2M3, on September 30, 2008 commencing at 9:00 a.m. (Calgary time) for the following purposes:

1.	to consider, pursuant to an interim order of the Court of Queen’s Bench of Alberta dated August 26, 2008, as the same may be amended (the “Interim Order”), and, if deemed advisable, to pass, with or without variation, a special resolution of Securityholders of Fording, the full text of which is attached to the accompanying management information circular (the “Circular”) as Appendix A, to approve an arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) involving, among other things, the acquisition by Teck Cominco Limited (“Teck”) of all of the assets and assumption of all of the liabilities of Fording, all as more fully set forth in the Circular; and

2.	to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

The full text of the arrangement agreement entered into in respect of the Arrangement and the related transactions, the plan of arrangement (the “Plan of Arrangement”) implementing the Arrangement and the Interim Order are attached as Appendix B, Appendix E and Appendix F, respectively, to the Circular.

The trustees of Fording and the directors of Fording (GP) ULC (with interested trustees and directors, as applicable, excusing themselves from the determination to make such recommendation) unanimously recommend that Unitholders vote FOR the resolution approving the Arrangement. Only Securityholders of record at the close of business on August 26, 2008, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting or any postponement(s) or adjournment(s) thereof.

Whether or not you plan to attend the Meeting in person, if you are a registered Unitholder, please vote by completing the enclosed form of proxy and returning it in the envelope provided for this purpose, or by following the procedures for either telephone or internet voting provided in the accompanying Circular. Non-registered, beneficial Unitholders must follow the instructions provided by their broker, investment dealer, bank, trust company or other intermediary to ensure that their vote is counted at the Meeting and should contact their broker, investment dealer, bank, trust company or other intermediary to instruct them to deliver their Units to the depositary under the Arrangement. If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other intermediary how to vote, you will not be considered to be present in person or represented by proxy for the purpose of approving the resolution approving the Arrangement. The Units represented by a properly executed proxy will be voted on any ballot that may be conducted at the Meeting in accordance with your instructions and, if you specify a choice with respect to any matter to be acted upon, your Units shall be voted accordingly. In the absence of instructions, your Units will be voted FOR each of the matters referred to in the proxy.

If you are a holder of phantom units or exchange options, you will receive an instruction letter containing instructions with respect to the Meeting and voting procedures.

On August 18, 2008, the trustees of Fording resolved to terminate the Fording DRIP (as defined in the Circular) contingent on the approval of the arrangement resolution at the Meeting by the requisite level of approval. The trustees resolved to terminate the Fording DRIP in order that the unitholdings of participants in that plan could be certificated in advance of the effective date of the Arrangement without further action of such participants. Accordingly, if the Fording DRIP is terminated, participants in the plan will receive a certificate representing the whole Units held by such persons pursuant to such plan. Fractional unitholdings will be settled through a cash payment in accordance with the terms of the Fording DRIP. Participants in the Fording DRIP will receive a letter containing additional information regarding the foregoing.

Pursuant to the Plan of Arrangement and the Interim Order, registered Unitholders have been granted the right to dissent in respect of the Arrangement and be paid the fair value of their Units. This dissent right and the procedures for its exercise are described in the Circular under the heading “Dissenting Registered Unitholders’ Rights”, in the Interim Order and in the Plan of Arrangement. Only registered Unitholders are entitled to exercise rights of dissent. Failure to follow exactly the procedures set forth in the Plan of Arrangement and in the Interim Order will result in the loss or unavailability of any right of dissent. Registered Unitholders considering exercising their rights of dissent should consult their own legal counsel and tax and investment advisors.

The Circular provides additional information relating to matters to be dealt with at the Meeting and is deemed to form part of this notice. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by Fording before the Meeting or by the Chair of the Meeting.

If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation, please contact Laurel Hill Advisory Group, Fording’s proxy solicitation agent, at 1-866-570-5373.

DATED at Calgary, Alberta this 6th day of September, 2008.

BY ORDER OF THE TRUSTEES,

Michael A. Grandin

i

FORDING CANADIAN COAL TRUST

MANAGEMENT INFORMATION CIRCULAR

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Fording. The accompanying form of proxy is for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting and for the purposes set forth in the accompanying Notice of Meeting. A glossary of certain terms used in this Circular can be found on pages 132 to 143 of this Circular.

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

NEITHER THE ARRANGEMENT NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THE ARRANGEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Class B Shares to be issued under the Arrangement have not been registered under the 1933 Act and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court as described under “Principal Legal Matters — United States Securities Laws Considerations” in this Circular.

Fording is an unincorporated open-ended mutual fund trust established under the laws of the Province of Alberta, Canada. Fording ULC is an unlimited liability company organized under the Companies Act (Nova Scotia). Teck is a corporation governed by the Canada Business Corporations Act. Fording Arrangement Corp. is a corporation existing under the laws of the Province of Alberta, Canada. The proxy solicitation rules under the 1934 Act are not applicable to Fording, Fording ULC or Fording Arrangement Corp. or this solicitation, and, accordingly, this solicitation is not being effected in accordance with such rules. This solicitation of proxies is not subject to the requirements of Section 14(a) of the 1934 Act by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 under the 1934 Act. Securityholders should be aware that disclosure requirements under Canadian Securities Laws may be different from requirements under U.S. Securities Laws relating to incorporated and unincorporated entities. In connection with the Arrangement, Fording, Fording ULC, Fording Arrangement Corp. and Teck will file with the SEC a transaction statement (the “Schedule 13E-3”) under Section 13(e) of the 1934 Act and Rule 13e-3 of the 1934 Act. The Schedule 13E-3 will incorporate certain portions of this Circular.

Likewise, information concerning the mineral properties of Fording and Teck has been prepared in accordance with the requirements of Canadian Securities Laws, which differ from the requirements of U.S. Securities Laws and thus may not be comparable to similar information disclosed by U.S. companies subject to the reporting and disclosure requirements of the SEC. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, and the SEC does not recognize the reporting of mineral deposits which do not meet the SEC Industry Guide 7 definition of “Reserve”. In accordance with Canadian National Instrument 43-101-Standards of Disclosure for Mineral Projects, the terms “mineral reserve”, “proven mineral reserve”, “probable mineral reserve”, “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” used in this Circular or in the documents incorporated by reference in this Circular are defined in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards for Mineral Resources and Mineral Reserves adopted by the CIM Council on December 11, 2005. Estimates of coal mineral reserves and coal mineral resources have been prepared and classified using guidance from Paper 88-21 of the Geological Survey of Canada: A Standardized Coal Reserve/Resource Regulatory System for Canada, as amended. While the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are recognized and required by NI 43-101, the SEC does not recognize them. Mineral resources are reported separately and do not include that portion of mineral resources that are classified as mineral reserves. That portion of a mineral resource which is not classified as a mineral reserve does not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence and as to whether they can be economically or legally mined. Under Canadian Securities Laws, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Therefore, Securityholders are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or will ever be upgraded to a higher category. Likewise, Securityholders are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be upgraded into mineral reserves.

Financial statements included or incorporated by reference in this Circular have been prepared in accordance with Canadian GAAP, which differs from U.S. GAAP in certain material respects, and thus they may not be comparable to financial statements of U.S. companies. Unitholders should be aware that the purchase by Fording of their Units in exchange for Class B Shares and the other distributions as described in this Circular may have tax consequences in both the United States and Canada. Such consequences for Unitholders who are resident in, or citizens of, the United States may not be described fully in this Circular. See “Certain Tax Considerations for Unitholders-Certain Canadian Federal Income Tax Considerations” and “Certain Tax Considerations for Unitholders-Certain United States Federal Income Tax Considerations” in this Circular.

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

The enforcement by Unitholders of civil liabilities under U.S. Securities Laws may be affected adversely by the fact that Fording and Fording Arrangement Corp. were organized or formed under the laws of the Province of Alberta, Fording ULC was organized under the Companies Act (Nova Scotia) and Teck is governed by the Canada Business Corporations Act and that some or all of their respective trustees, directors, officers and the experts named in this Circular are not residents of the United States and that all or a substantial portion of their respective assets may be located outside the United States. You may not be able to sue a corporation organized under the laws of the Province of Alberta, a trust formed under the laws of the Province of Alberta, an unlimited liability company organized under the laws of Nova Scotia or a Canadian federally incorporated company or their respective trustees, directors or officers in a Canadian court for violations of U.S. Securities Laws and it may be difficult to compel these entities and their respective affiliates to subject themselves to a judgment by a U.S. court.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Circular and the information incorporated by reference in this Circular contain “forward-looking statements” and “forward-looking information” under applicable securities laws (collectively, the “forward-looking statements”) relating, but not limited to, Fording’s and Teck’s expectations, intentions, plans and beliefs. Forward-looking statements can often be identified by forward-looking words such as “anticipate”, “believe”, “expect”, “goal”, “plan”, “intend”, “estimate”, “optimize”, “may”, “will” or similar words suggesting future outcomes, or other expectations, intentions, plans, beliefs, objectives, assumptions or statements about future events or performance.

Unitholders are cautioned not to place undue reliance on forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking statements

v

or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. In evaluating these statements, Unitholders should specifically consider various factors, including the risks outlined under the headings “Risk Factors Relating to the Arrangement”, “Information Concerning Fording-Risk Factors Relating to Fording” and “Information Concerning Teck-Risk Factors Relating to Teck” in this Circular, under the heading “Risk Factors” in Fording’s Annual Information Form dated March 17, 2008, under the heading “Key Risks and Uncertainties” in the Management’s Discussion and Analysis for Fording as at and for the year ended December 31, 2007 and under the heading “Description of the Business — Risk Factors” in Teck’s Annual Information Form dated March 19, 2008, which may cause actual results to differ materially from any forward-looking statement.

Forward-Looking Statements of Fording

Statements in this Circular relating to the magnitude or quality of mineral deposits as well as the material projections disclosed under the heading “Special Factors — Material Projections Provided by Fording to RBC and National Bank Financial” and disclosed in Appendix L are deemed to be forward-looking statements. The reliability of such statements is affected by, among other things: uncertainty involving geology of mineral deposits; uncertainty of estimates of their size or composition; uncertainty of projections relating to costs of production and transportation or estimates of market prices for the mineral; the possibility of delays in mining activities; changes in plans with respect to exploration, development projects or capital expenditures; and various other risks including those relating to health, safety and environmental matters. Other forward-looking statements of Fording contained in this Circular include estimates regarding the period during which the current prices for metallurgical coal can be sustained as well as estimates of future coal prices; the effect of the SIFT Rules on Fording, the cash available for distribution in the event that Fording becomes taxable commencing in 2011 and the effect on the value and trading price of the Units in such circumstances; Fording’s belief that it will be able to obtain various regulatory approvals required by it in connection with the Arrangement; Fording’s estimates of the production capacity of Fording’s operations; Fording’s planned capital expenditures and its estimates of reclamation and other costs related to environmental protection; Fording’s future capital and production costs and production levels, including the costs and potential impact of complying with existing and proposed environmental laws and regulations in the operation and closure of various operations; prices and price volatility for equipment and supplies that Fording uses in its business and the availability of equipment and supplies; Fording’s cost reduction and other financial and operating objectives; Fording’s exploration, environmental, health and safety initiatives; the availability of qualified employees for Fording’s operations; the effect of rail and port capacity constraints on Fording’s business; the satisfactory negotiation of collective agreements with unionized employees; the outcome of legal proceedings and other disputes in which Fording is involved; general business and economic conditions; the outcome of Fording’s annual coal sales negotiations; and Fording’s distribution policy.

The forward-looking statements of Fording are based, in part, upon certain assumptions made by Fording, including, but not limited to: no material disruption in production; no material variation in anticipated coal sales volumes, coal prices or cost of product sold; no material variation in the forecasted yields, strip ratios, haul distances and productivity for each mine in which Fording has an interest; no material increases in the global supply of coking coal other than what is currently projected by management; significant quantities of weaker coking coals will not be substituted for hard coking coal; continued strength in global steel markets; no material disruption in construction or operations at mine sites; no variation in availability or allocation of haul truck tires to the Partnership during 2008; an absence of labour disputes in the forecast period; no material variation in the anticipated cost of labour; no material variations in markets and pricing of metallurgical coal other than anticipated variations; no material variation in anticipated mining, energy or transportation costs; contracted levels of rail and port availability with no material disruption in rail service and port facilities; no material delays in the current timing for completion of ongoing projects; financing will be available on terms favourable to Fording and the Partnership; no material variation in the operations of the Partnership’s customers which could impact coal purchases; no material variation in historical coal purchasing practises of customers; existing customer inventories will not result in decreased sales volumes; parties execute and deliver contracts currently under negotiation; and no material variations in the current taxation environment other than those that have already been announced.

Forward-Looking Statements of Teck

The forward-looking statements of Teck include but are not limited to, the following: Teck’s proposed acquisition of the assets of Fording, the impact of that acquisition on Teck’s earnings and cash flow, and the integration risks associated with that acquisition, prices and price volatility for zinc, copper, coal, gold and other products and commodities that Teck produces and sells as well as sulphuric acid, oil, natural gas and petroleum products; changes in foreign currency exchange rates; the long-term demand for and supply of zinc, copper, coal, gold and other products and commodities that

Teck produces and sells; the sensitivity of Teck’s financial results to changes in metals and minerals prices (including premiums realized over London Metal Exchange cash and other benchmark prices); treatment and refining charges; Teck’s strategies and objectives; Teck’s interest and other expenses; Fording and Teck’s tax position and the tax rates and royalty rates applicable to Fording and Teck; political unrest or instability in countries such as Peru and its impact on Teck’s foreign assets, including Teck’s interest in the Antamina copper-zinc mine; the timing of decisions regarding the timing and costs of construction and production with respect to, and the issuance of, the necessary permits and other authorizations required for, certain of Teck’s development and expansion projects, including, among others, the Fort Hills Project and the Equinox and Frontier oil sands project in Alberta and the Andacollo hypogene copper-gold deposit in Chile; Teck’s estimates of the quantity and quality of its mineral reserves and resources and oil resources; the production capacity of Teck’s operations; Teck’s planned capital expenditures and its estimates of reclamation and other costs related to environmental protection; Teck’s future capital and production costs and production levels, including the costs and potential impact of complying with existing and proposed environmental laws and regulations in the operation and closure of various operations; prices and price volatility for commodities, equipment and supplies that Teck uses in its business; Teck’s cost reduction and other financial and operating objectives; Teck’s exploration, environmental, health and safety initiatives; the availability of qualified employees for Teck’s operations, including its new developments; the satisfactory negotiation of collective agreements with unionized employees; the outcome of legal proceedings and other disputes in which Teck is involved; general business and economic conditions; the outcome of Teck’s annual coal sales negotiations and negotiations with metals and concentrate customers concerning treatment charges, price adjustments and premiums; and Teck’s dividend policy.

Inherent in forward-looking statements are risks and uncertainties beyond Teck’s ability to predict or control, including risks that may affect operating or capital plans, including the risk of cost escalation; risks generally encountered in the development of mineral and oil and gas properties such as unusual or unexpected geological formations, unanticipated metallurgical difficulties, delays associated with permit appeals, ground control problems, adverse weather conditions, process upsets and equipment malfunctions; risks associated with labour disturbances and unavailability of skilled labour; fluctuations in the market price of commodities which are cyclical and subject to substantial price fluctuations; risks created through competition for mining and oil and gas properties; risks associated with lack of access to markets; risks associated with mineral and oil and gas reserves and resource estimates; risks posed by fluctuations in exchange rates and interest rates, as well as general economic conditions; risks associated with environmental compliance and changes in environmental legislation and regulation; risks associated with dependence on third parties for the provision of transportation and other critical services; risks associated with non-performance by contractual counterparties; risks associated with aboriginal title claims and other title risks; social and political risks associated with operations in foreign countries; risks of changes in tax laws or their interpretation; and risks associated with tax reassessments and legal proceedings.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in, or incorporated by reference into, this Circular. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: general business and economic conditions; interest rates and foreign currency exchange rates; the supply and demand for, deliveries of, and the level and volatility of prices of zinc, copper, coal and gold and other primary metals and minerals as well as oil, natural gas and petroleum products; the timing of the receipt of regulatory and governmental approvals for development projects and other operations; the availability and costs of financing for development projects and potential acquisitions; Teck’s costs of production and production and productivity levels, as well as those of its competitors; power prices; Teck’s ability to secure adequate transportation for its products; Teck’s ability to procure equipment and operating supplies in sufficient quantities and on a timely basis; Teck’s ability to attract and retain skilled staff; the impact of changes in Canadian-US dollar and other foreign exchange rates on Teck’s financial results; engineering and construction timetables and capital costs for development and expansion projects; costs of closure of Teck’s various operations; market competition; the accuracy of Teck’s reserve and resource estimates (including with respect to size, grade and recoverability) and the geological, operational and price assumptions on which these are based; premiums realized over London Metal Exchange cash and other benchmark prices; tax benefits and tax rates; the outcome of Teck’s annual coal price and refining and treatment charge negotiations with customers; the resolution of environmental and other proceedings or disputes; Teck’s ability to comply with environmental permits and renew such permits in a timely manner; and Teck’s ongoing relations with its employees and with its business partners and joint venturers.

General

In addition to the foregoing, there are certain risks related to the consummation of the Arrangement including, but not limited to, the delay or failure to obtain the required financing, the failure by Teck to obtain sufficient proceeds from the sale of its Units, any action being taken which results in a material and adverse change including in the anticipated tax treatment of the Arrangement, an absence of liquidity for Units prior to or during the Pre-Closing Period, the failure to satisfy the conditions to consummate the Arrangement, including the approval of the Arrangement Resolution by Securityholders in the manner required by the Interim Order; the approval of the Arrangement by the Court; the occurrence of any event, change or other circumstances that could give rise to the termination of the Arrangement Agreement; the delay of consummation of the Arrangement or failure to complete the Arrangement for any other reason (including the delay or failure to obtain the Closing Regulatory Approvals); and the amount of the costs, fees, expenses and charges related to the Arrangement.

The following factors, among others, related to the business combination of Fording and Teck could cause actual results or developments to differ materially from the results or developments expressed or implied by forward-looking statements related to the business combination: the Class B Shares issued in connection with the Arrangement may have a market value or trading price lower than expected; the value of the cash portion of the consideration payable under the Arrangement may fluctuate depending on exchange rate fluctuations for Unitholders whose primary currency is not the US dollar; Teck will be significantly more reliant than it currently is on the results of its coal business; Teck will have incurred significant debt in connection with the business combination and the need to reduce the acquisition debt may adversely affect, among other things, Teck’s ability to acquire other assets or to invest in Teck’s development assets; Teck’s vulnerability to deterioration in economic conditions that affects demand and prices for Teck’s products and Teck’s flexibility in planning for, or reacting to, changes in its business and in the industry; the expected combination benefits from the acquisition of Fording may not be fully realized by Teck or not realized within the expected time frame; and changes in the price of metallurgical coal for which Teck will have increased exposure as a result of the business combination. See “Special Factors-Background to the Arrangement” and “Special Factors-Reasons for the Arrangement from the Perspective of Teck”.

Certain of the forward-looking statements and other information contained in this Circular or incorporated in this Circular by reference concerning the mining industry and Fording’s and Teck’s general expectations concerning the mining industry, Fording and Teck are based on estimates prepared by Fording or Teck using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which Fording or Teck believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, these data are inherently imprecise. While neither Fording nor Teck is aware of any misstatement regarding any industry data presented in this Circular, the mining industry involves risks and uncertainties that are subject to interpretation or change based on various factors.

Fording and Teck caution that the list of forward looking statements, risks and assumptions set forth or referred to above is not exhaustive. All forward-looking statements in this Circular are qualified by these cautionary statements. Some of the risks, uncertainties and other factors which negatively affect the reliability of forward-looking statements are discussed in Fording’s and Teck’s public filings with the Canadian and United States securities regulatory authorities. These statements are made as of the date of this Circular and neither Fording nor Teck undertakes to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent expressly required by Law. Neither Fording nor Teck, undertakes any obligation to comment on analyses, expectations or statements made by third parties in respect of Fording, its financial or operating results or its securities or Teck, its financial or operating results or its securities, respectively.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” and “CDN$” in this Circular refer to Canadian dollars, and all references to “US$” in this Circular refer to US dollars. The Fording Financial Statements incorporated by reference in this Circular are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. Certain financial information in the Fording Financial Statements is reconciled to U.S. GAAP. For a discussion of the material measurement and recognition differences between U.S. GAAP and Canadian GAAP as they relate to the Fording Financial Statements, see Note 17 to Fording’s audited consolidated financial statements for the year ended December 31, 2007. The Teck Financial Statements incorporated by reference in this Circular are reported in Canadian dollars and are prepared in accordance with Canadian GAAP. Certain financial information in the Teck Financial Statements is reconciled to U.S. GAAP. For a discussion of the material measurement differences between U.S. GAAP and Canadian GAAP as they relate to the Teck Financial Statements, see Note 25 to Teck’s audited consolidated financial statements for the year ended December 31, 2007.

EXCHANGE RATES

The following table sets forth (a) the noon rates of exchange for the Canadian dollar, expressed in Canadian dollars per US dollar, in effect at the end of the periods indicated, (b) the average noon rates of exchange for such periods, and (c) the high and low noon rates of exchange during such periods, in each case based on the noon rates of exchange as quoted by the Bank of Canada.

	January 1, 2008
	through	Year Ended December 31,
Canadian Dollar per US Dollar	September 5, 2008	2007	2006	2005

Noon rate at end of period	1.0641	0.9881	1.1653	1.1659
Average noon rate for period	1.0147	1.0748	1.1341	1.2116
High noon rate for period	1.0701	1.1853	1.1726	1.2704
Low noon rate for period	0.9719	0.9170	1.0990	1.1507

On July 28, 2008, the last trading day before the announcement of the Arrangement, the rate of exchange was CDN$1.0222 equals US$1.00, based on the noon rate of exchange as quoted by the Bank of Canada.

On September 5, 2008, the rate of exchange was CDN$1.0641, based on the noon rate of exchange as quoted by the Bank of Canada.

REFERENCE TO ADDITIONAL INFORMATION

This Circular incorporates by reference important business and financial information about Fording and Teck from documents that are not included in or delivered with this Circular. For a listing of the documents incorporated by reference into this Circular, see “Where You Can Find More Information” beginning on page 119 of this Circular.

You can obtain documents related to Fording and Teck that are incorporated by reference into this Circular, without charge, from the SEC website at www.sec.gov or from the SEDAR website at www.sedar.com, or, for documents related to Fording, by requesting them from the Secretary of Fording, and, for documents related to Teck, by requesting them from the Corporate Secretary of Teck.

INFORMATION CONTAINED IN THIS CIRCULAR

The information contained in this Circular is given as at September 6, 2008, except where otherwise noted and except that information in documents incorporated by reference is given as of the dates noted in those documents.

No person has been authorized by Fording, Fording ULC, Fording Arrangement Corp. or Teck to give information or to make any representations in connection with the Arrangement other than those contained or incorporated by reference in this Circular, and if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the Arrangement Resolution.

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation.

Unitholders should not construe the contents of this Circular as legal, tax or financial advice and should consult with their own professional advisors in considering the relevant legal, tax, financial or other matters contained in this Circular.

If you hold Units through a broker, investment dealer, bank, trust company or other Intermediary, you should contact your Intermediary for instructions and assistance in voting and surrendering the Units that you beneficially own.

INFORMATION PERTAINING TO TECK

Certain information pertaining to Teck, including forward-looking statements made by Teck, included or incorporated by reference in this Circular and including, but not limited to, information pertaining to Teck under “Summary Term Sheet — Reasons for the Arrangement from the Perspective of Teck; Position of Teck Regarding Fairness of the Arrangement”, “Special Factors — Reasons for the Arrangement from the Perspective of Teck”, “Special Factors — Position of Teck Regarding Fairness of the Arrangement”, “Information Concerning Teck”, and “Unaudited Pro Forma Consolidated Financial Statements of Teck Cominco Limited” attached as Appendix I to this Circular has been furnished by Teck or is based on publicly available documents and records on file with the Canadian Securities Administrators or the SEC and other public sources. See “Documents Incorporated by Reference” in this Circular. Although none of Fording, Fording ULC or Fording Arrangement Corp. have any knowledge that would indicate that any such information is untrue or incomplete, none of Fording, Fording ULC or Fording Arrangement Corp. nor any of their respective trustees, directors or executive officers assumes any responsibility for the accuracy or completeness of such information, nor for any failure by Teck to disclose events which may have occurred or which may affect the completeness or accuracy of such information but which is unknown to them. None of Fording, Fording ULC or Fording Arrangement Corp. has any knowledge of any material information concerning Teck, or concerning the Class B Shares, that has not been generally disclosed.

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SUMMARY TERM SHEET

The following is a summary of information contained elsewhere in this Circular. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the appendices and documents or portions of documents incorporated by reference in this Circular. Certain capitalized words and terms used in this summary and elsewhere in this Circular are defined in the Glossary of Terms found on pages 132 to 143.

Parties to the Arrangement

Fording Canadian Coal Trust

Fording is an open-ended mutual fund trust. Fording holds, through Fording LP and Fording ULC, a 60% interest in the metallurgical coal operations of the Partnership. Fording is a reporting issuer (or its equivalent) in all of the provinces and territories of Canada and files periodic reports with the SEC under the 1933 Act. Fording’s Units are traded on the TSX under the symbol “FDG.UN” and on the NYSE under the symbol “FDG”. For additional information, see “Information Concerning Fording” in this Circular.

Fording (GP) ULC

Fording ULC is an unlimited liability company existing under the Companies Act (Nova Scotia). The officers of Fording ULC are the current officers of Fording. At the time when the Independent Committees were initially formed, the scope of the strategic review was broad and involved, among other things, an examination of internal growth prospects as well as the potential acquisition by Fording of Teck’s interest in the Partnership. The independent Trustees also considered that in light of the knowledge, experience and expertise of each of the independent Directors, the Trustees and ultimately the Unitholders would benefit from the involvement of the independent Directors in evaluating strategic alternatives. Since the Directors are indirectly elected by the Unitholders, both of the Independent Committees determined that it was appropriate for the Independent Committee of Directors to also make recommendations to Unitholders as to the fairness of the Arrangement, whether or not the Arrangement was in the best interests of Fording and how to vote on the Arrangement Resolution and all related matters. See “Information Concerning Fording” in this Circular.

Fording Arrangement Corp.

Fording Arrangement Corp. is a corporation existing under the laws of the Province of Alberta. Fording Arrangement Corp. is a wholly owned subsidiary of Fording that has been incorporated for the purposes of participating in an internal reorganization by Fording that will occur as part of the Arrangement. Pursuant to this reorganization, Fording will cause Fording Arrangement Corp. to purchase from Fording, and Fording will transfer to Fording Arrangement Corp., all of the limited partnership interests in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording. Thereafter, and as part of the Arrangement, Teck will acquire all of the shares of Fording Arrangement Corp. from Fording. Fording Arrangement Corp. has not carried on any activities to date other than activities related to its formation and activities in furtherance of the Arrangement. Fording Arrangement Corp. played no role in initiating, structuring or negotiating the terms of the Arrangement Agreement or the Plan of Arrangement. Pursuant to the operation of the Declaration of Trust, Unitholders are entitled to direct the Trustees as to how the shares of Fording Arrangement Corp. are to be voted in connection with the election of directors of Fording Arrangement Corp. at each meeting of the shareholders of Fording Arrangement Corp. at which directors are elected and in respect of certain other matters. Accordingly, the directors of Fording Arrangement Corp. are in effect, elected in accordance with the instructions of the Unitholders and certain other actions of Fording Arrangement Corp. can only be undertaken if authorized by the Unitholders. For additional information see “Information Concerning Fording” in this Circular.

Teck Cominco Limited

Teck is engaged primarily in the exploration for, and the development and production of, natural resources, with interests in mining and processing operations in Canada, Chile, Peru and the United States. Teck is the world’s second largest zinc miner and an important producer of copper. Teck currently holds a 40% direct, and, through its ownership of Units, an approximately 12% indirect interest in the Partnership. An affiliate of Teck is the Managing Partner of the Partnership. Teck is a reporting issuer (or its equivalent) in all of the provinces and territories of Canada and files periodic reports with the SEC under the 1933 Act. The Class A Shares and the Class B Shares trade on the TSX under the symbols

“TCK.A” and “TCK.B”, respectively, and the Class B Shares trade on the NYSE under the symbol “TCK”. For additional information regarding Teck, see “Information Concerning Teck” in this Circular.

Date, Time and Place of the Meeting

The Meeting will be held on September 30, 2008 at 9:00 a.m. (Calgary time), at the Alberta Room at the Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, T2P 2M3.

Record Date, Meeting Materials and Voting of Proxies for Unitholders

Only Securityholders of record as of the close of business on August 26, 2008, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting. Unitholders who become holders of record of Units after August 26, 2008 and who wish to vote at the Meeting must make arrangements with the selling Unitholder (provided such Unitholder was a holder of record on August 26, 2008 or otherwise entitled to vote at the Meeting) to direct how such Units may be voted at the Meeting. As of September 6, 2008, there were 150,175,327 Units outstanding and entitled to vote at the Meeting. In addition, there were 18,632 Exchange Options (exercisable to acquire an aggregate of 18,632 Units) and 151,049.23 Phantom Units (which can be settled for a maximum aggregate of 151,049 Units) outstanding, the holders of which are entitled to vote together with the holders of Units on matters upon which Securityholders are entitled to vote at the Meeting. For additional information, see “Information Concerning Voting at the Meeting” in this Circular.

The Meeting Materials are being sent by Fording directly to Registered Unitholders and Non-Objecting Unitholders resident in Canada, and to Intermediaries for distribution to Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada.

Most Unitholders are Non-Registered Unitholders. Applicable securities laws require Intermediaries to seek voting instructions from Non-Registered Unitholders in advance of the Meeting. Units held through Intermediaries can only be voted in accordance with the instructions received from the Non-Registered Unitholders. In the absence of having obtained specific voting instructions, Intermediaries are prohibited from voting Units held by Non-Registered Unitholders. If you are a Non-Registered Unitholder, please see “Information Concerning Voting at the Meeting — Non-Registered Unitholders” in this Circular. Voting procedures for Registered Unitholders are described under “Information Concerning Voting at the Meeting — Registered Unitholders” in this Circular.

Purpose of the Meeting

At the Meeting, the Securityholders will be asked to vote on the Arrangement Resolution as required by the ABCA and the Interim Order, in the form attached as Appendix A to this Circular. If the Arrangement is completed, Teck will acquire all of the assets of Fording and assume all of its liabilities pursuant to the Arrangement. Through the Arrangement, Unitholders will receive 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit. If the Arrangement Resolution is approved, the Arrangement will be implemented by way of a Court approved plan of arrangement under the ABCA.

See “The Arrangement” in this Circular.

Expected Timing of Arrangement

The Transaction Confirmation Date will occur upon satisfaction or waiver of all of the conditions to the completion of the Arrangement. If the Requisite Level of Approval is obtained at the Meeting, the Transaction Confirmation Date is expected to occur on or about September 30, 2008, the date of the Meeting. On the Transaction Confirmation Date, Fording and Teck will confirm in writing that the conditions to closing are satisfied or waived and publicly announce that the conditions are satisfied or waived. Following the Transaction Confirmation Date, a 20 Trading Day Pre-Closing Period will occur. During the Pre-Closing Period that will follow the Transaction Confirmation Date, the Units will continue to trade on the TSX and the NYSE; except as follows: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date. Fording and Teck expect that closing will occur on or about October 30, 2008, after such Pre-Closing Period has been completed.

Vote Required to Approve the Arrangement

At the Meeting, Securityholders will be asked to vote to approve the Arrangement Resolution.

Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of:

•	at least 66 2/3% of the votes cast at the Meeting by Unitholders present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;

•	at least 66 2/3% of the votes cast at the Meeting by Securityholders present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; and

•	at least a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded, in accordance with applicable securities laws) present in person or represented by proxy and entitled to vote at the Meeting.

In determining whether the minority Unitholder approval described in the third bullet above has been obtained, the votes cast by Teck and certain parties related to or affiliated with Teck must be excluded in accordance with applicable securities laws. See “Principal Legal Matters-Canadian Securities Law Matters” in this Circular. To the knowledge of Fording, after reasonable inquiry, a total of 29,510,871 votes that may be cast on the Arrangement Resolution will be excluded in determining whether minority Unitholder approval for the Arrangement Resolution has been obtained. The Arrangement Resolution must receive the Requisite Level of Approval in order for Fording to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order.

See “The Arrangement — Required Securityholder Approval” in this Circular.

Voting Procedures and Revocation of Proxies for Unitholders

The procedures by which Unitholders may exercise their right to vote with respect to matters at the Meeting will vary depending on whether Unitholders are Registered Unitholders or Non-Registered Unitholders.

Registered Unitholders

In order to vote with respect to matters being considered at the Meeting, Registered Unitholders must either:

•	attend the Meeting in person;

•	sign, date and return the enclosed form of proxy, or such other proper form of proxy prepared for use at the Meeting which is acceptable to the Transfer Agent; or

•	otherwise communicate their voting instructions in accordance with the instructions set out in the enclosed form of proxy or through the use of another acceptable and proper form of proxy.

If you are a Registered Unitholder, you should carefully review the information set forth under “Information Concerning Voting at the Meeting-Registered Unitholders” in this Circular.

Non-Registered Unitholders

A substantial number of beneficial Unitholders do not hold Units in their own names. Units may be beneficially owned by a person but registered either:

•	in the name of an Intermediary; or

•	in the name of a clearing agency (such as CDS or similar entities) of which the Intermediary is a participant.

If Units are shown in an account statement provided to the Unitholder by an Intermediary, in almost all cases those Units will not be registered under the name of the Unitholder in the records of Fording. Please note that only proxies received from Registered Unitholders can be recognized and acted upon at the Meeting. If you are a Non-Registered

Unitholder, you should carefully review the information set forth under “Information Concerning Voting at the Meeting-Non-Registered Unitholders” in this Circular.

If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other Intermediary how to vote, you will not be considered present in person or represented by proxy for the purpose of approving the Arrangement Resolution.

The Units represented by a properly executed proxy will be voted on any ballot that may be conducted at the Meeting in accordance with the instructions of the Unitholder, and if the Unitholder specifies a choice with respect to any matter to be acted upon, the Units shall be voted accordingly. In the absence of instructions, Units will be voted FOR each of the matters referred to on the proxy.

A Registered Unitholder who has given a proxy may revoke the proxy at any time prior to its use by any manner permitted by the Declaration of Trust, including by depositing an instrument in writing, including another completed form of proxy, executed by the Unitholder or by his or her attorney who is authorized by a document that is signed in writing or by electronic signature or, if the Unitholder is a corporation or other form of organization, by its director, officer or attorney properly authorized. A written instrument or other revocation permitted by the Declaration of Trust must be deposited with the Transfer Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada (Attention: Proxy Department) by personal delivery, courier or mail at any time prior to 12:00 p.m. (Calgary time) on September 29, 2008, or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the original Meeting. A written instrument or other revocation permitted by the Declaration of Trust may also be deposited with the Chair of the Meeting prior to the commencement of the Meeting or any adjournment or postponement of the Meeting. The execution by a Registered Unitholder of a proxy will not affect such Unitholder’s right to attend the Meeting and vote in person provided that the proxy is revoked prior to the commencement of the Meeting in the manner described above.

Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada should contact the Intermediary through which they hold their Units in order to obtain instructions regarding the procedures for the revocation of any voting instructions that they previously provided to their Intermediary.

Non-Objecting Unitholders resident in Canada should contact the Transfer Agent in order to obtain instructions regarding the procedures for the revocation of any voting instructions that they previously provided to the Transfer Agent.

See “Information Concerning Voting at the Meeting” in this Circular.

Instructions for Holders of Phantom Units or Exchange Options

If you hold Phantom Units or Exchange Options, you will receive an instruction letter containing instructions with respect to the Meeting and voting procedures.

Information for Participants in the Fording DRIP

On August 18, 2008, the Trustees resolved to terminate the Fording DRIP contingent on the approval of the Arrangement Resolution at the Meeting by the Requisite Level of Approval. The Trustees resolved to terminate the Fording DRIP in order that the unitholdings of participants in that plan could be certificated in advance of the Effective Date without further action of such participants. Accordingly, if the Fording DRIP is terminated, participants in the plan will receive a certificate representing the whole Units held by such persons pursuant to such plan. Fractional unitholdings will be settled through a cash payment in accordance with the terms of the Fording DRIP. Participants in the Fording DRIP will receive a letter containing additional information regarding the foregoing.

Recommendation of the Independent Committees

Having undertaken a thorough review of, and carefully considered, the Arrangement, including consulting with independent financial and legal advisors, the Independent Committees unanimously concluded that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording and unanimously recommended that the Trustees and the Directors approve the Arrangement and recommend that the Unitholders vote FOR the Arrangement.

See “Special Factors-Recommendation of the Independent Committees” in this Circular.

Position of the Independent Committees as to Fairness

In reaching the conclusion that the Arrangement is substantively fair to the unaffiliated Unitholders, and that the Arrangement is in the best interests of Fording, the Independent Committees considered and relied upon a number of factors including the following:

•	The Independent Committees were formed in June 2007 and were given a broad mandate to consider a wide range of alternatives, including an acquisition of all of Fording’s Units by a third party, a sale of Fording’s assets, including its interest in the Partnership, a combination, reorganization or similar form of transaction, an acquisition of Teck’s 40% interest in the Partnership or continuing with Fording’s current business model. The announcement of the Arrangement Agreement on July 29, 2008 represents the culmination of a 14-month process that has been conducted at the direction and under the supervision of the Independent Committees, and with the advice of experienced external advisors, pursuant to which 21 parties located around the world were contacted to determine their interest in pursuing a transaction with Fording. From this group, 15 parties entered into confidentiality agreements and undertook a due diligence investigation of Fording and its assets. This process resulted in two indicative expressions of interest, from parties other than Teck, being received in March 2008 at values significantly lower than the consideration available under the Arrangement. In light of the thoroughness and independence of the process, the Independent Committees believe that the consideration available to Unitholders under the Arrangement represents superior value to Unitholders over any of the other alternatives that were considered.

•	Due to a combination of a strong demand for steel and a tight supply of seaborne metallurgical coal, exacerbated by flooding in Queensland, Australia, metallurgical coal prices for the 2008 coal year have reached historic highs of approximately US$300 per tonne and are substantially higher than the average price for seaborne metallurgical coal over the preceding 20 years and the prior year coal price of approximately US$93 per tonne. This in turn has contributed to a significant increase in the trading price of the Units. If current pricing for metallurgical coal is not sustained in respect of subsequent coal years, then the increase in revenue and income from operations experienced by Fording in respect of the 2008 coal year, and the resulting level of distributions paid to Unitholders, will not be sustainable particularly in the context of the Partnership’s position as a high cost producer relative to its competitors. The Independent Committees considered forecasts of future coal prices from various sources as well as the advice of its financial advisors regarding such forecasts when evaluating whether maintaining Fording’s current business model would yield superior value to Unitholders compared to the Arrangement. The Independent Committees concluded that maintaining Fording’s current business model would only provide enhanced value to Unitholders in circumstances where either the long-term average price of metallurgical coal is materially higher than the average level the analysts that were surveyed are currently projecting or where current metallurgical coal prices were maintained for a period materially longer than the average period the analysts that were surveyed are currently projecting, even without factoring in Fording’s taxable status commencing in 2011 as a result of the SIFT Rules.

•	The SIFT Rules and the elimination of the tax efficiencies on distributions commencing in 2011 would reduce the cash flow otherwise available for distribution to Unitholders. In turn, the reduction of the amount of income distributed to Unitholders as a result of Fording’s taxable status could be expected to result in a reduction in the trading price of the Units.

•	The opinion of RBC to the effect that, as of July 28, 2008, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) per Unit to be received under the Arrangement was fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates).

•	The determination of National Bank Financial that, as of July 28, 2008, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Independent Valuation, the fair market value of the Units was in the range of $79.00 to $99.00 per Unit.

•	The consideration to be received by the Unitholders under the Arrangement represented as of July 28, 2008, a premium of approximately 17% based on the weighted average trading price of Units on the TSX for the 20 trading days ended July 28, 2008 (the trading day before the Arrangement was announced).

•	A significant portion of the consideration payable to Unitholders pursuant to the Arrangement will be paid in cash which provides some certainty of value.

•	The assets of Fording consist of a non-operating interest in the Partnership and Fording does not have the right to take in kind the coal produced by the Partnership. Through its ownership of Units, Teck owns an approximately 19.6% interest in Fording. In addition, Teck owns a 40% interest in the Partnership, and, through an affiliate, acts as the Managing Partner of the Partnership and is responsible for managing its business and affairs, subject to certain matters that require the approval of all partners. Teck has also been granted a right of first offer over the transfer of Fording’s interest in the Partnership. In light of the foregoing, Fording’s interest in the Partnership is essentially a right to receive income from the sale of coal produced by the Partnership, and the Independent Committees have been advised by RBC that this fact has limited the pool of parties that would be interested in acquiring Fording or its assets as a number of parties that were contacted expressed a desire to acquire operating rights or direct access to the Partnership’s coal resources.

•	The Independent Committees believe that the 0.245 of a Class B Share forming part of the per Unit consideration available to Unitholders under the Arrangement provides Unitholders with continued participation in the metallurgical coal market as well as other resources.

•	The Class B Shares are listed on the TSX and the NYSE. Teck has a larger market capitalization than Fording and trading liquidity comparable to that of Fording. Further, upon completion of the Arrangement, Teck’s market capitalization will be larger and its liquidity enhanced.

•	There are no material competition or other regulatory issues which are expected to arise in connection with the Arrangement so as to prevent its completion, and all required regulatory clearances and approvals are expected to be obtained.

The Independent Committees believe that the Arrangement is procedurally fair to the unaffiliated Unitholders for the following reasons:

•	The Arrangement Resolution must be approved by a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy at the Meeting, as well as by a special majority of Securityholders and also by a special majority of Unitholders, in each case, present in person or represented by proxy at the Meeting.

•	Completion of the Arrangement will be subject to a judicial determination as to its fairness by the Court.

•	The Independent Committees retained independent financial and legal advisors who advised the Independent Committees throughout the 14-month process noted above.

•	The Independent Committees conducted arm’s-length negotiations with Teck over the key economic terms of the Arrangement Agreement and oversaw the negotiation of other material terms of the Arrangement Agreement and the Arrangement. After negotiations with Teck, in which the Independent Committees obtained improved financial terms, the Independent Committees concluded that the consideration offered in the Arrangement was the highest price that Fording could obtain from Teck and that, based on Teck’s unequivocal statements that the consideration offered under the Arrangement was Teck’s best and final offer, further negotiation could have caused Teck to withdraw its proposal, thereby leaving Unitholders without an opportunity to evaluate and vote on a transaction that provides a premium to the current trading price for the Units.

•	If the Arrangement does not receive the Requisite Level of Approval or the financing condition in favour of Teck or the condition relating to Teck demonstrating to Fording that Teck has or will be able to draw sufficient funds (other than the funds resulting from the sale of its Units) to complete the Arrangement is not satisfied or waived, Teck has agreed to reimburse Fording for the expenditures incurred by Fording in connection with the Arrangement to a maximum of $10 million. Further, in the event that the Arrangement Agreement is terminated as a result of the failure of the financing condition to be satisfied or waived, Fording is not required to pay the US$400 million Break Fee to Teck.

•	Registered Unitholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Units and obtain “fair value” pursuant to the exercise of the Dissent Rights under the Arrangement.

•	Under the Arrangement Agreement, the Trustees are able to respond, in accordance with their fiduciary duties, to unsolicited Acquisition Proposals that are or could reasonably be expected to lead to a Superior Proposal. The terms of the Arrangement Agreement, including the US$400 million Break Fee payable to Teck in certain circumstances, are reasonable and not, in the opinion of the Independent Committees, preclusive of other proposals.

•	Teck has agreed that, if there is a Superior Proposal that would otherwise be subject to Teck’s right of first offer and Teck does not exercise its matching rights under the Arrangement Agreement, it shall, upon payment of the US$400 million Break Fee, waive the 60 day right of first offer that it currently has over the transfer of Fording’s indirect interest in the Partnership and which could otherwise significantly impede certain types of alternative transactions.

The Independent Committees also considered a number of risks and potential negative factors relating to the Arrangement including the following:

•	The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck as of the Transaction Confirmation Date. Such availability is subject to a number of conditions. There can be no assurance that Teck will be able to obtain the Debt Financing contemplated by the Debt Commitment Letter or, in the event that Teck is unable to obtain the Debt Financing contemplated by the Debt Commitment Letter, that it will be able to obtain alternative debt financing commitments. The Independent Committees considered the advice of RBC as to the current state of the financial markets and the advice of Osler as to the terms of the Debt Commitment Letter. The Independent Committees also considered the magnitude of Teck’s obligations in obtaining the financing contemplated by the Debt Commitment Letter, the adverse affect that the failure to satisfy the conditions and obtain the financing would have on Teck, and that Teck must reimburse Fording for its Transaction Expenses, to a maximum of $10 million, if the conditions to the Arrangement are not met due to Teck’s failure to obtain the financing.

•	If the Arrangement is successfully completed, Fording will no longer exist as an independent public income trust and, although Unitholders, through the Class B Shares to be issued under the Arrangement, will have the opportunity to continue to participate in the metallurgical coal markets, the consummation of the Arrangement will diminish the opportunity for unaffiliated Unitholders to participate in the longer term potential benefits of the business of Fording to the extent that those benefits exceed those potential benefits reflected in the consideration to be received under the Arrangement.

•	Teck was prepared to offer the consideration available under the Arrangement only if the Arrangement was structured as an asset sale by Fording to Teck. The Independent Committees believe that the net tax efficiency of the structure to Teck has enabled Teck to make an enhanced offer to Unitholders under the Arrangement. This structure results in the distribution of taxable income to Unitholders generally equal to the payments to be made to Unitholders under the Arrangement. This distribution of income may result in a higher level of taxation than would have been the case had Teck offered to purchase the Units from Unitholders who are Canadian residents (for tax purposes) and who hold Units as capital property and from Non-Resident Unitholders. However, no such offer was available. The Independent Committees considered available information as to the composition of the Unitholders and the advice of RBC as to the likely liquidity and operation of the public markets prior to and during the Pre-Closing Period.

•	If Fording is required to pay the US$400 million Break Fee to Teck and an alternative transaction is not concluded, Fording’s financial condition will be materially and adversely affected.

•	If the Arrangement Agreement is terminated and the Trustees decide to seek another merger or business combination, there is no assurance that Fording will be able to find a party willing to pay greater or equivalent value compared to the consideration available to Unitholders under the Arrangement, or that the continued operation of Fording under its current business model will yield equivalent or greater value to Unitholders compared to that available under the Arrangement.

•	The trading price of the Class B Shares may fluctuate. The Independent Committees received advice from RBC as to the likely impact of the issuance of the Class B Shares in connection with the Arrangement on the market price for such shares, and the possible effect on earnings per share, cash flow and credit characteristics of Teck as a result of its acquisition of Fording. The Independent Committees also received advice from RBC and Osler as to the scope and results of the focused confirmatory diligence investigation of Teck that was undertaken by the advisors. The Independent Committees considered the advice that was received from the advisors in that regard and further considered the characteristics of the Class B Shares.

•	Teck’s obligations under the Arrangement are subject to certain conditions and Teck has the right to terminate the Arrangement Agreement in certain circumstances.

See “Special Factors — Position of the Independent Committees as to Fairness” in this Circular.

Recommendation of the Trustees and the Directors

After careful consideration by the Trustees (with the interested Trustee, being Warren Seyffert, declaring his interest and excusing himself from the determination to make such recommendation) and the Directors (with the interested Directors, being Donald Lindsay and David Thompson, declaring their interests and excusing themselves from the determination to make such recommendation), the Trustees and the Directors have unanimously concluded that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording and have authorized the submission of the Arrangement to the Securityholders for their approval at the Meeting. The Trustees and the Directors also have determined unanimously (with the interested Trustees and Directors excusing themselves from the determination to make such recommendation) to recommend to the Unitholders that they vote FOR the Arrangement Resolution. Each Trustee and Director intends to vote his or her Units and Phantom Units FOR the Arrangement Resolution.

In adopting the respective Independent Committees’ recommendations and concluding that the Arrangement is substantively and procedurally fair to the unaffiliated Unitholders and that the Arrangement is in the best interests of Fording, the Trustees and the Directors considered and relied upon the same factors and considerations that the Independent Committees relied upon, as described above, and adopted the Independent Committees’ analyses in its entirety. The Trustees and the Directors also considered the fact that certain of the Trustees, Directors and executive officers of Fording and Fording ULC may have interests that differ from those of the Unitholders. See “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement” in this Circular.

For a description of the factors considered by the Trustees and the Directors in reaching their conclusions, see “Special Factors — Recommendation of the Independent Committees”, “Special Factors — Recommendation of the Trustees and the Directors” and “Special Factors — Reasons for the Arrangement from Fording’s and Fording ULC’s Perspectives” in this Circular.

Reasons for the Arrangement from Fording’s and Fording ULC’s Perspectives

Fording and Fording ULC took the step of forming the Independent Committees in response to an expression of interest received in June 2007 from Teck to acquire from Fording its indirect 60% interest in the Partnership. The Independent Committees were given a broad mandate to consider a wide range of alternatives, including an acquisition of all of Fording’s Units by a third party, a sale of Fording’s assets, including its interest in the Partnership, a combination, reorganization or similar form of transaction, an acquisition of Teck’s 40% interest in the Partnership or continuing with Fording’s current business model. In considering the range of options available to Fording, the Independent Committees were mindful of a number of considerations, including the outlook for the price of metallurgical coal, the developments involving Canadian taxation that would reduce the cash flow otherwise available for distributions to Unitholders and likely implications for the trading price of the Units in such circumstances, and the fact that Fording’s assets consist of essentially a non-operating interest in the Partnership without any right to take in kind the coal produced by the Partnership.

The announcement of the Arrangement Agreement on July 29, 2008 represents the culmination of a 14-month process. See “Special Factors — Background to Arrangement” in this Circular.

In determining to recommend the Arrangement to Unitholders and in concluding that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording, the Trustees and the Directors considered, among other things, the recommendations of the Independent Committees in respect of the fairness of the Arrangement to unaffiliated Unitholders, the Fairness Opinion of RBC and the Independent Valuation of National Bank Financial. The Trustees and the Directors also considered the fact that certain of the Trustees, Directors and executive officers of Fording and Fording ULC may have interests that differ from those of the Unitholders. See “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement” in this Circular.

In accordance with the practices of Canadian investment banks, the Fairness Opinion does not address the fairness of the consideration available to Unitholders under the Arrangement from a financial point of view to Teck and its affiliates as Teck is a party to the Arrangement Agreement and is therefore receiving a material benefit different from other Unitholders. The Fairness Opinion does address the fairness of the consideration available from a financial point of view to all other Unitholders, including the Trustees, Directors and executive officers of Fording (other than those who are affiliates of Teck). See “Special Factors — Fairness Opinion”. The holdings of Units and Phantom Units of the Trustees, Directors and executive officers of Fording (other than those who are affiliates of Teck) represent less than 0.2% of the total Units outstanding and such persons will not receive any benefits under the Arrangement that are not described in this Circular other than in their capacity as Unitholders and holders of Phantom Units. The Independent Committees, the Trustees and the Directors relied upon the Fairness Opinion in determining that the Arrangement is substantively fair to unaffiliated Unitholders and in recommending that Unitholders vote for the Arrangement because the affiliated Unitholders (other than Teck and its affiliates) would not receive any consideration for their Units or Phantom Units, as the case may be, greater than that to be received by our unaffiliated Unitholders and any benefits to be received by our affiliates (other than Teck and its affiliates) in connection with the Arrangement would be incidental and, in the aggregate, immaterial in value.

Reasons for the Arrangement from the Perspective of Teck; Position of Teck Regarding Fairness of the Arrangement

Under SEC rules, Teck is deemed to be engaged in a “going private” transaction and is required to express its reasons for entering into the Arrangement and is required to provide certain information regarding its position as to the substantive and procedural fairness of the Arrangement to unaffiliated Unitholders. To comply with such SEC rules, Teck makes certain statements in this Circular as to, among other matters, its reasons for the Arrangement and its belief as to the fairness of the Arrangement to unaffiliated Unitholders. Teck does not believe that it has or has had any fiduciary duty to Fording or its Unitholders, including with respect to the Arrangement.

See “Special Factors — Reasons for the Arrangement from the Perspective of Teck” and “Special Factors — Position of Teck Regarding Fairness of the Arrangement”.

Fairness Opinion

The Independent Committees engaged RBC to provide a Fairness Opinion in connection with the Arrangement. Based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion (the full text of which is attached as Appendix C to this Circular), RBC was of the opinion that, as of July 28, 2008, the consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) per Unit to be received under the Arrangement was fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates). The Fairness Opinion is not a recommendation as to how the Unitholders should vote at the Meeting. The summary of the Fairness Opinion in this Circular is qualified in its entirety by the full text of the Fairness Opinion. Unitholders are urged to read the Fairness Opinion in its entirety.

See “Special Factors — Fairness Opinion” in this Circular.

Independent Valuation

The Independent Committee of Fording engaged National Bank Financial to prepare the Independent Valuation in connection with the Arrangement in accordance with MI 61-101. Based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Independent Valuation (the full text of which is attached as Appendix D to this Circular), National Bank Financial was of the opinion that, as of July 28, 2008, the fair market value of the Units was in the range of $79.00 to $99.00 per Unit. The Independent Valuation is not a recommendation as to how the Unitholders should vote at the Meeting. The summary of the Independent Valuation in this Circular is qualified in its entirety by the full text of the Independent Valuation. Unitholders are urged to read the Independent Valuation in its entirety.

See “Special Factors — Independent Valuation” in this Circular.

Interests of Trustees, Directors, Executive Officers and Others in the Arrangement

In considering the recommendations of the Independent Committees, the Trustees and the Directors with respect to the Arrangement, Unitholders should be aware that certain of the Trustees, Directors and executive officers of Fording may have interests that differ from those of Unitholders. The Independent Committees, the Trustees and the Directors are

aware of these interests and considered them along with other matters described under “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement” in this Circular, and including the following:

•	Warren S. R. Seyffert is a Trustee of Fording and Donald R. Lindsay is a Director of Fording ULC. Such individuals are also directors and, in the case of Mr. Lindsay, also President and Chief Executive Officer of Teck. In addition, David A. Thompson is a current Director who formerly served as a director, Chief Executive Officer and Deputy Chairman of Teck. See “Interest of Informed Persons in Material Arrangements” in this Circular.

•	The Trustees and Directors, including Mr. Grandin who serves as the Chief Executive Officer of Fording and Fording ULC, participate in the Joint Phantom Unit Plan with Fording. On the Effective Date, in conjunction with the Arrangement, all of the issued and outstanding Phantom Units will be deemed to have vested and each holder of Phantom Units will be deemed to have elected to redeem all Phantom Units credited to such holder’s Phantom Unit account for an amount per Phantom Unit equal to the Unit Consideration and will be paid such consideration (less any amounts withheld on account of taxes) as a result of the deemed redemption plus the Final Unitholder Distribution. See “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement” in this Circular.

Certain Effects of the Arrangement

Under the Arrangement, Unitholders and holders of Phantom Units will receive 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit or Phantom Unit. Holders of Exchange Options who do not exercise their Exchange Options will receive cash equal to the difference between the Unit Consideration plus the amount of the Final Unitholder Distribution over the Exercise Price of the Exchange Option (less any amounts withheld on account of taxes), with the cash value of the Share Consideration component of the Unit Consideration calculated using the weighted average trading price per share of the Class B Shares on the NYSE over the last 10 trading days ending on the second trading day prior to the Effective Date.

See “Special Factors — Certain Effects of the Arrangement” in this Circular.

Distribution Policy

If the Arrangement is completed, no further quarterly or other distributions with respect to the Units will be declared or paid to the Unitholders. See “Information Concerning Fording — Distribution Policy” in this Circular.

Sources of Funds for the Arrangement

Teck will be required to pay approximately US$12.4 billion in cash to fund its obligations under the Arrangement and the other transactions contemplated by the Arrangement Agreement, and will be required to issue approximately 36.8 million Class B Shares. Teck has also agreed, if necessary, to pay to Fording sufficient cash to enable Fording, when such additional cash is combined with its otherwise available cash, to make the Final Unitholder Distribution of US$3.00 per Unit. Teck expects to finance the Cash Consideration with borrowings under the Facilities and the sale prior to the Effective Date of its approximate 19.6% interest in Fording. See “The Arrangement — Sources of Funds for the Arrangement” in this Circular.

Teck has received the Debt Commitment Letter from the Lenders pursuant to which the Lenders have committed to provide to Teck an aggregate US$4 billion senior term loan facility and a US$5.81 billion senior bridge loan facility. Confirmation of the availability of the financing to be made available under the Debt Commitment Letter is a condition to the closing of the Arrangement (which must be satisfied or waived on or before the Transaction Confirmation Date). The obligation of the Lenders to provide the Debt Financing on the terms outlined in the Debt Commitment Letter is subject to a number of material conditions. Teck has represented to Fording that the funds contemplated to be received under the Facilities, together with the expected proceeds from the sale of Teck’s approximately 19.6% ownership interest in Fording and Teck’s cash on hand, will be sufficient to pay the aggregate Cash Consideration payable under the Arrangement and to make all other necessary payments to be made by it in connection with the Arrangement. See “The Arrangement-Sources of Funds for the Arrangement” in this Circular.

The Arrangement Agreement

A copy of the Arrangement Agreement is attached in its entirety as Appendix B to this Circular. You should read the Arrangement Agreement in its entirety because it contains important provisions governing the terms and conditions of the

Arrangement and the rights and obligations of Fording and Teck are governed by the express terms of the Arrangement Agreement and not by the information contained in this Circular. See “The Arrangement Agreement” in this Circular.

Mutual Conditions to the Arrangement

The implementation of the Arrangement is subject to the satisfaction of a number of conditions, some of which may only be waived by both of Fording and Teck, including:

•	the Interim Order and the Final Order each having been granted;

•	the approval of the Arrangement Resolution having been obtained;

•	the TSX and the NYSE having approved the listing of the Class B Shares to be issued under the Arrangement;

•	the Arrangement Agreement not having been terminated;

•	the Closing Regulatory Approvals having been obtained; and

•	the absence of any Law that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins either Fording or Teck from consummating the Arrangement.

See “The Arrangement Agreement — Conditions to the Arrangement” in this Circular.

Fording Conditions

The implementation of the Arrangement is subject to the satisfaction of a number of conditions, some of which may only be waived by Fording, including:

•	the representations and warranties of Teck being true and correct in all material respects;

•	the compliance by Teck in all material respects with its covenants;

•	the absence of a Teck Material Adverse Effect; and

•	on or before October 31, 2008, the provision of written evidence by Teck that it has or will be able to draw on or prior to the Effective Date the funds (other than the funds resulting from the sale of its Units) necessary to complete the Arrangement, including the execution of definitive credit agreements in respect of its planned Debt Financing.

Teck Conditions

The implementation of the Arrangement is subject to the satisfaction of a number of conditions, some of which may only be waived by Teck, including:

•	the representations and warranties of Fording being true and correct in all material respects;

•	the compliance by Fording in all material respects with its covenants;

•	the absence of a Fording Material Adverse Effect;

•	confirmation from the Lenders that the conditions precedent to the availability of Teck’s planned Debt Financing, subject to certain limited exceptions, have been satisfied or waived;

•	the Trustees not having made a Change in Recommendation;

•	Dissent Rights having been exercised in respect of no more than 5% of the Units (on a fully-diluted basis); and

•	determination by Teck that the total amount of the Residual Liabilities existing after the completion of the Arrangement, net of current assets of Fording and excluding: (a) the FX Hedge, and (b) Residual Liabilities that were not incurred in wilful violation of the Arrangement Agreement, will not exceed $475 million (if the Fording Credit Agreement will not be repaid) or $200 million (if the Fording Credit Agreement will be repaid without Fording incurring liabilities to make such repayment).

Covenants of Fording

Fording has agreed to certain covenants under the Arrangement Agreement, including customary negative and affirmative covenants relating to the operation of its business, providing reasonable and timely cooperation in connection with the arrangement of the Debt Financing, complying with certain non-solicitation obligations, not declaring, setting aside or paying any dividends or other distributions (other than the Final Unitholder Distribution of US$3.00 and other distributions contemplated by the Plan of Arrangement), suspending the distribution of Units under the Fording DRIP, cooperating with Teck and taking all commercially reasonable efforts to permit all amounts outstanding under the Fording Credit Agreement to be repaid at the Effective Time, taking all steps and doing all acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by it and the Fording Subsidiaries and using commercially reasonable efforts to satisfy the conditions precedent to its and Teck’s obligations under the Arrangement Agreement. See “The Arrangement Agreement — Fording Covenants” in this Circular.

Covenants of Teck

Teck has agreed to certain covenants under the Arrangement Agreement, including taking all commercially reasonable efforts to ensure sufficient funds in excess of those expected to be made available as part of its Debt Financing are available to finance the Arrangement, causing the Managing Partner to manage the Partnership in the ordinary course, using best efforts to satisfy, on a timely basis and in all material respects, all covenants, terms, representations and warranties and conditions in the Debt Commitment Letter that are within its control, waiving of its right of first offer with respect to certain Acquisition Proposals in certain circumstances, and treating the Fording officers in an agreed upon manner following the Effective Time. See “The Arrangement Agreement — Teck Covenants” in this Circular.

Termination of the Arrangement Agreement

Fording and Teck each have certain rights to terminate the Arrangement Agreement. The Arrangement Agreement may be terminated by mutual written consent. In addition, either Fording or Teck (and in certain circumstances, only one of them) may terminate the Arrangement Agreement if certain specified events occur. The material termination rights that effectively extend during the period from the Transaction Confirmation Date until the Effective Date are those described in the first bullet and the last four bullets listed under the heading “The Arrangement Agreement — Termination”.

See “The Arrangement Agreement — Termination” in this Circular.

Break Fee

The Arrangement Agreement provides that Fording will pay to Teck a Break Fee of US$400 million if the Arrangement Agreement is terminated in certain circumstances, including by Fording entering into an agreement with respect to a Superior Proposal or by Teck if the Trustees make a Change in Recommendation.

See “The Arrangement Agreement — Break Fee” in this Circular.

Expense Reimbursement

If the Arrangement does not receive the Requisite Level of Approval or the financing condition in favour of Teck or the condition relating to Teck demonstrating to Fording that Teck has or will be able to draw sufficient funds (other than the funds resulting from the sale of its Units) to complete the Arrangement is not satisfied or waived, Teck has agreed to reimburse Fording within three business days following receipt by Teck of evidence satisfactory to it, acting reasonably, for the expenditures incurred by Fording in connection with the Arrangement to a maximum of CDN$10 million. Further, Teck has agreed to pay all of Fording’s transaction expenses upon the closing of the Arrangement.

The Arrangement Mechanics

Exchange of Unit Certificates and Treatment of Fractional Units

A Letter of Transmittal is enclosed with this Circular for use by the Registered Unitholders for the purpose of the surrender of Unit certificates if the Registered Unitholders choose not to dispose of their Units on the TSX or the NYSE. The details for the surrender of Unit certificates to the Depositary and the addresses of the Depositary are set out in the Letter of Transmittal. The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. Provided that a Registered Unitholder has delivered and surrendered to the Depositary all Unit certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as Teck or the Depositary may reasonably require, the Registered Unitholder will be entitled to receive, and Teck will cause the Depositary to deliver, a cheque (or other form of immediately available funds) representing the cash component of the consideration to which the Registered Unitholder is entitled and a certificate representing the number of Class B Shares to which the Registered Unitholder is entitled, in each case less applicable withholding taxes. The Unit certificates which immediately prior to the Effective Time represented Units will be cancelled. As of the Effective Date, the Unit certificates will only represent the right of the Registered Unitholder to receive upon surrender the consideration payable to such holder under the Arrangement. You can request additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available at the website maintained by the Canadian Securities Administrators at www.sedar.com. See “The Arrangement — Arrangement Mechanics — Letter of Transmittal” in this Circular.

No fractional Class B Shares will be issued to Unitholders. As soon as possible following the Effective Date, the fractional interest in a Class B Share, which would otherwise be distributed to a Registered Unitholder, will be sold in the market and each such Unitholder will receive a cash payment in U.S. dollars equal to its pro rata portion of the net proceeds after expenses of all such sales, less any amounts withheld on account of taxes. See “The Arrangement — Arrangement Mechanics — Fractional Shares” in this Circular.

Payment of the Consideration

If you hold your Units through an Intermediary, then you are not required to take any action and the consideration will be delivered to your Intermediary through the procedures in place for such purposes between CDS or similar entities and such Intermediaries. If you hold your Units through an Intermediary, you should contact your Intermediary if you have questions regarding this process. In the case of Registered Unitholders, as soon as practicable after the Effective Date, assuming due delivery of the required documentation, including the applicable Unit certificates and a duly and properly completed Letter of Transmittal, Teck will cause the Depositary to forward a cheque (or other form of immediately available funds) and a certificate representing the Class B Shares to which the Registered Unitholder is entitled, in each case less applicable withholding taxes, by first class mail to the address of the Unitholder as shown on the register maintained by Computershare Investor Services Inc., unless the Unitholder indicates in the Letter of Transmittal that it wishes to pick up the cheque and the certificate representing the Class B Shares. It is anticipated that the consideration under the Arrangement will be available from the Depositary as soon as practicable, but in any event, no later than three business days following the Effective Date. Under no circumstance will interest on the consideration be paid by Teck, Fording or the Depositary by reason of any delay in paying the consideration or otherwise.

Dissenting Registered Unitholders’ Rights

The Plan of Arrangement and the Interim Order provide Registered Unitholders with Dissent Rights in connection with the Arrangement that will be available in the event that the Arrangement Resolution is approved by the Securityholders. The Dissent Rights available under the Arrangement are different than and in lieu of the dissent rights set out in the Declaration of Trust. The Dissent Rights are in many respects similar to the dissent and appraisal rights provided by Section 191 of the ABCA, however such rights are not identical. Registered Unitholders who are considering exercising their Dissent Rights should carefully review the description of such rights set forth in this Circular, as well as the Plan of Arrangement and the Interim Order. Any Registered Unitholder who properly dissents from the Arrangement Resolution in compliance with Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order, will, in the event the Arrangement becomes effective, be deemed to have received and been paid the various distributions contemplated by the Plan of Arrangement, will be deemed to have transferred his, her or its Units to Fording for cancellation and will only be entitled to be paid the fair value of their Units, and will not be entitled to any other payment or consideration, including the Final Unitholder Distribution and any other payments that would be payable under the Arrangement had such Registered Unitholder not exercised his, her or its Dissent Rights. These amounts will instead be paid to the Dissenter Trustee, and will be used to pay the fair value of the Dissenting Unitholder’s Units. The fair value may be the same as, more than or less than the value of the consideration offered under the Arrangement.

Unitholders who duly exercise their Dissent Rights will, for Canadian income tax purposes, be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Unitholder, which could result in a requirement for the Dissenting Unitholder to pay tax in respect of amounts deemed to be distributed and paid to the Dissenting Unitholder under the Arrangement, even if the fair value is less than the value of the consideration payable under the Arrangement or if the Dissenting Unitholder does not ultimately receive fair value for its Units until substantially following the completion of the Arrangement.

Despite subsection 191(5) of the ABCA, a Registered Unitholder who wishes to exercise Dissent Rights must provide to Fording (c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450-1st Street, S.W., Calgary, Alberta, T2P 5H1, Attention: Tristram Mallett), prior to 5:00 p.m. (Calgary time) on Friday, September 26, 2008, or otherwise at least two business days prior to the date of the Meeting (or any postponement(s) or adjournment(s) of the Meeting), a written objection to the Arrangement Resolution. It is important that Registered Unitholders strictly comply with this requirement, which is different from the statutory dissent provisions provided by Section 191 of the ABCA and the dissent provisions under the Declaration of Trust. A Registered Unitholder who wishes to exercise his, her or its Dissent Rights must not vote his, her or its Units at the Meeting, either by proxy or in person, in favour of the Arrangement

Resolution. A vote against the Arrangement Resolution or an abstention does not constitute a written objection for purposes of the exercise of Dissent Rights.

Only Registered Unitholders may exercise Dissent Rights. A Registered Unitholder’s failure to follow exactly the procedures set forth in the terms of the Plan of Arrangement and the Interim Order will result in the loss of Dissent Rights. Due exercise of the Dissent Rights requires that certain deadlines be observed and Fording and Teck intend to enforce such deadlines strictly. Registered Unitholders considering exercising Dissent Rights should seek the advice of their own legal counsel and tax and investment advisors and should carefully review the description of such rights set forth in this Circular, as well as the Plan of Arrangement and the Interim Order, and comply with the provisions of Section 191 of the ABCA the full text of which is set out on Appendix H to this Circular as modified by the Plan of Arrangement and the Interim Order. See “Dissenting Registered Unitholders’ Rights” in this Circular.

Court and Regulatory Approvals

Court Approval of the Arrangement and Completion of the Arrangement

The Arrangement requires Court approval under the ABCA. On August 26, 2008, prior to the mailing of this Circular, Fording obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is set forth in Appendix F to this Circular.

Subject to the requisite approval of the Arrangement Resolution by Securityholders at the Meeting in accordance with the Interim Order, the hearing in respect of the Final Order is currently scheduled to take place on September 30, 2008, at 1:15 p.m. (Calgary time) in the Court at the Calgary Courts Centre, 601-5th Street S.W., Calgary, Alberta, T2P 5P7. The Court, in hearing the motion for the Final Order, will consider, among other things, the procedural and substantive fairness of the Arrangement to the parties affected, including the Unitholders.

See “Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement” in this Circular.

If (a) the Arrangement Resolution is passed, (b) the Final Order is obtained, (c) all other conditions to closing are satisfied or waived and (d) the Pre-Closing Period is completed, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. In connection therewith, the Declaration of Trust will be amended to the extent necessary to facilitate the Arrangement as provided in the Plan of Arrangement. Fording and Teck currently expect that the Effective Date will be on or about October 30, 2008.

HSR Act

Under the HSR Act, the Transaction may not be completed until the required HSR notifications have been filed with the DOJ and the FTC, and the required waiting period has expired or been terminated. Teck and Fording, respectively, filed their Notification and Report Forms under the HSR Act with the DOJ and the FTC on August 15, 2008 and August 18, 2008 and requested early termination of the waiting period. Early termination of the waiting period was granted on September 2, 2008. Completion of the Transaction is conditional upon HSR Approval.

See “Principal Legal Matters — Principal Regulatory Matters” in this Circular.

Competition Act

The Arrangement is a Notifiable Transaction under the Competition Act, and as such, Fording and Teck must comply with the pre-merger notification provisions of the statute. To do so, on August 12, 2008, Teck requested the issuance of an ARC and a waiver of the obligation to submit a pre-merger notification. An ARC was issued on September 2, 2008.

Completion of the Transaction is, among other things, subject to the condition that (a) the Commissioner shall have issued an ARC under Section 102 of the Competition Act in connection with the Transaction or (b) the applicable waiting period under the Competition Act shall have expired or shall have been terminated or the obligation to make a pre-closing merger filing shall have been waived by the Commissioner and the Commissioner shall have advised Teck in writing that she is of the view that grounds do not exist to file an application pursuant to the merger provisions of the Competition Act in connection with the Transaction.

See “Principal Legal Matters — Principal Regulatory Matters” in this Circular.

European Commission

The Transaction is subject to pre-merger notification under the EC Merger Regulation. On August 14, 2008, Fording and Teck filed a Form CO with the EC in respect of the Transaction pursuant to the EC Merger Regulation. Completion of the Transaction is conditional upon the Transaction being cleared (or deemed cleared) by the EC. The provisional date for clearance is September 19, 2008.

See “Principal Legal Matters — Principal Regulatory Matters” in this Circular.

Canada Transportation Act

The Transaction is subject to pre-merger notification under the CTA. On August 12, 2008, the parties filed a notice with the Minister in respect of the Transaction pursuant to the Canada Transportation Act. Completion of the Transaction is conditional upon the Transaction being cleared by the Minister giving notice of his opinion that the Transaction does not raise issues with respect to the public interest or the Governor in Council approving the Transaction.

Korea Fair Trade Commission and Turkish Competition Board

The Transaction is subject to pre-merger notification filings under applicable competition laws in Korea and Turkey. The parties made a pre-merger filing with each of the KFTC and the Turkish Competition Board on August 22, 2008 and August 21, 2008, respectively. Completion of the Transaction is conditional upon approvals being issued in respect of these pre-merger filings.

See “Principal Legal Matters — Principal Regulatory Matters” in this Circular.

Certain Canadian Federal Income Tax Considerations

For a summary of certain material Canadian federal income tax consequences of the Arrangement, see “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”. Such disclosure is not intended to be legal or tax advice to any particular Unitholder. Unitholders should consult their own tax and investment advisors with respect to their circumstances.

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized under “Certain Tax Considerations for Unitholders-Certain Canadian Federal Income Tax Considerations”, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

Certain United States Federal Income Tax Considerations

The disposition of a Unit pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined under “Certain Tax Considerations for Unitholders-Certain United States Federal Income Tax Considerations”) may be subject to substantial restrictions on its ability to obtain a foreign tax credit in respect of Canadian taxes withheld in connection with the Arrangement and, a U.S. Holder may be unable to obtain a full credit with respect to such taxes for U.S. federal income tax purposes. For a summary of certain material U.S. income tax consequences of the Arrangement, see “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations” in this Circular. Such disclosure is not intended to be legal or tax advice to any particular Unitholder. Unitholders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Arrangement to them, having regard to their particular circumstances.

Risk Factors Relating to the Arrangement

There are risks associated with the completion of the Arrangement, including the following:

•	There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the price of the Units.

•	The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck as of the Transaction Confirmation Date. Such availability is subject to a number of material conditions. There can be no assurance that Teck will be able to obtain the Debt Financing contemplated by the Debt Commitment Letter, or in the event that Teck is unable to obtain the Debt Financing contemplated by the Debt Commitment Letter, it will be able to obtain alternative debt financing commitments in replacement thereof.

•	The Arrangement Agreement may be terminated by Fording or Teck in certain circumstances, including after the Transaction Confirmation Date.

•	A liquid market for the Units may not exist during the Pre-Closing Period.

•	If the Arrangement is not completed, the application of the SIFT Rules may have a material and adverse impact on Fording.

•	The value of the cash portion of the consideration payable under the Arrangement will fluctuate depending on exchange rate fluctuations for Unitholders whose primary currency is not the US dollar. In addition, under the Arrangement, Unitholders will receive Class B Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, the Class B Shares issuable under the Arrangement may have a market value lower than expected.

•	As a result of the issuance of Class B Shares in connection with the Arrangement and the dual class share structure of Teck, the Unitholders’ voting interests in Teck will be significantly diluted, relative to their current proportional voting interest in Fording.

See “Cautionary Statement Regarding Forward-Looking Statements”, “Risk Factors Relating to the Arrangement”, “Information Concerning Fording-Risk Factors Relating to Fording” and “Information Concerning Teck-Risk Factors Relating to Teck” in this Circular.

In addition, investment in a natural resource issuer involves a significant degree of risk. Fording and Teck are subject to a number of risks in the operation of their businesses. Securityholders should carefully review the risk factors set forth under the heading “Information Concerning Fording — Risk Factors Relating to Fording” and “Information Concerning Teck — Risk Factors Relating to Teck” in this Circular, “Risk Factors” in Fording’s Annual Information Form dated March 17, 2008, “Key Risks and Uncertainties” in Fording’s Management’s Discussion and Analysis for Fording as at and for the year ended December 31, 2007 and “Description of the Business-Risk Factors” in Teck’s Annual Information Form dated March 19, 2008, which describe the material risks faced by Fording and Teck.

SPECIAL FACTORS

Background to the Arrangement

The provisions of the Arrangement Agreement are the result of negotiations conducted between representatives of Fording, the Independent Committees, Teck and their respective advisors. The following is a summary of the principal events leading up to the negotiation of the Arrangement Agreement and the meetings, negotiations, discussions and actions between the parties that preceded the public announcement of the Arrangement and execution of the Arrangement Agreement.

On June 8, 2007, Mr. Donald Lindsay, President and Chief Executive Officer of Teck, contacted Mr. Michael Grandin, Chairman of Fording and Fording ULC, and advised that Teck would be interested in discussing with Fording a possible transaction whereby Teck would acquire from Fording its indirect 60% interest in the Partnership. On June 9, 2007, Mr. Grandin contacted the independent Trustees and Directors to advise them of the substance of his discussions with Mr. Lindsay. As a result of his discussions with Mr. Lindsay and his subsequent discussions with the independent Trustees and Directors, Mr. Grandin determined that it was advisable to constitute an independent committee of each of Fording and Fording ULC and to engage external advisors to work with those committees. Following his call with Mr. Lindsay and his determination to establish the Independent Committees, Mr. Grandin spoke to Messrs. Mahler, Parrett, Pether, Valentine and Zaozirny, being those Trustees that were independent of Teck, as well as to Ms. Farrell and Messrs. Mahler, Parrett, O’Neil and Prillaman, being those Directors that were independent of Teck, to update them on his discussions and intentions and to schedule a meeting of the independent Trustees and independent Directors for June 12, 2007. Mr. Grandin then confirmed Osler’s mandate as counsel to the Independent Committees and retained RBC to provide financial advice to the Independent Committees. Mr. Grandin felt it desirable to establish committees of the Trustees and the Directors that were independent from Teck in order to evaluate any proposal that might be received from Teck as well as to examine alternative courses of action.

On June 12, 2007, all of the Trustees, other than Warren S.R. Seyffert (Mr. Seyffert being an appointee of Teck), and all of the Directors, other than Donald Lindsay and David Thompson (Mr. Lindsay being an appointee of Teck and Mr. Thompson being a former director and officer of Teck), met and constituted themselves, in the case of the Trustees, as an Independent Committee of the Trustees of Fording and in the case of the Directors as an Independent Committee of the Directors of Fording ULC, in each case with a mandate to review any proposal that might be received from Teck as well as to examine other strategic options that might be available to Fording and/or to Fording ULC. At that initial meeting, the Independent Committees received advice from Osler regarding the duties of the Trustees and Directors in relation to any proposal that might be received from Teck. RBC advised the Independent Committees that because Teck was already a significant Unitholder of Fording and its affiliate was the managing partner of the Partnership, it was well positioned to acquire either the remainder of the Units that it did not already own or the assets of Fording. After receiving advice from its external legal and financial advisors, the Independent Committees determined to communicate to Teck that they would be prepared to review and consider a proposal should Teck be interested in making one.

On June 13, 2007, Mr. Grandin contacted Mr. Lindsay to advise him of the decision of the Independent Committees.

On June 20, 2007, following regularly scheduled meetings of the Trustees and Directors, Mr. Lindsay met with representatives of the Independent Committees and described in general terms, the form of proposal that might be received from Teck. In this regard, Mr. Lindsay advised that Teck might be prepared to discuss a friendly, negotiated transaction whereby Teck would acquire Fording’s 60% interest in the Partnership by purchasing the Royalty and Fording LP. In that discussion, Mr. Lindsay advised Mr. Grandin that Ontario Teachers’ Pension Plan Board, then Fording’s largest Unitholder, had provided some level of assurance to Teck that it would support such a transaction.

After describing, in very general terms, the form of proposal that Teck might be prepared to make, Mr. Lindsay left the meeting and representatives of Osler and RBC joined the meeting.

The Independent Committees received preliminary advice from Osler regarding the tax consequences to certain types of Unitholders resulting from such a transaction. The Independent Committees also received preliminary advice from RBC with respect to the financial implications to Unitholders under different scenarios. The Independent Committees then discussed the outlook for the price of metallurgical coal in order to assess the viability of maintaining Fording’s current business model as compared to other alternatives that might be available to it. Discussion then ensued regarding Fording’s taxable status commencing in 2011 and the effect such status would have on distributions and the trading price of the Units. The Independent Committees then sought RBC’s view as to whether there might be other potential purchasers for the Units or the assets of Fording. RBC expressed the view that given the long lived nature of Fording’s assets and the generally high quality of the metallurgical coal produced by the Partnership, there were potentially other parties that would be interested in pursuing a transaction with Fording. However, RBC cautioned that the fact that Fording was not the operator of the Partnership and could not take in kind the coal it produced, might be an issue for some parties. Osler cautioned that the ability to complete a sale of Fording’s assets to a party other than Teck would be subject to the rights of first offer enjoyed by Teck under the Teck Agreement and the EVCP Partnership Agreement.

On June 21, 2007, in a letter addressed to Mr. Grandin, Teck communicated its preliminary, non-binding expression of interest to Fording (the “Preliminary Expression of Interest”). The Preliminary Expression of Interest contemplated a transaction whereby Teck would purchase for cash, all of the assets of Fording (consisting principally of the Royalty and Fording’s interest in Fording LP), whereafter the Units would be redeemed using the proceeds of such sale. Teck advised that subject to equity market conditions and completion of further analysis, it might be prepared to offer consideration equivalent to CDN$38 per outstanding Unit. The offer consideration represented a premium of 20.8% based on the weighted average trading price of the Units on the TSX for the 20 trading days ending on the day prior to receipt of the Preliminary Expression of Interest. On June 21, 2007, the closing price of the Units on the TSX was $34.09. Teck advised that any offer that it might be prepared to make in this regard would not be subject to a financing condition but would be subject to other conditions customary in transactions of this type. Teck also indicated that were it to proceed, it would be seeking a “robust” non-solicitation covenant, a right to match and a break fee. On that same day, Mr. Grandin contacted the other members of the Independent Committees to advise them of the contents of the letter.

On June 26, 2007, the Independent Committees met again. Representatives from Osler and RBC attended the meeting. The principal purpose of the meeting was to consider the Preliminary Expression of Interest that had been received from Teck. The Independent Committees considered the Preliminary Expression of Interest in detail. Representatives of Osler provided the Independent Committees with an overview of the tax consequences to certain groups of Unitholders, such as taxable Canadian Unitholders and non-resident Unitholders, resulting from the transaction contemplated by the Preliminary Expression of Interest. The Independent Committees received advice from RBC regarding the implied premium contemplated by the Preliminary Expression of Interest. RBC also provided a range of premia in other Canadian transactions. RBC then updated its advice on possible financial implications to Unitholders under different scenarios and provided RBC’s coal price forecast as well as the views of other industry analysts. Lastly, RBC provided to the Independent Committees a list of parties that could potentially be interested in a transaction with Fording. After receiving the advice of its external advisors and after extensive discussion, the Independent Committees determined that the transaction contemplated by the Preliminary Expression of Interest would not yield sufficient value for the Unitholders and felt that the value gap was sufficiently large that no further discussion of such proposal was warranted. The Independent Committees directed that a written response setting out their position be prepared. The Independent Committees then considered their preparedness to evaluate and respond to any further proposals that might be received for Fording or its assets. Following those discussions, the Independent Committees resolved to engage in certain activities intended to improve their ability to evaluate and respond to any further proposals that might be received and directed that a data room be prepared.

On June 28, 2007, the Independent Committees met again. Representatives from Osler and RBC attended the meeting. The principal purpose of the meeting was to consider the draft response to Teck that had been prepared for review by the Independent Committees. After much discussion, the Independent Committees approved a form of letter to be delivered to Teck in response to its Preliminary Expression of Interest. The response stated that the Independent Committees did not find the Preliminary Expression of Interest compelling and were not prepared to engage in further discussions regarding such proposal. The letter concluded by advising that the Independent Committees were engaging in certain M&A preparedness activities and would shortly be requesting information and documents from the Partnership in that regard. The Independent Committees then received an update from Osler and RBC regarding the M&A preparedness activities undertaken since the previous meeting. Discussion then ensued regarding the level of preparedness that should be achieved following which the Independent Committees determined that it was important to develop a better understanding in terms of the interest level of other parties in pursing a transaction in order to be better informed as to the options available to Fording should Teck make a further proposal. Accordingly, RBC was directed to discreetly contact a limited number of parties to determine their interest in a transaction involving the Units or the assets of Fording. Such parties, which had been identified by RBC as those likely having the greatest interest in pursuing a transaction with Fording, included both international mining companies as well as steel producers.

The Independent Committees’ written response to the Preliminary Expression of Interest was delivered to Teck following the conclusion of the June 28th meeting and on June 29, 2007 Mr. Grandin and Mr. Lindsay spoke to discuss the Independent Committees’ response to the Preliminary Expression of Interest.

The Independent Committees met again on July 10, 2007. Representatives from Osler and RBC also attended the meeting. Mr. Grandin commenced the meeting by summarizing for the other members of the Independent Committees his discussions with Mr. Lindsay following the receipt by Teck of the Independent Committees’ response to its Preliminary Expression of Interest. The Independent Committees then received information from RBC regarding RBC’s discussions with the potentially interested parties that had been authorized at the previous meeting.

On July 18, 2007, Mr. Grandin contacted Mr. Brian Gibson of the Ontario Teachers’ Pension Plan Board to discuss its support of the transaction contemplated by the Preliminary Expression of Interest. In that discussion Mr. Gibson advised Mr. Grandin that while Ontario Teachers’ Pension Plan Board had provided some assurance to Teck that it would support the transaction contemplated by the Preliminary Expression of Interest, Ontario Teachers’ Pension Plan Board was also open to considering other transactions if they delivered superior value.

On July 19, 2007, Mr. Grandin contacted the other members of the Independent Committees to summarize for them his discussions with Mr. Gibson.

The Independent Committees met again on July 30, 2007. Representatives of Osler and RBC were also in attendance. The Independent Committees received a presentation from Osler with respect to the duties of the Independent Committees in connection with a taxable transaction, as well as the potential need for a formal valuation under applicable securities laws in the event that a transaction was pursued with Teck. Following that presentation, the Independent Committees received a joint recommendation from Osler and RBC as to certain further work that should be undertaken at that time such as completion of the virtual data room, preparation of a form of confidentiality agreement, completion of the preliminary market check being undertaken by RBC, and the preparation of a list of suitable independent valuators. In addition, RBC recommended that Mr. Grandin meet personally with representatives of five of the parties that had previously been contacted by RBC. The purpose of these meetings would be for Mr. Grandin to introduce himself and Fording to such organizations and discuss areas of mutual interest, but not to discuss the possibility or particulars of any potential transaction. The Independent Committees directed that all of these activities be undertaken and further directed that RBC continue to monitor the long term outlook for coal prices, the value of the Canadian dollar relative to the US dollar and the overall robustness of the M&A market.

On September 7, September 10 and September 11, 2007, Mr. Grandin met in person with five of the potentially interested parties that had been identified by RBC, in the manner that had been authorized at the July 30, 2007 meeting of the Independent Committees, at locations in the United States, Canada and the United Kingdom.

The Independent Committees met again on September 14, 2007. Representatives from Osler and RBC also attended the meeting. Mr. Grandin reported on his meetings on September 7, September 10 and September 11, 2007 with the five potentially interested parties. The Independent Committees received a report from RBC regarding further discussions between RBC and potentially interested parties. In particular, RBC highlighted for the Independent Committees various challenges associated with a transaction involving the Units or Fording’s assets with a party other than Teck. In this regard, RBC reported that some potentially interested parties had expressed concern that Fording did not enjoy operatorship of the Partnership nor could it directly access the coal the Partnership produced. Further, a transaction with a party other than Teck involving a sale of the assets of Fording would give rise to a right of first offer in favour of Teck under the EVCP Partnership Agreement and the Teck Agreement. While Osler expressed the view that this could potentially be manageable, it was acknowledged that it would create a significant delay and an element of uncertainty. Osler then updated the Independent Committees regarding its analysis of the expected tax consequences resulting from a sale of Fording’s assets to either Teck or another party. The Independent Committees also discussed the possibility of approaching Teck to determine its interest in selling its interest in the Partnership. RBC advised the Independent Committees that Teck was unlikely to be receptive to such an offer given Teck’s public statements regarding its desire to increase its exposure to coal and certain other non-LME traded commodities, but that such an approach to Teck may be appropriate at a later date depending upon the form and content of further approaches from Teck or, possibly, third parties.

On September 24, 2007, Teck announced that it had, through Teck Metals, acquired a further 16.65 million Units representing approximately 11.25% of all of the issued and outstanding Units, for cash consideration of approximately $600 million or CDN$36.00 per Unit, pursuant to a private agreement with a subsidiary of Ontario Teachers’ Pension Plan

Board. The press release also described provisions in the private agreement that would require Teck to make a further payment to Ontario Teachers’ Pension Plan Board in the event that prior to July 31, 2008, Teck or any of its affiliates made or commenced an offer or announced an intention to acquire more than 50% of the outstanding Units and completed such a transaction, or sold Units, in either case, at a price in excess of CDN$36 per Unit (referred to in this Circular as the “Top-Up Arrangements”). Following such acquisition, Teck held directly and indirectly 29,507,142 Units or approximately 19.95% of the Units then outstanding.

On September 27, 2007, Teck and Teck Metals filed a Schedule 13D with the SEC with respect to Teck Metals’ acquisition of 16.65 million Units from a subsidiary of Ontario Teachers’ Pension Plan Board.

Subsequent to the issuance of the press release describing Teck’s acquisition of a further 16.65 million Units, Mr. Lindsay contacted Mr. Grandin on September 27, 2007 to advise him as to why Teck had elected to increase the number of Units that it held at that time. In particular, Mr. Lindsay advised that through its direct interest in the Partnership and through its indirect interest in the Partnership through its ownership of Units, it now held a greater than 50% direct and indirect interest in the Partnership which Mr. Lindsay said would be helpful in discharging its duties as managing partner.

On October 5, 2007, the Independent Committees met again. Representatives from Osler and RBC attended the meeting. Osler provided the Independent Committees with an overview of the agreement pursuant to which Teck acquired a further 16.65 million Units from a subsidiary of Ontario Teachers’ Pension Plan Board. RBC noted that Teck’s increased ownership position would make it more difficult to conclude a transaction with another party in circumstances where such transaction required approval by a special resolution of Unitholders. RBC then provided the Independent Committees with updated information with respect to coal price estimates and US$/CDN$ exchange rates. Mr. Grandin summarized for the Independent Committees his recent discussions with Mr. Lindsay.

The Independent Committees met again on October 29, 2007. Representatives from Osler and RBC were in attendance. The Independent Committees received a presentation from RBC with respect to strategic alternatives available to them. A wide range of alternatives were discussed including maintaining the status quo, pursuing a transaction with Teck or another party, purchasing Teck’s interest in the Partnership or undertaking some form of recapitalization. After extensive discussion, it was concluded that certain options, such as a recapitalization or a purchase of Teck’s interest in the Partnership, were unavailable in the circumstances. Issues associated with other of the options were also discussed. Following extensive discussions, the Independent Committees resolved to continue, on a private basis, a confidential solicitation of interest from a limited number of parties while giving further consideration to a more public “auction” process. In this regard, RBC advised that the five parties that Mr. Grandin had previously met with and five of the other parties that RBC had contacted previously, should be approached again. After some discussion on the point, RBC was directed by the Independent Committees to contact all such parties again to determine their interest in a possible transaction with Fording.

Following completion of the October 29, 2007 meeting, RBC contacted the 10 parties in the manner that the Independent Committees had directed at that meeting.

On November 2, 2007, the Trustees and the Directors met to receive the recommendation of the Independent Committees. Mr. Grandin reported on the circumstances giving rise to the original formation of the Independent Committees and the retention of Osler and RBC. In particular, Mr. Grandin advised the Trustees and the Directors that the Independent Committees had met on numerous occasions since their formation in June of 2007. In summarizing the work undertaken to date, Mr. Grandin advised the Trustees and Directors that while the Preliminary Expression of Interest from Teck that gave rise to the creation of the Independent Committees was not sufficiently attractive to merit further discussion, it did result in a determination by the Independent Committees to undertake further work so as to improve their ability to evaluate and respond to any further proposal that might be received from Teck or from another party. It was for this reason that the Independent Committees directed RBC to approach, on a confidential basis, a limited number of parties to determine their interest in a possible transaction with Fording. Mr. Grandin then advised the Trustees and Directors that the Independent Committees were recommending that their mandates be extended to authorize them to:

•	continue the confidential process to determine whether there are entities, including Teck, that might have an interest in acquiring all or a portion of Fording or its assets;

•	review and consider the terms of any solicited or unsolicited proposals that might be received;

•	negotiate the terms of any such transaction, if deemed appropriate;

•	recommend to the Trustees and Directors a transaction, if any, that the Independent Committees determined to be in the best interest of Unitholders; and

•	engage any and all advisors that the Independent Committees deem necessary to accomplish the above.

Mr. Grandin concluded his presentation by reminding the Trustees and Directors that the Independent Committees were not, at that time, recommending the sale of Fording or its assets but rather that Fording continue its confidential process to improve the ability of the Independent Committees to evaluate and respond, in a timely manner, to any proposals that might be received, as well as to consider other strategic alternatives that might be available to Fording including maintaining Fording’s current business model.

The Independent Committees met again on November 2, 2007 following completion of the meeting of the Trustees and Directors. Representatives from Osler attended the meeting. The Independent Committees considered the engagement agreement that had been proposed by RBC, discussed the need to ensure a robust market canvas, and authorized Mr. Grandin in his capacity as Chairman of the Independent Committees to finalize and execute the engagement letter on behalf of the Independent Committees. The Independent Committees also discussed the form of a proposed confidentiality agreement to be entered into by potentially interested parties prior to allowing them access to the virtual data room that had been established. The Independent Committees also resolved to hire Mr. John Lute of Lute & Co. as a communications consultant. The Independent Committees then authorized Mr. Grandin to finalize the engagement agreement with Lute & Co. on their behalf. Representatives of Osler then provided the Independent Committees with an oral presentation with respect to avoiding potential issues of conflict faced by certain officers of Fording and of Fording ULC other than Mr. Grandin.

The Independent Committees met again on November 23, 2007. Representatives from Osler and RBC also attended the meeting. Mr. Grandin reported that the terms of RBC’s engagement agreement had been finalized and that the engagement letter had been executed. Mr. Grandin also advised that John Lute had been retained as communications consultant to the Independent Committees. RBC advised that confidentiality agreements had been distributed to several potentially interested parties, and provided updated information with respect to RBC’s discussions with such parties. RBC commented that all parties who had been contacted had expressed interest in either (i) receiving publicly available information in order to consider if they would like to proceed further, or (ii) had immediately requested a confidentiality agreement. RBC also commented that the parties contacted indicated that they understood that Fording held a royalty interest and did not have operating rights or access to the coal produced by the Partnership and that, although not the preferred structure for the bidders, that it would not necessarily prevent them from submitting an offer. RBC cautioned that it was not unusual at an early stage in the process for bidders to profess an ability to abide by key structuring terms until they had been afforded the opportunity to conduct due diligence and that bidders could change their point of view following due diligence. RBC then recommended that certain additional parties be contacted to determine their interest in potentially pursuing a transaction with Fording. After some discussions, the Independent Committees determined to authorize RBC to make such further contacts.

Following completion of the November 23, 2007 meeting, RBC contacted the additional parties in the manner that the Independent Committees had directed at that meeting.

The Independent Committees met again on December 3, 2007. Representatives from Osler and RBC attended the meeting. RBC provided the Independent Committees with further information with respect to RBC’s discussions with potentially interested parties. RBC commented that all likely potential bidders had been contacted and that the negotiation of confidentiality agreements was underway and proceeding in the normal course. RBC also noted that the unsolicited take-over bid made by BHP Billiton Plc for Rio Tinto Plc was causing a level of distraction for certain potential purchasers as they considered the market implications of such a merger. RBC also provided an update on its view of long-term coal prices and US$/CDN$ exchange rates as well as the views of other industry analysts. The Independent Committees again discussed alternatives available to Fording and considered, among other things, the prospects for increasing coal production through expansion of existing mines or development of new mines. Issues relating to existing rail and port constraints and the limitations such constraints imposed upon expansion plans were also discussed.

On December 5, 2007, at the request of Mr. Grandin in his capacity as Chairman of the Independent Committees, Fording issued a press release describing the formation of the Independent Committees and their mandate. The press release also advised that RBC had been engaged by the Independent Committees to assist them in their work. The Independent Committees determined that it was advisable to issue a public release at that time for a number of reasons.

First, the Independent Committees felt that contacting additional potentially interested parties would significantly increase the chances of a leak in the public markets. Second, making a public announcement of the process commenced by the Independent Committees would permit Fording to make an internal communication to its officers and employees. Third, publicly announcing the Independent Committees’ process would assist RBC in identifying additional potentially interested parties.

Following the issuance of the press release announcing the formation of the Independent Committees and their mandate by Fording on December 5, 2007, a limited number of parties that had not been approached previously by RBC, contacted RBC to express their interest in participating in the process.

The Independent Committees met again on January 15, 2008. Representatives from Osler and RBC attended the meeting. At that meeting, RBC advised that 15 parties had signed confidentiality agreements and expressed a high level of interest. The Independent Committees received advice from RBC regarding milestones for the process going forward. It was originally anticipated that the initial bid date would be late January, however, RBC advised that the deadline should be extended in order to capture the value of the rapidly increasing industry forecasts for metallurgical coal prices. After considerable discussion, the Independent Committees determined to call for indicative first round offers in the last week of February.

The Independent Committees met again on March 4, 2008. Representatives from Osler and RBC attended the meeting. RBC provided the Trustees with an overview of the comprehensive process that had been undertaken to date to identify potentially interested parties and its status. 21 potentially interested parties were contacted, 15 of which signed confidentiality agreements and undertook some level of due diligence. Such confidentiality agreements permit the signatories to make a superior proposal to Fording in the event of a transaction such as the Arrangement. Ultimately, however, non-binding indications of interest were received from only two parties. Each such party had, in its initial expression of interest, contemplated an acquisition of all of the outstanding Units. One party proposed a purchase price of $45.00 per Unit while the other party proposed a purchase price of $59.00 per Unit. On the date that the preliminary indications of interest were received, the closing price of the Units on the TSX was $49.00 and the weighted average trading price in respect of the 20 days preceding such date was $47.00. Neither indication of interest contemplated a financing condition. Both parties indicated that further due diligence would be required including site visits and management presentations. One of the parties indicated to RBC that it was potentially interested in an asset purchase transaction but expressed some reservation about the right of first offer enjoyed by Teck and the tax consequences of such a transaction. The other party indicated that it would not be able to provide a definitive offer until it had an opportunity to meet with Teck. The Independent Committees determined to permit both parties to undertake further due diligence and conduct site visits. The Independent Committees then received an update from RBC on coal prices and US$/CDN$ exchange rates including the estimates of various analysts as well as non-dealer sources.

Following the March 4, 2008 meeting, the two parties that had submitted expressions of interest conducted significant additional due diligence, made site visits and received management presentations led by Mr. Grandin and Mr. Boyd Payne, President of Fording. One of the parties undertook further due diligence regarding the viability of an asset purchase transaction which included, among other things, retaining an internationally recognized accounting firm and conducting extensive discussions with Osler. During this period, RBC was in frequent communication with both interested parties. In the course of these discussions, RBC advised both parties that the Independent Committees would not support any offer that was at a price below the prevailing market price of the Units. During these discussions, both parties indicated that in order to pay a premium to the market price for the Units at that time, they would have to be able to utilize, in whole or in part, the tax pools that existed at the Partnership level which could only be achieved in the context of an asset purchase transaction. Further, both parties expressed the view that they would need to be able to speak with Teck and possibly obtain some level of support, and an agreement on some level that would permit the party to directly access the coal produced by the Partnership, prior to coming forward with any definitive proposal. Further, in early June, 2008, one party verbally communicated to RBC that it would not be in a position to put forward an offer at current market prices (which at the time was approximately $75) and therefore it was highly unlikely that they would submit a final offer. Based on numerous discussions with RBC and Osler, Mr. Grandin formed the view that it was unlikely that either party would propose a transaction for the Units at a premium to market and that a premium to market could only be obtained pursuant to an asset purchase transaction. Mr. Grandin further concluded that it was unlikely that an asset transaction could be consummated without the support of Teck given Teck’s role as operator of the Partnership and its right of first offer contained in the EVCP Partnership Agreement and in the Teck Agreement. Further, given the Top-Up Arrangements between Teck and Ontario Teachers’ Pension Plan Board, RBC advised that Teck would be unlikely to agree to support any form of transaction prior to the expiry of those arrangements. Mr. Grandin spoke with various members of the Independent Committees and the decision was made not to call for final offers from the two parties that had submitted initial indications of interest at that time and to suspend the process until such time as Teck’s obligations under the Top-Up Arrangements had expired.

In early June 2008, RBC communicated the decision of the Independent Committees to both parties that had submitted non-binding, indicative expressions of interest.

On June 4, 2008, one of the parties that had submitted a preliminary indication of interest advised RBC that it would not be submitting a formal offer at that time but retained some interest in exploring a potential transaction involving Fording in the future.

On June 20, 2008, Teck and Teck Metals filed Amendment No. 1 to the Schedule 13D filed by Teck and Teck Metals on September 27, 2007. The purpose of the amendment was to update the original filing by, among other things, disclosing that Teck was considering and evaluating all of its alternatives with respect to its investment in, and intentions with respect to, Fording and was in contact with Fording and its financial advisors.

On June 25, 2008, there was a regularly scheduled meeting of the Trustees and Directors. At that meeting, Mr. Lindsay advised the other Directors and the Trustees that in light of the then-current market price of the Units, which closed on the Toronto Stock Exchange on June 24, 2008 at $93.42, Teck had determined not to take any further action with respect to a possible transaction with Fording at that time; however, Teck continued to be interested in simplifying the Partnership structure.

Following completion of the regularly scheduled Trustees and Directors meetings held on June 25, 2008, the Independent Committees met to discuss the status of the strategic review process and considered again certain of the alternatives that might be available to Fording. In addition, the Independent Committees discussed Mr. Lindsay’s comments at the previous meeting.

In late June and early July of 2008, there were a number of calls between Mr. Grandin and Mr. Lindsay as well as between RBC and CIBC World Markets (“CIBC”), financial advisor to Teck. On July 3, 2008, representatives of CIBC and RBC met to discuss whether the Independent Committees would be prepared to consider a further proposal from Teck. Thereafter, Mr. Lindsay communicated to Mr. Grandin that Teck had undertaken preliminary discussions with Ontario Teachers’ Pension Plan Board with respect to the potential to amend the Top-Up Arrangements and Mr. Lindsay believed that Teck was currently in a position to pursue a transaction with Fording. In further discussions, Mr. Lindsay communicated to Mr. Grandin that Teck was in the process of arranging a financing package in order to be in a position to make a further proposal. In separate discussions between Mr. Lindsay and Mr. Gordon Bell of RBC held on July 7, July 8 and July 11, 2008, Mr. Lindsay indicated that he was prepared to pay a premium to the market price. Although there was no agreement as to what an appropriate premium would be, both Mr. Bell and Mr. Lindsay agreed that any price that Teck might propose would have to be attractive to Unitholders, in an amount that could be supported by the Directors and Trustees and at a level and on such other terms as would allow RBC to deliver a fairness opinion. Mr. Lindsay and Mr. Bell also discussed certain procedures and logistics whereby more formal discussions between the parties could take place. Mr. Bell relayed the substance of these calls to Mr. Grandin following their completion. Mr. Grandin communicated the substance of these discussions to the members of the Independent Committees in a number of telephone calls although no formal meeting was convened to consider these developments.

On July 11, 2008, Mr. Grandin convened a conference call with RBC and Osler to discuss the process of receiving a proposal from Teck. During the course of that call, the requirement for an independent valuation for purposes of MI 61-101 was considered again and RBC made certain recommendations as to parties with the requisite qualifications and independence to provide such a valuation. Based on those discussions, it was determined to convene a meeting of the Independent Committees on July 13, 2008 for purposes of advising the Independent Committees of further recent developments as well as to consider whether preparations for an independent valuation should be commenced at that time.

On July 13, 2008, the Independent Committees met. Representatives of Osler and RBC attended the meeting. RBC summarized for the meeting the process undertaken to date and the various strategic alternatives that were then under consideration as well as the proposals that had been received to date. In this regard, RBC summarized the considerations of the Independent Committees when evaluating the following options: maintaining Fording’s current business model; acquiring another trust or other business; acquiring Teck’s interest in the Partnership; or selling Fording or its assets to a third party. Mr. Grandin reported on his discussions with Mr. Lindsay and indicated that Teck was contemplating an asset purchase transaction whereby it would acquire the Royalty as well as Fording’s interest in Fording LP. Mr. Grandin advised that Mr. Lindsay had said that Teck was only prepared to pursue a negotiated transaction that was fully supported by the Trustees and Directors. The Independent Committees then extensively considered the expected tax implications of such a transaction. Osler advised that taxable Canadian Unitholders who held their Units as capital property should be able to obtain capital treatment in the event that they sold their Units in the public markets prior to completion of a transaction and that most non-residents would generally not be subject to Canadian taxation on a sale of Units in the public markets. RBC then provided its view that there would be sufficient liquidity in the public markets to enable Unitholders wishing to sell their Units prior to the completion of any such transaction in order to obtain capital gains treatment, to do so at a small discount to any per Unit price that might be offered by Teck. The Independent Committees then received RBC’s advice as to which investment banks, not already engaged by parties that had participated in the sale process, had the appropriate experience to prepare an independent valuation of Fording. RBC also advised the Independent Committees that Teck had agreed to pay the costs associated with obtaining an independent valuation. The Independent Committees then resolved to retain a qualified investment bank to undertake an independent valuation at the appropriate time and directed Mr. Grandin to make the final selection and negotiate a retainer letter. The Independent Committees also directed RBC to communicate to Teck that their decision to commission an independent valuation was motivated principally by a desire to obtain greater clarity as to the value of the Units, and did not reflect their determination to proceed with a transaction with Teck. The Independent Committees also discussed at length whether Teck should be required to enter into a confidentiality and standstill agreement as a pre-condition to making a further proposal.

Following the July 13, 2008 meeting, National Bank Financial was retained to prepare an independent valuation. National Bank Financial was selected based in part on its experience in the resource sector as well as in reliance on representations made by National Bank Financial regarding its independence from Teck and Ontario Teachers’ Pension Plan Board. National Bank Financial advised Mr. Grandin that it would be in a position to provide its preliminary views on July 24, 2008 if required by the Independent Committees.

In mid-July, RBC advised Mr. Grandin that an affiliate of RBC had been invited to participate in the syndicate of banks being formed to lend monies to Teck to facilitate a transaction with Fording. RBC stated that a separate RBC team would participate in the debt financing and that appropriate information barriers and ethical walls would be put in place to protect Fording’s confidential information. RBC advised Mr. Grandin that Teck had expressed the view that given the anticipated amounts it would have to borrow, Teck’s ability to make a fair offer to the Unitholders would be substantially strengthened if RBC was a member of the syndicate. Based on RBC’s representations, and following discussions with other members of the Independent Committees, Mr. Grandin consented to the affiliate of RBC’s participation in such syndicate. On July 15, 2008, Mr. Grandin advised Mr. Lindsay in an email that Mr. Grandin had advised the Independent Committees that the affiliate of RBC would be invited into Teck’s banking syndicate being formed in connection with a possible transaction with Fording.

On Friday, July 18, 2008, Osler provided to Teck, as well as to Stikeman Elliott, counsel to Teck, a preliminary draft of the arrangement agreement that would record the agreement of the parties with respect to a transaction in the event any such agreement was reached.

The Independent Committees met on July 24, 2008. Representatives from Osler and RBC attended the meeting. Mr. Grandin provided a summary of his recent discussions with Mr. Lindsay wherein Mr. Grandin communicated that National Bank Financial had been retained to undertake preparatory work for an independent valuation. RBC then advised the Independent Committees of certain material developments that had come to light following their discussions with CIBC. In particular, RBC advised that any proposal that might be received from Teck would likely include, as part of the offered consideration, a certain percentage of Class B Shares. Osler advised on the legal and logistical issues associated with introducing Class B Shares as part of the consideration offered to Unitholders. RBC then commented on the market and financial implications resulting from Teck’s decision to offer share consideration as part of any offer it might make. Osler advised on its discussions with Stikeman Elliott. Osler also summarized potential areas of negotiation between Fording and Teck arising out of its discussions with Stikeman Elliott regarding the provisions of the proposed Arrangement Agreement. RBC then reviewed the status of its market canvas. In particular, RBC provided its view as to the likelihood as to whether any of the parties that had participated in the process, including the two parties that had submitted preliminary indications of interest, or any other parties, would be interested in a potential transaction given the current trading price of the Units in the market. In this regard RBC advised that given the current trading price of the Units, it was highly unlikely that any other parties would come forward with an offer that was superior to the premium to market offer that Teck was contemplating, absent an ability to gain direct access to the coal produced by the Partnership. After further extensive discussions, the Independent Committees determined to receive National Bank Financial’s preliminary views.

Representatives of National Bank Financial then joined the meeting and summarized for the Independent Committees the work that had been undertaken to date as well as the additional work that would be required in order to complete their independent valuation. National Bank Financial cautioned that completion of the additional work could result in changes to its preliminary view, although its expectation was that such changes would be minor. Based on the preliminary work that had then been completed and subject to the caution noted above, National Bank Financial expressed its view that the fair market value of the Units was between CDN$79.00 to CDN$97.00. National Bank Financial also reviewed published information on future coal prices and its analysis of that information. It then expressed its preliminary view of long term coal prices and US$/CDN$ exchange rates. Representatives of National Bank Financial then left the meeting. At that point, RBC reviewed with the Independent Committees the results of its preliminary analysis that would support its view on fairness should a fairness opinion be sought, including its analysis of coal prices and foreign exchange rates.

Following receipt of the presentation from National Bank Financial and RBC, the Independent Committees directed Mr. Grandin to communicate to Teck that they would be prepared to consider a proposal. However, Mr. Grandin, RBC and Osler were instructed to communicate to Teck and their advisors that a confidentiality and standstill agreement would be required in order to proceed with the negotiation of a transaction. Following the meeting, the views of the Independent Committees were communicated to Teck and its advisors by, respectively, Mr. Grandin and RBC. Teck and its advisors were not advised of National Bank Financial’s preliminary view of the fair market value of the Units.

On July 25, 2008, the Independent Committees met. Representatives of Osler and RBC attended the meeting. The purpose of the meeting was to consider an indicative and non-binding proposal that had been received from Teck just prior to the meeting pursuant to which Teck had offered to purchase the assets of Fording for aggregate consideration of US$87.00 per Unit, consisting of US$77.00 in cash and 0.245 of a Class B Share, payment of Fording’s transaction costs and assumption of its other liabilities. The proposal was subject to Fording suspending distributions until completion of the transaction and that Fording’s transaction costs and other liabilities not exceed $410 million in the aggregate. The proposal contemplated that it would be a condition in favour of Teck that the financing from its lenders be available at closing. There was then extensive discussion regarding Teck’s proposal and in particular, the overall value of the offer, the fact that it required the suspension of distributions otherwise payable to Unitholders, the fact that the cash consideration was proposed to be paid in US dollars, the fact that a portion of the consideration was in the form of Class B Shares and the fact that the proposal was subject to financing. The Independent Committees then considered what an appropriate counter offer might be and received advice from RBC in that regard. There was also extensive discussion as to whether Unitholders would be better served by having Fording continue with its current business model as opposed to selling the Units or the assets of Fording at that time. In this regard, RBC and a number of members of the Independent Committees commented on the fact that metallurgical coal was trading at an all time high and that consensus projections from analysts, the view of RBC and the view reflected in the preliminary view expressed by National Bank Financial to the Independent Committees, was that such prices would not continue over the long term (although there was uncertainty as exactly to when prices would begin to weaken materially). The Independent Committees also considered the estimates they had received from various sources regarding long term coal prices. The Independent Committees then discussed the implications to Unitholder value resulting from the taxable status of Fording commencing in 2011. Accordingly, the Independent Committees formed the view that maintaining the status quo would likely only yield superior value to Unitholders in circumstances where existing coal prices were maintained over an extended period of time or where long term coal prices were higher than the estimates that had been received. After extensive discussion, including consideration of indicating to Teck that the Independent Committees did not wish to discuss further a supported offer, the Independent Committees decided to indicate a level at which they would be willing to recommend a transaction to Unitholders. In that regard, the Independent Committees determined to propose a counter offer of US$96.00 with the proviso that distributions not be suspended (with the result that Unitholders would receive a distribution in respect of the third quarter in the range of US$2.50 to US$3.00 per Unit). Mr. Grandin was instructed to communicate the Independent Committees’ counter proposal to Teck. Osler was instructed to terminate its discussions with Stikeman Elliott regarding the provisions of the Arrangement Agreement.

Immediately following completion of the meeting, Mr. Grandin called Mr. Lindsay and communicated the decision of the Independent Committees. Mr. Lindsay advised Mr. Grandin that he would discuss the revised proposal internally.

On the morning of July 26, 2008, Mr. Lindsay called Mr. Grandin to communicate to Mr. Grandin the material terms of a revised proposal from Teck. Mr. Lindsay advised that Teck might be willing to accept a deal at US$90.00 comprised of US$80.00 in cash and 0.245 of a Class B Share for each Unit provided that distributions were suspended upon entering into a definitive agreement and otherwise on the terms originally proposed. Mr. Grandin indicated that he would take the revised proposal to the Independent Committees.

Later on July 26, 2008, the Independent Committees met again. Representatives of Osler and RBC attended the meeting. At the meeting, Mr. Grandin updated the Independent Committees as to the terms of Teck’s revised proposal. The Independent Committees considered the revised proposal and received the advice of their advisors in connection therewith. In particular, there was extensive discussion regarding the value to be ascribed to the share consideration. The Independent Committees again discussed whether to cease discussions or make an appropriate counter offer. Following those discussions, the Independent Committees directed Mr. Grandin to communicate to Teck that the Independent Committees would be prepared to consider an offer comprised of US$80.00 in cash plus 0.335 of Class B Share per Unit provided that Unitholders received a fixed distribution of CDN$3.00 per Unit. RBC advised that using current exchange rates and market prices for the Class B Shares, the counter offer proposed by the Independent Committees was worth approximately CDN$95 per Unit (exclusive of the CDN$3.00 distribution).

Following the completion of that meeting, Mr. Grandin communicated the Independent Committees’ revised proposal to Mr. Lindsay. Mr. Lindsay indicated that he would discuss the matter internally and would be in contact with Mr. Grandin. Osler was directed to recommence negotiations on the terms of the Arrangement Agreement. RBC and Osler commenced a confirmatory diligence investigation of Teck, including the review by Osler of a data room that had been prepared by Teck and the holding of an oral due diligence session led by Osler and in which RBC participated with Teck officers and auditors.

On the morning of July 27, 2008, Mr. Lindsay called Mr. Grandin and advised that Teck was prepared to raise its offer to US$82.00 in cash (including a final Unitholder distribution of US$3.00 but otherwise assuming suspension of Unitholder distributions through to completion of the transaction), plus 0.245 of a Class B Share per Unit and otherwise on the terms originally proposed. Mr. Lindsay advised that this was Teck’s final offer. Mr. Grandin advised Mr. Lindsay that he would discuss Teck’s revised offer with the Independent Committees.

Later on July 27, 2008, the Independent Committee met again. Representatives from Osler and RBC attended the meeting. The main purpose of the meeting was to advise the Independent Committees of the terms of the revised proposal that had been put forward by Teck (US$92.00 comprised of US$82.00 in cash (including a final Unitholder distribution of US$3.00 but otherwise assuming suspension of Unitholder distributions through to completion of the transaction), and 0.245 Class B Shares). Discussions then ensued regarding the revised proposal. Mr. Grandin advised the Independent Committee that Mr. Lindsay had said that this was Teck’s final offer. Osler then advised the Independent Committees that based on its discussions with Stikeman Elliott, Teck was seeking a US$450 million break fee and a 10 day right to match. Osler reminded the Independent Committee that the proposal continued to be subject to financing and confirmed that in addition, Teck was proposing to sell its approximately 29.5 million Units and use the proceeds from such sale to finance a portion of its offer. RBC reiterated its earlier advice that notwithstanding the stock component, the fact that the cash consideration would be paid in US dollars and that Teck would be required to sell its approximately 29.5 million Units in order to complete the proposed transaction, there should be sufficient liquidity in the market such that Unitholders wishing to sell prior to closing would have the opportunity to do so and that following the Transaction Confirmation Date, the spread between the market price for the Units and the consideration available under the offer would be materially reduced as a result of increased deal certainty and the time value of money. The Independent Committees instructed their advisors to seek a shorter match period and break fee that was less than 3% of the total transaction value. The advisors were also instructed to seek a reverse break fee in response to Teck’s request for a financing condition. In response to a question as to whether the current Teck proposal represented a sufficient premium to market, RBC expressed its view that the revised proposal would achieve broad support in the market. Lastly there was a discussion regarding a possible time table to closing in light of Teck’s request to suspend distributions upon execution of the Arrangement Agreement. The Independent Committees then resolved to test Teck’s position that it had put its last, best offer forward, by making a further counter proposal of Teck’s current offer plus an additional $2.00 of consideration per Unit (payable in either cash or Class B Shares). Mr. Grandin was instructed to communicate this counter proposal to Mr. Lindsay. A further meeting of the Independent Committees was scheduled for later that day.

Following completion of that meeting, Mr. Grandin communicated the decision of the Independent Committees to Mr. Lindsay including their counter proposal. Mr. Lindsay reiterated that Teck’s previous proposal represented its last offer but nonetheless agreed to discuss the counter proposal internally.

The Independent Committees reconvened later in the day on July 27, 2008, with representatives of Osler and RBC being present. The principal purpose of the meeting was to receive an update from Mr. Grandin as to his further discussions with Mr. Lindsay and from the advisors with respect to the status of the negotiations of the Arrangement Agreement and the other definitive documentation. Mr. Grandin advised the Independent Committees that Mr. Lindsay had said that Teck was not prepared to improve on its previous proposal and reiterated that such proposal represented its last, best offer. Osler and RBC then advised on the status of the negotiation of the definitive documentation. In particular, the financing condition was discussed in detail and the Independent Committees received advice from Osler, following its review of the Debt Commitment Letter that had been provided by Teck, regarding the conditions that would have to be satisfied in order for such financing to be available at closing. There was also significant discussion regarding the magnitude of the proposed break fee and Teck’s request to suspend distributions upon the signing of the Arrangement Agreement. The Independent Committees determined not to make any further decision with respect to Teck’s revised offer until such time as certain of the key issues other than price had been resolved. The advisors were directed to continue their negotiation of the definitive documentation with representatives of Teck and its advisors.

The Independent Committees met on the morning of July 28, 2008. Representatives of Osler and RBC were present. Mr. Grandin reported on a discussion that he had had with Mr. Lindsay regarding the financing condition in the Teck revised offer. Representatives of Osler and RBC reported on the status of negotiation of the Arrangement Agreement and certain of the key issues that had been discussed at the previous meetings. Osler also advised that Teck had stated that it was not prepared to entertain a reverse break fee. Osler and RBC reported on the scope and results of the confirmatory diligence investigation that had been undertaken in respect of Teck. A further meeting of the Independent Committees was scheduled later in the day to receive an update on these points.

The Independent Committees reconvened later in the day on July 28, 2008. Representatives of Osler and RBC were present. The Independent Committees received a report from Osler and RBC on the status of the negotiation of the Arrangement Agreement and related documentation. In particular Osler reported that Teck was prepared to accept a break fee of $400 million which was approximately 2.9% of the consideration available under the current proposal as well as to shorten the matching period to eight days. Osler expressed the view that while an eight day matching period was somewhat longer than what was customary in such circumstances, Teck had agreed to waive in certain circumstances its rights of first offer under the EVCP Partnership Agreement and the Teck Agreement (which allowed Teck a period of 60 days within which to determine whether to exercise such rights). There was further discussion about Teck’s financing arrangements and the Independent Committees received further advice from Osler and RBC on that topic. Osler and RBC also provided advice as to how the risk associated with the financing condition could be mitigated in part through the receipt of stronger covenants from Teck as well as Teck’s agreement to pay Fording’s transaction costs if the transaction did not proceed as a result of the failure of Teck to obtain the required financing. RBC also provided its view as to the current state of the credit markets and the likelihood that Teck could obtain the financing it required to complete a transaction with Fording. The Independent Committees then received an oral presentation from National Bank Financial wherein it set out the final results of its independent valuation. Those results were substantially consistent with the previous report which had been received by the Independent Committees although National Bank Financial increased its range of fair market value for the Units to CDN$79.00 to CDN$99.00 as a result of its further work including discussions with Fording’s senior management team. There was then a further discussion on coal prices. At the request of the Independent Committee, RBC then provided an oral fairness opinion to the Independent Committees in which RBC concluded that, as of July 28, 2008, the consideration under the Arrangement was fair, from a financial point of view, to Unitholders (other than Teck and its affiliates). RBC also described its analysis in reaching its opinion on fairness. RBC also advised that the consideration under Teck’s final proposal represented a premium of approximately 17% based on the weighted average trading price of the Units on the TSX for the 20 trading days ended July 28, 2008. Based on the foregoing, the Independent Committees unanimously resolved to accept Teck’s final proposal subject to certain other material terms of the Arrangement Agreement being resolved in a manner favourable to the Unitholders, and directed Mr. Grandin to conclude those negotiations. Mr. Grandin then left the meeting to speak with Mr. Lindsay. Mr. Grandin returned to the meeting and reported that Mr. Lindsay had agreed to accept Fording’s position on such material terms. The meeting then terminated to permit a full meeting of the Trustees and Directors to commence.

A meeting of the Trustees and Directors was then held with representatives of Osler and RBC in attendance. Messrs. Lindsay, Seyffert and Thompson declared their interest in the matters before the meeting, abstained from voting and were excused from the meeting. National Bank Financial then made an oral presentation wherein it set out the final results of its independent valuation of Fording which were consistent with its presentation at the prior meeting of the Independent Committees. RBC then provided its oral fairness opinion that was consistent with the fairness opinion expressed at the prior meeting of the Independent Committee. The meeting then received the recommendation of the Independent Committees that Fording accept the revised offer put forward by Teck being US$82.00 in cash (including a final distribution of US$3.00) and 0.245 of a Class B Share per Unit with distributions otherwise being suspended upon execution of the Arrangement Agreement and Teck paying all of Fording’s transaction costs and assuming all of its other liabilities. The Trustees and Directors agreed unanimously (with the exception of those Trustees and Directors that had abstained from voting) to accept such offer by authorizing Fording to enter into the Arrangement Agreement and to recommend that Unitholders vote in favour of the transaction.

Final negotiation of the Arrangement Agreement and a confidentiality and standstill agreement with Teck proceeded throughout the remainder of the evening and into the early hours of Tuesday, July 29th. Those agreements were concluded at approximately 6:00 a.m. Calgary time. Executed signature pages were then exchanged and a press release announcing the transaction was issued by each of Fording and Teck prior to open of trading on the TSX and the NYSE.

The Independent Committees have expressly adopted the analyses and opinion of each of RBC and National Bank Financial, among the other factors considered by the Independent Committees in reaching their respective determinations.

Position of the Independent Committees as to Fairness

In reaching the conclusion that the Arrangement is substantively fair to the unaffiliated Unitholders, and that the Arrangement is in the best interests of Fording, the Independent Committees considered and relied upon a number of factors including the following:

•	The Independent Committees were formed in June 2007 and were given a broad mandate to consider a wide range of alternatives, including an acquisition of all of Fording’s Units by a third party, a sale of Fording’s assets, including its interest in the Partnership, a combination, reorganization or similar form of transaction, an acquisition of Teck’s 40% interest in the Partnership or continuing with Fording’s current business model. The announcement of the Arrangement Agreement on July 29, 2008 represents the culmination of a 14-month process that has been conducted at the direction and under the supervision of the Independent Committees, and with the advice of experienced external advisors, pursuant to which 21 parties located around the world were contacted to determine their interest in pursuing a transaction with Fording. From this group, 15 parties entered into confidentiality agreements and undertook a due diligence investigation of Fording and its assets. This process resulted in two indicative expressions of interest, from parties other than Teck, being received in March 2008 at values significantly lower than the consideration available under the Arrangement. In light of the thoroughness and independence of the process, the Independent Committees believe that the consideration available to Unitholders under the Arrangement represents superior value to Unitholders over any of the other alternatives that were considered.

•	Due to a combination of a strong demand for steel and a tight supply of seaborne metallurgical coal, exacerbated by flooding in Queensland, Australia, metallurgical coal prices for the 2008 coal year have reached historic highs of approximately US$300 per tonne and are substantially higher than the average price for seaborne metallurgical coal over the preceding 20 years and the prior year coal price of approximately US$93 per tonne. This in turn has contributed to a significant increase in the trading price of the Units. If current pricing for metallurgical coal is not sustained in respect of subsequent coal years, then the increase in revenue and income from operations experienced by Fording in respect of the 2008 coal year, and the resulting level of distributions paid to Unitholders, will not be sustainable particularly in the context of the Partnership’s position as a high cost producer relative to its competitors. The Independent Committees considered forecasts of future coal prices from various sources as well as the advice of its financial advisors regarding such forecasts when evaluating whether maintaining Fording’s current business model would yield superior value to Unitholders compared to the Arrangement. The Independent Committees concluded that maintaining Fording’s current business model would only provide enhanced value to Unitholders in circumstances where either the long-term average price of metallurgical coal is materially higher than the average level the analysts that were surveyed are currently projecting or where current metallurgical coal prices were maintained for a period materially longer than the average period the analysts that were surveyed are currently projecting, even without factoring in Fording’s taxable status commencing in 2011 as a result of the SIFT Rules.

•	The SIFT Rules and the elimination of the tax efficiencies on distributions commencing in 2011 would reduce the cash flow otherwise available for distribution to Unitholders. In turn, the reduction of the amount of income distributed to Unitholders as a result of Fording’s taxable status could be expected to result in a reduction in the trading price of the Units.

•	The opinion of RBC to the effect that, as of July 28, 2008, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth therein, the consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) per Unit to be received under the Arrangement was fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates).

•	The determination of National Bank Financial that, as of July 28, 2008, and based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Independent Valuation, the fair market value of the Units was in the range of $79.00 to $99.00 per Unit.

•	The consideration to be received by the Unitholders under the Arrangement represented as of July 28, 2008, a premium of approximately 17% based on the weighted average trading price of Units on the TSX for the 20 trading days ended July 28, 2008 (the trading day before the Arrangement was announced).

•	A significant portion of the consideration payable to Unitholders pursuant to the Arrangement will be paid in cash which provides some certainty of value.

•	The assets of Fording consist of a non-operating interest in the Partnership and Fording does not have the right to take in kind the coal produced by the Partnership. Through its ownership of Units, Teck owns an approximately 19.6% interest in Fording. In addition, Teck owns a 40% interest in the Partnership, and, through an affiliate, acts as the Managing Partner of the Partnership and is responsible for managing its business and affairs, subject to certain matters that require the approval of all partners. Teck has also been granted a right of first offer over the transfer of Fording’s interest in the Partnership. In light of the foregoing, Fording’s interest in the Partnership is essentially a right to receive income from the sale of coal produced by the Partnership, and the Independent Committees have been advised by RBC that this fact has limited the pool of parties that would be interested in acquiring Fording or its assets as a number of parties that were contacted expressed a desire to acquire operating rights or direct access to the Partnership’s coal resources.

•	The Independent Committees believe that the 0.245 of a Class B Share forming part of the per Unit consideration available to Unitholders under the Arrangement provides Unitholders with continued participation in the metallurgical coal market as well as other resources.

•	The Class B Shares are listed on the TSX and the NYSE. Teck has a larger market capitalization than Fording and trading liquidity comparable to that of Fording. Further, upon completion of the Arrangement, Teck’s market capitalization will be larger and its liquidity enhanced.

•	There are no material competition or other regulatory issues which are expected to arise in connection with the Arrangement so as to prevent its completion, and all required regulatory clearances and approvals are expected to be obtained.

The Independent Committees believe that the Arrangement is procedurally fair to the unaffiliated Unitholders for the following reasons:

•	The Arrangement Resolution must be approved by a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy at the Meeting, as well as by a special majority of Securityholders and also by a special majority of Unitholders, in each case, present in person or represented by proxy at the Meeting.

•	Completion of the Arrangement will be subject to a judicial determination as to its fairness by the Court.

•	The Independent Committees retained independent financial and legal advisors who advised the Independent Committees throughout the 14-month process noted above.

•	The Independent Committees conducted arm’s-length negotiations with Teck over the key economic terms of the Arrangement Agreement and oversaw the negotiation of other material terms of the Arrangement Agreement and the Arrangement. After negotiations with Teck, in which the Independent Committees obtained improved financial terms, the Independent Committees concluded that the consideration offered in the Arrangement was the highest price that Fording could obtain from Teck and that, based on Teck’s unequivocal statements that the consideration offered under the Arrangement was Teck’s best and final offer, further negotiation could have caused Teck to withdraw its proposal, thereby leaving Unitholders without an opportunity to evaluate and vote on a transaction that provides a premium to the current trading price for the Units.

•	If the Arrangement does not receive the Requisite Level of Approval or the financing condition in favour of Teck or the condition relating to Teck demonstrating to Fording that Teck has or will be able to draw sufficient funds (other than the funds resulting from the sale of its Units) to complete the Arrangement is not satisfied or waived, Teck has agreed to reimburse Fording for the expenditures incurred by Fording in connection with the Arrangement to a maximum of $10 million. Further, in the event that the Arrangement Agreement is terminated as a result of the failure of the financing condition to be satisfied or waived, Fording is not required to pay the US$400 million Break Fee to Teck.

•	Registered Unitholders who do not vote in favour of the Arrangement will have the right to require a judicial appraisal of their Units and obtain “fair value” pursuant to the exercise of the Dissent Rights under the Arrangement.

•	Under the Arrangement Agreement, the Trustees are able to respond, in accordance with their fiduciary duties, to unsolicited Acquisition Proposals that are or could reasonably be expected to lead to a Superior Proposal. The terms of the Arrangement Agreement, including the US$400 million Break Fee payable to Teck in certain circumstances, are reasonable and not, in the opinion of the Independent Committees, preclusive of other proposals.

•	Teck has agreed that, if there is a Superior Proposal that would otherwise be subject to Teck’s right of first offer and Teck does not exercise its matching rights under the Arrangement Agreement, it shall, upon payment of the US$400 million Break Fee, waive the 60 day right of first offer that it currently has over the transfer of Fording’s indirect interest in the Partnership and which could otherwise significantly impede certain types of alternative transactions.

The Independent Committees also considered a number of risks and potential negative factors relating to the Arrangement including the following:

•	The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck as of the Transaction Confirmation Date. Such availability is subject to a number of conditions. There can be no assurance that Teck will be able to obtain the Debt Financing contemplated by the Debt Commitment Letter or, in the event that Teck is unable to obtain the Debt Financing contemplated by the Debt Commitment Letter, that it will be able to obtain alternative debt financing commitments. The Independent Committees considered the advice of RBC as to the current state of the financial markets and the advice of Osler as to the terms of the Debt Commitment Letter. The Independent Committees also considered the magnitude of Teck’s obligations in obtaining the financing contemplated by the Debt Commitment Letter, the adverse affect that the failure to satisfy the conditions and obtain the financing would have on Teck, and that Teck must reimburse Fording for its Transaction Expenses, to a maximum of $10 million, if the conditions to the Arrangement are not met due to Teck’s failure to obtain the financing.

•	If the Arrangement is successfully completed, Fording will no longer exist as an independent public income trust and, although Unitholders, through the Class B Shares to be issued under the Arrangement, will have the opportunity to continue to participate in the metallurgical coal markets, the consummation of the Arrangement will diminish the opportunity for Unitholders (other than Teck) to participate in the longer term potential benefits of the business of Fording to the extent that those benefits exceed those potential benefits reflected in the consideration to be received under the Arrangement.

•	Teck was prepared to offer the consideration available under the Arrangement only if the Arrangement was structured as an asset sale by Fording to Teck. The Independent Committees believe that the net tax efficiency of the structure to Teck has enabled Teck to make an enhanced offer to Unitholders under the Arrangement. This structure results in the distribution of taxable income to Unitholders generally equal to the payments to be made to Unitholders under the Arrangement. This distribution of income may result in a higher level of taxation than would have been the case had Teck offered to purchase the Units from Unitholders who are Canadian residents (for tax purposes) and who hold Units as capital property and from Non-Resident Unitholders. However, no such offer was available. The Independent Committees considered available information as to the composition of the Unitholders and the advice of RBC as to the likely liquidity and operation of the public markets prior to and during the Pre-Closing Period.

•	If Fording is required to pay the US$400 million Break Fee to Teck and an alternative transaction is not concluded, Fording’s financial condition will be materially and adversely affected.

•	If the Arrangement Agreement is terminated and the Trustees decide to seek another merger or business combination, there is no assurance that Fording will be able to find a party willing to pay greater or equivalent value compared to the consideration available to Unitholders under the Arrangement, or that the continued operation of Fording under its current business model will yield equivalent or greater value to Unitholders compared to that available under the Arrangement.

•	The trading price of the Class B Shares may fluctuate. The Independent Committees received advice from RBC as to the likely impact of the issuance of the Class B Shares in connection with the Arrangement on the market price for such shares, and the possible effect on earnings per share, cash flow and credit characteristics of Teck as a result of its acquisition of Fording. The Independent Committees also received advice from RBC and Osler as to the scope and results of the focused confirmatory diligence investigation of Teck that was undertaken by the advisors. The Independent Committees considered the advice that was received from the advisors in that regard and further considered the characteristics of the Class B Shares.

•	Teck’s obligations under the Arrangement are subject to certain conditions and Teck has the right to terminate the Arrangement Agreement in certain circumstances.

Recommendation of the Independent Committees

Having undertaken a thorough review of, and carefully considered, the Arrangement, including consulting with independent financial and legal advisors, the Independent Committees unanimously concluded that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording and unanimously recommended that the Trustees and the Directors approve the Arrangement and recommend that the Unitholders vote FOR the Arrangement.

Recommendation of the Trustees and the Directors

After careful consideration by the Trustees (with the interested Trustee, being Warren Seyffert, declaring his interest and excusing himself from the determination to make such recommendation) and the Directors (with the interested Directors, being Donald Lindsay and David Thompson, declaring their interests and excusing themselves from the determination to make such recommendation), the Trustees and the Directors have unanimously concluded that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording and have authorized the submission of the Arrangement to the Securityholders for their approval at the Meeting. The Trustees and the Directors also have determined unanimously (with interested Trustees and Directors excusing themselves from the determination to make such recommendation) to recommend to the Unitholders that they vote FOR the Arrangement Resolution. Each Trustee and Director intends to vote his or her Units and Phantom Units FOR the Arrangement Resolution.

In adopting the respective Independent Committees’ recommendations and concluding that the Arrangement is substantively and procedurally fair to the unaffiliated Unitholders and that the Arrangement is in the best interests of Fording, the Trustees and the Directors considered and relied upon the same factors and considerations that the Independent Committees relied upon, as described above, and adopted the Independent Committees’ analyses in their entirety. The Trustees and the Directors also considered the fact that certain of the Trustees, Directors and executive officers of Fording and Fording ULC may have interests that differ from those of the Unitholders. See “Special Factors — Position of the Independent Committees as to Fairness” in this Circular.

Reasons for the Arrangement from Fording’s and Fording ULC’s Perspectives

Fording and Fording ULC took the step of forming the Independent Committees in response to an expression of interest received in June 2007 from Teck to acquire from Fording its indirect 60% interest in the Partnership. The Independent Committees were given a broad mandate to consider a wide range of alternatives, including an acquisition of all of Fording’s Units by a third party, a sale of Fording’s assets, including its interest in the Partnership, a combination, reorganization or similar form of transaction, an acquisition of Teck’s 40% interest in the Partnership, or continuing with Fording’s current business model. In considering the range of options available to Fording, the Independent Committees were mindful of a number of considerations, including the outlook for the price of metallurgical coal, the developments involving Canadian taxation that would reduce the cash flow otherwise available for distributions to Unitholders and the likely implications for the trading price of the Units in such circumstances, and the fact that Fording’s assets consist of essentially a non-operating interest in the Partnership without any right to take in kind the coal produced by the Partnership.

The announcement of the Arrangement Agreement on July 29, 2008 represents the culmination of a 14-month process. See “Special Factors — Background to the Arrangement” in this Circular.

In determining to recommend the Arrangement to Unitholders and in concluding that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording, the Trustees and the Directors considered, among other things, the recommendations of the Independent Committees in respect of the fairness of the Arrangement to unaffiliated Unitholders, the Fairness Opinion of RBC and the Independent Valuation of National Bank Financial. The Trustees and the Directors also considered the fact that certain of the Trustees, Directors and executive officers of Fording and Fording ULC may have interests that differ from those of the Unitholders.

In accordance with the practices of Canadian investment banks, the Fairness Opinion does not address the fairness of the consideration available to Unitholders under the Arrangement from a financial point of view to Teck and its affiliates as Teck is a party to the Arrangement Agreement and is therefore receiving a material benefit different from other Unitholders. The Fairness Opinion does address the fairness of the consideration available from a financial point of view to all other Unitholders, including the Trustees, Directors and executive officers of Fording (other than those who are affiliates of Teck). See “Special Factors — Fairness Opinion”. The holdings of Units and Phantom Units of the Trustees, Directors and executive officers of Fording (other than those who are affiliates of Teck) represent less than 0.2% of the total Units outstanding and such persons will not receive any benefits under the Arrangement that are not described in this Circular other than in their capacity as Unitholders and holders of Phantom Units. The Independent Committees, the Trustees and the Directors relied upon the Fairness Opinion in determining that the Arrangement is substantively fair to unaffiliated Unitholders and in recommending that Unitholders vote for the Arrangement because the affiliated Unitholders (other than Teck and its affiliates) would not receive any consideration for their Units or Phantom Units, as the case may be, greater than that to be received by our unaffiliated Unitholders and any benefits to be received by our affiliates (other than Teck and its affiliates) in connection with the Arrangement would be incidental and, in the aggregate, immaterial in value.

General Considerations

The above discussion of the information and factors considered by the Independent Committees, the Trustees and the Directors is not intended to be exhaustive but is believed by the Independent Committees, the Trustees and the Directors to include the material factors considered by each of the Independent Committees, the Trustees and the Directors in their respective assessment of the Arrangement. In view of the wide variety of factors considered by each of the Independent Committees, the Trustees and the Directors in connection with their respective assessment of the Arrangement, and the complexity of such matters, the Independent Committees, the Trustees and the Directors did not consider it practical, nor did any of them attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors that each considered in reaching their decision. In addition, in considering the factors described above, individual members of the Independent Committees, the Trustees and the Directors may have given different weights to various factors and may have applied different analysis to each of the material factors considered by the Independent Committees, the Trustees and the Directors. Each of the Independent Committees, the Trustees and the Directors recommended the Arrangement based upon the totality of the information presented to and considered by them.

In the course of reaching their respective decisions to recommend to the Trustees and the Directors, as the case may be, that they approve the Arrangement, the Independent Committees did not consider the liquidation value of Fording’s assets because they considered Fording to be a viable going concern business. Further, the Independent Committees did not consider the net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Fording as a going concern but rather is indicative of historical costs. The net book value of Fording is substantially below the value of the consideration payable pursuant to the Arrangement.

Reasons for the Arrangement from the Perspective of Teck

Under SEC rules, Teck is deemed to be engaged in a “going private” transaction and is required to express its reasons for entering into the Arrangement to unaffiliated Unitholders. Teck is making the statements included in this section solely for the purposes of complying with the requirements of these rules. Teck does not believe that it has or has had any fiduciary duty to Fording or its Unitholders, including with respect to the Arrangement.

Teck believes that the acquisition of all of the assets of Fording is an attractive investment opportunity. Although Teck believes that there will be significant opportunities associated with the acquisition, it realizes that there also are substantial risks that such opportunities may not ever be fully realized. The acquisition is consistent with Teck’s strategy of increasing its exposure to non-exchange traded commodities. Teck believes that the relative short-term predictability of revenue in a business such as the metallurgical coal business, in which prices are negotiated annually with customers, is a useful complement to Teck’s copper and zinc business, in which prices fluctuate daily based on trading activity by a broad range of participants in terminal markets for those commodities. In addition, Teck believes that as the sole owner of the Partnership, Teck will have increased flexibility over the longer term to make decisions regarding, and to effect changes in, the business of the Partnership without regard to the short-term effects of those decisions on distributable cash, which Fording must consider as an income trust. Teck believes that this flexibility will enhance the long-term prospects for the business of the Partnership. Teck also believes that over the longer term, the acquisition should result in Teck being in a stronger position to consider and act on further acquisition or expansion opportunities in the metallurgical coal business.

Teck believes that the structure of the transaction as a “going private” transaction, and in particular as an acquisition of all of the assets of Fording, is preferable to other transaction structures, including any alternative “going private” transaction involving an acquisition of all of the Units, because it is the only transaction structure that would achieve Teck’s objective of owning the entire economic interest in the Partnership through a single transaction. Because Teck will treat substantially all of the purchase price as a Canadian Development Expense for income tax purposes, which is generally deductible against income for tax purposes on a 30% declining balance basis, Teck expects that the transaction will permit it to suspend Canadian tax installment payments of approximately $40 million per month after completion of the transaction and will generate in 2009 a refund of Canadian cash taxes paid in respect of the 2005 to 2008 tax years of approximately $800 million. The structure of the transaction allows Teck to pay aggregate consideration that reflects the tax efficiency of Fording’s income trust structure, and it represents an opportunity for Unitholders to receive fair value for their Units.

Position of Teck Regarding Fairness of the Arrangement

Under SEC rules, Teck is required to provide certain information regarding its position as to the substantive and procedural fairness of the Arrangement to unaffiliated Unitholders. Teck is making the statements included in this section solely for purposes of complying with such requirements. Teck’s view as to the fairness of the Arrangement should not be construed as a recommendation to any Unitholder as to how that Unitholder should vote on the proposal to approve the Arrangement or otherwise.

Teck attempted to negotiate the terms of a transaction that would be most favourable to it, and not the Unitholders and, accordingly, did not negotiate the Arrangement Agreement with the goal of obtaining terms that were fair to unaffiliated Unitholders. Teck did not undertake a formal evaluation of the fairness of the Arrangement, nor did it engage a financial advisor to perform any valuation analysis for the purposes of assessing the fairness of the Arrangement.

Teck believes that the Arrangement, including the consideration to be received pursuant to the Arrangement by the Unitholders, is reasonable and fair to unaffiliated Unitholders. Teck bases its belief as to the reasonableness and fairness of the Arrangement on the following factors:

•	The formation of the Independent Committees was publicly announced in December 2007. Fording has disclosed in this Circular that the Independent Committees conducted a review process, which, among other things, involved the solicitation of alternative purchasers and the consideration of alternative transactions. According to the disclosure of Fording in this Circular, no alternative purchaser came forward with a transaction comparable to the one proposed by Teck.

•	The terms of the Arrangement Agreement and the Plan of Arrangement were negotiated at arm’s length among (a) Teck and its advisors and (b) the Independent Committees (which are comprised exclusively of independent Trustees and Directors) and its advisors.

•	The consideration to be received by the Unitholders under the Arrangement represented as of July 28, 2008 a premium of approximately 17% based on the volume weighted average trading price of Units on the TSX for the 20 trading days ended July 28, 2008 (the trading day before the Arrangement was announced).

•	The structure of the transaction, which involves a purchase of all of the assets of Fording, and the tax consequences of that structure to Teck, permit Teck to pay aggregate consideration that reflects the tax efficiency of Fording’s income trust structure, which would otherwise terminate on December 31, 2010.

•	Under the Arrangement Agreement, the Trustees are able to respond, in accordance with their fiduciary duties, to unsolicited Acquisition Proposals that are or could reasonably be expected to lead to a Superior Proposal, and Teck must in certain circumstances pay Fording’s expenses in connection with the Arrangement to a maximum of $10 million.

•	Teck has agreed that, if there is a Superior Proposal that would otherwise be subject to Teck’s right of first offer, and Teck does not exercise its matching rights under the Arrangement Agreement, it shall, upon payment of the US$400 million Break Fee, waive the 60-day right of first offer that it currently has over the direct or indirect transfer of Fording’s interest in the Partnership that would otherwise apply to such Superior Proposal, and which could otherwise significantly impede certain types of alternative transactions.

•	The members of the Independent Committees unanimously determined that the Arrangement is fair to the unaffiliated Unitholders and in the best interests of Fording.

•	Teck did not have any involvement in the Independent Committees’ evaluation of the Arrangement.

•	The members of the Independent Committees unanimously approved the Arrangement and unanimously recommended that (a) the Trustees and the Directors approve the Arrangement Agreement and the Arrangement, and (b) the Trustees and the Directors recommend that the Unitholders vote for the Arrangement Resolution.

•	The Trustees and the Directors unanimously (with the interested Trustee and Directors excusing themselves from the determination to make such recommendation) (a) determined that the terms of the Arrangement are fair to the unaffiliated Unitholders and in the best interests of Fording, (b) approved and authorized Fording to enter into the Arrangement Agreement and the Arrangement, (c) authorized the submission of the Arrangement to the Securityholders for their approval at the Meeting, and (d) determined to recommend that the Unitholders vote for the Arrangement Resolution.

•	The Arrangement Resolution must be approved by, among others, at least a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy at the Meeting.

•	The Independent Committees received a Fairness Opinion from RBC to the effect that, as of July 28, 2008, based upon and subject to the various considerations set forth in the opinion, including the various analyses, assumptions, qualifications and limitations set forth therein, the consideration to be received under the Arrangement was fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates).

•	The Independent Committees received the Independent Valuation from National Bank Financial to the effect that, as of July 28, 2008, and based upon and subject to the analyses, assumptions, qualifications and limitations set out in the Independent Valuation, the fair market value of the Units was in the range of $79.00 to $99.00 per Unit.

•	Registered Unitholders will be granted Dissent Rights and may seek appraisal of the fair value of their Units if the Arrangement is completed, subject to their compliance with the dissent procedures summarized under the heading “Dissenting Registered Unitholders’ Rights” in this Circular.

•	The Arrangement must be approved by a Final Order of the Court, based on its consideration of, among other things, the fairness of the Arrangement to the Unitholders.

•	Other than as disclosed in this Circular, Teck is not aware of any offer made by any unaffiliated person during the past two years for a merger or consolidation of Fording, a purchase or other transfer of all or substantially all of Fording’s assets, or a purchase of Units that would enable the holder to exercise control over Fording.

Teck considered whether the aggregate consideration is reasonable and fair with reference to current and historical market prices. The current market price of the Units reflects all-time high prices for metallurgical coal. Teck believes that, as illustrated in the chart below, the proceeds of the transaction to Unitholders compare extremely favourably to historical market prices for the Units through to and including July 25, 2008. As was reported in Teck’s press release on July 29, 2008, in which it announced the Arrangement, based on the 20 calendar day volume weighted average price of the Class B Shares on the NYSE, the proceeds to Unitholders represent an 18% premium to the 20 calendar day volume weighted average price of the Units on the NYSE, in each case for the period ending July 25, 2008. The horizontal line in the graph below represents the offer price

Source: Bloomberg

Teck did not consider the net book value of Fording’s business as reflected in Fording’s financial statements to be material in any way to its determination whether the aggregate consideration is reasonable and fair to unaffiliated Unitholders because Teck believes that net book value, which is an accounting concept, is not a material indicator of the value of Fording as a going concern but rather is indicative of historical costs. The net book value of Fording is substantially below the value of the consideration payable pursuant to the Arrangement. Similarly, Teck did not consider liquidation value in determining the reasonableness and fairness of the Arrangement to unaffiliated Unitholders because Teck expects to continue to operate the business of the Partnership as a going concern.

The foregoing discussion of the information and factors considered and given weight by Teck is not intended to be exhaustive but is believed by Teck to include all material factors considered by Teck in connection with the reasonableness and fairness of the Arrangement to unaffiliated Unitholders. Teck did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to reasonableness and fairness. Teck believes that the foregoing factors provide a reasonable basis for its belief that the terms of the Arrangement are fair to unaffiliated Unitholders.

Certain Effects of the Arrangement

If (a) the Arrangement Resolution is passed, (b) the Final Order is obtained, (c) all other conditions to closing are satisfied or waived and (d) the Pre-Closing Period is completed, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. In connection therewith, the Declaration of Trust will be amended to the extent necessary to facilitate the Arrangement as provided in the Plan of Arrangement. Fording and Teck currently expect that the Effective Date will be on or about October 30, 2008. Unitholders are cautioned that each of Teck and Fording have agreed to amend the form of Plan of Arrangement which was attached to the Arrangement Agreement as Schedule “A”, and as a result such form of Plan of Arrangement is superseded by the Plan of

Arrangement attached as Appendix E to this Circular and summarized under the heading “The Arrangement — Arrangement Mechanics”. Unitholders are further cautioned that the Plan of Arrangement may be further amended in accordance with its terms.

Under the Arrangement, Unitholders and holders of Phantom Units will receive 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit or Phantom Unit. Holders of Exchange Options who do not exercise their Exchange Options will receive cash equal to the difference between the Unit Consideration plus the amount of the Final Unitholder Distribution over the Exercise Price of the Exchange Option (less any amounts withheld on account of taxes), with the cash value of the Share Consideration component of the Unit Consideration calculated using the weighted average trading price per share of the Class B Shares on the NYSE over the last 10 trading days ending on the second trading day prior to the Effective Date.

Upon the Arrangement becoming effective, Teck will acquire all of the assets of Fording, including its interest in the Royalty and all of its direct and indirect interest in Fording LP. As a result, Teck’s direct and indirect interest in the assets of the Partnership will increase from approximately 52% (consisting of a 40% direct interest and an approximately 12% indirect interest through its ownership of approximately 19.6% of Fording) to 100%. See the Unaudited Pro Forma Consolidated Financial Statements of Teck included in this Circular as Appendix I. Accordingly, Teck and its shareholders will be the beneficiaries of any future increases in the value of the Partnership and will bear the entire risk of all losses incurred in the operation of, and all decreases in the value of, the Partnership. Unitholders will no longer have an indirect interest in Fording LP or the Partnership, and will therefore cease to benefit from, and bear any of the risks incident to, ownership of such an indirect interest, other than to the extent of their ownership of Class B Shares.

Fording is currently a reporting issuer (or its equivalent) in each of the provinces and territories of Canada. and files periodic reports with the SEC under the 1933 Act. Fording’s Units are currently registered under U.S. Securities Laws and are listed on the TSX under the symbol “FDG.UN” and on the NYSE under the symbol “FDG”. After consummation of the Arrangement, the Units will cease to be listed on the TSX and the NYSE, and trading of the Units in the public market will no longer be possible. In addition, Fording will terminate its status as a reporting issuer under Canadian Securities Laws, and Fording will deregister the Units under U.S. Securities Laws and will cease to be required to file reports with the SEC or continuous disclosure documents with Canadian Securities Administrators. Upon completion of the Arrangement, the Unit certificates which immediately prior to the Effective Time represented Units will be cancelled. As of the Effective Date, the Unit certificates will only represent the right of the Registered Unitholder to receive upon surrender the consideration payable to such holder under the Arrangement.

The sale of Fording’s assets to Teck, including the Royalty, will be a taxable event to Fording for Canadian federal income tax purposes, resulting in ordinary income to Fording which will be distributed to Unitholders at the Effective Time. See “Certain Tax Considerations for Unitholders-Certain Canadian Federal Income Tax Considerations”.

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized under “Certain Tax Considerations for Unitholders-Certain Canadian Federal Income Tax Considerations”, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

Effects on Fording if the Arrangement is Not Completed

If the Arrangement is not approved by the Securityholders or if the Arrangement is not completed for any other reason, the Unitholders will not receive any payment for their Units in connection with the Arrangement. Instead, Fording will remain an independent public income trust, the Units will continue to be listed and traded on the TSX and the NYSE and the payment of distributions in accordance with Fording’s distribution policy would recommence. If the Arrangement is not completed, it is expected that Fording’s management will operate Fording in a manner similar to that in which it is being operated today and that the Unitholders will continue to be subject to the same risks and opportunities currently facing Fording, including, among other things, the nature of the metallurgical coal industry generally, on which Fording’s business largely depends, and general industry, economic, regulatory and market conditions. See “Information Concerning Fording — Risk Factors Relating to Fording”. Accordingly, if the Arrangement is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future trading price or value of the Units. The Trustees and the Directors would continue to evaluate and review, among other things, the SIFT Rules, the distribution policy and the capitalization of Fording and make such changes as are deemed appropriate. In addition, Fording could be required to pay Teck a Break Fee of US$400 million if the Arrangement Agreement is terminated in certain limited circumstances, including if the Trustees make a Change in Recommendation or Fording materially breaches its non-solicitation obligations. In certain circumstances, Teck will be required to pay Fording’s Transaction Expenses to a maximum of CDN$10 million.

Fairness Opinion

The following constitutes a summary only of the Fairness Opinion of RBC. The Fairness Opinion has been provided for the use of the Independent Committees, the Trustees and the Directors and for inclusion in this Circular. The Fairness Opinion does not address the merits of the underlying decision by Fording to engage in the Arrangement and does not constitute a recommendation to any Unitholder as to how such Unitholder should vote on the Arrangement or any matter related thereto. The following summary is qualified in its entirety by the full text of the Fairness Opinion attached as Appendix C to this Circular. Unitholders are urged to read the full text of the Fairness Opinion attached to this Circular.

Engagement of RBC by the Independent Committees

The Independent Committees initially contacted RBC in June 2007 regarding a potential advisory assignment and RBC was formally engaged by the Independent Committees to provide financial advice regarding a potential transaction and to provide the Fairness Opinion in connection with the Arrangement pursuant to an agreement (the “RBC Engagement Letter”) dated as of November 2, 2007. Under the terms of the RBC Engagement Letter, RBC has, to date, been paid retainer fees and fees related to the delivery of the Fairness Opinion amounting to $2.25 million and RBC will be paid a fee of approximately $57 million upon the closing of the Arrangement against which the $2.25 million will be credited. RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Fording in certain circumstances.

Credentials of RBC

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC also has significant operations in the United States and internationally. The Fairness Opinion represents the opinion of RBC and the form and content of the Fairness Opinion have been approved for release by a committee of RBC’s directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

RBC’s Relationships with Interested Parties

RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving Fording, Teck or any of their respective associates or affiliates, within the past two years, other than the services provided under the RBC Engagement Letter and as described in this Circular. Royal Bank of Canada, the controlling shareholder of RBC, acted as administrative agent and RBC acted as lead arranger of the Fording credit facility provided for under the Fording Credit Agreement. Fording paid Royal Bank of Canada and RBC fees for their services in relation to the facility in the amount of $1.1 million in 2006, $0.6 million in 2007 and $0.3 million for the period from and including January 1, 2008 to and including September 6, 2008. An affiliate of RBC provides a US$50 million bilateral revolving credit facility to Teck Cominco Alaska Incorporated, as amended in June 2008, a $75 million bilateral revolving credit facility to Teck, as amended most recently in September 2007, and a US$3.5 million letter of credit facility to BMC Insurance Company Limited, a wholly owned subsidiary of Teck, as amended in June 2007. An affiliate of RBC participated in and acted as co-documentation agent for a US$800 million syndicated revolving credit facility for Teck, as amended most recently in February 2008. Teck paid an affiliate of RBC fees for its services in relation to the aforementioned facilities in the amount of $0.7 million in 2006, $0.4 million in 2007 and $0.2 million for the period from and including January 1, 2008 to and including September 6, 2008.

With the consent of the Independent Committees, an affiliate of RBC has participated in the syndicate of banks that has agreed to make the Facilities available to Teck in connection with the Arrangement for which an affiliate of RBC will earn fees of approximately $13 million, and an additional amount of approximately $4 million upon refinancing of the bridge loan. See “Special Factors — Background to the Arrangement” in this Circular.

No understandings, agreements or commitments exist between RBC and any of Fording, Teck or any of their respective associates or affiliates with respect to any future business dealings other than as described in this Circular or as contemplated by the RBC Engagement Letter. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for Fording, Teck or any of their respective associates or affiliates. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to Fording and Teck in the normal course of business.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Fording, Teck or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Fording, Teck or the Arrangement.

Fairness Opinion of RBC

In considering the fairness of the consideration under the Arrangement from a financial point of view to the Unitholders other than Teck and its affiliates, RBC principally relied upon a net asset value (“NAV”) analysis of Fording. NAV analysis incorporates the use of discounted cash flow (“DCF”) analysis to determine asset values. Adjustments are made for balance sheet items and the value of investments. These adjustments are either added or subtracted from the DCF values to arrive at NAV for an entity.

RBC also considered (a) the implied dollar per tonne of measured and indicated resources under the Arrangement compared to precedent transactions, (b) a comparison of the consideration to the recent market trading prices of the Units, and (c) a review of the process conducted by the Independent Committees, with the assistance of RBC, on behalf of Fording to solicit interest in Fording. RBC also reviewed trading multiples of publicly traded coal companies from the perspective of whether a public market value analysis might exceed NAV or precedent transaction values. RBC noted that the difference in coal type, coal quality, mine life and stage of development limits the applicability of the comparable companies. Given the foregoing and that public company values generally reflect minority discount values rather than “en bloc” values, RBC did not rely on this methodology.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analyses. The Fairness Opinion is not to be construed as a recommendation to any holder of Units as to whether to vote in favour of the Arrangement.

Fairness Opinion Conclusion

Based upon and subject to the analyses, assumptions, qualifications and limitations set forth in the Fairness Opinion (the full text of which is attached as Appendix C to this Circular), RBC was of the opinion that, as of July 28, 2008, the consideration under the Arrangement was fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates).

Independent Valuation

The following constitutes a summary only of the Independent Valuation of National Bank Financial. The Independent Valuation has been provided for the use of the Independent Committees, the Trustees and the Directors and for inclusion in this Circular. The Independent Valuation does not address the merits of the underlying decision by Fording to engage in the Arrangement and does not constitute a recommendation to any Unitholder as to how such Unitholder should vote on the Arrangement or any matter related thereto. The following summary is qualified in its entirety by the full text of the Independent Valuation attached as Appendix D to this Circular. Unitholders are urged to read the full text of the Independent Valuation attached to this Circular.

Engagement of National Bank Financial by the Independent Committees

The Independent Committee of Fording initially contacted National Bank Financial on July 14, 2008 regarding a potential assignment to prepare and deliver a formal valuation and National Bank Financial was formally engaged by the Independent Committee of Fording through an agreement dated as of July 15, 2008 between the Independent Committee of Fording and National Bank Financial (the “National Bank Financial Engagement Letter”). National Bank Financial was not asked to provide, and did not provide, any type of fairness opinion in respect of the Arrangement. The terms of the National Bank Financial Engagement Letter provide for the payment by Fording of fees to National Bank Financial of $250,000 as a retainer fee upon execution of the National Bank Financial Engagement Letter, $500,000 upon delivery to the Independent Committees of National Bank Financial’s preliminary view and $1,250,000 upon delivery to the Independent Committees of the Independent Valuation. The fees to be paid to National Bank Financial under the National Bank Financial Engagement Letter were agreed between National Bank Financial and the Independent Committee of Fording. None of the fees payable to National Bank Financial are contingent upon the conclusions reached by National Bank Financial in the Independent Valuation or on the completion of the Arrangement. In the National Bank Financial Engagement Letter, Fording has agreed to indemnify National Bank Financial in respect of certain liabilities that might arise out of its engagement and to reimburse it for its reasonable expenses.

Credentials of National Bank Financial

National Bank Financial is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading, and investment research. The Independent Valuation is the opinion of National Bank Financial and its form and content was reviewed and approved for release by a group of National Bank Financial’s managing directors, each of whom is experienced in valuation matters.

Independence of National Bank Financial

National Bank Financial has represented to the Independent Committee of Fording that it considers itself independent and qualified for the purposes of MI 61-101. Based upon the Independent Committees’ own investigation, including its assessment of information provided by National Bank Financial as to its qualifications and independence, the Independent Committees are satisfied that National Bank Financial is independent and qualified to provide the Independent Valuation.

Neither National Bank Financial nor any of its affiliates (a) is an “issuer insider”, “associated entity” or “affiliated entity” (as those terms are defined in MI 61-101) of Teck or Fording; (b) is a financial advisor to Teck in connection with the Arrangement; (c) is a manager or co-manager of a soliciting dealer group formed for purposes of the Arrangement (or will, as a member of any such group, perform services beyond the customary soliciting dealers’ functions or receive more than the per security or per security holder fees payable to other members of such group); or (d) has a material financial interest in the completion of the Arrangement.

There are no commitments, agreements or understandings involving Fording, Teck or any of their respective associated entities or affiliated entities under which National Bank Financial or any of its affiliates has a material financial interest in future business and neither National Bank Financial nor any of its affiliates is a participant in the syndicate of banks providing debt financing to Teck in connection with the Arrangement. National Bank Financial is an indirect, wholly owned subsidiary of National Bank of Canada, and National Bank Financial or its affiliates (including National Bank of Canada) may, in the future, in the ordinary course of their respective businesses, perform financial advisory or investment banking or other services to Teck, Fording or any of their respective associated or affiliated entities. Although the National Bank of Canada is a lender under the Fording Credit Agreement, National Bank Financial has confirmed to Fording that the amount of indebtedness owing to National Bank of Canada under the Fording Credit Agreement is not financially material to National Bank of Canada nor are the fees payable to National Bank of Canada in connection with the Fording Credit Agreement financially material to National Bank of Canada. In addition, the Partnership is not in financial difficulty and as a result the repayment of the Fording Credit Agreement as contemplated by the Arrangement Agreement cannot be reasonably expected to have the effect of materially enhancing National Bank of Canada’s position. The Partnership paid National Bank of Canada fees for its services in relation to this credit facility in the amount of $71,049 for National Bank of Canada’s 2006 fiscal year, $63,137 for its 2007 fiscal year and $35,164 for the current fiscal year to date.

Although the National Bank of Canada was a lender under Teck’s syndicated revolving credit facility until February of 2008, National Bank Financial has confirmed to Fording that the amount of indebtedness owing to National Bank of Canada under the syndicated revolving credit facility was not financially material to National Bank of Canada nor were the fees payable to National Bank of Canada in connection with such facility financially material to National Bank of Canada. Teck paid National Bank of Canada fees for its services in relation to the syndicated revolving credit facility in the amount of $46,038 for National Bank of Canada’s 2006 fiscal year, $34,412 for its 2007 fiscal year and $7,371 for the period from the end of the prior fiscal year to February 14, 2008.

National Bank Financial acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Fording, Teck or their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or other clients for which it received or may receive compensation. As an investment dealer, National Bank Financial conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Fording, Teck or the Arrangement.

Scope of Review

In preparing the Independent Valuation, National Bank Financial reviewed certain publicly available information and financial statements and non-public information relating to Fording and the Partnership; reviewed information relating to the business, operations, financial performance and, where applicable, stock market data and research publications relating to Fording and other selected comparable companies; held discussions with senior officers of Fording and certain employees of the Partnership providing support to Fording under applicable services agreements; reviewed third party technical reports, mine plans, and relevant independent and institutional industry research reports; held discussions with legal counsel to the Independent Committees; and carried out other investigative exercises, more specifically described in the Independent Valuation.

General Assumptions and Limitations

With the Independent Committees’ approval, National Bank Financial relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, Fording and the Partnership and Fording’s consultants and advisors. National Bank Financial did not meet with the auditors of Fording and assumed the accuracy and fair presentation of, and relied upon, the audited consolidated financial statements of Fording and the reports of its auditors thereon. The Independent Valuation is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of National Bank Financial’s professional judgment and except as expressly described in the Independent Valuation, National Bank Financial did not attempt to verify independently the accuracy, completeness or fair presentation of any of such data or information. Fording has represented to National Bank Financial, in certificates of three senior officers of Fording dated the date of the Independent Valuation that, among other things, the information, data and other materials provided to National Bank Financial by or on behalf of Fording (the “Fording Information”) were complete and correct at the date the Fording Information was provided to National Bank Financial and that, since the date of the Fording Information, there has been no material change, financial or otherwise, in the financial condition, assets or liabilities (contingent or otherwise), business, operations or prospects of Fording or any of its subsidiary entities (as such term is defined in MI 61-101) and no material change has occurred in the Fording Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Independent Valuation.

The Independent Valuation was given as of July 28, 2008 on the basis of securities markets, economic, financial and general business conditions prevailing on that date and the condition and prospects, financial and otherwise of Fording, the Partnership and their respective subsidiaries and affiliates, as they were reflected in the Fording Information provided to National Bank Financial and as they were represented to National Bank Financial in their discussions with the management of Fording and employees of the Partnership. Although National Bank Financial reserves the right to change, modify or withdraw the Independent Valuation in the event that there is any material change in any fact or matter affecting the Independent Valuation after the date thereof, National Bank Financial has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Independent Valuation which may come or be brought to National Bank Financial’s attention after the date thereof, except as otherwise required by MI 61-101.

In the Independent Valuation, National Bank Financial stated that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Independent Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description and any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Independent Valuation should not be construed as a recommendation to any Securityholder as to whether to vote in favour of the Arrangement.

Definition of Fair Market Value

For purposes of the Independent Valuation, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. National Bank Financial made no downward adjustment to the value of the Units to reflect the liquidity of the Units, the effect of the Arrangement on the Units, whether or not the Units form part of a controlling interest, or the fact that Fording does not manage or have operational control of the Partnership. Consequently, the Independent Valuation provides a conclusion on a per Unit basis with respect to Fording’s “en bloc” value being the price at which all of the Units could be sold to one or more buyers at the same time.

Valuation Methodologies

For purposes of determining the fair market value of the Units, National Bank Financial relied on three principal methodologies:

•	a DCF approach;

•	a comparable trading approach; and

•	a comparable precedent transactions approach.

In addition, National Bank Financial reviewed historical trading data for Fording, bid premia from precedent transactions and research analyst target prices.

In the Independent Valuation, National Bank Financial stated that it was aware that certain potential buyers of all of the Units may realize unique benefits as a result of such a transaction. Furthermore, these benefits are not necessarily available to all buyers and the amount of any benefit may vary by buyer. As National Bank Financial’s valuation of Fording is on an “en bloc” basis, the value of these benefits, if any, cannot be attributed to the “en bloc” value of Fording and, accordingly, has not been factored into National Bank Financial’s valuation conclusion.

National Bank Financial prepared a comprehensive DCF analysis of the Partnership to assist in determining the fair market value of the Units. National Bank Financial believed that the DCF approach was the most appropriate methodology for estimating the “en bloc” value of Fording and benchmarked the results of this approach against other valuation methodologies. National Bank Financial further believed that the DCF approach is the most broadly used valuation methodology in the mining industry. The DCF approach reflects the growth prospects and risks inherent in the Partnership’s operations by taking into account the future free cash flow generating capability of its assets.

The present value of the unlevered after-tax free cash flows derived from the DCF analysis represents the aggregate value of the Partnership’s operating assets. To arrive at an equity value of Fording, and subsequently an equity value per Unit, National Bank Financial made a number of adjustments. These adjustments included, among other things, adjustments for net debt as of June 30, 2008, losses from foreign exchange contracts, adjustments for Fording’s 60% ownership of the Partnership, transaction expenses, the estimated present value of unfunded pension liabilities and the estimated present value of future asset retirement obligations.

The equity value per Unit derived from the DCF analysis was determined by National Bank Financial to be in the range of $78.71 to $99.41.

In applying the comparable companies methodology, National Bank Financial reviewed the public market trading multiples of selected coal companies including four based in Australia, three based in Canada and five based in the United States. National Bank Financial limited its universe to those companies that currently produce metallurgical coal. Development-stage coal companies or those that produce primarily steam coal were excluded. National Bank Financial found that the comparables landscape did not yield perfect comparables for Fording and, accordingly, rather than focusing on specific comparables, applied the multiples observed across the entire comparable set.

In applying this methodology, National Bank Financial considered Enterprise Value/2009E EBITDA and Enterprise Value/Measured and Indicated Resources to be the most relevant multiples. These metrics were considered appropriate for Fording given its very large resource base that is constrained by transportation capacity. A review of these multiples across the comparable set implied a per Unit valuation range of $75.19 to $98.30.

In applying the precedent transaction methodology, National Bank Financial reviewed recent transactions in the coal sector. This methodology considers transaction prices in the context of the purchase or sale of a comparable company or asset to estimate the “en bloc” value of a particular asset or company. The application of this methodology is limited by the extent to which the companies or assets acquired in the precedent transactions are comparable to Fording in terms of stage of development, cost parameters and type of coal produced. Applicability is further limited by the divergence in the prevailing spot and forecasted prices for coal at the time the precedent transactions were executed and those observed at present. While this is generally a consideration when using this methodology, National Bank Financial stated that it was particularly relevant in this situation given the recent volatility in the spot and forecasted prices for metallurgical coal. Accordingly, National Bank Financial placed greater weight upon its analysis of more recent transactions.

In applying the precedent transaction methodology, National Bank Financial considered Enterprise Value/Measured and Indicated Resources to be the most relevant metric for the same reasons described above relating to the comparable companies methodology. A review of this metric across the list of precedent transactions implied a valuation range from $77.86 to $92.79 per Unit.

Benefits to Teck of Acquiring Fording’s Assets

In preparing the Independent Valuation, National Bank Financial considered whether any distinctive material benefit would accrue to Teck through the acquisition of all the assets and liabilities of Fording as contemplated by the Arrangement. In this regard, National Bank Financial noted that it understood that the purchase price for the Royalty would be recorded by Teck as a Canadian Development Expense (“CDE”) for Canadian income tax purposes, which is generally deductible from Canadian taxable income at an annual 30% declining balance rate. However, National Bank Financial was of the view that such benefit was available to certain other purchasers in a transaction structured in the manner of the Arrangement. The extent to which Teck or another purchaser could utilize such a CDE deduction, and realize any net benefit therefrom, would depend on the Canadian taxable income position of the particular purchaser. National Bank Financial did not have sufficient financial information or analysis from Teck to quantify such net benefits to Teck.

National Bank Financial was also of the view that there were likely no material specific operational or financial benefits (other than noted above) that would accrue to Teck that would not equally accrue to other potential buyers such as lower income tax rates, reduced operating costs, increased revenues, higher asset utilization or any other operational or financial benefits. However, National Bank Financial did not have sufficient financial information or analysis from Teck to verify this belief.

Valuation Conclusion

In arriving at an opinion of fair market value of the Units, National Bank Financial did not attribute any particular weight to any specific factor but made qualitative judgments based on its experience in rendering such opinions and on circumstances then prevailing as to the significance and relevance of each factor. National Bank Financial did, however, weight each valuation approach differently and ascribed the greatest amount of importance to the DCF approach.

Based on and subject to the factors set forth in the Independent Valuation, National Bank Financial expressed the opinion that, as of July 28, 2008, the fair market value of the Units was in the range of $79.00 to $99.00 per Unit.

Valuation of Non-Cash Consideration

National Bank Financial was not engaged to prepare a formal valuation of the Class B Shares on the basis that the conditions set out in Section 6.3(2) of MI 61-101 have been, or will be, satisfied, those conditions being that:

•	the Class B Shares are securities of a reporting issuer;

•	Fording has no knowledge of any material information concerning Teck, or concerning the Class B Shares, that has not been generally disclosed;

•	a liquid market (as such term in defined for the purposes of MI 61-101) in the Class B Shares exists, which determination was verified by National Bank Financial as at July 28, 2008;

•	the Class B Shares to be issued in connection with the Arrangement constitute 25% or less of the number of Class B Shares that are outstanding immediately before the Arrangement;

•	the Class B Shares will be freely tradable under applicable securities laws at the time the Arrangement is completed; and

•	National Bank Financial has advised the Independent Committees that it is of the opinion that a valuation of the Class B Shares is not required.

Material Projections Provided by Fording to RBC and National Bank Financial

Officers of Fording, assisted by personnel of the Partnership, provided certain projections to each of RBC and National Bank Financial for purposes of assisting RBC in preparing the Fairness Opinion and assisting National Bank Financial in preparing the Independent Valuation. The material projections relied upon by RBC in its preparation of the Fairness Opinion consisted of operating costs, capital expenditures and coal production volumes. See the Fairness Opinion attached as Appendix C to this Circular, “Net Asset Value Analysis — Assumptions”. The material projections relied upon by National Bank Financial in preparing the Independent Valuation consisted of operating costs, capital expenditures and coal production volumes. See the Independent Valuation attached as Appendix D to this Circular, “Discounted Cash Flow Approach”. As set out in the Fairness Opinion and in the Independent Valuation, each of RBC and National Bank Financial developed their own coal price and foreign exchange projections.

Material projections provided by Fording to RBC and National Bank Financial relating to operating costs, capital expenditures and coal production volumes are set out in Appendix L to this Circular.

The projections set forth in Appendix L to this Circular were prepared principally for internal use in capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions relating to the business of the Partnership that are inherently subject to significant economic, industry, and competitive uncertainties and other risks, some of which are discussed in this Circular under the heading “Cautionary Statements Regarding Forward-Looking Statements — Forward-Looking Statements of Fording”, all of which are difficult to predict and many of which are beyond the control of the Partnership and Fording. Material assumptions underlying the projections set forth in Appendix L include transportation costs, labour costs, fuel costs and mining conditions as well as certain other of the assumptions set out in this Circular under the heading “Cautionary Statements Regarding Forward-Looking Statements — Forward-Looking Statements of Fording”. There can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate, or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. Projections relating to capital expenditures, operating costs and anticipated production volumes from development projects are highly susceptible to material variation.

The projections were not prepared with a view to compliance with or reviewed in accordance with published guidelines of Securities Authorities or accounting bodies for preparation and presentation of prospective financial information or generally accepted accounting principles. They have not been reviewed by Fording’s auditors or the auditors of the Partnership.

The inclusion of this information in this Circular should not be regarded by any Unitholder as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither Fording, the Partnership, Teck nor any of their respective representatives has made or makes any representation to any

Unitholder regarding the information included in the projections. Fording does not intend to update or otherwise revise any of the projections included in this Circular to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events.

In considering the projections described herein and in Appendix L, each of RBC and National Bank Financial, in the exercise of their professional judgement, have made certain adjustments to such projections for purposes of preparing, as applicable, the Fairness Opinion and the Independent Valuation in addition to applying their own projections regarding coal prices and foreign exchange rates.

FURTHER DISTRIBUTIONS

If the Arrangement is completed, no further quarterly or other distributions with respect to the Units will be declared or paid to the Unitholders.

THE ARRANGEMENT

Expected Timing of Arrangement

The Transaction Confirmation Date will occur upon satisfaction or waiver of all of the conditions to the completion of the Arrangement. If the Requisite Level of Approval is obtained at the Meeting, the Transaction Confirmation Date is expected to occur on or about September 30, 2008, the date of the Meeting. On the Transaction Confirmation Date, Fording and Teck will confirm in writing that the conditions to closing are satisfied or waived and publicly announce that the conditions are satisfied or waived. Following the Transaction Confirmation Date, a 20 Trading Day Pre-Closing Period will occur. During the Pre-Closing Period that will follow the Transaction Confirmation Date, the Units will continue to trade on the TSX and the NYSE; except as follows: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date. Fording and Teck expect that closing will occur on or about October 30, 2008, after such Pre-Closing Period has been completed.

Required Securityholder Approval

At the Meeting, Securityholders will be asked to vote to approve the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of:

•	at least 66 2/3% of the votes cast at the Meeting by Unitholders present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;

•	at least 66 2/3% of the votes cast at the Meeting by Securityholders present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; and

•	at least a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy and entitled to vote at the Meeting (collectively, the “Requisite Level of Approval”).

In determining whether the minority Unitholder approval described in the third bullet above has been obtained, the votes cast by Teck and certain other parties related to or affiliated with Teck must be excluded in accordance with applicable securities laws. See “Principal Legal Matters — Canadian Securities Law Matters” in this Circular. To the knowledge of Fording, after reasonable inquiry, a total of 29,510,871 votes that may be cast on the Arrangement Resolution will be excluded in determining whether minority Unitholder approval for the Arrangement Resolution has been obtained. The Arrangement Resolution must receive the Requisite Level of Approval in order for Fording to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order. Notwithstanding the approval by Securityholders of the Arrangement Resolution, Fording reserves the right not to proceed with the Arrangement, subject to and in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement.

Arrangement Mechanics

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement, which is attached as Appendix E to this Circular. Unitholders are cautioned that each of Teck and Fording have agreed to amend the form of Plan of Arrangement which was attached to the Arrangement Agreement as Schedule “A”, and as a result, such form of Plan of Arrangement is superseded by the Plan of Arrangement attached as Appendix E to this Circular and summarized below. Unitholders are further cautioned that the Plan of Arrangement may be further amended in accordance with its terms. The Plan of Arrangement has been amended to, among other things, reflect the fact that the Fording DRIP will be terminated prior to the Effective Time in the event that the Arrangement Resolution is approved at the Meeting, and to clarify the treatment of Exchange Options and Phantom Units. As well, the Plan of Arrangement now provides that Fording will be terminated and cease to exist as part of the Plan of Arrangement rather than in the ordinary course after completion of the Arrangement. Upon the Arrangement becoming effective and subject to any further amendments to the Plan of Arrangement in accordance with its terms, the following transactions, among others, will occur and will be deemed to occur in the order and at the times set out in the Plan of Arrangement:

(a)	the Unitholder Rights Plan will terminate and be of no further force or effect;

(b)	the Fording LP Agreement Amendments will become effective;

(c)	the Royalty Agreement Amendments will become effective;

(d)	the New Amended and Restated Declaration of Trust will become effective;

(e)	[intentionally deleted];

(f)	each of the Trustees will be deemed to have resigned and the Corporate Trustee will be appointed and become the sole trustee of Fording;

(g)	each of the Directors and each of the directors of Acquiror will be deemed to have resigned and the directors of Fording ULC and the directors of Acquiror will be those persons designated by Teck;

(h)	immediately before the time that the transaction described in paragraph (i) below occurs, Fording LP will make a distribution to Fording in an amount equal to all debts owing by Fording to Fording LP, and will make such distribution by offset against such debts;

(i)	Acquiror will purchase from Fording, and Fording will transfer to Acquiror, all of the limited partnership interest in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording at a price equal to the amount described in paragraph (j)(vi) below, in consideration for the issuance by Acquiror to Fording of 10,000,000 common shares of Acquiror, and at the time of the purchase, Fording will cease to be a member of Fording LP;

(j)	Fording will transfer to Teck, and Teck will purchase from Fording, the Royalty (including all rights under the Royalty Agreement, other than any amount of Royalty accrued but not paid up to the Effective Time), all of the issued and outstanding equity securities of Acquiror, and all of the issued and outstanding equity securities of the Legacy Subsidiaries held by Fording at the Effective Time, in consideration of:

(i)	the payment by Teck to Fording of the Securityholder Consideration, plus

(ii)	the payment by Teck to Fording of sufficient cash to enable Fording, when such additional cash is combined with its otherwise available cash, to make the Final Unitholder Distribution of US$3.00 per Unit, plus

(iii)	the assumption by Teck of the Residual Liabilities,

which consideration will be allocated as follows:

(iv)	an amount equal to the fair market value of the equity securities of each of the Legacy Subsidiaries will be allocated to those securities;

(v)	97% of the remaining consideration will be allocated to the purchase of the Royalty and the rights under the Royalty Agreement from Fording; and

(vi)	3% of the remaining consideration will be allocated to the purchase of all of the equity securities of Acquiror;

and after the purchase and transfers described in this paragraph (j) and the transfers described in paragraph (r) below, none of Fording, the Trustees, the Directors or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with the Acquired Assets;

(k)	Fording will make the Final Unitholder Distribution by distributing to each Unitholder (including Dissenting Unitholders) and to each registered holder of Phantom Units, in respect of each Unit (including Fractional Unit Interests) or Phantom Unit then held, its pro rata portion of the Final Unitholder Distribution by paying in accordance with Article 5 of the Plan of Arrangement such amount to the Unitholders (in the case of Unitholders other than Dissenting Unitholders) and holders of Phantom Units, and by paying such amount to the Dissenter Trustee in the case of Dissenting Unitholders, in each case, less amounts withheld in respect of the distribution pursuant to Section 5.4 of the Plan of Arrangement. The payment of the Final Unitholder Distribution to the registered holders of Phantom Units as aforesaid shall be in lieu of, and shall extinguish the right of, such holders to receive additional Phantom Units under the Joint Phantom Unit Plan in connection with the Final Unitholder Distribution;

(l)	each holder of an issued and outstanding Exchange Option will be deemed to have exercised such holder’s Unit Appreciation Rights, as defined in the Exchange Option Plan, pursuant to the Notice of Exercise thereunder, in exchange for the payment by Fording to such registered holder, for each Exchange Option held by such holder, of an amount in cash equal to the difference between the sum of the Unit Consideration plus the Final Unitholder Distribution over the Exercise Price of such Exchange Option (less any amounts withheld pursuant to Section 5.4 of the Plan of Arrangement), and thereafter all of the Exchange Options will be terminated and none of the former holders of Exchange Options, Fording, the Trustees, the Directors, the Fording Subsidiaries, Teck, the Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Exchange Options. For the purpose of this paragraph (l), the cash value of the Share Consideration component of the Unit Consideration shall be calculated using the weighted average trading price per share of the Class B Shares on the NYSE over the last 10 trading days ending on the second trading day prior to the Effective Date;

(m)	the Effective Date will be deemed to be a Mandatory Payment Date (as defined in the Joint Phantom Unit Plan) and at the Effective Time all of the then issued and outstanding Phantom Units will be deemed to have vested and each holder of Phantom Units at the Effective Time will be deemed to have elected pursuant to Section 5.4(d) of the Joint Phantom Unit Plan to redeem all Phantom Units credited to such holder’s Phantom Unit Account for an amount per Phantom Unit equal to the Unit Consideration, and Fording will pay and transfer to such holder the Unit Consideration to which such holder is entitled as a result of such deemed redemption (less any amounts withheld pursuant to Section 5.4 of the Plan of Arrangement); amounts paid by Fording in relation to Phantom Units held by Directors and issued to them in that capacity will be deemed to have been paid by Fording on behalf of Fording ULC and will be deemed to have been funded by way of a capital contribution by Fording to Acquiror and immediately thereafter, by way of a capital contribution by Acquiror to Fording ULC and thereafter all of the Phantom Units will be terminated and none of the former holders of Phantom Units, Fording, the Trustees, the Directors, the Fording Subsidiaries, Teck, the Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Phantom Units;

(n)	[intentionally deleted];

(o)	the Exchange Option Plan and the Joint Phantom Unit Plan will terminate and thereafter, none of Fording, the Trustees, the Directors, the Fording Subsidiaries, Teck, the Acquiror or any of their respective successors or assigns will have any further liability or obligation to the Securityholders under such plans or agreements and the Securityholders will have no further rights under such plans or agreements;

(p)	Fording will distribute in respect of each issued and outstanding Unit, including Fractional Unit Interests and Units and Fractional Unit Interests held by Dissenting Unitholders, as a payment under Canadian law in respect of the capital interest in Fording represented by the Unit or Fractional Unit Interests, as applicable, and not as proceeds of disposition of that capital interest, an amount per Unit (or the prorated portion thereof in the case of Fractional Unit Interests) equal to:

(i)	the Unit Consideration, less

the total of:

(ii)	any amounts in respect of the Unit or Fractional Unit Interests, as applicable, withheld pursuant to Section 5.4 of the Plan of Arrangement in respect of the amounts described in paragraph (p)(i) above and paragraph (q) below, plus

(iii)	0.001 of a Class B Share,

by paying and transferring such amount to the Unitholder (in the case of Unitholders other than Dissenting Unitholders) in accordance with Article 5 of the Plan of Arrangement and by paying and transferring such amount to the Dissenter Trustee in the case of Dissenting Unitholders;

(q)	each issued and outstanding Unit, and if applicable, each outstanding Fractional Unit Interest (including Units and Fractional Unit Interests held by Dissenting Unitholders that have exercised their Dissent Rights) will be purchased by Fording for cancellation without any further act or formality and free and clear of all encumbrances (other than obligations in respect of Dissent Rights) in consideration of the payment by Fording in respect of each Unit or Fractional Unit Interest, as applicable, of 0.001 of a Class B Share per Unit (or the prorated portion thereof in the case of Fractional Unit Interests), which consideration shall be transferred to the Unitholder, in the case of Unitholders other than Dissenting Unitholders in accordance with Article 5 of the Plan of Arrangement and shall be transferred to the Dissenter Trustee in the case of Dissenting Unitholders, and thereafter all such Units and Fractional Unit Interests will be cancelled and none of the Unitholders or former Unitholders, any former beneficial owner of Units, Fording, the Trustees, the Directors, the Fording Subsidiaries, Teck, the Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Units and Fractional Unit Interests (other than, as applicable, the obligations in respect of Dissent Rights in Article 4 of the Plan of Arrangement and the right to receive the distributions and other amounts payable under the Plan of Arrangement in accordance with Article 5 of the Plan of Arrangement); and

(r)	contemporaneously with the purchase of the Units pursuant to paragraph (q) above, all of the remaining assets of Fording, including the right to amounts under the Royalty accrued but not paid up to the Effective Time and any other Acquired Assets not transferred to Teck pursuant to paragraph (j) above, will be transferred by Fording to Teck with such transfer occurring as a reduction of the consideration paid by Teck in respect of the purchase of assets pursuant to paragraph (j) above and in an amount equal to the fair market value of the assets transferred under this paragraph (r), and the reduction of the consideration will be allocated proportionately between the assets described in paragraph (j)(v) and paragraph (j)(vi) above, and immediately thereon Fording shall terminate and cease to exist.

If (a) the Arrangement Resolution is passed, (b) the Final Order is obtained, (c) all other conditions to closing are satisfied or waived and (d) the Pre-Closing Period is completed, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. In connection therewith, the Declaration of Trust will be amended to the extent necessary to facilitate the Arrangement as provided in the Plan of Arrangement. Fording and Teck currently expect that the Effective Date will be on or about October 30, 2008 and that the consideration payable to Registered Unitholders would be available through the Depositary in the ordinary course shortly thereafter.

Amendments to the Declaration of Trust

The Plan of Arrangement provides that the Declaration of Trust will be amended to, among other things, clarify that the income arising within Fording for purposes of the Tax Act in 2008 up to and including the time of the completion of the events described under “Arrangement Mechanics” in this Circular will be deemed to have been made payable and paid to those holders of Units who received distributions made by Fording in 2008 on or before the Effective Date, including distributions described in paragraphs (k), (p) and (q) under “Arrangement Mechanics” in this Circular, to the extent of such distributions, or, if such distributions in total exceed such income, then to the extent of such income.

Letter of Transmittal

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized under “Certain Tax Considerations for Unitholders-Certain Canadian Federal Income Tax Considerations”, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

A Letter of Transmittal is enclosed with this Circular for use by the Registered Unitholders for the purpose of the surrender of Unit certificates should Registered Unitholders not dispose of their Units on the TSX or NYSE. The details for the surrender of Unit certificates to the Depositary and the addresses of the Depositary are set out in the Letter of Transmittal. The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. Provided that a Registered Unitholder has delivered and surrendered to the Depositary all Unit certificates, together with a Letter of Transmittal properly completed and executed in accordance with the instructions of such Letter of Transmittal, and any additional documents as Teck or the Depositary may reasonably require, the Registered Unitholder will be entitled to receive, and Teck will cause the Depositary to deliver a cheque (or other form of immediately available funds) representing the cash component of the consideration to which the Registered Unitholder is entitled, and a certificate representing the number of Class B Shares to which the Registered Unitholder is entitled, in each case less applicable withholding taxes. The Unit certificates which immediately prior to the Effective Time represented Units will be cancelled. As of the Effective Date, the Unit certificates will only represent the right of the Registered Unitholder to receive upon surrender the consideration payable to such holder under the Arrangement. You can request additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available at the website maintained by the Canadian Securities Administrators at www.sedar.com.

Registered Unitholders who choose not to dispose of their Units on the TSX and the NYSE are encouraged to complete, sign, date and return the enclosed Letter of Transmittal, together with their Unit certificate(s) at least two business days prior to the Effective Date which will assist Teck in arranging for the prompt payment in respect of their Units if the proposed Arrangement is completed.

If you are a Non-Registered Unitholder, you should carefully follow the instructions from the Intermediary that holds Units on your behalf in order to submit your Units. You should not complete the Letter of Transmittal applicable to Registered Unitholders unless specifically instructed to do so by your Intermediary.

In order for holders of Phantom Units and Exchange Options to receive any amounts to which they may be entitled, the holders of Phantom Units and Exchange Options need to read the instruction letter delivered separately by Fording and comply with the instructions set out therein and in this Circular.

On August 18, 2008, the Trustees resolved to terminate the Fording DRIP contingent on the approval of the Arrangement Resolution at the Meeting by the Requisite Level of Approval. The Trustees resolved to terminate the Fording DRIP in order that the unitholdings of participants in that plan could be certificated in advance of the Effective Date without further action of such participants. Accordingly, if the Fording DRIP is terminated, participants in the plan will receive a certificate representing the whole Units held by such persons pursuant to such plan. Fractional unitholdings will be settled through a cash payment in accordance with the terms of the Fording DRIP. Participants in the Fording DRIP will receive a letter containing additional information regarding the foregoing.

Lost Certificates

A Unitholder who does not hold Units through an Intermediary and who has lost or misplaced its Unit certificates should complete the Letter of Transmittal as fully as possible and forward it, together with an affidavit regarding the loss or misplacement, to the Depositary. The Depositary will assist in making arrangements for the necessary affidavit (which will include a bonding requirement) for payment of the consideration in accordance with the Arrangement. Further details are set out in the Letter of Transmittal.

Cancellation of Rights after Six Years

Any certificate which immediately before the Effective Time represented Units and which has not been surrendered, with all other documents required by the Depositary, on or before the sixth anniversary of the Effective Date, will cease to represent any claim by or interest of any former Unitholder of any kind or nature against or in Fording, Teck or the Acquiror. Accordingly, persons who tender certificates for Units after the sixth anniversary of the Effective Date will not receive Class B Shares, will not own any interest in Teck, and will not be paid any cash or other compensation in connection with the Arrangement.

Fractional Shares

No fractional Class B Shares will be issued to Unitholders. As soon as possible following the Effective Date, the fractional interest in a Class B Share, which would otherwise be distributed to a Registered Unitholder, will be sold in the market and each such Unitholder will receive a cash payment in U.S. dollars equal to its pro rata portion of the net proceeds after expenses of all such sales, less any amounts withheld on account of taxes.

Delivery Requirements

The method of delivery of Unit certificates, the Letter of Transmittal and all other required documents is at the option and risk of the Unitholder surrendering them. Fording recommends that such documents be delivered by hand to the Depositary, at one of the offices noted in the Letter of Transmittal, and a receipt obtained therefor or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. Unitholders holding Units registered in the name of an Intermediary must contact such Intermediary to arrange for the surrender of their Unit certificates.

Payment of Consideration

If you hold your Units through an Intermediary, then you are not required to take any action and the consideration will be delivered to your Intermediary through the procedures in place for such purposes between CDS or similar entities and such Intermediaries. If you hold your Units through an Intermediary, you should contact your Intermediary if you have questions regarding this process.

In the case of Registered Unitholders, as soon as practicable after the Effective Date, assuming due delivery of the required documentation, including the applicable Unit certificates and a duly and properly completed Letter of Transmittal, Teck will cause the Depositary to forward a cheque (or other form of immediately available funds) and a certificate representing the Class B Shares to which the Registered Unitholder is entitled, in each case less applicable withholding taxes, by first class mail to the address of the Unitholder as shown on the register maintained by Computershare Investor Services Inc., unless the Unitholder indicates in the Letter of Transmittal that it wishes to pick up the cheque and the certificate representing the Class B Shares. It is anticipated that the consideration under the Arrangement will be available from the Depositary as soon as practicable, but in any event, no later than three business days following the Effective Date. Under no circumstance will interest on the consideration be paid by Fording, Teck or the Depositary by reason of any delay in paying the consideration or otherwise.

Interests of Trustees, Directors, Executive Officers and Others in the Arrangement

Other than as disclosed below, none of the Trustees, the Directors or executive officers of Fording or Fording ULC and, to the knowledge of such Trustees, Directors and executive officers after reasonable enquiry, no associate or affiliate of an insider of Fording, none of Teck or its directors and executive officers, or any of their respective associates or affiliates, no associate or affiliate of Fording, no insider of Fording (other than a Trustee, Director or executive officer of Fording or Fording ULC) and no person or company acting jointly or in concert with Fording beneficially owns, or exercises control or direction over, any of the securities of Fording.

In connection with the Arrangement, none of the Trustees, the Directors or the executive officers of Fording or Fording ULC played any role in initiating or negotiating the terms of the Arrangement (other than the members of the Independent Committees and Mr. Lindsay in his capacity as President and Chief Executive Officer of Teck). In addition, none of the Trustees, the Directors or the executive officers of Fording or Fording ULC has entered into any arrangements or understanding pursuant to which they are assured to receive increased compensation or favourable alterations to existing employment agreements. After giving effect to the Arrangement, none of the Trustees, the Directors or the executive officers of Fording or Fording ULC will own more than 1% of Teck’s outstanding voting shares and no such Trustees, Directors or executive officers (other than Messrs. Lindsay and Seyffert) will hold a seat on Teck’s board of directors.

In considering the recommendations of the Independent Committees, the Trustees and the Directors with respect to the Arrangement, Unitholders should be aware that certain of the Trustees, Directors and executive officers of Fording or Fording ULC may have interests that differ from those of the Unitholders. The Independent Committees, the Trustees and the Directors are aware of these interests and considered them along with other matters described below.

The Declaration of Trust and the Memorandum and Articles of Association of Fording ULC contain procedures to be followed by the Trustees, the Directors and officers of Fording and Fording ULC in cases of conflict of interest, in order to preserve the independence of the body considering transactions and agreements in respect of which a Trustee, Director or officer has a material interest. Generally, these provisions require Trustees, Directors and officers to disclose all actual or potential conflicts of interest and refrain from voting on matters in which the Trustee, Director or officer of Fording or Fording ULC has a conflict of interest. In addition, the Trustee or Director, as applicable, is required to excuse himself or herself from any discussion or decision on any matter in which he or she is precluded from voting as a result of a conflict of interest or which otherwise affects his or her personal, business or professional interests.

Unit Holdings

As of September 6, 2008, the Trustees, Directors, executive officers and insiders of Fording and Fording ULC (including Teck and its directors and executive officers) beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 29,576,871 Units, which represent approximately 19.7% of the total number of outstanding Units. All Units held by the Trustees, Directors, executive officers and insiders of Fording or Fording ULC, as applicable, will be treated identically and in the same manner under the Arrangement as Units held by any other Unitholder.

Trustees, Directors and Executive Officers

The following table sets out the names and positions of the Trustees, Directors and executive officers of Fording or Fording ULC, as applicable, and as of September 6, 2008, the number and percentage of Units beneficially owned or over which control or direction is exercised by each such Trustee, Director or executive officer of Fording or Fording ULC, as applicable and, where known after reasonable enquiry, by their respective associates or affiliates.

		Ownership or
		Control over
Name	Position	Units(1),(2)

Michael A. Grandin	Chairman and Chief Executive Officer/Trustee and Director	39,000
Richard T. Mahler	Trustee and Director	6,000
Michael S. Parrett	Trustee and Director	6,000
Donald Pether	Trustee	—
Warren S.R. Seyffert	Trustee	—
Peter Valentine	Trustee	—
John B. Zaozirny	Trustee	12,500
Dawn L. Farrell	Director	1,000
Donald R. Lindsay	Director	—
Dr. Thomas J. O’Neil	Director	—
L.I. Prillaman	Director	—
David Thompson	Director	—
Boyd Payne	President	—
R. James Brown, C.A.	Vice President	—
James F. Jones	Vice President, Human Resources and Legal Affairs, Secretary	1,500
Mark D. Gow, C.A.	Vice President and Chief Financial Officer	—
Paul Clements, C.A.	Controller	—

(1)	The Units held by the individual Trustees and Directors and officers in each case represent less than 1% of the Units.

(2)	Does not include Units that may be held through the Trust Unit Purchase Plan.

Unit Holdings of Teck and its Directors and Executive Officers

The following table sets out the number and percentage of Units beneficially owned or over which control or direction is exercised by Teck and each of its directors and executive officers who so own or control Units and, where known after reasonable enquiry, by their respective associates or affiliates.

	Ownership or	% of the
	Control over	Outstanding
Name	Units	Units(1)

Teck Cominco Limited	29,507,142	19.6%
Mayank M. Ashar, Director	1,023	—
Jalynn H. Bennett, Director	1,347	—
Ronald A. Millos, Senior Vice President, Finance and Chief Financial Officer	1,359	—

(1)	The Units held by the individuals represent less than 1% of the Units.

In addition, the Trustees, Directors and executive officers of Fording or Fording ULC understand that in excess of 10% of the Units are registered in the name of CDS, as nominee, and are owned by various Intermediaries and other parties on behalf of their clients and others. The names of the beneficial owners holding their Units through CDS are not all known to Fording.

Transactions with Teck

Warren S.R. Seyffert serves on the Board of Directors of Teck and for his service, Teck paid Mr. Seyffert $82,000, $92,945 and $54,250 in 2006, 2007 and 2008, respectively. In addition, Mr. Seyffert was awarded certain deferred share units of Teck. Donald R. Lindsay does not earn any compensation in his role as a director of Teck, however, Mr. Lindsay does earn compensation in his capacity as President and Chief Executive Officer of Teck. For further information on Mr. Lindsay’s compensation in such capacity, see “Compensation of Named Executive Officers” in Teck’s Management Information Circular dated March 3, 2008.

Joint Phantom Unit Plan

Participating Trustees and Directors receive a portion of their annual retainer in the form of Phantom Units payable under the Joint Phantom Unit Plan established by Fording and Fording ULC. All or a portion of such retainer may be paid by way of a credit to the Phantom Unit account of each Trustee and Director in the form of Phantom Units awarded by reference to the Unit price by means of a bookkeeping entry on the books of Fording or Fording ULC, as applicable. When distributions are declared and paid on Units, the Phantom Unit Account of each Trustee and Director is credited with additional Phantom Units with a value equal to the distribution. The Joint Phantom Unit Plan allows for deferral of taxation on the value of the Phantom Units until the time that the Trustee or the Director actually receives settlement of the Phantom Units from the Joint Phantom Unit Plan. The Trustees and the Directors may elect to receive settlement in Units issued from treasury or cash. The market price for Phantom Units is determined by reference to the weighted average trading price of the Units on the TSX for the five trading days immediately preceding the day settlement is made.

On the Effective Date, in conjunction with the Arrangement, all of the issued and outstanding Phantom Units will be deemed to have vested and each holder of Phantom Units will be deemed to have elected to redeem all Phantom Units credited to such holder’s Phantom Unit account for an amount per Phantom Unit equal to the Unit Consideration and will be paid such consideration (less any amounts withheld on account of taxes) as a result of the deemed redemption plus the Final Unitholder Distribution.

The following table sets out the names and positions of the Trustees and Directors as of September 6, 2008, the number and percentage of Phantom Units they held and the amount of cash each such person is expected to receive if the Arrangement is completed as contemplated:

			% of the	Cash
		No. of	Outstanding	Consideration(1),(2),(3)	Share
Name	Position	Phantom Units	Phantom Units	(US$)	Consideration(4),(5)

Michael A. Grandin	Trustee and Director	15,091.64	9.99	$1,237,514.48	3,697
Richard T. Mahler	Trustee and Director	20,266.09	13.42	$1,661,819.38	4,965
Michael S. Parrett	Trustee and Director	20,211.72	13.38	$1,657,361.04	4,951
Donald Pether	Trustee	4,499.46	2.98	$368,955.72	1,102
Warren S.R. Seyffert	Trustee	4,499.46	2.98	$368,955.72	1,102
Peter Valentine	Trustee	18,947.60	12.54	$1,553,703.20	4,642
John B. Zaozirny	Trustee	16,143.51	10.69	$1,323,767.82	3,955
Dawn L. Farrell	Director	12,216.74	8.09	$1,001,772.68	2,993
Donald R. Lindsay	Director	8,395.73	5.56	$688,449.86	2,056
Dr. Thomas J. O’Neil	Director	6,503.34	4.31	$533,273.88	1,593
L.I. Prillaman	Director	5,828.03	3.86	$477,898.46	1,427
David Thompson	Director	18,445.91	12.21	$1,512,564.62	4,519

(1)	Rounded to the nearest cent.

(2)	Amounts do not include any cash amount that may be received for fractional share interests.

(3)	The consideration stated assumes that the Trustees and Directors will not convert their Phantom Units to Units prior to the Effective Date.

(4)	In Class B Shares.

(5)	Fractions of Class B Shares, which will be sold into the market and paid to the holder of Phantom Units, are not depicted.

Voting Intentions

The Trustees, Directors and executive officers of Fording and Fording ULC who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate: (a) 66,000 Units as at September 6, 2008, which represent less than 1% of the outstanding Units; and (b) 151,049.23 Phantom Units as at September 6, 2008, which represent approximately 100% of the Phantom Units and less than 1% of the Units and Phantom Units taken as a single class, have indicated that they each intend to vote FOR the Arrangement Resolution. In addition, Teck and its directors and executive officers, who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate 29,510,871 Units as at September 6, 2008, which represent approximately 19.7% of the outstanding Units, have each indicated that they intend to vote for the Arrangement Resolution.

Chair and Chief Executive Officer

Michael A. Grandin has served as Chair and Chief Executive Officer of each of Fording and Fording ULC since the formation of Fording in 2003 and the incorporation of Fording ULC in 2005. Pursuant to the Declaration of Trust and the memorandum of association of Fording ULC, the Chair and Chief Executive Officer of each of Fording and Fording ULC is appointed from the independent Trustees and the independent Directors, respectively. As the appointment of the Chief Executive Officer results in the incumbent being an officer of Fording and Fording ULC, the Trustee or Director appointed to the position no longer meets the technical definition of “independence” as determined by National Instrument 58-101 — Disclosure of Corporate Governance Practices of the Canadian Securities Administrators. However, the Chief Executive Officer is not an officer of the Partnership or any of its subsidiaries and is not responsible for the day-to-day management of the affairs of Fording or the business and affairs of Fording ULC, which responsibility instead rests with the President. Accordingly, the Independent Committees determined with the advice of Osler, that precluding Mr. Grandin from acting as Chair of the Independent Committees would not serve to enhance the independence of the Trustees and the Directors from management of Fording and Fording ULC and their respective subsidiaries. Moreover, the Independent Committees determined that, in light of Mr. Grandin’s knowledge, experience and expertise, excluding Mr. Grandin from participating as the Chair of the Independent Committees would negatively impact the functions of the Independent Committees.

Indemnity and Insurance Arrangements and Treatment of Fording Officers Following the Consummation of the Arrangement

For a description of the indemnification and insurance arrangements under the Arrangement Agreement, see “The Arrangement Agreement — Trustees’, Directors’, and Officers’ Indemnification”, and “The Arrangement Agreement — Further Indemnification Obligations” in this Circular.

Under the terms of certain agreements between Fording and the Partnership, the Partnership is required to make certain of its executive personnel available to serve as officers of Fording and Fording ULC. In addition to Mr. Grandin, Messrs. Payne, Brown, Gow, Jones and Clements, among others, serve as officers of Fording, Fording ULC and the Partnership. Except as otherwise described in this paragraph or under “Special Factors — Background to the Arrangement” with regard to the involvement of Mr. Payne in certain management presentations to potential bidders, none of these individuals participated in the strategic review commenced in June 2007, nor were any of them involved in any negotiations with Teck or any other party regarding the possible sale of Fording. Officers of Fording and Fording ULC, as well as employees of the Partnership, assisted, among other things, in the preparation of the Virtual Data Room to which potentially interested parties were granted access and provided information to the Independent Committees and their advisors upon request from time to time. Such officers also provided assistance in the preparation of the management presentations which were provided to such parties. In addition, and to enable Fording to negotiate the Arrangement Agreement, members of the Independent Committees and their advisors depended upon Messrs. Payne, Brown, Gow, Jones and Clements to provide information to assist in confirming the accuracy of the Fording representations, including assisting in the preparation of a disclosure letter and providing other administrative support. In the course of providing such information and administrative support, none of these officers were permitted to disclose to Teck or any of its affiliates any information regarding the status of the negotiations or the nature of the administrative support provided to the Independent Committees and their advisors. Furthermore, Fording will not be able to consummate the Arrangement without the continued provision of administrative support by these officers. In negotiating the Arrangement Agreement, in order to secure their continued assistance, Fording sought assurances from Teck that none of these officers would suffer any adverse employment consequences in terms of the officers’ relationship with the Partnership following the Effective Date as a result of their provision of such administrative support to Fording. As a result, the Arrangement Agreement provides that for a period of 24 months following the Effective Date, Teck will cause the Managing Partner of the Partnership to provide such officers with terms and conditions of employment, including salary, bonus, benefits, perquisites, title, duties, responsibilities and location of employment, which are the same or better than those enjoyed by such officers immediately prior to the announcement of the Arrangement, other than such changes resulting directly from the completion of the Arrangement. This provision was negotiated solely by the Independent Committees and its advisors.

Sources of Funds for the Arrangement

Teck will be required to pay approximately US$12.4 billion in cash to fund its obligations under the Arrangement and the other transactions contemplated by the Arrangement Agreement, and will be required to issue approximately 36.8 million Class B Shares. Teck has also agreed, if necessary, to pay to Fording sufficient cash to enable Fording, when such additional cash is combined with its otherwise available cash, to make the Final Unitholder Distribution of US$3.00 per Unit. Teck expects to finance the Cash Consideration with borrowings under the Facilities and the sale prior to the Effective Date of its approximate 19.6% interest in Fording.

Debt Financing

The following is a summary of certain material terms of the Debt Commitment Letter. A copy of the Debt Commitment Letter is available on SEDAR at www.sedar.com and at the SEC website at www.sec.gov. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Debt Commitment Letter. Therefore, Unitholders should read the Debt Commitment Letter carefully and in its entirety, as the rights and obligations of Teck and the Lenders are governed by the terms of the Debt Commitment Letter and not by this summary or any other information contained in this Circular.

Teck has received the Debt Commitment Letter from the Lenders pursuant to which the Lenders have committed to provide Teck an aggregate US$4 billion senior term loan facility and a US$5.81 billion senior bridge loan facility (collectively, the “Facilities”). The Facilities will be guaranteed by Teck Metals, a wholly owned subsidiary of Teck. The Facilities will be used to finance a portion of the aggregate Cash Consideration. Teck has represented to Fording that the funds contemplated to be received under the Facilities, together with the expected proceeds from the sale of Teck’s approximate 19.6% ownership interest in Fording and Teck’s cash on hand, will be sufficient to pay the aggregate Cash Consideration payable under the Arrangement and to make all other necessary payments to be made by it in connection with the Arrangement.

At Teck’s election, borrowings under each of the senior term loan facility and the senior bridge loan facility may bear interest at a rate per annum equal to (a) the highest of the rate of interest publicly announced by JPMorgan Chase Bank, N.A., Toronto Branch, as its prime rate in effect and the Federal Funds Effective Rate from time to time plus 0.5%, in each case, plus an applicable margin ranging from 0% to 1.50% or (b) the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities plus an applicable margin ranging from 1.00% to 2.50%. As used in this summary, “LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by Teck) are quoted on the Reuters BBA LIBOR Rates page 3750. Borrowings under the Facilities may be prepaid and commitments may be reduced by Teck without penalty (except LIBOR breakage costs) in minimum amounts to be agreed upon with the Lenders. There are no mandatory prepayment requirements for the senior term loan facility. The senior bridge loan facility is required to be prepaid in an amount equal to (i) 100% of the net proceeds received by Teck or any of its subsidiaries from material assets sales, subject to certain exceptions to be agreed upon with the Lenders, and (ii) 100% of the net proceeds received by Teck or any of its subsidiaries from the issuance of debt or equity after the date the conditions precedent to the senior bridge loan facility are satisfied, subject to certain exceptions. In addition, the commitments in respect of the senior bridge loan facility shall be reduced by the amount of any capital markets debt or equity issued, or the amount of proceeds of any material asset sale by Teck, prior to the date on which the loans are made. The maturity date for the senior term loan facility is three years after the date on which the loans are made. The maturity date for the senior bridge loan facility is 364 days after the date on which the loans are made.

The obligation of each of the Lenders to provide the Debt Financing on the terms outlined in the Debt Commitment Letter is subject to conditions, including the following material conditions:

•	there not occurring or becoming known to a Lender any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Teck, the Partnership, and their subsidiaries, taken as a whole;

•	such Lender not becoming aware of any information or other matter (including any matter relating to financial models and underlying assumptions relating to projections) affecting Teck, the Partnership and their subsidiaries or the Arrangement or the Debt Financing that in such Lender’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Lender prior to the date of the Debt Commitment Letter or could reasonably be expected to materially impair the syndication of the Facilities;

•	there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in such Lender’s judgment, could reasonably be expected to materially impair the syndication of the Facilities;

•	such Lender’s satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Teck, the Partnership or any of their affiliates (other than debt securities to be issued by Teck to refinance the senior bridge loan facility or to reduce the amount required to be borrowed under the senior bridge loan facility on the date on which the conditions precedent to the Facilities are satisfied);

•	the Arrangers having been afforded a reasonable period of time to syndicate the Facilities, which in no event will be less than 45 days from the date of commencement of syndication;

•	the execution and delivery of the definitive financing documentation on or before September 30, 2008 and the funding of the loans under the Facilities on or before December 31, 2008;

•	all government and third party approvals necessary in connection with the Arrangement, the financing thereof and the continuing operations of Teck and the Acquired Assets having been obtained on satisfactory terms;

•	there not existing any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on Teck, the Acquired Assets, the Arrangement, the financing thereof or any of the other transactions contemplated by the Debt Commitment Letter;

•	the accuracy of all representations and warranties in the definitive credit documentation (including, without limitation, the material adverse change and litigation representations), and there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (as used in the Debt Commitment Letter, “material adverse change” means an event, development or circumstance that has had a material adverse effect on the business, properties, conditions (financial or otherwise) or operations of Teck and its subsidiaries taken as a whole, or which could reasonably be expected to have a material adverse effect on Teck’s ability to perform its obligations under the credit documentation);

•	receipt of certain Teck financial information and certain pro forma financial information, adjusted to give effect to the Arrangement and the debt financing; and

•	other customary conditions for financings of this type.

The foregoing conditions to the availability of financing are not exhaustive. Under the Debt Commitment Letter, the Lenders and Teck may agree on additional conditions to the availability of financing.

Teck’s obligation to close under the Arrangement Agreement is conditional on its receipt of written confirmation of the Lenders that the conditions precedent to the availability of the Debt Financing, subject to certain limited exceptions, have been satisfied or waived which satisfaction or waiver must occur on or before the Transaction Confirmation Date. The documentation governing the Facilities has not been finalized and, accordingly, the actual terms thereof may differ from those described in this Circular.

Notwithstanding the commitment of the Lenders evidenced by the Debt Commitment Letter, Teck may elect to pursue alternative means of financing. Pursuant to a second amended and restated base shelf prospectus dated August 11, 2008, Teck may issue up to US$6 billion of debt securities, the proceeds of which could be used by Teck to satisfy a portion of the consideration required under the Arrangement Agreement and/or to repay a portion of the Facilities. While the terms of any debt securities that may be issued under Teck’s second amended and restated base shelf prospectus have not been definitively established, Teck expects that any such debt securities would be issued by Teck under an indenture to be entered into between Teck and The Bank of New York Mellon, as trustee, and fully and unconditionally guaranteed on an unsecured senior basis by Teck Metals. Teck expects that the debt securities and guarantees would be unsecured obligations and would rank equally with other unsecured and unsubordinated obligations of Teck and Teck Metals, respectively, from time to time outstanding. The indenture for the debt securities and guarantees is expected to contain customary covenants that, among other things, limit Teck’s ability to create certain security interests, limit Teck’s ability to enter into certain sale and leaseback transactions and restrict Teck’s ability to amalgamate or merge with a third party or transfer all or substantially all of its assets. The indenture is also expected to contain customary events of default and provisions for mandatory or optional redemption in certain circumstances.

Fording’s obligation to complete the transactions contemplated by the Arrangement Agreement is conditional on Teck providing the Trustees on or before October 31, 2008, with written evidence reasonably satisfactory to the Trustees that Teck has or will be able to draw, on or prior to the Effective Date, the funds (other than the funds resulting from the sale of its Units) necessary to complete the Transaction which shall include the execution of definitive credit agreements in respect to the Debt Financing contemplated by the Debt Commitment Letter.

Sale of Units

Teck intends to sell the 29,507,142 Units it currently owns prior to the Effective Date and to use the net proceeds of that sale to fund a portion of the consideration payable by it under the Arrangement. Other than in connection with its Top-Up Arrangements with Ontario Teachers’ Pension Plan Board and Golden Apple, Teck has no current agreements or understandings with respect to such sale. See “Information Concerning Teck — Agreements Involving Fording’s Securities” in this Circular.

Confidentiality Agreement

The following is a summary of certain material terms of the Confidentiality Agreement. A copy of the Confidentiality Agreement is available on SEDAR at www.sedar.com and at the SEC website at www.sec.gov. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Confidentiality Agreement. Therefore, Unitholders should read the Confidentiality Agreement carefully and in its entirety, as the rights and obligations of Fording and Teck are governed by the terms of the Confidentiality Agreement and not by this summary or any other information contained in this Circular.

Immediately prior to entering into the Arrangement Agreement, Fording and Teck entered into the Confidentiality Agreement. The Confidentiality Agreement contains confidentiality and standstill provisions which are typical for agreements of this type. The confidentiality and standstill provisions survive for a period of six months following the date of the Confidentiality Agreement, subject to certain exceptions in the case of the confidentiality provisions. Teck’s standstill covenant falls away in certain circumstances and is subject to certain exceptions.

THE ARRANGEMENT AGREEMENT

The following is a summary of certain material terms of the Arrangement Agreement, a copy of which is attached as Appendix B to this Circular. This summary and certain capitalized terms referred to in the summary do not contain all of the information about the Arrangement Agreement. Therefore, Unitholders should read the Arrangement Agreement carefully and in its entirety, as the rights and obligations of Fording and Teck are governed by the express terms of the Arrangement Agreement and not by this summary or any other information contained in this Circular.

The Arrangement Agreement contains representations and warranties made by Fording and Teck. These representations and warranties, which are set forth in the Arrangement Agreement, were made by and to the parties thereto for the purposes of the Arrangement Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating and entering into the Arrangement Agreement. In addition, these representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Unitholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular, may have changed since the date of the Arrangement Agreement.

On July 29, 2008, Fording and Teck entered into the Arrangement Agreement, under which it was agreed that, subject to the terms and conditions set forth in the Arrangement Agreement, Teck will acquire all of the assets of Fording and assume all of its liabilities as part of a Plan of Arrangement under which Unitholders will receive 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit. The terms of the Arrangement Agreement are the result of arm’s length negotiations conducted between the Independent Committees and Teck and their respective advisors.

Conditions to the Arrangement

Mutual Conditions

The Arrangement Agreement provides that the obligations of the parties to complete the Arrangement and the other transactions contemplated by the Arrangement Agreement are subject to the fulfilment of each of the following conditions at or before the Transaction Confirmation Date or such other time as may be specified below, each of which may only be waived jointly by Fording and Teck:

•	the Interim Order shall have been granted in form and substance satisfactory to Fording and Teck, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Fording and Teck, acting reasonably;

•	the Arrangement Resolution shall have received the Requisite Level of Approval;

•	the Final Order shall have been granted in form and substance satisfactory to Fording and Teck, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Fording and Teck, acting reasonably;

•	the Articles of Arrangement shall be in form and substance consistent with the Arrangement Agreement, the Plan of Arrangement and the Final Order and shall be satisfactory to Fording and Teck, acting reasonably;

•	the TSX shall have approved the listing of the Class B Shares to be issued in connection with the Arrangement subject only to satisfaction of customary conditions;

•	the Class B Shares to be issued in connection with the Arrangement shall have been approved for listing on the NYSE, subject only to official notice of issuance;

•	the Arrangement Agreement shall not have been terminated in accordance with its terms;

•	the Closing Regulatory Approvals shall have been obtained on terms and conditions acceptable to Fording and Teck, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Fording and Teck, acting reasonably; and

•	there shall not be in effect any applicable Law that makes the consummation of the Arrangement or any other transactions contemplated in the Arrangement Agreement which are necessary to complete the Arrangement illegal or otherwise prohibited or enjoins either Fording or Teck from consummating the Arrangement or any other transactions contemplated in the Arrangement Agreement which are necessary to complete the Arrangement.

Fording Conditions

The Arrangement Agreement provides that the obligation of Fording to complete the Arrangement and the other transactions contemplated by the Arrangement Agreement is subject to the fulfilment of the following additional conditions at or before the Transaction Confirmation Date or such other time as is specified below, each of which conditions may be waived by Fording:

•	the representations and warranties made by Teck in the Arrangement Agreement which are qualified by the expression “material”, “Teck Material Adverse Effect” or “material and adverse” shall be true and correct as of the date of the Arrangement Agreement and as of the Transaction Confirmation Date as if made on and as of such date (except to the extent such representations and warranties expressly speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties made by Teck in the Arrangement Agreement which are not so qualified shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), and Teck shall have provided to Fording a certificate of two authorized persons certifying such accuracy on the Transaction Confirmation Date;

•	Teck shall have complied in all material respects with its covenants under the Arrangement Agreement, and Teck shall have provided to Fording a certificate of two authorized persons certifying that it has complied with such covenants;

•	from the date of the Arrangement Agreement up to and including the Transaction Confirmation Date, there shall not have occurred or have been disclosed to the public a Teck Material Adverse Effect, and Teck shall have provided to Fording a certificate of two qualified officers to such effect on the Transaction Confirmation Date; and

•	on or before October 31, 2008, Teck shall have provided written evidence reasonably satisfactory to the Trustees that it has or will be able to draw, on or prior to the Effective Date, the funds (other than the funds resulting from the sale of its Units) necessary to complete the Arrangement which shall include the execution of definitive credit agreements in respect of the Debt Financing contemplated by the Debt Commitment Letter.

Teck Conditions

The Arrangement Agreement provides that the obligation of Teck to complete the Arrangement and the other transactions contemplated by the Arrangement Agreement is subject to the fulfilment of the following additional conditions at or before the Transaction Confirmation Date or such other time as specified below, each of which may be waived by Teck:

•	the representations and warranties made by Fording in the Arrangement Agreement which are qualified by the expression “material”, “material adverse change” or “material adverse effect” shall be true and correct as of the date of the Arrangement Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties made by Fording in the Arrangement Agreement which are not so qualified shall be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), and Fording shall have provided to Teck a certificate of two qualified officers certifying such accuracy on the Transaction Confirmation Date;

•	from the date of the Arrangement Agreement up to and including the Transaction Confirmation Date, there shall not have occurred or have been disclosed to the public a Fording Material Adverse Effect and Fording shall have provided to Teck a certificate of two qualified officers to such effect on the Transaction Confirmation Date;

•	Fording shall have complied in all material respects with its covenants in the Arrangement Agreement, and Fording shall have provided to Teck a certificate of two qualified officers certifying that it has complied with such covenants;

•	the Lenders shall have confirmed to Teck in writing that the conditions precedent to the availability of the Debt Financing, other than the condition which provides that the Chief Financial Officer of Teck shall have delivered a certificate confirming that (a) the Pre-Closing Period has been completed in accordance with the Arrangement Agreement; (b) Teck is ready to initiate the transaction implementation procedure under the Arrangement Agreement; and (c) substantially concurrently with the advance of funds, the Arrangement, the Debt Financing and the payments of fees, commissions and expenses in connection with each of the foregoing will be completed in accordance with the Arrangement Agreement and other than the payment by Teck to Fording of the transaction consideration and payment by Teck of the fees payable to the Lenders on the closing date, have been satisfied or waived in the event that Teck intends to utilize such Debt Financing in connection with the Arrangement;

•	the Trustees shall not have made a Change in Recommendation;

•	Dissent Rights shall not have been exercised in respect of more than 5% of the Units (on a fully-diluted basis); and

•	Teck shall have determined in good faith that the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge and Residual Liabilities that were not incurred in wilful violation of the Arrangement Agreement, will not exceed $475 million (if the Fording Credit Agreement will not be repaid on or prior to the Effective Date) or will not exceed $200 million (if the Fording Credit Agreement will be repaid on or prior to the Effective Date without Fording incurring liabilities to make such repayment).

Confirmation of Arrangement

Immediately following the satisfaction or waiver of the conditions described above (excluding conditions that, by their terms, cannot be satisfied until the Transaction Confirmation Date, but subject to the satisfaction or waiver, by the applicable party or parties in whose favour the condition is made, of those conditions as of the Transaction Confirmation Date), and provided that the date on which the conditions are satisfied or waived is no later than November 20, 2008, each of Fording and Teck will confirm, in writing, to each other, that all conditions in its favour have been satisfied or waived and will issue a public announcement in form and content satisfactory to each of them, acting reasonably, to that effect.

Representations and Warranties

The Arrangement Agreement contains a number of customary representations and warranties of Fording relating to, among other things, the following matters: organization, power to carry on business; capitalization; subsidiaries; authority; no breach; indebtedness; consents and approvals; no defaults; no breach of Laws; conduct of business; employment and consulting agreements; financial statements; books and records; litigation; liabilities; environmental; tax matters; employee benefits; reports; intellectual property; Sarbanes-Oxley Act and internal controls; non-arm’s length transactions; reporting issuer status; no orders; material contracts; investment company; Royalty Agreement; ownership of the Partnership; brokers; and Acquired Assets.

The Arrangement Agreement also contains a number of customary representations and warranties of Teck, relating to, among other things, the following matters: organization; authority; no breach; consents and approvals; third party consents; litigation; no breach of Laws; capitalization and listing; reports, reporting issuer status; financial statements;

conduct of business; no orders; sufficient funds; security ownership; indebtedness; environmental; mineral reserves and resources; employment matters; tax matters; no defaults; Sarbanes-Oxley Act and internal controls; subsidiaries and interests; and Investment Canada Act.

Fording Covenants

General Covenants

In the Arrangement Agreement, Fording agreed to certain customary negative and affirmative covenants relating to the operation of its business between the date of the Arrangement Agreement and until the earlier of the Effective Date and the day upon which the Arrangement Agreement is terminated in accordance with its terms. These covenants include, unless expressly required by a Material Contract or applicable Laws, a covenant to continue to carry on its and each Fording Subsidiary’s business and operations in the usual and ordinary course in a manner consistent with past practice, and to use its reasonable commercial efforts to preserve intact its and each Fording Subsidiary’s business organizations and goodwill. Fording also agreed that, following the execution of the Arrangement Agreement, (a) it would not do anything that would adversely affect Fording’s status as a “mutual fund trust” for the purposes of the Tax Act or would cause the definition of a “SIFT trust” in subsection 122.1(1) of the Tax Act to apply to Fording for any taxation year ending before 2011 and (b) it would promptly suspend, and not subsequently reinstate, the distribution of Units under the Fording DRIP and suspend the grant of further Phantom Units under the Joint Phantom Unit Plan (it being acknowledged and agreed that in lieu of the grant of further Phantom Units, Fording will make cash equivalent payments in the ordinary course and in a manner consistent with past compensation practice to the Trustees and the Directors). In addition, Fording agreed to co-operate with Teck and the Partnership to take all action necessary to terminate the TUPP as at the Effective Date.

Covenants to Assist with Debt Financing

Fording agreed to use reasonable commercial efforts to provide, and to use reasonable commercial efforts to cause its trustees, directors, officers, employees, independent auditors, counsel and other representatives to provide, all such reasonable and timely cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter as may be reasonably requested by Teck, the Lenders or their affiliates, including to using its reasonable commercial efforts to:

•	participate in meetings, drafting sessions and due diligence sessions;

•	furnish such financial and other pertinent information regarding Fording and the Fording Subsidiaries as may be reasonably requested;

•	assist in the preparation of an offering document to be used in connection with the Debt Financing contemplated by the Debt Commitment Letter or the refinancing thereof, as well as presentation materials and materials for rating agency presentations;

•	reasonably cooperate with the marketing and syndication efforts;

•	obtain reasonable auditors’ reports, reasonable comfort letters and reasonable legal opinions (in each case as are customary); and

•	provide Teck with reasonable cooperation and assist in satisfying the conditions and obligations set forth in the Debt Commitment Letter in respect of matters within the control of Fording.

Notwithstanding the foregoing, neither Fording nor any Fording Subsidiary is required to:

•	pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time;

•	take any action or do anything that would contravene any applicable Law, contravene any contract of Fording or any Fording Subsidiary that relates to borrowed money or would be capable of impairing or preventing the satisfaction of any condition described under the heading “The Arrangement Agreement — Conditions to the Arrangement — Fording Conditions”;

•	commit to take any action that is not contingent on the consummation of the Arrangement at the Effective Time;

•	disclose any information that would result in the disclosure of any trade secrets or similar information or violate any obligations of Fording or any other person with respect to confidentiality; or

•	cooperate with Teck to the extent that it would unreasonably interfere with the business or operations of Fording or any of the Fording Subsidiaries.

Covenant to Repay Amounts Outstanding under the Fording Credit Agreement

Fording agreed, subject to its reasonable commercial efforts, to co-operate with Teck to take all such action as may be necessary or advisable to permit all amounts outstanding under the Fording Credit Agreement to be repaid at the Effective Time and for all related security and hedging arrangements to be fully discharged and releases related thereto to be obtained from all applicable lenders at the cost of Teck provided that Fording shall not be required to take any action, or fail to take any action inconsistent with or that otherwise affects its ability to make a payment under the Plan of Arrangement.

Covenant Regarding Distributions

Fording agreed that unless expressly contemplated by the Arrangement Agreement or expressly required by any contract, agreement or arrangement in effect on the date of the Arrangement Agreement or applicable Laws, it will not, directly or indirectly, whether by or through any Fording Subsidiary, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise, other than those distributions made by Fording and the Fording Subsidiaries pursuant to and in accordance with the Plan of Arrangement.

Further Covenants

Fording agreed that, subject to the terms and conditions of the Arrangement Agreement, it will in a timely and expeditious manner take or cause to be taken all such steps and do or cause to be done all such acts and things, as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Fording and the Fording Subsidiaries.

Fording further agreed that as soon as reasonably practicable after the date of the Arrangement Agreement, subject to the caveat noted below, to use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and Teck’s obligations under the Arrangement Agreement to the extent the same is within its or any Fording Subsidiary’s control and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the other elements of the Transaction as promptly as practicable, including using its commercially reasonable efforts to:

•	obtain all Fording Regulatory Approvals;

•	respond to any request for information made by any Governmental Entity;

•	oppose, lift or rescind any injunction or restraining order or other order, proceeding or action challenging or affecting the Arrangement or the transactions contemplated thereby, or seeking to restrain, enjoin or prohibit the completion of the Arrangement in accordance with the terms thereof;

•	obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Arrangement, including the Third Party Consents; and

•	co-operate with Teck in connection with the performance by it of its obligations thereunder.

Teck and Fording acknowledged and agreed that, prior to the Effective Time, neither Fording nor any of the Fording Subsidiaries will be required to spend material sums of money (other than in connection with the fees and expenses in connection with the retention of their professional advisors), agree to any material restriction on their respective businesses or operations, surrender any material registration, license, permit, authorization or similar instrument, terminate or modify any material customer or supplier relationship or divest itself of any asset.

Pre-Arrangement Wind-Up of Fording LLC

Fording agreed to cause Fording LLC to be wound-up, and to the extent practicable in the circumstances, dissolved prior to the Effective Time, all in accordance with applicable Laws so as to cause all of the assets and obligations of Fording LLC, including all of the then issued and outstanding equity securities of Fording ULC, to be distributed to or assumed by Fording in connection with the wind-up.

Teck Covenants

General Covenants and Acknowledgments

Teck agreed to certain customary negative and affirmative covenants relating to the operation of its business between the date of the Arrangement Agreement and the earlier of the Effective Date and the day upon which the Arrangement Agreement is terminated in accordance with its terms, including, unless expressly required by a contract in effect on the date of the Arrangement Agreement or applicable Laws, to continue to carry on its business and operations in the usual and ordinary course in a manner consistent with past practice and use its reasonable commercial efforts to preserve intact its business organizations and goodwill.

Further Covenants

Teck agreed that, subject to the terms and conditions of the Arrangement Agreement, it will in a timely and expeditious manner take all such steps and do all such acts and things, as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Teck.

Teck agreed that, as soon as reasonably practicable after the date of the Arrangement Agreement, it will, subject to the caveat noted below, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations described under the heading “The Arrangement Agreement — Conditions to the Arrangement — Teck Conditions” to the extent the same is within its control (including voting all Units held by it or over which it or its affiliates exercises direction or control) and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the other elements of the Transaction as promptly as practicable, including using its commercially reasonable efforts to:

•	obtain all Teck Regulatory Approvals;

•	respond to any request for information made by any Governmental Entity;

•	oppose, lift or rescind any injunction or restraining order or other order, proceeding or action challenging or affecting the Arrangement Agreement or the transactions contemplated thereby, or seeking to restrain, enjoin or prohibit the completion of the Arrangement in accordance with the terms of the Arrangement Agreement;

•	obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Arrangement; and

•	co-operate with Fording in connection with the performance by it of its obligations under the Arrangement Agreement.

Fording and Teck acknowledged and agreed that, prior to the Effective Time, neither Teck nor any of its affiliates shall be required to spend material sums of money (other than in connection with fees and expenses in connection with the retention of their professional advisors), agree to any material restriction on their respective businesses or operations, surrender any material registration, license, permit, authorization or similar instrument, terminate or modify any material customer or supplier relationship or divest itself of any material asset.

Covenant to Ensure it has Sufficient Funds

Teck agreed, subject to its commercially reasonable efforts, to take all necessary action to ensure that it has sufficient funds, in excess of those expected to be made available as part of the Debt Financing contemplated by the Debt Commitment Letter, to carry out its obligations under the Arrangement Agreement, the Arrangement and the other elements of the Transaction and to pay all related fees and expenses.

Covenant to Cause Managing Partner to Manage the Partnership in the Ordinary Course

Teck agreed to cause the Managing Partner to manage the Partnership in the ordinary course and, subject to compliance with the then current Approved Plan (as such term is defined in the EVCP Partnership Agreement), in a manner consistent with past practice, and otherwise in full compliance with the EVCP Partnership Agreement and applicable Laws.

Covenant to Provide Notice of Material Change with Respect to the Debt Financing

Teck agreed to promptly advise Fording in writing of any material change with respect to the Debt Financing contemplated by the Debt Commitment Letter. Teck further agreed to notify Fording promptly, and in any event within 24 hours, if at any time prior to the Effective Time:

•	the Debt Commitment Letter expires or is terminated for any reason;

•	any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of Teck under any material term or condition of the Debt Commitment Letter or under any agreement or instrument contemplated therein or if Teck has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of any funding arrangements contemplated by the Debt Commitment Letter required to be satisfied by it, that in each case, would reasonably be expected to impair the ability of Teck to consummate the Debt Financing contemplated by the Debt Commitment Letter; or

•	any financing source that is a party to the Debt Commitment Letter advises Teck, whether orally or in writing, that such source either no longer intends to provide or underwrite any financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter or requests amendments or waivers thereto that are or could reasonably be expected to be materially adverse to the timely completion by Teck of the transactions contemplated by the Arrangement Agreement.

Covenants with Respect to the Debt Commitment Letter

In connection with the Debt Commitment Letter, Teck covenanted and agreed that:

•	it will use its best efforts to arrange and obtain the Debt Financing contemplated by the Debt Commitment Letter as soon as reasonably practicable, but in any event prior to October 31, 2008, on the terms and conditions described in the Debt Commitment Letter and it will deliver to Fording correct and complete copies of executed definitive agreements and documentation promptly when available and drafts of such agreements and documentation from time to time upon the reasonable request by Fording;

•	it will use its best efforts to satisfy, on a timely basis, in all material respects all covenants, terms, representations and warranties and conditions in the Debt Commitment Letter that are within its control;

•	other than as specifically contemplated in the Arrangement Agreement, it will not, without the prior written consent of Fording, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financings, that would reasonably be expected to prevent or materially impede or delay Teck in obtaining the Debt Financing contemplated by the Debt Commitment Letter or prevent, materially impede or delay its ability to complete the Arrangement;

•	it will not amend or alter, or agree to amend or alter, the Debt Commitment Letter or any other definitive agreement or documentation related to the Debt Commitment Letter in any manner that would reasonably be expected to prevent, materially impede or delay the completion of the Arrangement without the prior written consent of Fording; and

•	if the Debt Commitment Letter is terminated or modified in a manner materially adverse to Teck’s ability to complete the Arrangement for any reason, it will use commercially reasonable efforts to:

•	obtain, as promptly as practicable, and, once obtained, provide Fording with a copy of, one or more new debt financing commitments in replacement of the Debt Financing and in an amount substantially similar to the amount anticipated to be available under the Debt Financing, that is not subject to any condition precedent materially less favourable from the perspective of Fording than the conditions precedent contained in the Debt Commitment Letter (provided that Teck is not required to use any efforts to obtain any commitments that are on terms materially less favourable to Teck, as determined in the reasonable judgment of Teck, than those in the Debt Commitment Letter);

•	negotiate and enter into definitive credit, loan or other agreements and all required documentation with such third parties as may be necessary for Teck to obtain such funds on terms and conditions consistent with such new debt financing commitments, as soon as reasonably practicable but in any event prior to October 31, 2008, and deliver to Fording correct and complete copies of such executed definitive agreements and documentation promptly when available; and

•	satisfy, on a timely basis, in all material respects, all covenants, terms, representations and warranties and conditions applicable to Teck in respect of such new debt financing commitments and all other required agreements and documentation related to such commitments.

Covenants Regarding Non-Solicitation

Covenant in Respect of Acquisition Proposals

The Arrangement Agreement provides that subject to the exceptions described under this heading and “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Superior Proposal Determination”, from and after the date of the Arrangement Agreement, Fording shall not, directly or indirectly, through any officer, trustee, director, employee, representative (including any financial or other advisor) or agent of Fording or any of the Fording Subsidiaries (collectively, “Fording Representatives”):

•	solicit, assist, initiate, encourage or otherwise in any way facilitate (including by way of furnishing information, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal or any inquiries, proposals or offers regarding any Acquisition Proposal;

•	participate in any discussion or negotiations regarding, or furnish to any person any confidential information with respect to, any Acquisition Proposal or potential Acquisition Proposal or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to make an Acquisition Proposal or potential Acquisition Proposal;

•	make a Change in Recommendation;

•	accept, approve, agree to, endorse, recommend, or propose publicly to accept, approve, agree to, endorse, recommend any Acquisition Proposal; or

•	accept, approve, agree to, endorse or recommend or enter into, or publicly propose to accept, approve, agree to, endorse or recommend or enter into, any agreement in respect of an Acquisition Proposal, provided however that, notwithstanding any provision of the Arrangement Agreement, if at any time following the date of the Arrangement Agreement and prior to obtaining the Requisite Level of Approval, Fording receives a written Acquisition Proposal that did not result from a breach of Fording’s non-solicitation covenants, that the Trustees determine in good faith, after receiving advice from their financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal, then Fording may furnish information, including providing access to the Virtual Data Room, to the person making such Acquisition Proposal and/or enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal (but, subject to provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement-Covenants Regarding Non-Solicitation-Superior Proposal Determination”, not approve, recommend, accept or enter into any agreement (other than a confidentiality agreement as contemplated below), arrangement or understanding with respect to such Acquisition Proposal), provided that prior to entering into discussions or negotiations with any person regarding the Acquisition Proposal, Fording notifies Teck of its determination that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and otherwise complies with its non-solicitation covenants, and provided that Fording shall not, and shall not allow the Fording Subsidiaries or the Fording Representatives to, disclose any non-public information to such person without having entered into a confidentiality agreement with such person (a draft copy of which confidentiality agreement shall be provided to Teck prior to its execution) containing confidentiality covenants and standstill obligations substantially similar to those set out in the Confidentiality Agreement and provided further that Fording shall promptly provide to Teck any non-public information concerning

Fording or the Fording Subsidiaries or any of their assets provided to such other person that has not previously been made available to Teck.

Covenant to Cease Discussions with any Person (other than Teck)

Fording agreed to, and agreed to cause the Fording Subsidiaries and the Fording Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons (other than Teck) conducted by Fording, the Fording Subsidiaries or any of the Fording Representatives prior to the date of the Arrangement Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal, and, in connection with any such previous discussion or negotiation, Fording agreed to discontinue access to the Virtual Data Room (other than in connection with the Arrangement and the financing thereof), and agreed not to establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information other than as permitted above and requested, to the extent that it is entitled to do so, the return or destruction of all confidential information regarding Fording, the Fording Subsidiaries or the Partnership previously provided and to further request, to the extent it is entitled to do so, the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding Fording, the Fording Subsidiaries or the Partnership. Fording agreed that it will not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or potential Acquisition Proposal, or any standstill agreement to which it or any of the Fording Subsidiaries is a party. In this regard, Teck and Fording agreed that any deemed amendment or modification to any aforementioned confidentiality agreement or standstill agreement resulting from the entering into of the Arrangement Agreement or the Confidentiality Agreement without further action by Fording will not constitute an amendment or modification of such agreement.

Covenant in Respect of Notice of Acquisition Proposals

Fording agreed to promptly (and in any event within 24 hours) notify Teck (at first orally and then in writing) of any Acquisition Proposal (or any amendment) or any request for non-public information relating to Fording or any of the Fording Subsidiaries or any of their assets of which Fording or any of the Fording Representatives are or become aware, or any amendments. Fording agreed that such notice shall include a copy of any written Acquisition Proposal (and any amendment) which is received or, if no written Acquisition Proposal is received, a description of the material terms and conditions of, and the identity of the person making any inquiry, proposal, offer or request. Fording also agreed to provide such further and other details of the Acquisition Proposal or any amendment as Teck may reasonably request. Fording further agreed to keep Teck promptly and fully informed of the status, including any change to the material terms, of any Acquisition Proposal or any amendment, and to respond promptly to all inquiries by Teck with respect to any such Acquisition Proposal, and also agreed to provide to Teck copies of all material correspondence and other written material sent or provided to Fording by any person in connection with such inquiry, proposal, offer or request, or sent or provided by Fording to any person in connection with such inquiry, proposal, offer or request.

Covenant to Reaffirm Recommendation

Fording agreed to reaffirm its recommendation of the Arrangement by press release promptly in the event that:

•	any Acquisition Proposal which is publicly announced is determined not to be a Superior Proposal; or

•	Fording and Teck enter into an amended Arrangement Agreement pursuant to the provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Right to Match” which results in any Acquisition Proposal not being a Superior Proposal.

Superior Proposal Determination

Fording agreed that it shall not accept, approve, agree to, endorse, recommend or enter into any agreement in respect of an Acquisition Proposal (a “Proposed Agreement”) (other than a confidentiality agreement in accordance with provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Covenant in Respect of Acquisition Proposals”) unless:

•	the Acquisition Proposal constitutes a Superior Proposal;

•	Fording has complied with the provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation”;

•	Fording has provided Teck with notice in writing that there is a Superior Proposal together with all documentation comprising such Acquisition Proposal;

•	a period of at least eight business days (the “Matching Period”) shall have elapsed from the later of the date: (a) Teck received notice of Fording’s proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal (other than a confidentiality agreement in accordance with provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Covenant in Respect of Acquisition Proposals”); and (b) Teck received a true and complete copy of the Acquisition Proposal;

•	if Teck proposes to amend the terms of the Arrangement Agreement in accordance with provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Right to Match”, the Trustees (after receiving advice from their financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments; and

•	prior to entering into an agreement relating to such Superior Proposal (other than a confidentiality agreement in accordance with provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Covenant in Respect of Acquisition Proposals”), Fording shall have terminated the Arrangement Agreement and paid to Teck the Break Fee.

Fording agreed that the Trustees shall not, after the public announcement of an Acquisition Proposal in respect of which no Proposed Agreement has been or is proposed to be entered into (an “Announced Acquisition Proposal”) make a Change in Recommendation or accept, approve, agree to, endorse or recommend any Announced Acquisition Proposal unless:

•	the Announced Acquisition Proposal constitutes a Superior Proposal;

•	Fording has provided Teck with not less than eight business days prior written notice that the Trustees intend to make a Change in Recommendation;

•	Fording has complied with the provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation” with respect thereto; and

•	if Teck has proposed to amend the terms of the Arrangement Agreement in accordance with provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Right to Match”, the Trustees (after receiving advice from their financial advisors and outside legal counsel) shall have determined in good faith that the Announced Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments.

Right to Match

Under the Arrangement Agreement, Fording agreed that, during the Matching Period, Teck shall have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement Agreement and the Arrangement, and Fording agreed to co-operate with Teck with respect to any such amendment, including negotiating in good faith with Teck to enable Teck to propose such adjustments to the terms and conditions of the Arrangement Agreement and the Arrangement as Teck deems appropriate. Fording further agreed that the Trustees will review any amended offer by Teck to amend the terms of the Arrangement Agreement and the Arrangement in good faith in order to determine, after seeking the advice of their independent financial advisors and outside legal counsel, whether any such amended offer upon acceptance by Fording would result in an Acquisition Proposal ceasing to be a Superior Proposal. If the Trustees so determine, Fording agreed to enter into an amended agreement with Teck reflecting Teck’s amended proposal.

Teck Waiver of Right of First Offer

Teck agreed that if there is an Acquisition Proposal that is a Superior Proposal that would otherwise be subject to the right of first offer under the Teck Agreement or the EVCP Partnership Agreement, and Teck does not exercise its right to amend the terms of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Right to Match” such that the Acquisition Proposal ceases to be a Superior Proposal, then, effective upon payment of the Break Fee, Teck will waive all rights of first offer under the Teck Agreement and the EVCP Partnership Agreement in respect of any such Acquisition Proposal.

Termination

The Arrangement Agreement may be terminated:

•	by mutual written consent of Fording and Teck; or

•	by either Fording or Teck, as applicable, if the conditions precedent in its favour have not been satisfied by November 20, 2008, and that failure is not the result of a breach of the Arrangement Agreement by the party proposing to terminate; or

•	by Teck on or prior to the date on which the Requisite Level of Approval is obtained, if on or prior to the date when such Requisite Level of Approval is obtained the Trustees withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Teck, their recommendation of the Arrangement (a “Change in Recommendation”) or shall have failed to reaffirm their recommendation of the Arrangement within five business days of receipt of any written request to do so by Teck; or

•	by Teck if there is a breach of Fording’s non-solicitation obligations in any material respect; or

•	by Teck or by Fording if the Meeting shall have been held and completed and the Requisite Level of Approval shall not have been obtained; or

•	by Fording to enter into an agreement in respect of a Superior Proposal as provided in the Arrangement Agreement provided Fording pays the Break Fee to Teck; or

•	by Teck if, following the Transaction Confirmation Date, Teck determines, in good faith, that (a) the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge, will exceed CDN$475 million (if the Fording Credit Agreement is not repaid on or prior to the Effective Date) or CDN$200 million (if the Fording Credit Agreement is repaid on or prior to the Effective Date without incurring liabilities to make such repayment), and such excess constitutes a Fording Material Adverse Effect; or (b) that the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge and any Residual Liabilities that were not incurred in wilful violation of the Arrangement Agreement, will exceed CDN$475 million (if the Fording Credit Agreement is not repaid on or prior to the Effective Date) or CDN$200 million (if the Fording Credit Agreement is repaid on or prior to the Effective Date without Fording incurring liabilities to make such repayment); or

•	by Teck or by Fording if the Transaction Confirmation Date does not occur on or before November 20, 2008 or the Effective Date does not occur on or before December 30, 2008, except that such right to terminate is not available to any party whose wilful failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Transaction Confirmation Date or the Effective Date, as applicable, not to occur by such date; or

•	by Teck or by Fording if after the date of the Arrangement Agreement any action is taken under applicable Laws or any statute, rule, regulation or order is enacted, enforced, promulgated, issued, amended, modified or terminated by any court, department, board, regulatory authority, Governmental Entity or similar agency, domestic or foreign, entitled to exercise jurisdiction over either of Teck or Fording, or in the administration or interpretation thereof, that has become final and non-appealable and that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated by the Arrangement Agreement which are necessary to complete the Arrangement; or

•	by Teck or by Fording if after the date of the Arrangement Agreement any action is taken under applicable Laws or any statute, rule, regulation or order is enacted, enforced, promulgated, issued, amended, modified or terminated by any court, department, board, regulatory authority, Governmental Entity or similar agency, domestic or foreign, entitled to exercise jurisdiction over either of Teck or Fording, or in the administration or interpretation thereof, or any announcement is issued or made by way of press release or otherwise by any such department, board, regulatory authority, Governmental Entity or similar agency that results in a material and adverse change in the anticipated tax treatment of the Arrangement, or any material part thereof, to Fording or Teck or any Unitholders, provided that in the case of a material and adverse change in the anticipated tax treatment to the Unitholders, only Fording may terminate the Arrangement Agreement.

Break Fee

The Arrangement Agreement provides that if the Arrangement Agreement is terminated:

•	by Teck pursuant to the third bullet (relating to a Change in Recommendation) under the heading “The Arrangement Agreement — Termination”;

•	by Fording pursuant to the sixth bullet (relating to entering into an agreement in respect of a Superior Proposal) under the heading “The Arrangement Agreement — Termination”;

•	by Teck pursuant to the fourth bullet (relating to a material breach of Fording’s non-solicitation obligations) under the heading “The Arrangement Agreement — Termination”; or

•	by Teck pursuant to the second bullet (relating to the satisfaction of conditions) or fifth bullet (relating to the failure to obtain the Requisite Level of Approval) under the heading “The Arrangement Agreement — Termination”, but only if (a) after the date of the Arrangement Agreement and prior to such termination, an Acquisition Proposal is made or publicly disclosed; and (b) within twelve months following the date of such termination of the Arrangement Agreement: (i) Fording or any of the Fording Subsidiaries enters into a contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) and such Acquisition Proposal is consummated, whether or not amended prior to its consummation and whether such consummation is before or after the expiry of such twelve month period; or (ii) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to above) is consummated, then, in consideration of the release of Teck’s rights under the Arrangement Agreement, Fording shall pay to Teck, in the case of the second bullet above, concurrently with termination of the Arrangement Agreement, in the case of first or third bullet above, within two business days following termination of the Arrangement Agreement, or in the case of fourth bullet above within two business days following the consummation of the Acquisition Proposal, the amount of US$400 million, in immediately available funds to an account designated by Teck (the “Break Fee”).

For purposes of the foregoing, the Arrangement Agreement provides that the term “Acquisition Proposal” has the meaning assigned to such term under the Arrangement Agreement, except that references to “20% or more” shall be deemed to be references to 50% or more.

Expense Reimbursement

The Arrangement Agreement provides that subject to the provisions described below or as otherwise expressly provided for in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Arrangement, including legal fees, financial advisor fees and all disbursements by advisors, shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated. However, the Arrangement Agreement provides that if the Effective Date occurs all of Fording’s Transaction Expenses shall be paid to Fording (or as it may direct) by Teck. The Arrangement Agreement further provides that no later than five business days prior to the Effective Date, Fording shall provide Teck with a list of Transaction Expenses and payment instructions.

If the Arrangement does not receive the Requisite Level of Approval or the financing condition in favour of Teck or the condition relating to Teck demonstrating to Fording that Teck has or will be able to draw sufficient funds (other than the funds resulting from the sale of its Units) to complete the Arrangement is not satisfied or waived, Teck has agreed to reimburse Fording within three business days following receipt by Teck of evidence satisfactory to it, acting reasonably, for the expenditures incurred by Fording in connection with the Arrangement to a maximum of CDN$10 million.

Trustees’, Directors’ and Officers’ Indemnification

Teck agreed to ensure that the Declaration of Trust, as well as the by-laws and other charter documents of any of the Fording Subsidiaries and any entity continuing following any amalgamation, merger, plan of arrangement, consolidation or winding-up of Fording or any of the Fording Subsidiaries with or into one or more persons (a “Continuing Entity”) shall contain provisions with respect to indemnification that are no less favourable to the persons entitled to indemnification under the Declaration of Trust and the charter documents of the Fording Subsidiaries at the Effective Time, as applicable (“Fording Indemnified Persons”) as compared to those rights of indemnification in favour of Fording Indemnified Parties contained in the Declaration of Trust and in the charter documents of the Fording Subsidiaries at the Effective Time, as applicable, which provisions Teck agreed shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of any Fording Indemnified Persons, and, subject to applicable Law, Teck agreed to ensure that the obligations of Fording or any of the Fording Subsidiaries under any indemnification agreements between Fording or any of the Fording Subsidiaries on the one hand and any of their respective Fording Indemnified Persons on the other hand continue in place and are assumed by, if applicable, any Continuing Entity (the rights of indemnification in favour of the Fording Indemnified Persons described in this paragraph are collectively referred to as the “Charter and Contractual Indemnification Rights”).

Teck further agreed that Fording shall, prior to the Effective Time, purchase and maintain for the period from the Effective Time until six years after the Effective Time on a “trailing” (or “run-off”) basis, a prepaid, non-cancellable trustees’, directors’ and officers’ insurance policy for the benefit of all Fording Indemnified Persons, covering claims made prior to or within six years after the Effective Time, on terms and conditions which are no less advantageous than Fording’s existing trustees’ and officers’ insurance policies, and in compliance with all indemnification agreements in effect at the Effective Time and providing coverage of an amount no less than (but not materially more than) such existing policies (the “Trailing D&O Coverage”).

Further Indemnification Obligations

From and after the Effective Time, Teck agreed to indemnify and save harmless each of the Trustees, the Directors, the officers of Fording and the respective directors, officers and employees of the Fording Subsidiaries (collectively referred to as the “Fording Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims and whether or not in respect of the period preceding or following the Effective Time, which may be made or brought against the Fording Indemnified Parties, or any of them, or which they may suffer or incur, directly or indirectly as a result of or in connection with or relating to:

•	any non fulfillment or breach of any covenant or agreement on the part of Teck contained in the Arrangement Agreement or in any certificate or other document furnished by or on behalf of Teck pursuant to the Arrangement Agreement;

•	any act undertaken or failed to be undertaken by any Fording Indemnified Party in their capacity as a trustee, director or officer of Fording or any Fording Subsidiary including in connection with the Arrangement;

•	the Residual Liabilities; and

•	any information furnished by Teck for inclusion in this Circular containing any misrepresentation or alleged misrepresentation.

In the case only of the Trustees, the Directors and the directors and officers of the Fording Subsidiaries, the indemnity described in the second bullet above is only available to such person to the extent that:

•	such person acted with a view to the best interest of Fording or the Fording Subsidiaries, as the case may be, provided that such person shall be deemed, absent compelling evidence to the contrary, to have acted with a view to the best interests of Fording or the Fording Subsidiaries, as the case may be, and Teck shall have the burden of establishing an absence of good faith on the part of such persons, provided further that, the knowledge and/or actions or failure to act, of any other trustee, director, officer or agent of Fording, any Fording Subsidiary or any other entity, shall not be imputed to such person for the purposes of determining the right to indemnification; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing their conduct was lawful.

Treatment of Fording Officers Following the Consummation of the Arrangement

The Arrangement Agreement provides that for a period of 24 months following the Effective Date, Teck will cause the Managing Partner of the Partnership to provide certain identified officers of Fording with terms and conditions of employment, including salary, bonus, benefits, perquisites, title, duties, responsibilities and location of employment, which are the same or better than those enjoyed by such officers immediately prior to the announcement of the Transaction, other than such changes resulting directly from the completion of the Transaction. This provision was negotiated solely by the Independent Committees and its advisors. See “The Arrangement Agreement — Treatment of Fording Officers Following the Consummation of the Arrangement”.

Amending Agreement

As of September 6, 2008 Fording and Teck entered into the Amending Agreement. The Amending Agreement amended the Arrangement Agreement to, among other things, reflect the amendments to the Plan of Arrangement described under “The Arrangement — Arrangement Mechanics” in this Circular and to amend the definition of Trading Day to reflect the expected trading and settlement mechanics for the Units during the three business days prior to the Effective Date. See “The Arrangement — Expected Timing of Arrangement” in this Circular.

PRINCIPAL LEGAL MATTERS

Court Approval of the Arrangement and Completion of the Arrangement

The Arrangement requires Court approval under the ABCA. On August 26, 2008, prior to the mailing of this Circular, Fording obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix F to this Circular.

Subject to the requisite approval of the Arrangement Resolution by Securityholders at the Meeting in accordance with the Interim Order, the hearing in respect of the Final Order is currently scheduled to take place on September 30, 2008, at 1:15 p.m. (Calgary Time) in the Court at Calgary Courts Centre, 601-5th Street S.W., Calgary, Alberta, T2P 5P7. Any Unitholder and any other interested party who wishes to appear, or to be represented, and to present evidence or arguments must file and serve on Fording (c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450-1st Street, S.W., Calgary Alberta T2P 5H1 (Attention: Tristram Mallet)) a notice of intention to appear (a “Notice of Intention to Appear”), together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, on or before 4:30 p.m. (Calgary time) on September 23, 2008, as set out in the Interim Order, a copy of which is attached as Appendix F to this Circular, and satisfy any other requirements of the Court. The Court will consider, among other things, the procedural and substantive fairness of the Arrangement to the parties affected, including the Unitholders. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Notice of Intention to Appear in compliance with the Petition and the Interim Order will be given notice of the postponement, adjournment or rescheduled date. A copy of the Petition for the Final Order is attached as Appendix G to this Circular. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the Class B Shares to be issued in connection with the Arrangement. Prior to the application for the hearing of the Final Order, the Court will be advised that the Class B Shares will be issued in reliance on the Section 3(a)(10) exemption.

If (a) the Arrangement Resolution is passed, (b) the Final Order is obtained, (c) all other conditions to closing are satisfied or waived and (d) the Pre-Closing Period is completed, the Articles of Arrangement will be filed and the Arrangement will become effective on the Effective Date. In connection therewith, the Declaration of Trust will be amended to the extent necessary to facilitate the Arrangement as provided in the Plan of Arrangement. Fording and Teck currently expect that the Effective Date will be on or about October 30, 2008.

Principal Regulatory Matters

The Arrangement is conditional upon Competition Act Approval, HSR Approval as well as those approvals identified on Schedule “B” to the Arrangement Agreement, which counsel to Fording and Teck reasonably agree are legally required to complete the Arrangement. As of the date of this Circular, these additional approvals are as follows:

•	European Commission filing and approval;

•	Canada Transportation Act filing and approval;

•	KFTC filing and approval; and

•	Turkish Competition Board filing and approval.

General Matters

Fording and Teck believe that it is unlikely that one or more of the Governmental Entities with which the above-noted filings are to be or have been made will seek any regulatory concessions as conditions for granting approval of the Arrangement. Fording and Teck do not expect any material competition or other regulatory issues to arise in connection with the Arrangement to prevent its completion, and expect that all required regulatory clearances and approvals will be obtained during the first phase of review conducted by the relevant Governmental Entities. However, Fording or Teck may not obtain all of the regulatory approvals necessary to complete the Arrangement. Further, it is also possible that the above-noted approvals can only be obtained on a basis that results in the imposition of conditions on completion of the Arrangement or requires changes to the terms of the Arrangement, in either case, on terms and conditions that are not acceptable to Fording or Teck. Any such conditions or changes could result in conditions to the Arrangement not being satisfied. See “The Arrangement Agreement — Conditions to the Arrangement”.

HSR Act

Under the HSR Act, the Transaction may not be completed until the required HSR notifications have been filed with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”), and the required waiting period has expired or been terminated. The initial waiting period is 30 calendar days after both parties have filed the required notification forms. This period may be shortened if the reviewing agency grants “early termination” of the initial waiting period. On August 15, 2008 and August 18, 2008, Teck and Fording, respectively, filed their Notification and Report Forms under the HSR Act with the DOJ and the FTC and requested early termination of the waiting period. Early termination of the waiting period was granted on September 2, 2008.

Competition Act

Under the Competition Act, the acquisition of trust units of an entity that carries on an operating business in Canada is considered to be an acquisition of an interest in a combination that carries on an operating business in Canada and may require pre-merger notification if certain size of parties and size of transaction thresholds are exceeded (a “Notifiable Transaction”). Where a transaction constitutes a Notifiable Transaction, certain information must be provided to the Commissioner and the transaction may not be completed until the expiry, termination or waiver of a statutory waiting period. Notification may be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period).

Where a transaction does not raise substantive issues under the Competition Act, the Commissioner may issue an Advance Ruling Certificate (“ARC”) in respect of the transaction. Where an ARC is issued, the parties to the transaction are not required to a file a short-form or a long form pre-merger notification. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

The Transaction is a Notifiable Transaction under the Competition Act, and as such, Fording and Teck must comply with the merger notification provisions of the statute. To do so, on August 12, 2008 Teck requested the issuance of an ARC and a waiver of the obligation to submit a pre-merger notification. An ARC was issued on September 2, 2008. Completion of the Transaction is, among other things, subject to the condition that the Commissioner shall have (a) issued an ARC under Section 102 of the Competition Act in connection with the Transaction or (b) the applicable waiting period under the Competition Act shall have expired or shall have been terminated or the obligation to make a pre-closing merger filing shall have been waived by the Commissioner and the Commissioner shall have advised Teck in writing that she is of the view that grounds do not exist to file an application pursuant to the merger provisions of the Competition Act in connection with the Transaction.

European Commission

The EC Merger Regulation imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet one of two specified financial thresholds, namely: (a)(i) the combined worldwide turnover of all ”undertakings concerned”, being the parties to the transaction, exceeds EUR5 billion and (ii) the European Community (“Community”)-wide turnover of each of at least two of the undertakings concerned exceeds EUR250 million, unless each of the undertakings concerned generates more than two thirds of its Community-wide turnover within the same Community member state or (b)(i) the combined worldwide turnover of all undertakings concerned exceeds EUR2.5 billion, (ii) the combined turnover of all undertakings concerned exceeds EUR100 million in each of at least three Community member states, (iii) each of at least two undertakings concerned generates more than EUR25 million turnover in each of at least three of the Community member states identified in step (ii), and (iv) each of at least two undertakings concerned generates more than EUR100 million turnover within the Community, unless each of the undertakings concerned generates more than two-thirds of its Community-wide turnover within the same Community member state.

A transaction that meets either one of the thresholds described in the prior paragraph requires that a notification be made to the European Commission (“EC”) before it is implemented and cannot normally be implemented until it has been cleared by the EC. Where the EC Merger Regulation applies, subject to limited exceptions, the EC has exclusive merger control jurisdiction over the transaction within the European Union.

Likewise, where the EC Merger Regulation applies, subject to limited exceptions, the states that are signatories to the European Economic Area (“EEA”) Agreement (Iceland, Liechtenstein and Norway (the “EFTA States”)), are not entitled to review the transaction under their respective domestic merger control rules. In certain circumstances where the transaction has effects within the EFTA States, the EC will exchange information and consult with the EFTA Surveillance Authority, a body established under the EEA Agreement.

Following notification, by means of a “Form CO”, the EC has 25 working days in which to undertake its initial review of the transaction (generally known as a “phase I investigation”); that period may be increased to 35 working days if an EC member state’s competition authority requests jurisdiction over the transaction or the parties offer commitments to resolve any competition concerns. If, following its initial review, the EC has “serious doubts” as to whether the transaction threatens to “significantly impede effective competition” in the Community, it will initiate formal proceedings (generally known as a “phase II investigation”). Such proceedings last up to: (a) 90 working days from initiation of a phase II investigation, (b) 105 working days from initiation of a phase II investigation, if the parties offer commitments on or after the 55th working day following initiation of a phase II investigation, (c) within 110 working days from initiation of a phase II investigation, if (i) at any time during the phase II investigation, the EC agrees an extension of time with the parties, or (ii) the parties request an extension within the first 15 days from initiation of proceedings, or (d) 125 working days from initiation of a phase II investigation if the parties offer commitments on or after the 55th working day following initiation of a phase II investigation and (i) at any time during the phase II investigation, the EC agrees to an extension of time with the parties or (ii) the parties request an extension of time within 15 days from initiation of a phase II investigation.

The time periods noted above may be extended where the EC has to request information by decision or to order an on-site inspection, owing to circumstances for which one of the parties involved in the transaction is responsible, for example, in failing to respond to a simple request for information by the stated deadline. If, following a phase II investigation, the EC concludes that the transaction is likely to impede significantly effective competition in the Community, unless suitable remedies are offered by the parties, it will be blocked. Such decisions are appealable to the European Court of First Instance.

The Transaction satisfies the first jurisdictional threshold of the EC Merger Regulation (the conditions in (a) of the first paragraph under this heading). Accordingly, completion of the Transaction is conditional upon the Transaction having been cleared (or deemed cleared) by the EC.

On August 14, 2008, Fording and Teck filed a Form CO with the EC in respect of the Transaction pursuant to the EC Merger Regulation. Completion of the Transaction is conditional upon the Transaction being cleared (or deemed cleared) by the EC. The provisional date for clearance is September 19, 2008.

Canada Transportation Act

The parties to a proposed transaction involving a “transportation undertaking” which is a Notifiable Transaction under the Competition Act are required by the Canada Transportation Act (the “CTA”) to give notice of the transaction to the Minister of Transportation (the “Minister”) no later than the date on which notification to the Commissioner under the Competition Act is made or required. The Partnership owns a 46% interest in Neptune Bulk Terminals (Canada) Ltd. (“Neptune Terminals”), which owns and operates a multi-product bulk handling port facility located in North Vancouver, British Columbia. It is possible that the acquisition of a further 60% interest in the Partnership pursuant to the Arrangement, which would indirectly increase Teck’s interest in Neptune Terminals could be considered as involving the acquisition of a “transportation undertaking” and the Transaction would therefore be subject to notification under the CTA.

Where a transaction is subject to notification under the CTA, the Minister is required to assess whether the transaction will raise any issues with respect to the public interest as it relates to national transportation. If the Minister concludes that a proposed transaction does not raise any issues, the Minister is required to notify the parties accordingly within 42 days of receipt of a notification. In these circumstances, the proposed transaction is not subject to further review under the CTA and can be completed. If, however, the Minister is of the opinion that the proposed transaction does raise public interest issues, the Minister may direct the Canadian Transportation Agency (the “Agency”) or another person to examine them, and the proposed transaction may not be completed until it is approved by the Governor in Council.

Within 150 days of being directed to examine a proposed transaction (or any longer period that the Minister may allow), the Agency or other person is required to report to the Minister. The Commissioner is required to report to the Minister and the parties on any concerns she may have regarding a “potential prevention or lessening of competition” within this same period.

Following receipt of the Commissioner’s report, but before making a recommendation to the Governor in Council as to whether a proposed transaction should be approved, the Minister is required to consult with the Commissioner regarding any overlap between their concerns, and to request that the parties address these concerns and any concerns of the Minister. After conferring with the Minister and the Commissioner, the parties are required to inform them of any measures they are prepared to undertake to address their concerns, and they may at that time propose modifications to the proposed transaction. Prior to making a recommendation to the Governor in Council as to whether a proposed transaction should be approved, the Minister is required to obtain the Commissioner’s assessment as to the adequacy of any undertakings or modifications to the proposed transaction proposed by the parties. If the Governor in Council is satisfied that it is in the “public interest” to approve a proposed transaction, taking into account any undertakings or modifications by the parties, on the recommendation of the Minister, the Governor in Council may approve a proposed transaction and specify any terms and conditions which are considered appropriate. Completion of the Transaction is conditional upon the Transaction being cleared by the Minister giving notice of his opinion that the Transaction does not raise issues with respect to the public interest or the Governor in Council approving the Transaction.

On August 12, 2008, the parties notified the Minister of the Transaction.

Korea Fair Trade Commission

A pre-merger notification with the Korea Fair Trade Commission (“KFTC”) is required to be made in relation to the proposed Transaction. The KFTC must be notified of the Transaction within 30 days of execution of the Arrangement Agreement and the Transaction may not be completed until KFTC clearance is obtained. The KFTC must issue a decision on whether to grant clearance within 30 days of its receipt of a complete notification. The KFTC may, in its discretion, extend the 30-day review period for up to an additional 90 days. A KFTC request for additional information from the parties suspends the running of the review period until the information is provided. The KFTC must grant clearance to transactions of which it is notified unless it finds that they substantially restrain competition in a given area of trade in Korea. The parties filed their notification with the KFTC on August 22, 2008.

Turkish Competition Board

The Turkish Competition Board (“Turkish Competition Board”) must be notified of the Transaction and the Transaction may not be completed until it is approved by such regulatory authority. There are no statutory deadlines for filing, but in practice filings are made at least 30 days prior to the closing. The Turkish Competition Board must clear a transaction of which it is notified unless the board finds that the transaction creates or strengthens a dominant position and significantly impedes effective competition in a relevant product market within all or part of Turkey. If the Turkish Competition Board requires additional information or decides to initiate a final investigation, it has to inform the parties within 15 days following the notification. The Turkish Competition Board notifies the parties of its decision or extends its review within 30 days following a complete filing. If no notification to the parties is issued by the Turkish Competition Board within 30 days, the transaction is deemed approved. Conversely, if the Turkish Competition Board decides that an investigation is necessary, it may extend the review into a Stage II investigation, which takes approximately six months. The parties filed their notification with the Turkish Competition Board on August 21, 2008.

Canadian Securities Law Matters

Multilateral Instrument 61-101

Fording is a reporting issuer (or its equivalent) in all provinces and territories of Canada and accordingly is subject to the applicable securities laws of such provinces and territories that have adopted MI 61-101, including Ontario and Quebec. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent trustees.

The Arrangement constitutes a “business combination” for the purposes of MI 61-101 and, as a result, Fording is required to obtain a formal valuation prepared by an independent valuator of the Units and to provide the Unitholders with a summary of such valuation. The Independent Valuation prepared by National Bank Financial satisfies this requirement. See “Special Factors — Independent Valuation” and see Appendix D for a copy of the Independent Valuation. Pursuant to subsection 6.3(2) of MI 61-101, a formal valuation of the Class B Shares is not required.

MI 61-101 also requires that in addition to any other required securityholder approval, the Arrangement must also be approved by a simple majority of the votes cast by “minority” holders of each class of affected securities, voting separately as a class. In relation to the Arrangement and for purposes of this Circular, the “Minority Unitholders” of Fording are all Unitholders other than:

•	Teck and any other interested party to the Arrangement within the meaning of MI 61-101;

•	any other related party of Teck, including its directors and senior officers, or of an interested party within the meaning of MI 61-101, subject to the exceptions set out therein; and

•	any person that is a joint actor with any of the foregoing for the purposes of MI 61-101.

To the knowledge of Fording, after reasonable inquiry, a total of 29,510,871 votes that may be cast on the Arrangement Resolution will be excluded in determining whether minority Unitholder approval for the Arrangement Resolution has been obtained. See “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement — Unit Holdings — Unit Holdings of Teck and its Directors and Executive Officers” in this Circular.

Judicial Developments

Prior to the adoption of MI 61-101 and its predecessors, Canadian courts had, in few instances, granted preliminary injunctions to prohibit transactions that constituted business combinations within the meaning of MI 61-101. The trend both in legislation, including the ABCA, and in Canadian judicial decisions has been towards permitting going private transactions and business combinations to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to the minority securityholders. Unitholders should consult their legal advisors for a determination of their legal rights.

Other Canadian Securities Law Considerations

The issuance of Class B Shares in connection with the Arrangement will be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws. The first trade by Unitholders of the Class B Shares received pursuant to the Arrangement will be free from restrictions on resale provided that:

•	Teck is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

•	such trade is not a control distribution;

•	no unusual effort is made to prepare the market or to create a demand for Class B Shares;

•	no extraordinary commission or consideration is paid to a person or company in respect of such trade; and

•	if the selling security holder is an insider or officer of Teck, the selling security holder has no reasonable grounds to believe that Teck is in default of securities legislation.

Toronto Stock Exchange and New York Stock Exchange Approval

Teck is a reporting issuer (or its equivalent) in all of the provinces and territories of Canada and files periodic reports with the SEC under the 1934 Act. The Class B Shares are listed on the TSX and the NYSE. It is a condition of the Arrangement that the Class B Shares to be issued pursuant to the Arrangement shall have been approved for listing on the TSX and the NYSE prior to issuance subject to satisfaction of customary closing conditions and official notice of issuance, respectively.

The TSX has conditionally approved the listing of the Class B Shares to be issued pursuant to the Arrangement, subject to the satisfaction of the customary listing requirements of the TSX. The NYSE has approved the listing of the Class B Shares to be issued pursuant to the Arrangement, subject to official notice of issuance.

Stock Exchange De-Listing and Reporting Issuer Status

Fording is currently a reporting issuer (or its equivalent) in each of the provinces and territories of Canada and files periodic reports with the SEC under the 1933 Act. Fording’s Units are currently registered under U.S. Securities Laws and are listed on the TSX under the symbol “FDG.UN” and on the NYSE under the symbol “FDG”. The TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period. The NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date. After consummation of the Arrangement, the Units will cease to be listed on the TSX and the NYSE, and trading of the Units in the public market will no longer be possible. In addition, Fording will terminate its status as a reporting issuer under Canadian Securities Laws, and Fording will deregister the Units under U.S. Securities Laws and will cease to be required to file reports with the SEC or continuous disclosure documents with Canadian Securities Administrators. Upon completion of the Arrangement, the Unit certificates which immediately prior to the Effective Time represented Units will be cancelled. As of the Effective Date, the Unit certificates will only represent the right of the Registered Unitholder to receive upon surrender the consideration payable to such holder under the Arrangement.

United States Securities Laws Considerations

Exemption from the Registration Requirements of the 1933 Act

The Class B Shares to be issued pursuant to the Arrangement will not be registered under the 1933 Act or the securities laws of any state of the United States in reliance on Section 3(a)(10) of the 1933 Act and exemptions provided under the securities laws of each state of the United States in which U.S. Unitholders reside. Section 3(a)(10) of the 1933 Act exempts from registration the offer and sale of a security which is issued in exchange for outstanding securities where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the Class B Shares issued in connection with the Arrangement. Prior to the hearing of the Final Order, the Court will be advised that the Class B Shares will be issued in reliance on the Section 3(a)(10) exemption.

Resales of Class B Shares after the Completion of the Arrangement

Class B Shares received by a Unitholder who will be an “affiliate” of Teck after the Arrangement will be subject to certain restrictions on resale imposed by the 1933 Act. As defined in Rule 144 under the 1933 Act, an “affiliate” of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer. Typically, persons who are executive officers, directors or 10% or greater shareholders of an issuer are considered to be its “affiliates”.

Unitholders who are not affiliates of Teck, and have not been affiliates of Teck within 90 days of the date of the Arrangement, may resell Class B Shares issued to them upon closing of the Arrangement in the United States without restriction under the 1933 Act.

Unitholders who are affiliates of Teck after the Arrangement may not resell their Class B Shares that they receive in connection with the Arrangement in the absence of registration under the 1933 Act, unless an exemption from registration is available, such as the exemptions contained in Rule 144 or Regulation S under the 1933 Act.

Rule 144

In general, under Rule 144, Unitholders that are affiliates of Teck after the Arrangement will be entitled to resell in the United States, during any three-month period, that number of Class B Shares they receive pursuant to the Arrangement that does not exceed the greater of one percent of the then outstanding securities of such class and the average weekly trading volume of such securities on the NYSE during the four weeks preceding the date of sale, subject to certain restrictions contained in Rule 144 under the 1933 Act as to manner of sale, notice requirements, aggregation rules and the availability of certain public information about Teck. Unitholders who are affiliates of Teck after the Arrangement will continue to be subject to resale restrictions described in this paragraph for so long as they continue to be affiliates of Teck.

Regulation S

A Unitholder who is not an affiliate, or who is an affiliate solely by virtue of being an officer or director, of Teck after completion of the Arrangement may resell his or her Class B Shares outside the United States in “offshore transactions” (which would include a sale through the TSX) provided (a) neither the Unitholder, an affiliate nor any person acting on their behalf engages in “directed selling efforts” in the United States, and (b) in the case of an officer or director of Teck, no selling concession, fee or other remuneration is paid in connection with such offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Under Regulation S, “directed selling efforts” are defined as “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the resale transaction. Additional restrictions would apply to sales of Class B Shares pursuant to Regulation S under the 1933 Act by a Unitholder who will be an affiliate of Teck other than by virtue of his or her status as an officer or director of Teck.

INFORMATION CONCERNING FORDING

Formation

Fording is an open-ended mutual fund trust governed by the Declaration of Trust and the laws of the Province of Alberta. Fording’s head office is located at Suite 1000, 205-9th Avenue SE, Calgary, Alberta T2G 0R3.

Business Overview

Fording does not carry on any active business. Fording holds the Royalty granted to it by Fording LP and directly and indirectly owns all of the interests of Fording LP, which holds a 60% interest in the Partnership. Fording uses the cash it receives from its investments to make quarterly distributions to its Unitholders. The principal asset of Fording is the Royalty, which effectively derives its value from Fording LP’s 60% interest in the Partnership. The officers of Fording ULC are comprised of Michael Grandin, Chairman and Chief Executive Officer, Boyd Payne, President, R. James Brown, Vice President, James F. Jones, Vice President, Human Resources and Legal Affairs, Mark D. Gow, Vice President and Chief Financial Officer and Paul Clements, Controller. For further information regarding Fording’s officers, see “Governance-Officers of the Trust” in Fording’s Annual Information Form filed March 17, 2008.

Fording is not a trust company and it is not registered under any trust and loan company legislation, as it does not carry on or intend to carry on the business of a trust company. Fording was formed in 2003 in connection with a plan of arrangement. As part of that arrangement, the metallurgical coal mining operations and assets formerly owned by the public company predecessor to Fording, Teck, Luscar Ltd. and CONSOL Energy Inc. were contributed to the Partnership.

Prior to August 24, 2005, Fording held all of the shares and subordinated notes of its operating subsidiary company, Fording Inc. Effective August 24, 2005, Fording reorganized its structure by way of a plan of arrangement under which substantially all of the assets of its operating subsidiary were transferred to a new entity, Fording LP, and to Fording. This arrangement created a flow-through structure, whereby Fording directly and indirectly owned all of the partnership interests of Fording LP, which holds the partnership interests in the Partnership previously held by Fording’s former operating subsidiary.

Effective January 1, 2007, Fording reorganized into a royalty trust. As a royalty trust, current provisions of the Tax Act do not limit the level of foreign ownership of the Units.

Fording is a flow-through structure and under the Tax Act taxable income of Fording may be distributed to the Unitholders without being taxed at the Fording level. Fording does pay mineral taxes and Crown royalties to the provinces of British Columbia and Alberta.

On October 31, 2006, the Minister of Finance (Canada) announced a “Tax Fairness Plan” which, in part, proposed changes to the manner in which certain flow-through entities and the distributions from such entities are taxed. Bill C-52, Budget Implementation Act, 2007, which received Royal Assent on June 22, 2007, contained the SIFT Rules, which are designed to implement these proposals. Under the SIFT Rules, Fording, as a publicly traded income trust, is considered a SIFT and will be subject to trust level taxation as of January 1, 2011 at a rate comparable to the combined federal and provincial corporate tax rate on certain types of income. In addition, the taxable distributions received by Unitholders will be treated as taxable dividends from a taxable Canadian corporation for Canadian federal income tax purposes. The elimination of the tax efficiencies described in the foregoing paragraph may have a material and adverse impact on the trading price and value of the Units.

The Partnership produces and distributes metallurgical coal from six mines located in British Columbia and Alberta, Canada. The Partnership is a general partnership between Fording LP and affiliates of Teck. An affiliate of Teck is the managing partner of the Partnership and is responsible for managing its business and affairs, subject to certain matters that require the agreement of all partners of the Partnership.

Teck Cominco Coal Partnership and the Quintette Coal Partnership are the Teck affiliates that are partners of the Partnership. Teck Cominco Coal Partnership is the Managing Partner and Teck is the managing partner of Teck Cominco Coal Partnership.

The Partnership has an interest in six active mining operations. The Fording River, Coal Mountain, Line Creek, Elkview and Greenhills operations are located in the Elk Valley region of southeast British Columbia. The Cardinal River operation is located in west-central Alberta. The Fording River, Coal Mountain, Line Creek and Cardinal River operations are wholly owned. The Greenhills operation is a joint venture in which the Partnership has an 80% interest. Effective August 1, 2005, the Elkview operation was contributed to the Elkview Mine Limited Partnership in which the Partnership holds, directly and indirectly, a 95% general partnership interest.

All of the Partnership’s mines are open-pit, truck and shovel mining operations and are designed to operate year-round, 24 hours per day, seven days per week. However, the operating schedules can be varied depending on coal market conditions and shutdowns for maintenance activities. All of the mines are serviced by two-lane all weather roads. The Partnership’s reserves, facilities and overburden dumps are all proximate to its mine locations. The Partnership also owns numerous coal resources in British Columbia as well as a 46% interest in Neptune Terminals, a bulk facility located in North Vancouver, British Columbia.

For more information on the business operations of Fording, see “Description of the Business” in Fording’s Annual Information Form filed March 17, 2008.

Fording ULC

Fording ULC is an unlimited liability company existing under the Companies Act (Nova Scotia). The head office of Fording ULC is located at Suite 1000, Fording Place, 205-9th Avenue S.E., Calgary, Alberta, T2G 0R3. The officers of Fording ULC are comprised of Michael Grandin, Chairman and Chief Executive Officer, Boyd Payne, President, R. James Brown, Vice President, James F. Jones, Vice President, Human Resources and Legal Affairs, Mark D. Gow, Vice President and Chief Financial Officer, and Paul Clements, Controller, each of whom is also an officer of Fording.

The Unitholders are effectively entitled to elect the Directors of Fording ULC in that the Declaration of Trust requires the Trustees to cause the common shares in the capital of Fording ULC held by Fording to be voted in favour of the nominees to the board of directors of Fording ULC approved by more than 50% of the votes cast at a meeting of

Unitholders called for such purpose, subject to provisions intended to maintain the independence of the Directors and rights of Teck to nominate a director in certain circumstances.

Like many Canadian public income trusts, when Fording was initially established, it was determined to be desirable to have a group of Trustees that, among other things, supervised the investments of Fording as well as another body that supervised the business underlying Fording’s investments. In the current structure, this second supervisory body is Fording ULC, which acts as general partner of Fording LP, the entity that holds directly Fording’s 60% in the Partnership. In this regard, the rights associated with Fording’s interest in the Partnership are exercised by the Directors of Fording ULC which also monitors the Partnership’s performance and reports and makes recommendations to the Trustees in that regard.

At the time when the Independent Committees were initially formed, the scope of the strategic review was broad and involved among other things an examination of internal growth prospects as well as the potential acquisition by Fording of Teck’s interest in the Partnership. The independent Trustees also considered that in light of the knowledge, experience and expertise of each of the independent Directors, the Trustees and ultimately the Unitholders would benefit from the involvement of the independent Directors.

Since the Directors are indirectly elected by the Unitholders, both of the Independent Committees determined that it was appropriate for the Independent Committee of Directors also to make a recommendation to Unitholders as to the fairness of the Arrangement, whether or not the Arrangement was in the best interests of Fording, how to vote on the Arrangement Resolution and all related matters.

Fording Arrangement Corp.

Fording Arrangement Corp. is a corporation existing under the laws of the Province of Alberta. Fording Arrangement Corp. is a wholly owned subsidiary of Fording that has been incorporated for the purposes of participating in an internal reorganization by Fording that will occur as part of the Arrangement. Pursuant to this reorganization, Fording will cause Fording Arrangement Corp. to purchase from Fording, and Fording will transfer to Fording Arrangement Corp., all of the limited partnership interests in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC. Thereafter, and as part of the Arrangement, Teck will acquire all of the shares of Fording Arrangement Corp. from Fording. Fording Arrangement Corp. has not carried on any activities to date other than activities related to its formation and activities in furtherance of the Arrangement. Fording Arrangement Corp. played no role in initiating, structuring or negotiating the terms of the Arrangement Agreement or the Plan of Arrangement. Pursuant to the operation of the Declaration of Trust, Unitholders are entitled to direct the Trustees as to how the shares of Fording Arrangement Corp. are to be voted in connection with the election of directors of Fording Arrangement Corp. at each meeting of the shareholders of Fording Arrangement Corp. at which directors are elected and in respect of certain other matters. Accordingly, the directors of Fording Arrangement Corp. are in effect, elected in accordance with the instructions of the Unitholders and certain other actions of Fording Arrangement Corp. can only be undertaken if authorized by the Unitholders. The head office of Fording Arrangement Corp. is located at Suite 2500, TransCanada Tower, 450-1st Street, S.W., Calgary, Alberta, T2P 5H1. The directors of Fording Arrangement Corp. are Michael Grandin and Frank Turner.

Historical Selected Financial Data

Financial Statements and Reconciliation to U.S. GAAP

The audited financial statements (and the notes thereto, including the related supplemental note entitled “United States Accounting Principles and Reporting”) set forth in Fording’s Annual Report on Form 40-F for the year ended December 31, 2007 and the unaudited financial statements (and the notes thereto) for the quarterly period ended June 30, 2008 set forth in Exhibit 99.2 of Fording’s periodic report on Form 6-K dated July 23, 2008 are incorporated by reference in this Circular. These financial statements should be read in conjunction with the Annual Information Form filed with the annual report and the relevant Management’s Discussion and Analysis filed with the annual and the quarterly report. Copies of these documents may be obtained from the locations set forth in “Where You Can Find More Information”. The audited financial statements for the years ended December 31, 2007 and 2006 and the unaudited interim consolidated financial statements of Fording for the six months ended June 30, 2008 have been prepared in accordance with Canadian GAAP. Fording’s audited financial statements for the years ended December 31, 2007 and 2006 have been reconciled to U.S. GAAP. In certain respects, the accounting principles of U.S. GAAP differ from those of Canadian GAAP.

All documents of the type referred to above that are filed by Fording with a securities commission or any similar authority in the United States or Canada after the date of this Circular and prior to the Meeting will be deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference in this Circular will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Circular, modifies or supersedes such statement. The modifying or superseding statement need not state that it modifies or supersedes a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

Ratio of Earnings (Loss) to Fixed Charges and Book Value Per Unit

The following table contains the computation of ratio of earnings (loss) to fixed charges and book value per Unit of Fording, under Canadian GAAP, for the periods indicated.

	Six Months Ended	Years Ended December 31,
	June 30, 2008	2007	2006
	(millions of	(millions of
	Canadian dollars)	Canadian dollars)

Ratio of Earnings (Loss) to Fixed Charges:
Earnings (loss):
Net Income from continuing operations before income taxes	$436.9	$434.2	$627.3
Fixed charges	7.8	21.4	18.8

	$444.7	$455.6	$646.1

Fixed charges:
Interest expense	$7.8	$21.4	$18.8

Ratio of earnings (loss) to fixed charges	57.0	21.3	34.4

As at
June 30,
2008

Book Value Per Unit:
Book value of equity (in millions of Canadian dollars)	$266.1

Outstanding Units (in millions)	148.9

Book value per Unit	$1.79

Summary Financial Information

FORDING CANADIAN COAL TRUST
SUMMARIZED FINANCIAL INFORMATION
(C$millions, except per unit amounts)

Canadian GAAP

	December 31,	December 31,
As at	2007	2006

Current assets	401.5	424.1
Noncurrent assets	685.3	649.7

Current liabilities	210.0	297.2
Noncurrent liabilities	565.0	469.9

	December 31,	December 31,	December 31,
For the year ended	2007	2006	2005

Net revenues	1,427.3	1,798.2	1,829.9

Income from operations	308.2	682.6	776.2
Net income from continuing operations	322.5	542.9	834.3
Net income	333.3	497.9	834.2

Net income per unit from continuing operations(1)	2.18	3.69	5.68
Net income per unit(1)	2.25	3.39	5.69

US GAAP

	December 31,	December 31,
As at	2007	2006

Noncurrent assets	637.6	600.7
Current liabilities	207.8	301.7
Noncurrent liabilities	576.1	514.2
Unitholders’ equity	255.2	208.9

	December 31,	December 31,	December 31,
For the year ended	2007	2006	2005

Net income	319.5	490.3	851.1
Net income per unit(1)	2.16	3.34	5.79

(1)	Basic and diluted

Distribution Policy

Fording’s distribution policy is contained in the Declaration of Trust. Certain aspects of the policy are subject to change at the discretion of the Trustees. Prior to the execution of the Arrangement Agreement, Fording’s policy was to distribute on a quarterly basis all of Fording’s distributable cash to Unitholders of record on the last business day of each calendar quarter (March, June, September and December), with actual payment to be made to such Unitholders on or about the 15th day of the following month. For further information regarding Fording’s distribution policy prior to the execution of the Arrangement Agreement, please see Fording’s Annual Information Form filed March 17, 2008. If the Arrangement is completed, no further quarterly or other distributions will be declared or paid to the Unitholders.

The following table sets forth, for the calendar periods indicated, the distributions declared per Unit by Fording in respect of the Units for the two years preceding the date of this Circular:

Distribution
Declared
(per Unit)

2006
Third Quarter	$0.80
Fourth Quarter	$0.95

2007
First Quarter	$0.65
Second Quarter	$0.65
Third Quarter	$0.60
Fourth Quarter	$0.53

2008
First Quarter	$0.50
Second Quarter	$2.50

Previous Purchases and Sales

Since January 1, 2006, Fording has not purchased or sold any of its securities (excluding securities issued on the exercise of Exchange Options, on the settlement of Phantom Units or in connection with the Fording DRIP), except as set forth below.

On August 9, 2006, Fording redeemed 1,998 Units for an aggregate redemption amount of $69,513.02. On November 8, 2006, Fording redeemed four Units for an aggregate redemption amount of US$90.40.

Previous Distributions of Units

During the five years preceding the date of this Circular, Fording has not distributed any Units, other than as follows:

Date	Purpose of Distribution	Number of Units		Aggregate Proceeds

Fiscal 2003	Exercise of Exchange Options	1,998,801	(1)	$12,202,575.10
Fiscal 2004	Exercise of Exchange Options	103,158		$556,710.65
April 8, 2004	Distribution pursuant to Short Form Prospectus	6,000,000	(2)	$105,000,000.00	(3)
Fiscal 2005	Exercise of Exchange Options	48,762		$174,225.85
Fiscal 2006	Exercise of Exchange Options	50,130		$317,658.93
Fiscal 2007	Exercise of Exchange Options	12,684		$46,592.23
Fiscal 2008	Exercise of Exchange Options	2,890		$12,856.46

(1)	This number comprises both the 125,307 common shares in the capital of the public company predecessor to Fording issued pursuant to option exercises prior to the plan of arrangement that occurred in 2003 and the 1,873,494 Units issued pursuant to the exercise of Exchange Options following the completion of such arrangement.

(2)	This number is adjusted to reflect the three-for-one split of the Units effected on September 6, 2005.

(3)	$17.50 per Unit.

Price Range and Trading Volume of the Units

The Units are listed and posted for trading on the TSX under the symbol “FDG.UN” and on the NYSE under the symbol “FDG”.

Toronto Stock Exchange

The closing price of the Units on the TSX on July 28, 2008 (the trading day before the Arrangement was announced) was $83.80. The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of the Units on the TSX for the months and periods indicated:

	High	Low
Month	(CDN$)	(CDN$)	Volume

2006
January 2006	47.55	41.91	6,542,246
February 2006	47.25	44.61	9,778,011
March 2006	49.39	43.74	10,213,356
April 2006	44.66	40.93	5,882,276
May 2006	41.82	36.60	7,429,955
June 2006	39.07	34.18	6,552,333
July 2006	35.24	29.23	5,281,372
August 2006	34.74	32.25	4,154,994
September 2006	33.50	28.01	6,753,617
October 2006	29.02	27.05	15,660,792
November 2006	25.50	21.60	11,287,298
December 2006	27.63	23.79	8,557,721

2007
January 2007	26.73	23.08	5,953,595
February 2007	29.45	26.56	9,429,896
March 2007	28.80	24.90	9,397,091
April 2007	27.22	25.37	6,739,917
May 2007	31.84	27.32	13,254,315
June 2007	35.00	30.04	12,431,509
July 2007	36.88	33.39	11,277,788
August 2007	34.85	30.25	13,969,468
September 2007	38.45	35.46	8,746,092
October 2007	40.46	34.62	16,895,501
November 2007	34.30	29.82	13,618,870
December 2007	39.60	34.30	10,686,724

2008
January 2008	45.00	32.76	15,885,582
February 2008	51.63	44.25	18,838,397
March 2008	54.27	49.67	17,034,482
April 2008	67.51	55.07	16,789,569
May 2008	78.75	62.00	11,461,290
June 2008	97.50	80.52	17,538,319
July 2008	90.51	75.25	43,096,294
August 2008	94.45	88.86	25,940,342
September 1 to September 5, 2008	93.74	92.21	4,383,966

New York Stock Exchange

The closing price of the Units on the NYSE on July 28, 2008 (the trading day before the Arrangement was announced) was US$82.49. The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of the Units on the NYSE for the months and periods indicated:

	High	Low
Month	(US$)	(US$)	Volume

2006
January 2006	41.47	36.00	24,478,100
February 2006	40.98	38.65	15,516,200
March 2006	42.88	37.55	27,554,600
April 2006	39.43	36.13	17,841,700
May 2006	37.51	32.95	21,960,200
June 2006	35.57	30.69	20,742,100
July 2006	31.90	25.69	19,814,000
August 2006	31.20	28.53	14,422,000
September 2006	30.20	24.90	22,952,100
October 2006	25.74	23.77	24,179,400
November 2006	22.42	18.98	44,389,900
December 2006	24.04	20.75	32,742,600

2007
January 2007	22.66	19.80	17,680,400
February 2007	25.10	22.68	18,981,600
March 2007	24.57	21.00	19,263,500
April 2007	24.38	21.87	15,095,500
May 2007	29.47	24.66	21,629,600
June 2007	32.74	28.12	23,357,400
July 2007	35.28	31.60	20,160,900
August 2007	33.11	28.62	20,899,500
September 2007	38.78	33.90	14,445,600
October 2007	42.25	36.42	21,852,500
November 2007	36.75	30.36	16,731,900
December 2007	39.25	33.89	13,825,400

2008
January 2008	44.64	34.21	26,937,600
February 2008	54.00	44.39	32,416,800
March 2008	54.39	49.05	34,915,600
April 2008	66.99	54.05	45,521,000
May 2008	80.00	60.77	32,865,500
June 2008	95.61	79.40	57,072,800
July 2008	92.56	75.35	91,430,800
August 2008	89.48	83.31	54,199,227
September 1 to September 5, 2008	87.83	86.28	13,990,804

Unitholder Rights Plan

Upon the Arrangement becoming effective, the Unitholder Rights Plan will terminate and be of no further force or effect. See “The Arrangement — Arrangement Mechanics” in this Circular.

Exchange Option Plan and Phantom Unit Plan

Upon the Arrangement becoming effective, each of the Exchange Option Plan and the Phantom Unit Plan will terminate and be of no further force or effect. See “The Arrangement — Arrangement Mechanics” in this Circular.

Risk Factors Relating to Fording

Whether or not the Arrangement is completed, Fording will continue to face many of the risks that it currently faces with respect to its business and affairs. A description of the risk factors applicable to Fording is contained under the heading “Risk Factors” in Fording’s Annual Information Form filed March 17, 2008, which section is specifically incorporated by reference into this Circular. Fording’s Annual Information Form has been filed on SEDAR at www.sedar.com and, as part of its Form 40-F, on EDGAR at www.sec.gov and upon request to the Secretary of Fording, a Unitholder will be provided with a copy of this document free of charge. See “Risk Factors Relating to the Arrangement” in this Circular.

Material Changes in the Affairs of Fording

Except as disclosed elsewhere in this Circular or as publicly disclosed, Fording has no plans or proposals for a material change in its affairs.

Prior Valuations, Prior Offers and Material Non-Public Information

To the knowledge of the Trustees, Directors and senior officers of Fording, after reasonable inquiry, and other than as described under the heading “Special Factors — Background to the Arrangement” and “Special Factors — Independent Valuation”, there have been no prior valuations in respect of Fording (as contemplated in MI 61-101) within the 24-month period preceding the date of this Circular and except as described under the heading “Special Factors — Background to the Arrangement”, no bona fide prior offer (as contemplated in MI 61-101) that relates to the transactions contemplated by the Arrangement has been received by Fording during the 24-month period preceding execution of the Arrangement Agreement. As of the date of this Circular, Fording has no knowledge of any undisclosed fact or change that could reasonably be expected to have a significant effect on the market price or value of the Units. The Trustees, Directors and senior officers of Fording have no knowledge of any material non-public information concerning Fording or its securities that has not been generally disclosed or described in this Circular.

Independent Auditors of Fording

PricewaterhouseCoopers LLP, Chartered Accountants, are the independent auditors of Fording and have served as the independent auditors of Fording since Fording’s formation in February 2003. PricewaterhouseCoopers LLP is independent in accordance with the Rules of Professional Conduct as outlined by the Institute of Chartered Accountants of Alberta.

Transfer Agent and Registrar

Computershare Investor Services Inc. is the transfer agent and registrar for the Units at its principal offices in Calgary, Alberta; Toronto, Ontario; Montreal, Quebec; Vancouver, British Columbia, and New York, New York.

INFORMATION CONCERNING TECK

Incorporation

Teck is the continuing company resulting from the merger in 1963 of three companies, Teck-Hughes Gold Mines Ltd., Lamaque Gold Mines Limited and Canadian Devonian Petroleum Ltd., incorporated in 1913, 1937 and 1951, respectively. Teck continued under the Canada Business Corporations Act in 1978 and since that time has undergone several other reorganizations.

Teck is a reporting issuer (or its equivalent) in all of the provinces and territories of Canada and files periodic reports with the SEC under the 1933 Act. The Class A Shares and the Class B Shares trade on the TSX under the symbols “TCK.A” and “TCK.B”, respectively, and the Class B Shares trade on the NYSE under the symbol “TCK”.

Business Overview

Teck is engaged primarily in the exploration for, and the development and production of, natural resources, with interests in mining and processing operations in Canada, Chile, Peru and the United States. Teck is the world’s second largest zinc miner and an important producer of copper. Teck currently holds a 40% direct, and, through its ownership of Units, an approximately 12% indirect interest in, the Partnership. An affiliate of Teck is the managing partner of the Partnership.

Teck’s principal products are copper, zinc, metallurgical coal and gold. Lead, molybdenum, various specialty and other metals, chemicals and fertilizers are produced as by-products of Teck’s operations. Teck also sells electrical power that is surplus to its requirements at the Trail metallurgical operations in British Columbia. Teck has a 20% interest in Fort Hills Energy Limited Partnership, which is developing the Fort Hills oil sands project in Alberta, and a 50% interest in certain exploration stage oil sands properties. Teck has interests in the following principal mining and processing operations:

Operation	Ownership Interest		Type of Operation	Jurisdiction

Trail	100%		Zinc/Lead Refinery	British Columbia, Canada
Red Dog	100%		Zinc/Lead Mine	Alaska, USA
Pend Oreille	100%		Zinc/Lead Mine	Washington, USA
Antamina	22.5%		Copper/Zinc Mine	Ancash, Peru
Highland Valley	97.5%		Copper/Molybdenum Mine	British Columbia, Canada
Quebrada Blanca	76.5%		Copper Mine	Tarapaca, Chile
Andacollo	90%		Copper Mine	Coquimbo, Chile
Duck Pond	100%		Copper/Zinc Mine	Newfoundland, Canada
Elkview	38	%(1)	Coal Mine	British Columbia, Canada
Fording River	40	%(1)	Coal Mine	British Columbia, Canada
Greenhills	32	%(1)	Coal Mine	British Columbia, Canada
Coal Mountain	40	%(1)	Coal Mine	British Columbia, Canada
Line Creek	40	%(1)	Coal Mine	British Columbia, Canada
Cardinal River	40	%(1)	Coal Mine	Alberta, Canada
David Bell/Williams	50%		Gold Mine	Ontario, Canada
Pogo	40%		Gold Mine	Alaska, USA

Note:

(1)	Percentages do not include Teck’s existing indirect interest through ownership of approximately 19.6% of the outstanding Units of Fording.

Recent Developments

Acquisition of Global Copper Corp.

On August 1, 2008, Teck acquired all of the shares of Global Copper Corp. for aggregate consideration of approximately $415 million, of which approximately $136 million was paid in cash, with the balance being satisfied through the issuance of approximately 6.9 million Class B Shares.

Interests of Teck Experts

The statements as to Teck’s mineral reserves and mineral resources which appear in Teck’s Annual Information Form for the year ended December 31, 2007 have been incorporated by reference in this Circular upon the authority of the following experts: Paul C. Bankes, P.Geol., Dan Gurtler, AIMM, Don Mills, P.Geol., and Ross Pritchard, P. Eng., each of whom has acted as a Qualified Person (as such term is defined in NI 43-101) in connection with these estimates. Mr. Bankes is an employee of Teck. Messrs. Mills and Pritchard are employees of the Partnership, of which an affiliate of Teck is the managing partner. Mr. Gurtler is an employee of Compañía Minera Antamina S.A., in which Teck holds a 22.5% share interest. Sproule Associates Limited (“Sproule”) has acted as an independent reserves auditor in connection with Teck’s interest in the Fort Hills project. GLJ Petroleum Consultants Ltd. (“GLJ”) has acted as an independent reserves auditor in connection with Teck’s interest in certain oil sand leases in the Athabasca region of Alberta.

As at the date of this Circular, Messrs. Bankes, Gurtler, Mills and Pritchard and the principals of Sproule and GLJ, as a group, hold beneficially, directly or indirectly, less than 1% of any class of Teck’s securities.

Teck’s consolidated financial statements as at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 incorporated by reference in this Circular have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has advised Teck that it is independent of Teck within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

The consolidated financial statements of Aur Resources Inc. as at December 31, 2006 and 2005 and for each of the years in the two-year period ended December 31, 2006 incorporated by reference in this Circular have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has advised Teck that it is independent of Aur Resources Inc. within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

The consolidated financial statements of Fording as at December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 incorporated by reference in this Circular have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has advised Teck that it is independent of Fording within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

Description of Share Capital

Teck is authorized to issue an unlimited number of Class A Shares and Class B Shares and an unlimited number of preference shares, issuable in series. As at September 6, 2008, there were outstanding 9,353,470 Class A Shares, 440,758,619 Class B Shares (or 445,489,332 calculated on a fully diluted basis, excluding the conversion rights of holders of Class A Shares) and no preference shares.

Class A Shares carry the right to 100 votes per share. Class B Shares carry the right to one vote per share. Holders of Class B Shares are entitled to attend and to speak at meetings of shareholders of Teck to the same extent as holders of Class A Shares. Each Class A Share is convertible, at the option of the holder, into one Class B Share. In all other respects, the Class A Shares and Class B Shares rank equally, including in respect of dividends and the right to receive the remaining property of Teck upon dissolution. No dividends may be paid on the Class A Shares or the Class B Shares unless all dividends on any preference shares outstanding have been paid. Subject to the rights, privileges, restrictions and conditions attaching to any preference shares, the holders of Class A Shares and Class B Shares are entitled to dividends as may be declared by the board of directors of Teck in their discretion out of funds legally available therefor.

The attributes of the Class B Shares contain so-called “coattail provisions” which provide that, if an offer (an “Exclusionary Offer”) to purchase Class A Shares that is required to be made to all or substantially all holders thereof, is not made concurrently with an offer to purchase Class B Shares on identical terms, then each Class B Share will be convertible into one Class A Share. The Class B Shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A Shares (excluding those shares held by the person making the Exclusionary

Offer). If an offer to purchase Class A Shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid” or is otherwise exempt from any requirement that such offer be made to all or substantially all holders of Class A Shares, the coattail provisions will not apply.

As of the date of this Circular, the voting rights attached to the Class B Shares represent 32% of the aggregate voting rights attached to the Class A Shares and the Class B Shares. Following the completion of the Arrangement, the voting rights attached to the Class B Shares will represent 33.8% of the aggregate voting rights attached to the Class A Shares and the Class B Shares.

Teck is exempt from the requirements of Part 12 of National Instrument 41-101 — General Prospectus Requirements, as the Class B Shares to be offered as part of the consideration under the Arrangement were created before December 21, 1984.

Dividends

The Class A Shares and the Class B Shares rank equally as to the payment of dividends. Teck may not pay dividends on the Class A Shares and Class B Shares unless all dividends on any preferred shares outstanding have been paid to date. All dividends paid on these two classes of shares after 2005 are eligible dividends for purposes of the enhanced dividend tax credit that may be claimed by Canadian resident individuals.

Consolidated Capitalization

There has been no material change in the capital of Teck since the date of the comparative financial statements for the most recently completed financial year, except for the issuance of approximately 6.9 million Class B Shares on August 1, 2008 in connection with the acquisition of Global Copper Corp. described above. Unitholders are referred to Teck’s financial statements which are incorporated by reference in this Circular.

Price Range and Trading Volume

The Class A Shares are listed and posted for trading on the TSX under the symbol “TCK.A”. The Class B Shares are listed and posted for trading on the TSX and the NYSE under the symbols “TCK.B” and “TCK”, respectively. The following tables set forth the reported high and low closing sale prices and the aggregate volume of trading of the Class A Shares and the Class B Shares on the TSX for the periods indicated.

Class A Shares	Class B Shares

Month	High	Low	Volume	Month	High	Low	Volume
	(CDN$)	(CDN$)			(CDN$)	(CDN$)
2007
July	58.20	50.00	107,229	July	52.22	45.80	57,190,129
August	55.00	48.45	134,156	August	46.31	40.35	56,387,114
September	55.45	51.14	38,200	September	48.22	42.58	52,170,476
October	57.36	52.85	46,011	October	51.24	46.20	46,236,084
November	52.50	42.34	65,628	November	45.74	34.83	78,523,395
December	48.75	43.50	81,623	December	39.35	33.60	58,262,811
2008
January	44.90	35.50	96,801	January	36.02	28.98	86,587,974
February	47.11	40.25	60,641	February	41.19	32.88	77,971,117
March	48.45	43.01	45,853	March	42.91	38.27	71,921,957
April	53.74	46.00	35,851	April	48.28	41.09	65,213,122
May	56.01	48.20	141,962	May	52.00	43.60	50,421,912
June	53.25	49.40	70,083	June	50.01	47.25	39,945,448
July	51.99	40.37	54,746	July	48.66	38.66	70,152,804
August	47.00	41.00	52,598	August	45.00	38.66	42,150,472
September 1 to September 5	43.65	40.50	9,550	September 1 to September 5	41.82	38.57	13,052,824

Prior Sales

There have been no Class B Shares issued by Teck within the 12 months prior to the date of this Circular, other than as follows:

	Number of Class B
Date of Issuance	Shares Issued	Issue Price

August 1, 2008	6,918,097	CDN$	40.36
September 28, 2007	1,493,849	CDN$	43.33
August 22, 2007	20,478,057	CDN$	43.33

In addition, during the last 12 months preceding the date of this Circular, Teck issued an aggregate of 1,655,000 options to acquire Class B Shares (“Teck Options”), with exercise prices between $33.97 and $49.17 and a weighted average exercise price of $34.43, as well as 852,694 Class B Shares in connection with the exercise of Teck Options at prices between $3.20 and $43.74, with a weighted average exercise price of $9.16.

Risk Factors Relating to Teck

In addition to the other information contained in or expressly incorporated by reference in this Circular, (including a description of the risk factors applicable to Teck contained under the heading “Risk Factors” in Teck’s Annual Information Form filed March 26, 2008), the following factors should be considered carefully when considering risks related to holding Class B Shares. These risks and uncertainties are not the only ones facing Teck. Additional risks and uncertainties not presently known to Teck or that Teck currently considers immaterial may also impair its business operations. If any of such risks actually occur, Teck’s business, prospects, financial condition, cash flows and operating results could be materially harmed. Teck’s Annual Information Form has been filed on SEDAR at www.sedar.com and, as part of its Form 40-F, on EDGAR at www.sec.gov and, upon request to Teck’s Secretary, a Unitholder will be provided with a copy of this document free of charge.

Teck faces risks in the mining and metals business

The business of exploring for and producing minerals is inherently risky. Few properties that are explored are ultimately developed into producing mines.

Mineral properties are often non-productive for reasons that cannot be anticipated in advance. Even after the commencement of mining operations, such operations may be subject to risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological formations, unanticipated metallurgical difficulties, ground control problems and flooding. Teck’s metallurgical operations at Trail, British Columbia, and Teck’s concentrate mills and coal preparation plants are also subject to risks of process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. The occurrence of any of the foregoing could result in damage to or destruction of mineral properties or production facilities, personal injuries or death, environmental damage, delays or interruption of production, increases in production costs, monetary losses, legal liability and adverse governmental action.

Teck faces risks in connection with its proposed acquisition of the assets of Fording, including increased reliance on coal and significant additional debt load

If the proposed acquisition of the assets of Fording is completed, Teck will be significantly more reliant than it currently is on the results of its coal business, and will have incurred significant additional debt. Until Teck is able to repay a significant portion of its acquisition debt, any reduction in Teck’s cash flow from its coal business or its other businesses will be more material to Teck than is currently the case. The increased indebtedness will increase Teck’s sensitivity to interest rate fluctuations, and Teck’s need to reduce the acquisition debt may adversely affect, among other things, its ability to acquire other assets or to invest in its development assets, its vulnerability to deterioration in economic conditions that affect demand and prices for its products, and its flexibility in planning for, or reacting to, changes in Teck’s business and in the industry. If Teck’s cash flows and capital resources are insufficient to fund Teck’s interest and principal payment obligations, Teck may be forced to sell assets, seek additional capital or seek to restructure or refinance its indebtedness. If the debt Teck will incur in connection with the Arrangement becomes payable and Teck is not able to refinance or obtain capital, Teck may not be able to meet its obligations, which could have a material adverse impact on

Teck’s financial condition. There can be no assurance that income tax laws applicable to the mining industry will not change, or that the Canada Revenue Agency will not change its administrative or assessing practices, in each case in a manner that materially adversely affects Teck.

Teck’s insurance may not provide adequate coverage

Teck’s property, business interruption and liability insurance may not provide sufficient coverage for losses related to these or other hazards. Insurance against certain risks, including certain liabilities for environmental pollution, may not be available to Teck or to other companies within the industry. In addition, Teck’s insurance coverage may not continue to be available at economically feasible premiums, or at all. Any such event could have a material adverse affect on Teck’s business.

Teck could be subject to potential labour unrest or other labour disturbances as a result of the failure of negotiations in respect of its collective agreements

Over 6,400 of Teck’s approximately 8,850 employees are employed under collective bargaining agreements. Teck could be subject to labour unrest or other labour disturbances as a result of delays in or the failure of negotiations in respect of its collective agreements, which could, while ongoing, have a material adverse effect on its business.

Teck may not be able to hire enough skilled employees to support its operations

Teck competes with other mining companies to attract and retain key executives and skilled and experienced employees. The mining industry is labour intensive and Teck’s success depends to a significant extent on its ability to attract, hire, train and retain qualified employees, including its ability to attract employees with needed skills in the geographic areas in which it operates. Teck could experience increases in its recruiting and training costs, and decreases in its operating efficiency, productivity and profit margins, if it is not able to attract, hire and retain a sufficient number of skilled employees to support its operations.

Teck could become subject to material pension liabilities

Teck has assets in defined benefit pension plans which arise through employer contributions and returns on investments made by the plans. The returns on investments are subject to fluctuations depending upon market conditions and Teck is responsible for funding any shortfall of pension assets compared to its pension obligations under these plans.

Teck also has certain obligations to former employees with respect to post-retirement benefits. The cost of providing these benefits can fluctuate and the fluctuations can be material.

Teck’s liabilities under defined benefit pension plans and in respect of other post-retirement benefits are estimated based on actuarial and other assumptions. These assumptions may prove to be incorrect and may change over time and the effect of these changes can be material.

Fluctuations in the market price of base metals, specialty metals, metallurgical coal and gold may significantly affect the results of Teck’s operations

The results of Teck’s operations are significantly affected by the market price of base metals, specialty metals, metallurgical coal and gold, which are cyclical and subject to substantial price fluctuations. Teck’s earnings are particularly sensitive to changes in the market price of zinc, copper and metallurgical coal, and will become more sensitive to changes in the market price of metallurgical coal following completion of the Arrangement. Market prices can be affected by numerous factors beyond Teck’s control, including levels of supply and demand for a broad range of industrial products, substitution of new or different products in critical applications for Teck’s existing products, expectations with respect to the rate of inflation, the relative strength of the Canadian dollar and of certain other currencies, interest rates, speculative activities, global or regional political or economic crises and sales of gold and base metals by holders in response to such factors. If prices should decline below Teck’s cash costs of production and remain at such levels for any sustained period, Teck could determine that it is not economically feasible to continue commercial production at any or all of its mines. Teck may also curtail or suspend some or all of its exploration activities, with the result that its depleted reserves are not replaced.

Teck’s general policy is not to hedge changes in prices of its mineral production. From time to time, however, Teck may undertake hedging programs in specific circumstances, with an intention to reduce the risk of a commodity’s market price while optimizing upside participation, to maintain adequate cash flows and profitability to contribute to the long-term viability of its business. There are, however, risks associated with hedging programs including, among other things, an increase in gold lease rates (in the case of gold hedging), an increase in interest rates, rising operating costs, counterparty risks and production interruption events.

Fluctuations in the price and availability of consumed commodities affect Teck’s costs of production

Potential restrictions on availability of power and water are a risk for certain of Teck’s operations and development properties, particularly in Chile, and such restrictions could have a material adverse effect on Teck’s business. Prices and availability of commodities consumed or used in connection with exploration, development, mining, smelting and refining, such as natural gas, diesel, oil and electricity, sulphuric acid, as well as reagents such as copper sulfate, also fluctuate and these fluctuations affect the costs of production at Teck’s various operations. Teck’s smelting and refining operations at Trail require concentrates that Teck purchases from third parties. The availability of those concentrates and the treatment charges Teck can negotiate fluctuate depending on market conditions. These fluctuations can be unpredictable, can occur over short periods of time and may have a materially adverse impact on Teck’s operating costs or the timing and costs of various projects. Teck’s general policy is not to hedge Teck’s exposure to changes in prices of the commodities Teck uses in its business.

Teck faces risks associated with shortage of mining equipment and supplies

The growth in global mining activities has created a demand for mining equipment and related supplies that exceeds supply. For example, there has been, for some time, a global shortage of haulage truck tires and it is not known when this shortage will be resolved. Consequently, if equipment or other supplies cannot be procured on a timely basis, Teck’s expansion activities, production, development or operations could be negatively affected. The pace of global mining development activities has also led to supply constraints, limitation on the availability of labour and other cost pressures that will affect Teck’s development operations. Lead times for major equipment orders have increased. Wage pressures and other cost escalation will also affect construction activities at Teck’s development projects.

Teck’s acquisition of properties may be affected by competition from other mining companies

Because the life of a mine is limited by its reserves, Teck is continually seeking to replace and expand its reserves through the exploration of Teck’s existing properties as well as through acquisitions of interests in new properties or of interests in companies which own such properties. Teck encounters strong competition from other mining companies in connection with the acquisition of properties. This competition may increase the cost of acquiring suitable properties, should such properties become available to Teck.

Teck faces competition in product markets

The mining industry in general is intensely competitive and even if commercial quantities of mineral resources are developed, a profitable market may not exist for the sale of such minerals. Teck must sell base metals, metal concentrates, by-product metals and concentrate, metallurgical coal and gold at prices determined by world markets over which Teck has no influence or control. Teck’s competitive position is determined by its costs in comparison to those of other producers in the world. If Teck’s costs increase due to its locations, grade and nature of ore bodies, foreign exchange rates, or its operating and management skills, its profitability may be affected. Teck has to compete with larger companies that have greater assets and financial and human resources than it, and which may be able to sustain larger losses than it to develop or continue business.

Teck may face restricted access to markets in the future

Access to Teck’s markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import of certain commodities. Although there are currently no significant trade barriers existing or impending of which Teck is aware that do, or could, materially affect its access to certain markets, there can be no assurance that Teck’s access to these markets will not be restricted in the future.

Teck’s reserve and resource estimates may prove to be incorrect

Disclosed reserve estimates should not be interpreted as assurances of mine life or of the profitability of current or future operations. Teck estimates and reports its mineral reserves and mineral resources in accordance with the requirements of the applicable Canadian Securities Administrators and industry practice. Teck estimates and reports oil and gas reserves and resources in accordance with the requirements of the applicable Canadian Securities Administrators and industry practice. Estimates of reserves and resources for oil and gas reporting purposes are not comparable to mineral reserve and mineral resource estimates.

Mineral resources are concentrations or occurrences of minerals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, mineral resources are of a higher risk and are less likely to be accurately estimated or recovered than mineral reserves.

Teck’s mineral reserves and resources are estimated by persons who are employees of the respective operating company for each of its operations under the supervision of its employees. These individuals are not “independent” for purposes of applicable securities legislation. As a rule, Teck does not use outside sources to verify mineral reserves or mineral resources except at the initial feasibility stage.

The mineral and oil and gas reserve and resource figures incorporated in this Circular by reference are estimates based on the interpretation of limited sampling and subjective judgments regarding the grade, continuity and existence of mineralization, as well as the application of economic assumptions, including assumptions as to operating costs, foreign exchange rates and future commodity prices. The sampling, interpretations or assumptions underlying any reserve or resource estimate may be incorrect, and the impact on reserves or resources may be material. Should the mineralization and/or configuration of a deposit ultimately turn out to be significantly different from that currently envisaged, then the proposed mining plan may have to be altered in a way that could affect the tonnage and grade of the reserves mined and rates of production and, consequently, could adversely affect the profitability of the mining operations. In addition, short term operating factors relating to the reserves, such as the need for orderly development of ore bodies or the processing of new or different ores, may cause reserve and resource estimates to be modified or operations to be unprofitable in any particular fiscal period.

There can be no assurance that Teck’s projects or operations will be, or will continue to be, economically viable, that the indicated amount of minerals or petroleum products will be recovered or that they will be recovered at the prices assumed for purposes of estimating reserves.

The depletion of Teck’s mineral reserves may not be offset by future discoveries or acquisitions of mineral reserves

Teck must continually replace mineral reserves depleted by production to maintain production levels over the long term. This is done by expanding known mineral reserves or by locating or acquiring new mineral deposits. There is, however, a risk that depletion of reserves will not be offset by future discoveries of mineral reserves. Exploration for minerals and oil and gas is highly speculative in nature and the projects involve many risks. Many projects are unsuccessful and there can be no assurance that current or future exploration programs will be successful. Further, significant costs are incurred to establish mineral or oil and gas reserves and to construct mining and processing facilities. Development projects have no operating history upon which to base estimates of future cash flow and are subject to the successful completion of feasibility studies, obtaining necessary government permits, obtaining title or other land rights and availability of financing. In addition, assuming discovery of an economic orebody, depending on the type of mining operation involved, many years may elapse from the initial phases of drilling until commercial operations are commenced. Accordingly, there can be no assurance that Teck’s current work programs will result in any new commercial mining operations or yield new reserves to replace and/or expand current reserves.

Teck may be adversely affected by currency fluctuations

Teck’s operating results and cash flow are affected by changes in the Canadian dollar exchange rate relative to the currencies of other countries. Exchange rate movements can have a significant impact on results as a significant portion of Teck’s operating costs are incurred in Canadian and other currencies and most revenues are earned in US dollars. To reduce the exposure to currency fluctuations, Teck enters into limited foreign exchange contracts from time to time, but these hedges do not eliminate the potential that such fluctuations may have an adverse effect on Teck. In addition, foreign exchange contracts expose Teck to the risk of default by the counterparties to such contracts, which could have a material adverse effect on its business.

Teck may be adversely affected by interest rate changes

Teck’s exposure to changes in interest rates results from investing and borrowing activities undertaken to manage its liquidity and capital requirements. Teck has incurred indebtedness that bears interest at fixed and floating rates, and it has entered into interest rate swap agreements to effectively convert some fixed rate exposure to floating rate exposure. There can be no assurance that it will not be materially adversely affected by interest rate changes in the future. In addition, Teck’s use of interest rate swaps exposes it to the risk of default by the counterparties to such arrangements. Any such default could have a material adverse effect on its business or results of operations.

Changes in environmental, health and safety laws may have a material adverse effect on Teck’s operations

Environmental, health and safety legislation affects nearly all aspects of Teck’s operations, including mine development, worker safety, waste disposal, emissions controls and protection of endangered and protected species. Compliance with environmental, health and safety legislation can require significant expenditures and failure to comply with environmental, health or safety legislation may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, clean-up costs arising out of contaminated properties, damages, and the loss of important permits. Exposure to these liabilities arises not only from Teck’s existing operations, but from operations that have been closed or sold to third parties. Teck is required to reclaim properties after mining is completed and specific requirements vary among jurisdictions. In some cases, Teck may be required to provide financial assurances as security for reclamation costs, which may exceed its estimates for such costs. Teck’s historical operations have generated significant environmental contamination. Teck could also be held liable for worker exposure to hazardous substances. There can be no assurance that Teck will at all times be in compliance with all environmental, health and safety regulations or that steps to achieve compliance would not materially and adversely affect its business.

Environmental, health and safety laws and regulations are evolving in all jurisdictions where Teck undertakes activities. Teck is not able to determine the specific impact that future changes in environmental laws and regulations may have on its operations and activities, and its resulting financial position; however, Teck anticipates that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent environmental, health and safety regulations. For example, emissions standards for carbon dioxide and sulphur dioxide are becoming increasingly stringent, as are laws relating to the use and production of regulated chemical substances. Further changes in environmental, health and safety laws, new information on existing environmental, health and safety conditions or other events, including legal proceedings based upon such conditions, or an inability to obtain necessary permits, could require increased financial reserves or compliance expenditures or otherwise have a material adverse effect on Teck. Changes in environmental, health and safety legislation could also have a material adverse effect on product demand, product quality and methods of production and distribution. In the event that any of Teck’s products were demonstrated to have negative health effects, Teck could be exposed to workers compensation and product liability claims which could have a material adverse effect on its business.

Teck is highly dependent on third parties for the provision of transportation services

Due to the geographical location of many of Teck’s mining properties and operations, Teck is highly dependent on third parties for the provision of rail and port services. Teck negotiates prices for the provision of these services in circumstances where it may not have viable alternatives to using specific providers, or have access to regulated rate setting mechanisms. The Partnership is particularly dependent on Canadian Pacific Railway for rail services and Westshore Terminals Ltd. for port services. Contractual disputes, demurrage charges, rail and port capacity issues, availability of vessels and rail cars, weather problems or other factors can have a material adverse effect on Teck’s ability to transport materials according to schedules and contractual commitments.

Teck’s Red Dog mine in Alaska operates year-round on a 24 hour per day basis. The annual production of the mine must be stored at the port site and shipped within an approximately 100-day window when sea ice and weather conditions permit. Two purpose-designed shallow draft barges transport the concentrates to deep water moorings. The barges cannot operate in severe swell conditions. Unusual ice or weather conditions, or damage to the barges or ship loading equipment could restrict Teck’s ability to ship all of the stored concentrate. Failure to ship the concentrate during the shipping season could have a material adverse effect on Teck’s sales, as well as on its Trail metallurgical operations, and could materially restrict mine production subsequent to the shipping season.

Aboriginal title claims and rights to consultation and accommodation may affect Teck’s existing operations as well as development projects and future acquisitions

Governments in many jurisdictions must consult with aboriginal peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. Consultation and other rights of aboriginal people may require accommodations, including undertakings regarding employment and other matters in impact and benefit agreements. This may affect Teck’s ability to acquire within a reasonable time frame effective mineral titles in these jurisdictions, including in some parts of Canada in which aboriginal title is claimed, and may affect the timetable and costs of development of mineral properties in these jurisdictions. The risk of unforeseen aboriginal title claims also could affect existing operations as well as development projects and future acquisitions. These legal requirements may affect Teck’s ability to expand or transfer existing operations or to develop new projects.

Teck operates in foreign jurisdictions and faces added risks and uncertainties due to different economic, cultural and political environments

Teck’s business operates in a number of foreign countries where there are added risks and uncertainties due to the different economic, cultural and political environments. Some of these risks include nationalization and expropriation, social unrest and political instability, uncertainties in perfecting mineral titles, trade barriers and exchange controls and material changes in taxation. Further, developing country status or an unfavourable political climate may make it difficult for Teck to obtain financing for projects in some countries.

Teck faces risks associated with its development projects

The Fort Hills oil sands project in Alberta is at an early stage of development. Petro-Canada, as project operator, in consultation with UTS Energy Corporation and Teck, will be responsible for further definition of the scope and parameters of the project and its design and development. There can be no assurance that the development or construction activities will commence in accordance with current expectations or at all. Construction activities at the Galore Creek copper-gold project in British Columbia were suspended in the fourth quarter of 2007 as a result of Teck’s review of the first season of construction and a more detailed engineering study that predicted substantially higher capital costs and a longer construction schedule for the project. In addition, Teck has other very early stage development and advanced exploration projects. Construction and development of any of these projects are subject to numerous risks, including, without limitation:

•	risks resulting from the fact that the Fort Hills project and other projects are at an early stage of development and therefore are subject to development and construction risks, including the risk of significant cost overruns and delays in construction, and technical and other problems;

•	risks associated with delays in obtaining, or conditions imposed by, regulatory approvals;

•	risks associated with obtaining amendments to existing regulatory approvals and additional regulatory approvals which will be required;

•	risks of significant fluctuation in prevailing prices for copper, gold, oil, other petroleum products and natural gas, which may affect the profitability of the projects;

•	risks resulting from the fact that Teck is a minority partner in the Fort Hills Energy Limited Partnership and major decisions with respect to project design and construction may be made without its consent;

•	risks associated with the fact that Teck has partners or joint venturers in certain other projects, and major project decisions may require the agreement of both parties;

•	risks associated with litigation;

•	risks resulting from dependence on third parties for services and utilities for the projects;

•	risks associated with the availability of sufficient water or water rights for Teck’s operations and development projects;

•	risks associated with the ability of Teck’s partners and joint venturers to finance their respective shares of project expenditures; and

•	risks associated with Teck’s obtaining financing for these projects on commercially reasonable terms.

Regulatory efforts to control greenhouse gas emissions could materially negatively affect Teck’s business

Teck’s businesses includes several operations that emit large quantities of carbon dioxide, or that produce or will produce products that emit large quantities of carbon dioxide when consumed by end users. This is particularly the case with Teck’s metallurgical coal operations and its oil sands projects. Carbon dioxide and other greenhouse gases are the subject of increasing public concern and regulatory scrutiny.

The Kyoto Protocol is an international agreement that sets limits on greenhouse gas emissions from certain signatory countries. While the United States government has announced that it will not ratify the protocol, the Canadian Parliament voted to ratify its participation in this agreement and the Kyoto Protocol came into force in Canada on February 16, 2005. The Kyoto agreement commits Canada to limit its net greenhouse gas emissions to 6% below the levels emitted in 1990. Canada’s current level of greenhouse gas emissions significantly exceeds the agreed-upon limit.

In 2007, the Government of Canada announced a policy objective of reducing total Canadian greenhouse gas emissions by 20% below 2006 levels by 2020 and by 60% to 70% below that level by 2050. As part of this initiative, the federal Government intends to require reductions in emission intensity levels from certain industrial facilities, including oil and gas facilities and smelting and refining facilities, by 6% per year for each year from 2007 to 2010 and 2% per year each year thereafter. Affected facilities will be permitted to meet reduction targets by emissions trading or contributions to a technology fund, in addition to emissions abatement. Additional policy measures are anticipated in coming years under this federal policy framework.

In Alberta, the Climate Change and Emissions Management Act and the Specified Gas Emitters Regulation require certain existing large emitters (facilities, including oil sands facilities, that are releasing 100,000 tonnes or more of greenhouse gas emissions in any calendar year after and including 2003) to reduce their emissions intensity by 12% starting July 1, 2007. The regulation also outlines options for meeting reduction targets. If reducing emissions intensity by 12% is not initially possible, large emitters will be able to invest in an Alberta-based technology fund to develop infrastructure to reduce emissions or to support research into innovative climate change solutions. Large emitters will be required to pay $15 per tonne to the technology fund for every tonne of emissions above the 12% reduction target. Alternatively, large emitters could also invest in Alberta-based projects outside their operations that reduce or offset emissions on their behalf.

In British Columbia, the provincial government has announced a policy goal of reducing greenhouse gas emission by at least 33% below current levels by 2020 and, on July 1, 2008 began imposing a new provincial carbon tax on fuel. This new fuel tax starts at a rate based on $10 per tonne of carbon emissions and rises at a rate of $5 per year up to $30 per tonne by 2012. This tax will act to increase Teck’s fuel costs, which will impact its competitiveness in the global marketplace. The provincial government is also currently contemplating “cap and trade” legislation that could impose additional costs on Teck’s operations located in the province.

The primary source of greenhouse gas emissions in Canada is the use of hydrocarbon energy. Teck’s operations depend significantly on hydrocarbon energy sources to conduct daily operations, and there are currently no economic substitutes for these forms of energy. The federal and provincial governments have not finalized any formal regulatory programs to control greenhouse gases and it is not yet possible to reasonably estimate the nature, extent, timing and cost of any programs proposed or contemplated, or their potential effects on operations. Most of the Partnership’s products are sold outside of Canada, and sales are not expected to be significantly affected by Canada’s Kyoto ratification decision. However, the broad adoption by Kyoto signatory countries and others of emission limitations or other regulatory efforts intended to control greenhouse gas emissions could materially and negatively affect the demand for coal, oil and natural gas, as well as restrict development of new coal or oil sands projects and increase production and transportation costs.

Although Teck believes its financial statements are prepared with reasonable safeguards to ensure reliability, it cannot provide absolute assurance

Teck prepares its financial reports in accordance with accounting policies and methods prescribed by Canadian GAAP. In the preparation of financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the company. Significant accounting policies are described in more detail in the notes to Teck’s annual consolidated financial statements for the year ended December 31, 2007, which are incorporated by reference into this Circular. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported, Teck has implemented and continues to analyze its internal control systems for financial reporting. Although Teck believes its financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, it cannot provide absolute assurance in that regard.

Teck is subject to legal proceedings, the outcome of which may affect its business

The nature of Teck’s business subjects it to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these matters will not have a material adverse effect on Teck’s business.

Teck is subject to a number of risks in the operation of its businesses. Unitholders should carefully review the risk factors set forth under “Description of the Business — Risk Factors” in Teck’s Annual Information Form dated March 19, 2008. In addition, Unitholders should carefully review the risks under “Risk Factors Relating to the Arrangement” in this Circular.

The provisions of Teck’s Class A Shares may limit the ability of holders of Class B Shares to influence corporate matters and may impede a change of control of Teck.

Each Class A Share has one hundred votes per share and each Class B Share has one vote per share. Because of this dual class structure, holders of Class A Shares may be able to control matters submitted to Teck’s shareholders for approval (other than matters requiring separate class votes) even though they own less than 50% of the sum of all outstanding Class A Shares and all outstanding Class B Shares. On most matters requiring shareholder approval, the holders of Class A Shares and Class B Shares will vote as a single class. However, the Class A Shares and Class B Shares will each vote separately as a class in certain circumstances including, for example, in connection with an amendment of the articles of Teck to increase the rights or privileges of any class of shares having rights or privileges equal or superior to Class B Shares or in connection with an amalgamation having an equivalent effect. This concentrated control may limit the ability of holders of Class B Shares to influence corporate matters which are submitted to Teck’s shareholders for approval, including with regard to any proposed change of control of Teck and, as a result, Teck may take actions that holders of Class B Shares do not view as beneficial.

Furthermore, the dual class structure would affect any offer to purchase Teck by way of a take-over bid. The so-called “coattail provisions” of the Class B Shares provide that, if an offer to purchase Class A Shares which is required to be made to all or substantially all holders thereof is not made concurrently with an offer to purchase Class B Shares on identical terms (an “Exclusionary Offer”), and such offer is accepted by holders of a majority of Class A Shares, then each Class B Share will be convertible into one Class A Share. While the Class A Shares are held by many different holders and listed on the TSX, if a majority of the holders of Class A Shares choose not to accept an Exclusionary Offer, the Class B Shares would not convert into Class A Shares, thus a third party may be potentially discouraged, delayed or prevented from acquiring Teck. As a result, the market price of Class B Shares could be adversely affected.

Transfer Agent and Registrar

CIBC Mellon is the transfer agent and registrar for the Class A Shares, the Class B Shares and Teck’s outstanding preference shares and maintains registers for that purpose in Vancouver, British Columbia and Toronto, Ontario.

Previous Purchases of Fording Securities

Teck acquired 4,285,714 Units (12,857,142 Units after giving effect to subsequent Unit splits) in connection with the original formation of Fording in 2003. On September 23, 2007, Teck Metals, a wholly owned subsidiary of Teck, acquired an additional 16,650,000 Units at a price of $36.00 per Unit.

As of the date of this Circular, Teck and its majority-owned subsidiaries, associates, executive officers and directors collectively own 29,510,871 Units, representing approximately 19.7% of the issued and outstanding Units.

Agreements Involving Fording’s Securities

On September 23, 2007, Teck Metals, a wholly owned subsidiary of Teck, acquired 16,650,000 Units at a price of $36.00 per Unit pursuant to a unit purchase agreement among Teck, Teck Metals, Ontario Teachers’ Pension Plan Board and Golden Apple Income Inc. (“Golden Apple”), an affiliate of Ontario Teachers’ Pension Plan Board. The unit purchase agreement provided certain “top-up” rights in favour of Golden Apple if at any time on or prior to July 31, 2008, Teck or any of its affiliates made an offer or proposal to Fording respecting, or publicly announced an intention to undertake, (a) an amalgamation or merger with Fording (or other similar transaction, including without limitation a plan of arrangement), pursuant to which Teck would directly, or indirectly through an affiliate, or any person acting jointly or in concert with Teck, combine its business with the business of Fording or directly or indirectly acquire (or combine their assets or businesses or a material portion thereof with) all or a majority portion of the business or assets of Fording; or (b) a take-over bid by take-over bid circular in compliance with applicable Canadian Securities Laws, after giving effect to which Teck, if successful, would beneficially own, directly or indirectly, through an affiliate, and together with any person acting jointly or in concert with Teck, more than 50% of the Units.

On July 29, 2008, Teck and Teck Metals entered into an agreement with Ontario Teachers’ Pension Plan Board and Golden Apple pursuant to which Ontario Teachers’ Pension Plan Board and Golden Apple agreed to amend the “top-up” rights under the unit purchase agreement. As a result of this amendment, Teck will resell 1,856,500 Units to Golden Apple prior to completion of the Arrangement, at a purchase price of $36.00 per Unit.

On July 29, 2008, Teck and Fording entered into the Confidentiality Agreement, which contains confidentiality and six-month standstill obligations. See “The Arrangement — Confidentiality Agreement”.

CERTAIN TAX CONSIDERATIONS FOR UNITHOLDERS

Certain Canadian Federal Income Tax Considerations

In the opinion of Osler, Hoskin & Harcourt LLP, counsel to Fording (“Counsel”), the following summary describes the principal Canadian federal income tax considerations under the Tax Act of the Arrangement that are generally applicable to a Unitholder who beneficially owns Units as at the date of this Circular and who, at all relevant times for purposes of the Tax Act, holds the Units as capital property, deals at arm’s length with Fording and Teck and is not affiliated with Fording or Teck (a “Holder”). Generally, Units will be capital property to a Holder provided the Holder does not hold the Units in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not apply to holders who acquired Units pursuant to any employee unit or stock option plans.

This summary is based on the current provisions of the Tax Act and on Counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurance is given that any of the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction, which may be different from those discussed in this Circular.

For the purposes of this summary, Counsel has assumed that Fording qualifies as a “mutual fund trust”, as defined in the Tax Act, on the date hereof and that it will continue to so qualify throughout the period during which Unitholders hold any Units. If Fording does not qualify or ceases to qualify as a “mutual fund trust” during such period, then the income tax considerations described below would, in some respects, be materially different. In addition, Counsel has assumed that Fording is not subject to the SIFT Rules and, in particular, that it has not exceeded the normal growth guidelines issued by the Department of Finance by press release dated December 15, 2006.

This summary is not applicable to (a) a Holder that is a “specified financial institution”, (b) a Holder an interest in which is a “tax shelter investment”, (c) a Holder that is, for purposes of certain rules (referred to as the “mark-to-market” rules) applicable to securities held by financial institutions, a “financial institution”, or (d) a Holder to whom the “functional currency” reporting rules apply, each as defined in the Tax Act. Such Holders should consult their own tax and investment advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Unitholder. This summary is not exhaustive of all Canadian federal income tax considerations. All Unitholders should consult their own tax and investment advisors having regard to their own particular circumstances.

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized herein, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Units and any US dollar distributions pursuant to the Arrangement must be converted into Canadian dollars based on exchange rates as determined in accordance with the Tax Act. The amount of income, capital gains or capital losses realized by a Holder may be affected by fluctuations in the Canadian/US dollar exchange rate. Management of Fording has advised that it will use the Bank of Canada noon rate on the Effective Date for the purposes of determining the value of any US dollar distributions and other payments under the Arrangement.

Taxation of Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times for purposes of the Tax Act, is or is deemed to be resident in Canada and whose income, pursuant to the provisions of the Tax Act, is not exempt from tax under Part I of the Tax Act (a “Resident Unitholder”). Resident Unitholders who are entitled to elect and make the election, or have already made the election, permitted by subsection 39(4) of the Tax Act to have their Units and every other “Canadian security” (as defined in the Tax Act) owned or subsequently acquired by such Resident Unitholder treated as capital property will be regarded as holding Units as capital property. Resident Unitholders should consult their own tax and investment advisors concerning this election prior to making the election.

Final Unitholder Distribution

A Resident Unitholder will generally be required to include in income for the Resident Unitholder’s taxation year in which the current taxation year of Fording ends the aggregate Final Unitholder Distribution paid to the Resident Unitholder under the Arrangement.

Arrangement Distribution

A Resident Unitholder will be required to include in income for the Resident Unitholder’s taxation year in which the current taxation year of Fording ends the portion of the Arrangement Distribution that is treated as having been paid out of Fording’s income, including income arising as a result of the Arrangement. Income of Fording arising as a result of the Arrangement will include income realized, including net taxable capital gains, if any, by Fording from the transfer by Fording on the Effective Date, directly and indirectly and as part of the Arrangement, to Teck of certain assets of Fording, including certain rights under the Royalty and all of the interests of Fording in Fording LP and certain wholly-owned subsidiaries. Management of Fording has advised that it expects that substantially all of the consideration received by Fording on the transfer of assets to Teck will be allocable to the Royalty and that substantially all of the consideration allocable to the Royalty will constitute ordinary income to Fording for its current taxation year. Provided that appropriate designations are made by Fording, that portion, if any, of the Arrangement Distribution that is treated as having been paid out of Fording’s net taxable capital gains will effectively retain its character and be treated as a taxable capital gain in the hands of the Resident Unitholder for purposes of the Tax Act. The portion, if any, of the Arrangement Distribution that is treated as having been paid out of the non-taxable portion of any net capital gains of Fording will not be included in computing the Resident Unitholder’s income for the Resident Unitholder’s taxation year.

Management has advised that Resident Unitholders should expect that all or substantially all of the amounts payable to them under the Arrangement Distribution including all cash amounts received by the Unitholder and the fair market value of any Teck Class B subordinate voting shares received by the Unitholders will constitute ordinary income to them.

Final Redemption Amount

Under the Arrangement, each Unitholder will receive in respect of each Unit held an amount equal to the Final Redemption Amount, being 0.001 of a Class B Share, as payment for the purchase by Fording of their Units for cancellation pursuant to the Arrangement. The purchase and cancellation of Units under the Arrangement will constitute a disposition of the Units for purposes of the Tax Act.

A Resident Unitholder will be required to include in income for the Resident Unitholder’s taxation year in which the current taxation year of Fording ends the portion of the Final Redemption Amount that is treated as having been paid out of Fording’s income, including income arising as a result of the Arrangement. See “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada — Arrangement Distribution” for a description of the general tax consequences to a Resident Holder in respect of the Resident Holder’s share of any income of Fording paid to Unitholders.

On the disposition of a Unit under the Arrangement, a Resident Unitholder will realize a capital gain (or a capital loss) equal to the amount by which the Resident Unitholder’s proceeds of disposition exceed (or are less than) the adjusted cost base of the Unit to the Resident Unitholder and any reasonable costs of disposition. For this purpose, proceeds of disposition for a Unit will be equal to the fair market value of 0.001 of a Class B Share less the portion of any amounts that (i) are otherwise required to be included in the Resident Unitholder’s income or (ii) represent the non-taxable portion of capital gains, if any, distributed to the Resident Unitholder, which amounts will not reduce the adjusted cost base of a Unit.

Management of Fording has advised that it expects that all or substantially all of the amounts paid to Unitholders under the Arrangement, including the Final Redemption Amount, will constitute ordinary income to Unitholders, and that Resident Unitholders will likely realize a capital loss equal to the Resident Unitholder’s adjusted cost base of the Units immediately before the Effective Date and any reasonable costs of disposition. Generally, a capital loss realized on the disposition of a Unit will be subject to the rules relating to the taxation of capital gains and capital losses described below and, in particular, can be applied only against capital gains. In other words, any capital loss realized by a Resident Unitholder on the cancellation of Units under the Arrangement will not be deductible against the Resident Unitholder’s ordinary income, including ordinary income resulting from amounts distributed or payable to the Unitholder under the Arrangement.

Cost of Class B Shares

No tax-deferred rollover under the Tax Act will be available to Unitholders in respect of any Units or portion thereof that are exchanged for Class B Shares under the Arrangement. Each whole Class B Share received by a Resident

Unitholder will have a cost equal to its fair market value. For purposes of computing the adjusted cost base of each Class B Share owned by a Resident Unitholder at any time, a Resident Unitholder must average the cost of such Class B Share with the adjusted cost base of all other Class B Shares held by the Resident Unitholder as capital property at that time. Management of Fording has advised that it will use the weighted average trading price per Class B Share on the NYSE over the ten trading days ending on the second trading day prior to the Effective Date for the purposes of determining the value of the Arrangement Distribution and Final Redemption Amount, although this determination of value is not binding on the CRA or a Resident Unitholder.

Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) realized by a Resident Unitholder will generally be included in the Resident Unitholder’s income as a taxable capital gain. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Unitholder may generally be deducted only from taxable capital gains realized or considered to be realized by the Resident Unitholder (including any net taxable capital gains distributed by Fording) subject to and in accordance with the provisions of the Tax Act. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

Dissenting Unitholders

Resident Unitholders who duly exercise their Dissent Rights will, in the event that the Arrangement becomes effective, be deemed to have received and been paid the various distributions contemplated by the Plan of Arrangement, will be deemed to have transferred their Units to Fording for cancellation and will only be entitled to be paid the fair value of their Units, and will not be entitled to any other payment. Under the Arrangement, the consideration that is deemed to be paid to a Dissenting Unitholder, including the Final Unitholder Distribution, will be paid to the Dissenter Trustee and will be duly used to pay the fair value of the Dissenting Unitholder’s Units. The fair value may be the same as, more than or less than the value of the consideration offered under the Arrangement. As a result, Resident Unitholders who duly exercise their Dissent Rights will, for Canadian income tax purposes, be deemed to have participated in the Arrangement on the same basis as a non-dissenting Resident Unitholder in the manner described above, which could result in a requirement for the Dissenting Unitholder to pay tax in respect of amounts deemed to be distributed and paid to the Dissenting Holder under the Arrangement, even if the fair value is less than the value of the consideration offered under the Arrangement or the Dissenting Unitholder ultimately does not receive fair value for its Units until substantially following the completion of the Arrangement.

Where applicable, to the extent the fair value determined for the Units exceeds the portion of the distributions and payments under the Arrangement that is treated as having been paid out of Fording’s income, the excess should constitute proceeds of disposition to the Resident Unitholder. See “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada — Final Redemption Amount” for a description of the general tax consequences to a Resident Holder on the cancellation of their Units under the Arrangement.

Resident Unitholders that are considering exercising their Dissent Rights should consult their own tax and investment advisors having regard to their own particular circumstances.

Sale of Units Prior to Effective Date

Resident Unitholders that sell their Units on the TSX or NYSE with a settlement date that is prior to the Effective Date will not receive any distributions or other payments under the Arrangement and should not be allocated any income distribution from Fording in respect thereof. Resident Unitholders who dispose of their Units after the Transaction Confirmation Date and before the Effective Date should, however, consult their own tax and investment advisors.

On a sale of a Unit on the TSX or NYSE, a Resident Unitholder should realize a capital gain (or a capital loss) equal to the amount by which the Resident Unitholder’s proceeds of disposition exceed (or are less than) the adjusted cost base of the Unit to the Resident Unitholder and any reasonable costs of disposition. Any capital gain or capital loss realized by the Resident Unitholder on the disposition of a Unit (otherwise than pursuant to the Arrangement) will be subject to the general rules relating to the taxation of capital gains and capital losses described above.

Resident Unitholders will recognize ordinary income as described earlier in respect of the Final Unitholder Distribution, the Arrangement Distribution and the Final Redemption Amount received pursuant to the Arrangement, which income is expected to be equal to all or substantially all of the value of their Units. In contrast, Resident Unitholders who sell their Units on the TSX or NYSE with a settlement date prior to the Effective Date should realize a capital gain or capital loss. Accordingly, Resident Unitholders will want to consider selling their Units on the TSX or NYSE with a settlement date prior to the Effective Date and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

Taxation of Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Units in a business carried on in Canada (a “Non-Resident Unitholder”). Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Final Unitholder Distribution

A Non-Resident Unitholder will generally be subject to Canadian non-resident withholding tax under Part XIII of the Tax Act at the rate of 25% on the Non-Resident Unitholder’s share of the Final Unitholder Distribution. The 25% rate of withholding tax is subject to reduction pursuant to the provisions of an applicable income tax convention. For example, the applicable rate of withholding under the Canada-U.S. Income Tax Convention, 1980 is generally 15%.

Arrangement Distribution and Final Redemption Amount

A Non-Resident Unitholder will generally be subject to Canadian non-resident withholding tax under Part XIII of the Tax Act at the rate of 25% on the portion of the Arrangement Distribution and the Final Redemption Amount that is treated, in accordance with the Tax Act, as having been paid out of (a) Fording’s income and (ii) taxable capital gains, if any, realized by Fording as a result of the Arrangement where the aggregate of Fording’s taxable capital gains designated to non-resident holders of Units for the current taxation year of Fording exceeds 5% of such taxable capital gains designated to all Unitholders. The 25% rate of withholding tax is subject to reduction pursuant to the provisions of an applicable income tax convention. For example, the applicable rate of withholding under the Canada-U.S. Income Tax Convention, 1980 is generally 15%.

Management of Fording has advised that it expects that all or substantially all of the amounts paid to Unitholders under the Arrangement Distribution and Final Redemption Amount will be paid out of Fording’s income.

In addition, unless the Units are not listed on the TSX or NYSE at the time of the distributions, a Non-Resident Unitholder will generally be subject to Canadian non-resident withholding tax under Part XIII.2 of the Tax Act at a rate of 15% (the “Mutual Fund Withholding Tax”) on any distribution in respect of a Unit that is not otherwise subject to Canadian income tax under Part I of the Tax Act or Canadian non-resident withholding tax under Part XIII of the Tax Act. Assuming that the Units are not “taxable Canadian property” to the Non-Resident Unitholder as described below and that any gain realized on the purchase by Fording of Units under the Arrangement would therefore not be subject to Part I tax, a Non-Resident Unitholder will be subject to the Mutual Fund Withholding Tax on any portion of amounts distributed by Fording to the Unitholder as part of the Arrangement that are not otherwise subject to Canadian non-resident withholding tax under Part XIII of the Tax Act as described above. However, a Non-Resident Unitholder may be able to obtain a refund in respect of its Mutual Fund Withholding Tax payable to the extent that the Non-Resident Unitholder has Canadian property mutual fund losses, which generally would include any losses realized by the Non-Resident Unitholder on the disposition of its Units as a result of the cancellation of the Units under the Arrangement. A Non-Resident Unitholder must file a Canadian federal return of income in prescribed form within the prescribed time in order to obtain such refund.

Non-Resident Unitholders will therefore be subject to Canadian non-resident withholding tax on all amounts payable to them by Fording under the Arrangement.

Dissenting Unitholders

Non-Resident Unitholders who duly exercise their Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Non-Resident Unitholder in the manner described above and will realize the same income tax consequences as a non-dissenting Non-Resident Unitholder.

Where applicable, to the extent the fair value determined for the Units exceeds the portion of the distributions and payments under the Arrangement that is treated as having been paid out of Fording’s income, the excess should constitute proceeds of disposition to the Non-Resident Unitholder. See “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada — Arrangement Distribution and Final Redemption Amount” for a description of the general tax consequences to a Non-Resident Holder on the cancellation of their Units under the Arrangement.

Non-Resident Unitholders that are considering exercising their Dissent Rights should consult their own tax and investment advisors having regard to their own particular circumstances.

Sale of Units Prior to Effective Date

Non-Resident Unitholders that sell their Units on the TSX or NYSE with a settlement date that is prior to the Effective Date will not receive any distributions or other payments under the Arrangement and should not be allocated any income distribution from Fording in respect thereof. Non-Resident Unitholders who dispose of their Units after the Transaction Confirmation Date and before the Effective Date should, however, consult their own tax and investment advisors.

If a Non-Resident Unitholder disposes of Units prior to the Effective Date (otherwise than pursuant to the Arrangement), the Non-Resident Unitholder should not be subject to taxation under the Tax Act in respect of such disposition, or be entitled to deduct any loss for purposes of the Tax Act, realized on the disposition of Units unless the Units are “taxable Canadian property” to such Non-Resident Unitholder and the Non-Resident Unitholder is not entitled to an exemption from taxation in Canada pursuant to the provisions of an applicable income tax treaty or convention. Units owned by a Non-Resident Unitholder generally will not be considered to be “taxable Canadian property” to the Unitholder unless: (a) at any time during the 60-month period that ends at the time of the disposition, not less than 25% of the issued Units were owned by that Non-Resident Unitholder and/or persons with whom that Non-Resident Unitholder does not deal at arm’s length; or (b) the Units are otherwise deemed to be “taxable Canadian property” under the Tax Act. In the event that the Units constitute “taxable Canadian property” in the hands of a Non-Resident Unitholder and the gain, if any, realized upon a disposition of such Units is not exempt from Canadian tax by virtue of an applicable income tax treaty or convention, the general rules relating to the taxation of capital gains and losses described above under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada — Sale of Units Prior to the Effective Date” will apply.

Non-Resident Unitholders for whom Units are “taxable Canadian property” should consult their own tax and investment advisors with respect to the tax consequences of a disposition of Units upon their redemption.

Non-Resident Unitholders under the Arrangement will be subject to Canadian non-resident withholding tax on all amounts payable to them under the Arrangement. In contrast, Non-Resident Unitholders that sell their Units on the TSX or NYSE with a settlement date prior to the Effective Date should not be subject to taxation under the Tax Act in respect of the disposition unless the Units are “taxable Canadian property” and the Non-Resident Unitholder is not entitled to a treaty exemption. Accordingly, Non-Resident Unitholders will want to consider selling their Units on the TSX or NYSE with a settlement date prior to the Effective Date and should consult their own tax and investment advisors with regard to such decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

Certain United States Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the Arrangement and the ownership and disposition of Class B Shares received pursuant to the Arrangement.

This summary is not intended to constitute a complete description of all the potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the Arrangement or the ownership and disposition of Class B Shares received pursuant to the Arrangement. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own independent tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the Arrangement and the ownership and disposition of the Class B Shares received pursuant to the Arrangement.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (“IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences described below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions described in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published IRS rulings, judicial decisions, published administrative positions of the IRS, and the Convention between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Treaty”), in each case, as in effect and available as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. Except as explicitly set forth below, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation or regulations.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Units (or, following the completion of the Arrangement, a beneficial owner of Class B Shares received pursuant to the Arrangement) that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S. or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Units (or, following the completion of the Arrangement, a beneficial owner of Class B Shares received pursuant to the Arrangement) other than a U.S. Holder or any entity treated as a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the Arrangement nor the ownership and disposition of Class B Shares received pursuant to the Arrangement. Accordingly, non-U.S. Holders should consult their own tax and investment advisors regarding the U.S. federal, U.S. state and local and foreign tax consequences (including the potential application of and operation of any tax treaties) arising from the matters described above.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the US dollar; (e) U.S. Holders subject to the alternative minimum tax provisions of the Code; (f) U.S. Holders that own the Units (or, following the completion of the Arrangement, Class B Shares) as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired the Units through the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold the Units (or, following the completion of the Arrangement, the Class B Shares) other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates; and (j) U.S. Holders that own, or have owned, directly, indirectly or constructively, 10% or more of the voting securities of Fording (or, following the completion of the Arrangement, Teck). U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described above, should consult their own independent tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the Arrangement and the ownership and disposition of Class B Shares received pursuant to the Arrangement.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Units (or, following the completion of the Arrangement, Class B Shares), the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Owners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax and investment advisors regarding the U.S. federal income tax consequences arising from and relating to the Arrangement and the ownership and disposition of Class B Shares received pursuant to the Arrangement.

Tax Consequences Not Addressed and Assumptions

This summary does not address any U.S. federal income tax consequences applicable to holders of Exchange Options and/or Phantom Units. In addition, this summary does not address the U.S. gift, inheritance, estate, state, local or non-U.S. tax consequences to U.S. Holders of the Arrangement or of the ownership and disposition of Class B Shares received pursuant to the Arrangement. Any holder that is among the class of persons described in the preceding sentences should consult its own tax advisor regarding the U.S. federal, estate, state, local and foreign tax consequences arising from and relating to the Arrangement and the ownership and disposition of Class B Shares received pursuant to the Arrangement.

Status of Fording

Fording has filed an election to be treated as a corporation for U.S. federal income tax purposes. This summary assumes that Fording has at no time been a “controlled foreign corporation” for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Arrangement

The Exchange of Units Pursuant to the Arrangement

The disposition of a Unit pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder should recognize gain or loss on the disposition equal to the difference, if any, between (a) the aggregate of the Final Unitholder Distribution, the Cash Consideration and the fair market value of the Share Consideration (in each case without reduction for any Canadian tax withheld) received pursuant to the Arrangement, and (b) such U.S. Holder’s tax basis in the Units exchanged. Subject to the possible application of the PFIC rules described below (see more detailed discussion below at “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Passive Foreign Investment Company Rules”), any such gain or loss generally should be capital gain or loss, which would be long-term capital gain or loss if the Units are held for more than one year. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. The deduction of capital losses is subject to complex limitations.

It is possible that the IRS may take the position that the Final Unitholder Distribution (and, potentially, the Arrangement Distribution) should be treated as a distribution with respect to the Units rather than amounts received in exchange for the disposition of Units. In this case, subject to the possible application of the PFIC rules described below

(see more detailed discussion below at “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Passive Foreign Investment Company Rules”), a U.S. Holder would be required to include the amount of such distribution in gross income (without reduction for any Canadian tax withheld from such amount) as a dividend to the extent of such holder’s share of the current or accumulated earnings and profits of Fording, as determined for U.S. federal income tax purposes. To the extent that such distribution exceeds a U.S. Holder’s share of the current and accumulated earnings and profits of Fording, such distribution would be treated (a) first, as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Unit, and (b) thereafter, as gain from the sale or exchange of such Unit. Any amounts treated as a dividend on the Units generally will not be eligible for the “dividends received deduction” allowed to corporations under the Code with respect to dividends received from domestic corporations. Any amounts treated as a dividend in the manner described above that are received by a U.S. Holder that is an individual, estate or trust may be treated as “qualified dividend income” for U.S. federal income tax purposes and subject to tax at the preferential rates applicable to long-term capital gains if certain requirements are satisfied, including the requirements that Fording is not classified as a PFIC (as discussed below) for the taxable year during which the Arrangement occurs or the preceding taxable year and that certain shareholder holding period tests are satisfied. U.S. Holders are urged to consult their independent tax advisor regarding the potential treatment of amounts received, or treated as received, by such holder pursuant to the Arrangement as a dividend, and the possibility of such amounts being treated as qualified dividend income for U.S. federal income tax purposes.

In general, the tax basis of a U.S. Holder in Class B Shares received pursuant to the Arrangement will be equal to the fair market value of such shares on the Effective Date. The holding period of a U.S. Holder for Class B Shares received pursuant to the Arrangement will begin on the day after the Effective Date.

Foreign Tax Credit

A U.S. Holder will be subject to Canadian withholding tax on the amounts to be paid to such holder in connection with the Arrangement (see “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”, above). The amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for U.S. federal income tax purposes. The ability of a U.S. Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Arrangement is subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. Gains recognized by a U.S. Holder in connection with the Arrangement generally will be treated as U.S. source income for U.S. tax purposes and the ability of a U.S. Holder to obtain a foreign tax credit in respect of such amounts may require that such U.S. Holder make an election pursuant to the Canada-U.S. Tax Treaty and the Code pursuant to which such gains would be treated as foreign source income for U.S. tax purposes. The application of this election in connection with the Arrangement is subject to uncertainty. Even if a U.S. Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Arrangement will remain subject to a number of complex limitations provided in the Code and Treasury Regulations. These rules may place substantial restrictions on the ability of a U.S. Holder to obtain foreign tax credit in respect of Canadian taxes withheld in connection with the Arrangement and a U.S. Holder may be unable to obtain a full credit with respect to such taxes for U.S. federal income tax purposes. U.S. Holders are urged to consult with their independent tax and investment advisors regarding the potential application of the foreign tax credit rules to them in their particular circumstances, as well as the possibility of electing to receive a deduction for U.S. federal income tax purposes, rather than a foreign tax credit, in respect of Canadian taxes withheld pursuant to the Arrangement.

Dissenting U.S. Holders

If a U.S. Holder duly exercises Dissent Rights, such holder will generally recognize gain equal to the difference between (i) the amount realized (other than amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income), and (ii) such U.S. Holder’s adjusted tax basis in its Units. Subject to the possible application of the PFIC rules (see below at “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Passive Foreign Investment Company Rules”) and except as described in the preceding sentence, any such gain or loss generally should be capital gain or loss and subject to the rules described above under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of

the Arrangement — The Exchange of Units Pursuant to the Arrangement”. It is possible that the IRS may take the position that some portion of the amounts received by a U.S. Holder exercising Dissent Rights should be treated as a distribution with respect to Units rather than amounts received in exchange for such Units. A U.S. Holder that intends to exercise Dissent Rights is urged to consult its own tax advisor regarding the U.S. federal income tax consequences to it of exercising such rights, prior to exercising such rights and having due regard to such holder’s particular circumstances.

Sale of Units Prior to the Effective Date

U.S. Holders that sell their Units on the TSX or NYSE with a settlement date that is prior to the Effective Date will not receive any distributions or other payments under the Arrangement. For a discussion of the Canadian federal income tax consequences to a U.S. Holder that sells Units on the TSX or the NYSE prior to the Effective Date, see above at “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”. A U.S. Holder will recognize gain or loss on the sale of Units equal to the difference, if any, between (a) the amount realized on such sale or exchange and (b) such U.S. Holder’s adjusted tax basis in the Units exchanged. Subject to the possible application of the PFIC rules described below at “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Passive Foreign Investment Company Rules”, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Units are held for more than one year. U.S. Holders who dispose of their Units after the Transaction Confirmation Date and before the Effective Date should consult their own tax advisors.

Passive Foreign Investment Company Rules

The U.S. federal income tax consequences of the Arrangement to a U.S. Holder may be substantially different from those described above if Fording is or has been classified as a “passive foreign investment company” (“PFIC”) for any taxable year during which a U.S. Holder has held Units. For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

•	at least 75% of its gross income is “passive” income (referred to as the “income test”); or

•	at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

Passive income includes the following types of income:

•	dividends, royalties, rents, annuities, interest, and income equivalent to interest; and

•	net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from commodities transactions.

For this purpose, the character of Fording LP’s share of the Partnership’s income should be determined by “looking through” the Partnership. In determining whether it is a PFIC, Fording will be required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.

Fording believes that it has not been classified as a PFIC during any prior taxable year. In addition, although not free from doubt, Fording expects that it should not be treated as a PFIC during the current taxable year, as a result of the transactions that occur pursuant to the Arrangement or otherwise. The determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Accordingly, there can be no assurance that Fording has not been classified as a PFIC for any taxable year during which a U.S. Holder has held Units. U.S. Holders are urged to consult their independent tax advisors regarding the potential classification of Fording as a PFIC during any taxable year during which such holder has held Units.

Generally, if Fording is or has been treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Units, any gain recognized by the holder with respect to such Units pursuant to the Arrangement would be allocated rateably over the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to any year before Fording became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations in such taxable year, as appropriate, and an interest charge would be imposed on the amount allocated to that taxable year. In addition, any amounts received pursuant to the Arrangement that are treated as a distribution made in respect of Units may be subject to rules similar to those described above if such distribution is treated as an “excess distribution” for purposes of the PFIC rules. In general, distributions made in respect of Units will be treated as excess distributions to the extent they exceed 125% of the average of the annual distributions on Units received by the U.S. Holder during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter.

Each U.S. Holder should consult its own independent tax advisor regarding the status of Fording as a PFIC, the possible effect of the PFIC rules to such holder, as well as the availability of any election that may be available to such holder to mitigate adverse U.S. federal income tax consequences of holding an interest in a PFIC.

The Ownership and Disposition of Class B Shares

Dividends

Subject to the discussion below under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — The Ownership and Disposition of Class B Shares — Passive Foreign Investment Company Status of Teck”, the gross amount of any distribution of cash or property (other than in liquidation) made to a U.S. Holder with respect to Class B Shares (inclusive of any Canadian withholding tax with respect thereto) generally will be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Teck as determined under U.S. federal income tax principles. Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation. A distribution in excess of Teck’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class B Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Class B Shares). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis, the distribution will, subject to the possible application of the PFIC rules, be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Class B Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

If Class B Shares are readily tradable on an established U.S. securities market, within the meaning of the Code, or if Teck is eligible for benefits under the Canada-U.S. Tax Treaty, then dividends received by non-corporate U.S. Holders before January 1, 2011 may be “qualified dividend income” to such U.S. Holder. If certain holding period and other requirements (including a requirement that Teck is not a PFIC in the year of the dividend or the preceding year) are met, qualified dividend income is currently subject to a maximum rate of U.S. federal income tax of 15% to a U.S. Holder that is not a corporation, including individuals.

Foreign Tax Credits

Any tax withheld by Canadian taxing authorities with respect to distributions on Class B Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Class B Shares will be foreign source income and “passive category income”. Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Sale, Exchange or Other Taxable Disposition of Class B Shares

Subject to the discussion below under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — The Ownership and Disposition of Class B Shares — Passive Foreign Investment Company Status of Teck”, for U.S. federal income tax purposes, a U.S. Holder will generally recognize gain or loss on the sale, exchange, or other taxable disposition of any of its Class B Shares in an amount equal to the difference between (a) the US dollar value of the amount realized for the Class B Shares and (b) the U.S. Holder’s adjusted tax basis (determined in US dollars) in the Class B Shares. Such gain or loss will be a capital gain or loss. Capital gains of non-corporate taxpayers, including individuals, derived with respect to a sale, exchange, or other disposition prior to January 1, 2011 of Class B Shares held for more than one year are subject to a maximum federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status of Teck

U.S. Holders would be subject to a special, adverse tax regime if Teck were or were to become a PFIC for U.S. federal income tax purposes. Neither Fording nor Fording’s counsel has undertaken to ascertain whether Teck is treated as a PFIC. In publicly filed documents, Teck most recently indicated in 2007 that it believed that it was not a PFIC in 2006 and did not expect to be a PFIC in 2007 or later years. Nevertheless, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually. Consequently, no assurance can be provided that Teck will not be a PFIC in 2008 or any subsequent taxable year. U.S. Holders are urged to consult their own U.S. tax advisors regarding the status of Teck as a PFIC and the adverse U.S. federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

The Receipt of Canadian Currency

Taxable dividends with respect to Class B Shares that are paid in Canadian dollars and Canadian dollars received upon the sale, exchange or other taxable disposition of Class B Shares will be included in the gross income of a U.S. Holder as translated into US dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such Canadian dollars, regardless of whether the Canadian dollars are converted into US dollars at that time. If the Canadian dollars received are not converted into US dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its US dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Information Reporting and Backup Withholding

U.S. Holders may be subject to information reporting and backup withholding with respect to amounts received by such holder pursuant to the Arrangement, distributions paid on Class B Shares and proceeds from the disposition of Class B Shares. In general, a U.S. Holder will be subject to backup withholding if such holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding application of the information reporting and backup withholding rules to them in their particular circumstances.

DISSENTING REGISTERED UNITHOLDERS’ RIGHTS

The Plan of Arrangement and the Interim Order provide Registered Unitholders with Dissent Rights in connection with the Arrangement that will be available in the event that the Arrangement Resolution is approved by the Securityholders. The Dissent Rights available under the Arrangement are different than and in lieu of the dissent rights set out in the Declaration of Trust. They are in many respects similar to the dissent and appraisal rights provided by Section 191 of the ABCA, however such provisions are not identical. Registered Unitholders who are considering exercising their Dissent Rights should carefully review the description of such rights set forth in this section as well as the Plan of Arrangement and the Interim Order. A copy of the Plan of Arrangement is attached as Appendix E to this Circular and a copy of the Interim Order is attached as Appendix F to this Circular. A Registered Unitholder’s failure to follow exactly the procedures set forth in the terms of the Plan of Arrangement and the Interim Order will result in the loss of such Unitholder’s Dissent Rights.

Description of Dissent Rights

A Dissenting Unitholder will be entitled, in the event that the Arrangement Resolution is approved and the Arrangement becomes effective, to be paid the fair value of the Units registered in the name of such Dissenting Unitholder including, if applicable, any Fractional Unit Interest. Any Registered Unitholder who properly dissents from the Arrangement Resolution in compliance with Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order, will, in the event the Arrangement becomes effective, be deemed to have received and been paid the various distributions contemplated by the Plan of Arrangement, will be deemed to have transferred their Units to Fording and will only be entitled to be paid the fair value of their Units, and will not be entitled to any other payment or consideration, including the Final Unitholder Distribution and any other payments that would be payable under the Arrangement had such Registered Unitholder not exercised their Dissent Rights. The amounts deemed to have been received and been paid to a Dissenting Unitholder under the Plan of Arrangement will instead be paid to the Dissenter Trustee, and will be used to pay the fair value of the Dissenting Unitholder’s Units. The fair value of the Units held by a Dissenting Unitholder will be determined by the Court. This amount may be the same as, more than or less than the value of the consideration offered under the Arrangement. The valuation date utilized by the Court for this purpose will be the close of business on the last business day occurring immediately prior to the date of the Meeting. As a result, Dissenting Unitholders will, for Canadian income tax purposes, be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Resident Unitholder, which could result in a requirement for the Dissenting Unitholder to pay tax in respect of amounts deemed to have been received and been paid to the Dissenting Unitholder under the Plan of Arrangement, even if the fair value is less than the value of the consideration offered under the Arrangement or the Dissenting Unitholder does not ultimately receive fair value for its Units until substantially following the completion of the Arrangement.

Section 191 of the ABCA provides that a Unitholder may only make a claim under that section with respect to all of the Units held by the Unitholder or on behalf of any one beneficial owner and registered in the Unitholder’s name. A Registered Unitholder may only exercise the Dissent Rights in respect of Units which are registered in that Unitholder’s name. In many cases, Units beneficially owned by a Non-Registered Unitholder are registered either:

•	in the name of an Intermediary, or

•	in the name of a clearing agency (such as CDS or similar entities) of which the Intermediary is a participant.

Accordingly, a Non-Registered Unitholder will not be entitled to exercise the Dissent Rights directly unless the Units are re-registered in the Non-Registered Unitholder’s name.

A Non-Registered Unitholder who wishes to exercise the Dissent Rights should immediately contact the Intermediary with whom the Non-Registered Unitholder deals in respect of its Units and either:

•	instruct the Intermediary to exercise the Dissent Right on the Non-Registered Unitholder’s behalf (which, if the Units are registered in the name of CDS or other clearing agency, would require that the Units first be re-registered in the name of the Intermediary); or

•	instruct the Intermediary to re-register the Units in the name of the beneficial Unitholder, in which case, the beneficial Unitholder would be able to exercise the Dissent Rights directly. In this regard, the beneficial Unitholder will have to demonstrate that such person beneficially owned the Units in respect of which the Dissent Rights are being exercised, on the record date established for the Meeting (being August 26, 2008).

Despite subsection 191(5) of the ABCA, a Registered Unitholder who wishes to exercise Dissent Rights must provide to Fording (c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450 – 1st Street, S.W., Calgary, Alberta, T2P 5H1, Attention: Tristram Mallett), prior to 5:00 p.m. (Calgary time) Friday, September 26, 2008, or otherwise at least two business days prior to the date of the Meeting (or any postponement(s) or adjournment(s) of the Meeting), a written objection to the Arrangement Resolution. It is important that Registered Unitholders strictly comply with this requirement, which is different from the statutory dissent provisions provided by Section 191 of the ABCA or the dissent provisions under the Declaration of Trust. In addition, a Registered Unitholder who wishes to exercise his, her or its Dissent Rights must not vote his, her or its Units at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution. Further, a vote against the Arrangement Resolution or an abstention shall not constitute the required written objection as described in this paragraph.

Teck or the Dissenting Unitholder may apply to the Court, by way of an originating notice, after the approval of the Arrangement Resolution, to fix the fair value of the Dissenting Unitholder’s Units. Notwithstanding the provisions of Section 191 of the ABCA, Teck may, but in no circumstances shall be required to, make a written offer to pay the fair value of the Units held by the Dissenting Unitholder. In the event that Teck elects to make a written offer to pay the fair value of the Units held by the Dissenting Unitholder including, if applicable, any Fractional Unit Interest, it shall, unless the Court orders otherwise, send to each other Dissenting Unitholder a written offer to pay the fair value of the Units held by such Dissenting Unitholders including, if applicable, any Fractional Unit Interest. Every offer will be made on the same terms to each Dissenting Unitholder.

A Dissenting Unitholder will not be required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the Units of all Dissenting Unitholders who are parties to the application, giving judgment in that amount against Teck and the Dissenter Trustee and in favour of each of those Dissenting Unitholders, and fixing the time within which Teck and the Dissenter Trustee must pay the amount payable to each Dissenting Unitholder. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Unitholder, calculated from the date on which the Dissenting Unitholder ceases to have any rights as a Unitholder, until the date of payment.

On the Arrangement becoming effective, or upon the making of an agreement between Teck and the Dissenting Unitholder as to the payment to be made by Teck to the Dissenting Unitholder, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting Unitholder will cease to have any rights as a Unitholder other than the right to be paid the fair value of such holder’s Units. Until that event occurs, the Dissenting Unitholder may withdraw the Dissenting Unitholder’s dissent, or if the Arrangement has not yet become effective, Fording may rescind the Arrangement Resolution, and in either event, the dissent and appraisal proceedings in respect of that Dissenting Unitholder will be discontinued. All Units, and if applicable, any Fractional Unit Interests, held by Dissenting Unitholders who exercise their Dissent Rights will be deemed under the Arrangement to be transferred to Fording at the same time as Units held by Unitholders who do not dissent are transferred.

Under the Plan of Arrangement, the Final Unitholder Distribution, the Cash Consideration and the Class B Shares that would have been payable directly to a Dissenting Unitholder had such holder not dissented will be paid to the Dissenter Trustee. Such amounts will be held by the Dissenter Trustee in accordance with the Plan of Arrangement, provided that Teck may direct that all or part of the Class B Shares held be sold through a stock exchange and the proceeds after deduction of expenses of disposition (including tax), and less amounts required to be withheld on account of taxes, be substituted therefor.

Any payment to which the Dissenting Unitholder is entitled in accordance with the Plan of Arrangement, whether by virtue of said determination of fair value, withdrawal of dissent or settlement of dissent will be made, in the first instance, out of the amounts held by the Dissenter Trustee in accordance with the Plan of Arrangement and the balance, if any, from Teck.

Dissenting Unitholders who are not ultimately entitled to be paid fair value for their Units will receive the consideration under the Arrangement; except that if Teck has directed the Dissenter Trustee to sell all or part of the Share Consideration, they will receive a pro rata share of the net cash proceeds from such sale.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Dissenting Unitholders who seek payment of the fair value of their Units. Section 191 of the ABCA, other than as expressly amended by the Interim Order and the Plan of Arrangement, requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder.

Only Registered Unitholders may exercise Dissent Rights. A Registered Unitholder’s failure to follow exactly the procedures set forth in the terms of the Plan of Arrangement and the Interim Order will result in the loss of Dissent Rights. Due exercise of the Dissent Rights requires that certain deadlines be observed and Fording and Teck intend to enforce such deadlines strictly. Registered Unitholders considering exercising Dissent Rights should seek the advice of their own legal counsel and tax and investment advisors.

Registered Unitholders who are considering exercising Dissent Rights should carefully review the description of such rights set forth in this Circular, as well as the Plan of Arrangement and the Interim Order, and comply with the provisions of Section 191 of the ABCA, the full text of which is set out in Appendix H to this Circular, as modified by the Plan of Arrangement and the Interim Order.

The Arrangement Agreement provides that, unless otherwise waived, it is a condition to the completion of the Arrangement that Dissent Rights shall not have been exercised in respect of more than 5% of the Units (on a fully-diluted basis).

For a general summary of certain income tax implications to a Dissenting Unitholder, which implications are material to a Dissenting Unitholder, see “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations” and “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations”.

RISK FACTORS RELATING TO THE ARRANGEMENT

There are risks associated with the completion of the Arrangement. The following risk factors should be carefully considered by Unitholders in evaluating whether to approve the Arrangement Resolution.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the price of the Units.

The completion of the Arrangement is subject to a number of conditions precedent which must be satisfied or waived prior to the Transaction Confirmation Date, some of which are outside the control of Teck and Fording, including receipt of the Final Order, regulatory approvals and Securityholder approvals. It is also a condition in favour of Teck that from the date of the Arrangement Agreement to and including the Transaction Confirmation Date, there shall not have occurred or been disclosed to the public a Fording Material Adverse Effect. Further, if the Arrangement is not completed other than due to the failure to obtain the Requisite Level of Approval or the failure of Teck to complete its financing, Fording would remain liable for costs relating to the Arrangement, including, among others, legal, accounting, financial advisory and financial printing expenses. There can be no certainty, nor can Fording provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Arrangement is not completed, the market price of the Units may be adversely affected.

The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck on the Transaction Confirmation Date.

The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck on the Transaction Confirmation Date. Such availability is subject to a number of material conditions some of which are outside the control of Teck or Fording. There can be no assurance that Teck will be able to obtain the Debt Financing contemplated by the Debt Commitment Letter, or in the event that Teck is unable to obtain the Debt Financing contemplated by the Debt Commitment Letter, that it will be able to obtain new debt financing commitments in replacement thereof. See “The Arrangement — Sources of Funds for the Arrangement”.

The Arrangement Agreement may be terminated by Fording or Teck in certain circumstances, including after the Transaction Confirmation Date.

Each of Fording and Teck has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can Fording provide any assurance, that the Arrangement Agreement will not be terminated by either of Fording or Teck prior to the completion of the Arrangement either before or after the Transaction Confirmation Date. The Arrangement Agreement may be terminated in a number of circumstances prior to the Transaction Confirmation Date, and may also be terminated in various circumstances following the Transaction Confirmation Date and prior to the Effective Date. See “The Arrangement Agreement — Termination”.

A liquid market for the Units may not exist during the Pre-Closing Period.

For Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident

Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. See “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision.

A liquid market for the Units, however, may not exist during the Pre-Closing Period and as a result Unitholders who intend to dispose of their Units during the Pre-Closing Period may be unable to do so, or if they are able to dispose of their Units, they may only be able to dispose of their Units for consideration that is materially less than the consideration payable under the Arrangement or on otherwise unfavourable terms. In particular, taxable Unitholders who are resident in Canada and who hold the Units on capital account and Unitholders who are not resident in Canada may, if they are unable to sell their Units with a settlement date that is prior to the Effective Date, realize the income tax consequences summarized under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”, which would result in a higher level of taxation than would have been the case had such Unitholders sold their Units on the TSX or NYSE with a settlement date that is prior to the Effective Time.

If the Arrangement is not completed, the application of the SIFT Rules may have a material and adverse impact on Fording.

On October 31, 2006, the Minister of Finance (Canada) announced a “Tax Fairness Plan” which, in part, proposed changes to the manner in which certain flow-through entities and the distributions from such entities are taxed. Bill C-52, Budget Implementation Act, 2007, which received Royal Assent on June 22, 2007, contained the SIFT Rules, which are designed to implement these proposals. Under the SIFT Rules, Fording, as a publicly traded income trust, is considered a SIFT and will be subject to trust level taxation as of January 1, 2011 at a rate comparable to the combined federal and provincial corporate tax rate on certain types of income. In addition, the taxable distributions received by Unitholders will be treated as taxable dividends from a taxable Canadian corporation.

If the Arrangement is not completed, the application of the SIFT Rules will impose a tax on income trusts such as Fording commencing not later than January 1, 2011. The application of the SIFT Rules may have a material adverse effect on Fording as, among other things, it could result in a reduction in the amount of cash available for distribution to Unitholders by Fording which in turn could cause a reduction in the trading price and value of the Units.

The value of the cash portion of the consideration payable under the Arrangement will fluctuate depending on exchange rate fluctuations for Unitholders whose primary currency is not the US dollar. In addition, under the Arrangement, Unitholders will receive Class B Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, the Class B Shares issuable under the Arrangement may have a market value lower than expected.

Currency exchange rates may fluctuate and the prevailing Canadian dollar-US dollar exchange rate may be significantly different from the exchange rate on the date of the announcement of the Arrangement Agreement, the date of this Circular or the actual dates the Unitholders become entitled to receive the Cash Consideration and the Final Unitholder Distribution pursuant to the Arrangement. These changes may significantly affect the value of the consideration received by Unitholders under the Arrangement whose primary currency is not the US dollar. Moreover, Unitholders will receive a fixed number of Class B Shares under the Arrangement, rather than Class B Shares with a fixed market value. As the exchange ratio under the Arrangement will not be adjusted to reflect any changes in the market value of the Class B Shares, the market value of Class B Shares may vary significantly from the value at the dates referenced in this Circular or the actual dates that Unitholders become entitled to receive Class B Shares pursuant to the Arrangement.

As a result of the issuance of Class B Shares in connection with the Arrangement and the dual class share structure of Teck, the Unitholders’ voting interests in Teck will be significantly diluted, relative to their current proportional voting interest in Fording.

Teck will be issuing approximately 36.8 million Class B Shares under the Arrangement, which will result in Teck having a total of approximately 477.6 million Class B Shares outstanding. Based on the above, Unitholders will hold approximately 7.7% of the Class B Shares and approximately 7.6% of the total number of Class B Shares and Class A

Shares outstanding upon the completion of the Arrangement. Holders of Class A Shares will hold approximately 1.9% of the total number of outstanding Class B Shares and Class A Shares. Because of the dual class structure of Teck, Unitholders will hold approximately 2.6% of the total voting rights attached to outstanding Class B Shares and Class A Shares. Holders of Class B Shares, as a group, and holders of Class A Shares, as a group, will hold approximately 33.8% and 66.2%, respectively, of the total voting rights attached to outstanding Class B Shares and Class A Shares. The single largest holder of Class A Shares will hold approximately 30.5% of the total voting rights attached to outstanding Class B Shares and Class A Shares. As a result of this issuance and the dual class structure, the Unitholders’ voting interests in Teck will be significantly diluted, relative to their current proportional voting interest in Fording.

TECK’S PLANS FOR FORDING

Upon completion of the Arrangement, Fording will have no material assets and will cease to exist and Teck will have assumed all of Fording’s liabilities. Pursuant to the Arrangement Agreement, Teck has agreed to provide for: (a) filing all final tax returns of Fording, (b) providing notices and information in respect of tax matters to the former Unitholders, (c) causing the Units to cease to be listed on the TSX and NYSE, (d) causing Fording to cease to be a reporting issuer (or the equivalent thereof) in the applicable jurisdictions, (e) de-registration of the Units under the 1934 Act; and (f) discharging of the Residual Liabilities. All costs, expenses and liabilities associated with the winding up and termination of Fording as aforesaid will be the sole responsibility of Teck.

EXPENSES OF THE ARRANGEMENT

Fording estimates that expenses in the aggregate amount of approximately $71.8 million will be incurred by Fording in connection with the Arrangement, including legal, financial advisory, accounting, filing and printing costs, the cost of preparing and mailing this Circular and fees in respect of the Fairness Opinion and the Independent Valuation. The estimated fees, costs and expenses of Fording in connection with the Arrangement are set forth in the table below:

Legal and Accounting Fees	$8,500,000
Financial Advisory Fees	$57,000,000
Independent Valuation Fees	$2,500,000
Independent Committees Fees	$300,000
Printing, Proxy Solicitation, Filing and Mailing Costs	$3,500,000

Total	$71,800,000

Subject to certain exceptions noted below, the Arrangement Agreement provides that all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated. The exceptions to the foregoing include the following:

•	if the Effective Date occurs all of Fording’s Transaction Expenses shall be paid to Fording (or as it may direct) by Teck;

•	Teck is required to pay Fording an expense payment to a maximum of CDN$10 million if the Arrangement Agreement is terminated because the Requisite Level of Approval is not obtained at the Meeting or in the event that the Arrangement Agreement is terminated as a result of Teck’s failure to obtain the required financing;

•	Teck has agreed to pay the cost of retaining Laurel Hill Advisory Group to solicit proxies by and on behalf of the management of Fording for use at the Meeting on behalf of Fording.

BENEFITS FROM THE ARRANGEMENT

Other than as disclosed elsewhere in this Circular, none of the Trustees, Directors or executive officers of Fording or Fording ULC, nor, to the knowledge of such Trustees, Directors and such executive officers, after reasonable enquiry, any associate or affiliate of an insider of Fording, associate or affiliate of Fording (other than a Trustee, Director or executive officer of Fording or Fording ULC), or person acting jointly or in concert with Fording, will receive any direct or indirect benefit from voting for or against the Arrangement, other than the consideration available to any Unitholder who deposits Units under the Arrangement.

COMMITMENTS TO ACQUIRE UNITS

Other than as disclosed elsewhere in this Circular, none of Fording, Fording ULC nor any of the Trustees, the Directors or executive officers of Fording or Fording ULC, nor, to the knowledge of such Trustees, Directors and executive officers, after reasonable enquiry, any associate or affiliate of an insider of Fording, associate or affiliate of Fording, an insider of Fording (other than a Trustee, Director or executive officer of Fording or Fording ULC), or person acting jointly or in concert with Fording, has entered into any agreement, commitment or understanding to acquire any securities of Fording.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Warren S. R. Seyffert is a Trustee of Fording and Donald R. Lindsay is a Director of Fording ULC. Such individuals are also directors and in the case of Mr. Lindsay, also President and Chief Executive Officer of Teck. An affiliate of Teck is the Managing Partner of the Partnership and Fording’s indirect 60% interest in the Partnership is its principal asset. Fording, Fording ULC and Teck are parties to an amended and restated governance agreement, which entitles Teck to nominate one individual for election as a Trustee and one individual for approval as a Director. See “Election of Trustees” and “Approval of Election of Directors of Fording ULC” in Fording’s management information circular dated March 14, 2008, which is incorporated by reference in this Circular. See also “Description of the Business — Elk Valley Coal — Summary of EVC Partnership Agreement”, “Other Information Regarding the Trust — Human Resources — Employment Arrangements”, “Governance — Governance Arrangements”, “Governance — Trustees and Directors” and “Material Contracts” in Fording’s Annual Information Form filed March 17, 2008, which is incorporated by reference in this Circular. David A. Thompson is a current Director who formerly served as a director, Chief Executive Officer and Deputy Chairman of Teck. Other than as disclosed in this Circular and as set forth above, none of the Trustees, Directors or executive officers of Fording or Fording ULC is aware of any material interest of any informed person, or any associate or affiliate of such informed person, in any transaction since the beginning of the most recently completed financial year which has materially affected Fording or any of the Fording Subsidiaries, in the Arrangement or in any other proposed transaction which would materially affect Fording or any of the Fording Subsidiaries.

INFORMATION ABOUT FORDING, INFORMATION ABOUT FORDING ULC
AND INFORMATION ABOUT TECK

For further information about the respective trustees, directors and officers of Fording, Fording ULC and Teck, see Appendix K.

OTHER INFORMATION AND MATTERS

There is no information or matter not disclosed in this Circular but known to Fording that would reasonably be expected to affect the decision of Unitholders to vote for or against the Arrangement Resolution.

PROXY SOLICITATION AND DEPOSITARY

Laurel Hill Advisory Group is acting as Fording’s proxy solicitation agent, for which it will be paid a fee of up to $150,000 plus a “per call” fee for each telephone call made by Unitholders to Laurel Hill Advisory Group or by Laurel Hill Advisory Group to Unitholders. Laurel Hill Advisory Group will also be reimbursed for its reasonable out-of-pocket expenses in connection with the solicitation. The fees and expenses of Laurel Hill Advisory Group will be paid on behalf of Fording by Teck.

Fording has engaged Computershare Investor Services Inc. to act as depositary for the receipt of Unit certificates and related Letters of Transmittal deposited pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by Fording against certain liabilities under applicable securities laws and expenses in connection therewith.

No fee or commission is payable by any Unitholder who transmits its Units directly to the Depositary. Except as set forth above or elsewhere in this Circular, Fording will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Units pursuant to the Arrangement.

LEGAL MATTERS

Certain Canadian and U.S. legal matters in connection with the Arrangement will be passed upon by Osler, Hoskin & Harcourt LLP on behalf of Fording and on behalf of Teck by Stikeman Elliott LLP, as to Canadian legal matters and Paul, Weiss, Rifkind, Wharton & Garrison LLP as to U.S. legal matters. Borden Ladner Gervais LLP also advised Teck as to Canadian taxation matters. Osler has acted as legal counsel to Fording since its inception (and prior to that for its predecessors). Osler has also acted, from time to time, for the Partnership, with consent of both Teck and Fording on the basis that if there was a disagreement between the partners that Osler would continue to act for Fording and Teck would seek separate counsel. As at the date of this Circular, partners and associates of Osler own beneficially, directly or indirectly, less than 1% of the outstanding securities of Fording and its associates and affiliates.

INFORMATION CONCERNING VOTING AT THE MEETING

Date, Time and Place of the Meeting

The Meeting will be held on September 30, 2008 at 9:00 a.m. (Calgary time), at the Alberta Room at the Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, T2P 2M3.

Record Date

Only Securityholders of record as of the close of business on August 26, 2008, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting. Unitholders who become holders of record of Units after August 26, 2008 and who wish to vote at the Meeting must make arrangements with the selling Unitholder (provided such Unitholder was a holder of record on August 26, 2008 or otherwise entitled to vote at the Meeting) to direct how such Units may be voted at the Meeting. As of September 6, 2008, there were 150,175,327 Units outstanding and entitled to vote at the Meeting. In addition, there were 18,632 Exchange Options (exercisable to acquire an aggregate of 18,632 Units) and 151,049.23 Phantom Units (which can be settled for a maximum aggregate of 151,049 Units) outstanding, the holders of which are entitled to vote together with the holders of Units on matters upon which Securityholders are entitled to vote at the Meeting. Each Unit, Exchange Option and Phantom Unit entitles the holder to one vote for each such security held.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Fording for use at the Meeting. The solicitation of proxies for the Meeting will be made primarily by mail and may be supplemented by telephone or other personal contact by the Trustees, officers or agents of Fording retained to assist in the solicitation of proxies. Laurel Hill Advisory Group is acting as Fording’s proxy solicitation agent, for which it will be paid a fee of up to $150,000, plus a “per call” fee for each telephone call made by Unitholders to Laurel Hill Advisory Group or by Laurel Hill Advisory Group to Unitholders. Laurel Hill Advisory Group will also be reimbursed for its reasonable out-of-pocket expenses in connection with the solicitation. The Trustees and officers of Fording will not receive any extra compensation for such proxy solicitation activities. Fording may pay investment dealers or other persons holding Units in their own names, or in the names of nominees, for their reasonable expenses for sending this Circular and the form of proxy or voting instruction form to beneficial owners of Units and obtaining voting instructions and/or proxies therefrom. The fees and expenses of Laurel Hill Advisory Group will be paid on behalf of Fording by Teck.

Distribution of Meeting Materials

The Meeting Materials are being sent by Fording directly to Registered Unitholders and Non-Objecting Unitholders resident in Canada and to Intermediaries for distribution to Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada.

Most Unitholders are Non-Registered Unitholders. Applicable securities laws require Intermediaries to seek voting instructions from Non-Registered Unitholders in advance of the Meeting. Units held through Intermediaries can only be voted in accordance with the instructions received from the Non-Registered Unitholders. In the absence of having obtained specific voting instructions, Intermediaries are prohibited from voting Units held by Non-Registered Unitholders.

Voting Procedures

The procedures by which Unitholders may exercise their right to vote with respect to matters at the Meeting will vary depending on whether Unitholders are Registered Unitholders or Non-Registered Unitholders. Non-Registered Unitholders resident in Canada are advised that the voting procedures applicable to them will vary depending on whether they are a Non-Objecting Unitholder (as defined below) or an Objecting Unitholder.

If you are a Non-Registered Unitholder resident in Canada and Fording or the Transfer Agent has sent these materials directly to you, you are a non-objecting unitholder (a “Non-Objecting Unitholder”) and your name, address and information about your Unit holdings have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these materials to you directly, Fording (and not the Intermediary holding on your behalf) has assumed responsibility for (a) delivering these materials to you, and (b) executing your proper voting instructions.

All Unitholders are advised to carefully read the voting instructions below that are applicable to them.

Registered Unitholders

In order to vote with respect to matters being considered at the Meeting, Registered Unitholders must either:

•	attend the Meeting in person;

•	sign, date and return the enclosed form of proxy, or such other proper form of proxy prepared for use at the Meeting which is acceptable to the Transfer Agent; or

•	otherwise communicate their voting instructions in accordance with the instructions set out in the enclosed form of proxy or through the use of another acceptable and proper form of proxy.

Any proxy to be used at the Meeting must be received by the Transfer Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada (Attention: Proxy Department) prior to the deadline of 12:00 p.m. (Calgary time) on September 29, 2008, or otherwise at least 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the time set for any adjournment or postponement of the original Meeting. Registered Unitholders may provide their voting instructions by any of the following means:

•	by mail to the address set forth above (a pre-paid, pre-addressed return envelope is enclosed);

•	by hand or by courier to the address set forth above;

•	by telephone at 1-866-734-VOTE (8683) (Canada and the United States only); or

•	by internet at www.investorvote.com.

Registered Unitholders who are not individuals should provide their voting instructions by mail, hand delivery or courier and not by telephone or internet.

Non-Registered Unitholders

A substantial number of beneficial Unitholders do not hold Units in their own names. Units may be beneficially owned by a person but registered either:

•	in the name of an Intermediary; or

•	in the name of a clearing agency (such as CDS or similar entities) of which the Intermediary is a participant.

If Units are shown in an account statement provided to the Unitholder by an Intermediary, in almost all cases those Units will not be registered under the name of the Unitholder in the records of Fording. Please note that only proxies received from Registered Unitholders can be recognized and acted upon at the Meeting.

Objecting Unitholders and Non-Registered Unitholders Resident Outside of Canada

Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada should carefully review the instructions provided to them by their Intermediary regarding how to provide voting instructions or obtain a proxy with respect to their Units. Such Unitholders may also wish to contact their Intermediaries directly in order to obtain instructions regarding how to exercise their right to vote Units that they beneficially own.

Non-Objecting Unitholders

Non-Objecting Unitholders resident in Canada should carefully review the instructions provided to them by the Transfer Agent regarding how to provide voting instructions. Such Unitholders may also wish to contact the Transfer Agent directly in order to obtain instructions regarding how to exercise their right to vote Units that they beneficially own.

Voting Instruction Form

Your Intermediary or the Transfer Agent will send or arrange to have sent to you a voting instruction form with this Circular, instead of a form of proxy. The voting instruction form that you will receive is similar to the form of proxy provided to Registered Unitholders. However, its purpose is limited to instructing the Intermediary or clearing agency how to vote on your behalf.

Attendance at Meeting in Person

Please note that Non-Objecting Unitholders resident in Canada and Non-Registered Unitholders resident outside of Canada seeking to attend the Meeting will not be recognized at the Meeting for the purpose of voting Units registered in the name of an Intermediary or a clearing agency, unless such Unitholder appoints himself or herself as a proxyholder. In order to do this, the individual should follow the instructions on the voting instruction form regarding the manner in which voting instructions are to be provided and, in doing so, specify that individual’s own name as the person whom he or she is appointing as proxy for the purposes of voting his or her Units. Such Unitholders are reminded that any voting instructions should be communicated to their Intermediary in accordance with the procedures set out on the voting instruction form well in advance of the deadline for the receipt of proxies of 12:00 p.m. (Calgary time) on September 29, 2008.

If you cannot attend the Meeting in person, you are asked to complete and return the voting instruction form to the Transfer Agent by mail in the return envelope provided prior to the deadline for the receipt of proxies of 12:00 p.m. (Calgary time) on September 29, 2008. Alternatively, you can call at 1-866-734-VOTE (8683) to provide voting instructions over the telephone or log on to www.investorvote.com to vote via the internet. In any case, if you do not wish to attend the Meeting and vote your Units in person, your voting instructions must be received by the Transfer Agent prior to 12:00 p.m. (Calgary time) on September 29, 2008.

Appointment and Revocation of Proxies

The persons named in the form of proxy that accompanies this Circular are Trustees of Fording. A Unitholder has the right to appoint a person or company (who need not be a Unitholder), other than the persons whose names appear in the accompanying form of proxy, to attend and act for and on behalf of such Unitholder at the Meeting. Registered Unitholders may exercise this right by:

•	inserting the name of the person or company to be appointed in the blank space provided in the form of proxy; or

•	completing another proper form of proxy acceptable to the Transfer Agent,

and, in either case, delivering the completed and executed form of proxy or other proper form of proxy, as applicable, by mail, hand delivery or courier to the Transfer Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada (Attention: Proxy Department). Registered Unitholders who are individuals may also exercise this right by logging on to www.investorvote.com and following the instructions provided on such website. Similar procedures should be followed by a Non-Registered Unitholder with respect to the completion of voting instruction forms provided by your Intermediary or the Transfer Agent, as applicable, although you should read the instructions on your voting instruction form and, if necessary, confirm the instructions with your Intermediary or the Transfer Agent, as applicable.

A Registered Unitholder who has given a proxy may revoke the proxy at any time prior to its use by any manner permitted by the Declaration of Trust, including by depositing an instrument in writing, including another completed form of proxy, executed by the Unitholder or by his or her attorney who is authorized by a document that is signed in writing or by electronic signature or, if the Unitholder is a corporation or other form of organization, by a director, officer or attorney thereof properly authorized. A written instrument or other revocation permitted by the Declaration of Trust must be deposited with the Transfer Agent at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada (Attention: Proxy Department) by personal delivery, courier or mail at any time prior to 12:00 p.m. (Calgary time) on September 29, 2008, or otherwise at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time set for any adjournment or postponement of the original Meeting. A written instrument or other revocation permitted by the Declaration of Trust may also be deposited with the Chair of the Meeting prior to the use of such proxy at the Meeting or any adjournment or postponement thereof. The execution by a Registered Unitholder of a proxy will not affect such Unitholder’s right to attend the Meeting and vote in person provided that such proxy is revoked in the manner described above.

Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada should contact the Intermediary through which they hold their Units in order to obtain instructions regarding the procedures for the revocation of any voting instructions that they previously provided to their Intermediary.

Non-Objecting Unitholders resident in Canada should contact the Transfer Agent in order to obtain instructions regarding the procedures for the revocation of any voting instructions that they previously provided to the Transfer Agent.

Voting of Proxies

The Units represented by a properly executed proxy will be voted on any ballot that may be conducted at the Meeting in accordance with the instructions of the Unitholder and, if the Unitholder specifies a choice with respect to any matter to be acted upon, the Units shall be voted accordingly. In the absence of instructions, such Units will be voted FOR each of the matters referred to on the proxy.

The form of proxy accompanying this Circular confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting. At the date hereof, management of Fording knows of no such amendments, variations or other matters to be brought before the Meeting. However, if any other matters, which are not now known to management of Fording, should properly be brought before the Meeting, the Units represented by such proxy will be voted on such matters in accordance with the judgment of the person named as proxy in such proxy.

If you do not vote, or do not instruct your broker, investment dealer, bank, trust company or other Intermediary how to vote, you will not be considered present in person or represented by proxy for the purpose of approving the Arrangement Resolution.

Voting Securities and Holders of More than 10% of the Units

Description of Unit Capital

Fording is authorized to issue an unlimited number of Units. As at September 6, 2008, 150,175,327 Units were issued and outstanding. Each Unit entitles the holder thereof to one vote per Unit.

Holders of More than 10% of the Units

As at September 6, 2008, to the knowledge of the Trustees and officers of Fording, the only persons or entities which beneficially own, directly or indirectly, or exercise control or direction over, securities of Fording carrying more than 10% of the voting rights attached to any class of outstanding Units of Fording are as follows:

		Percentage of
Name and Municipality of Residence	Number of Units	Outstanding Units

Teck Cominco Limited
Vancouver, British Columbia	29,507,142	19.6%

In addition, the Trustees and officers of Fording understand that in excess of 10% of the Units are registered in the name of CDS or similar entities, as nominee, and are owned by various Intermediaries and other parties on behalf of their clients and others. The names of the beneficial owners holding their Units through CDS or similar entities are not all known to Fording.

Quorum

The quorum for the transaction of business at the Meeting will be two individuals present at the opening of the Meeting being Unitholders or persons representing Unitholders by proxy who hold in the aggregate not less than 10% of the votes attached to all outstanding Units. If no quorum is present within 30 minutes after the time fixed for the Meeting, the Meeting shall be adjourned to a day which is not less than 10 days after the date of the Meeting and to such place and time as may be appointed by the Chair of the Meeting.

Confidentiality of Voting

Proxies are counted and tabulated by the Transfer Agent in such a manner as to preserve the confidentiality of the voting instructions of Registered Unitholders. However, such Unitholders should be aware that such confidentiality may not be maintained in certain circumstances, including the following:

•	where the Unitholder makes a written comment on the form of proxy or otherwise clearly indicates that the Unitholder wishes to communicate his, her or its position to management;

•	where it is necessary to meet the requirements of applicable Law or a regulatory authority; or

•	in the event of a proxy contest.

Please Complete Your Proxy

Whether or not you plan to attend the Meeting, the management of Fording, with the support of the Trustees, requests that you fill out your proxy to ensure your votes are cast at the Meeting. This solicitation of your proxy (your vote) is made on behalf of management. Laurel Hill Advisory Group is acting as Fording’s proxy solicitation agent, for which it will be paid a fee of up to $150,000, plus a “per call” fee for each telephone call made by Unitholders to Laurel Hill Advisory Group or by Laurel Hill Advisory Group to Unitholders. Laurel Hill Advisory Group will also be reimbursed for its reasonable out-of-pocket expenses. The Trustees and officers of Fording will not receive any extra compensation for such activities. Fording may pay investment dealers or other persons holding Units in their own names, or in the names of nominees, for their reasonable expenses for sending this Circular and the form of proxy or voting instruction form to beneficial owners of Units and obtaining voting instructions and/or proxies therefrom. The fees and expenses of Laurel Hill Advisory Group will be paid on behalf of Fording by Teck.

Instructions for Holders of Phantom Units or Exchange Options

If you hold Phantom Units or Exchange Options, you will receive an instruction letter containing instructions with respect to the Meeting and voting procedures.

Information for Participants in the Fording DRIP

On August 18, 2008, the Trustees resolved to terminate the Fording DRIP contingent on the approval of the Arrangement Resolution at the Meeting by the Requisite Level of Approval. The Trustees resolved to terminate the Fording DRIP in order that the unitholdings of participants in that plan could be certificated in advance of the Effective Date without further action of such participants. Accordingly, if the Fording DRIP is terminated, participants in the plan will receive a certificate representing the whole Units held by such persons pursuant to such plan. Fractional unitholdings will be settled through a cash payment in accordance with the terms of the Fording DRIP. Participants in the Fording DRIP will receive a letter containing additional information regarding the foregoing.

DOCUMENTS INCORPORATED BY REFERENCE

The documents listed below and filed by Fording and Teck with the Canadian Securities Administrators are specifically incorporated by reference into, and form an integral part of, this Circular:

Documents filed by Fording:

•	the Annual Information Form of Fording filed March 17, 2008 for the fiscal year ended December 31, 2007;

•	the audited consolidated financial statements of Fording as at December 31, 2007 and 2006 and for each year in the three-year period ended December 31, 2007, together with the auditors report thereon and the notes thereto;

•	management’s discussion and analysis of results of operations and financial condition and results of operations of Fording for the fiscal year ended December 31, 2007;

•	the unaudited interim consolidated financial statements of Fording for the six months ended June 30, 2008, together with the notes thereto;

•	management’s discussion and analysis of results of operations and financial condition of Fording for the six months ended June 30, 2008;

•	the management information circular of Fording dated March 14, 2008 distributed in connection with the annual general meeting of the Unitholders held on April 30, 2008; and

•	the material change report of Fording dated August 5, 2008 relating to the proposed Arrangement.

Documents filed by Teck:

•	the Annual Information Form of Teck dated March 19, 2008 for the fiscal year ended December 31, 2007;

•	the audited consolidated financial statements of Teck as at December 31, 2007 and 2006 and for each year in the three-year period ended December 31, 2007, together with the auditors report thereon and the notes thereto;

•	management’s discussion and analysis of results of operations and financial condition and results of operations of Teck for the fiscal year ended December 31, 2007;

•	the unaudited interim consolidated financial statements of Teck for the six months ended June 30, 2008, together with the notes thereto;

•	management’s discussion and analysis of results of operations and financial condition of Teck for the six months ended June 30, 2008;

•	the business acquisition report dated October 29, 2007 in respect of Teck’s acquisition of Aur Resources Inc.;

•	the management information circular of Teck dated March 3, 2008 distributed in connection with the annual and special meeting of the shareholders of Teck held on April 23, 2008;

•	the material change report dated July 31, 2008 relating to the proposed Arrangement; and

•	the material change report dated August 1, 2008, which restated and supplemented the material change report dated July 31, 2008.

All documents of the type referred to above and any material change reports (excluding confidential material change reports) and financial statements filed by Fording or Teck with any of the Canadian Securities Administrators subsequent to the date of this Circular and prior to the Meeting shall be deemed to be incorporated by reference into this Circular.

Any statement contained in this Circular or in a document incorporated or deemed to be incorporated by reference in this Circular relating to Fording or Teck shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Circular, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

For information on how to obtain the information that has been incorporated by reference into this Circular, please see the section in this Circular entitled “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

Information contained in this Circular is given as of September 6, 2008, except as otherwise noted and except that information incorporated by reference in this Circular is given as of the date noted therein. Additional information concerning the Arrangement may be found in the Transaction Statement on Schedule 13E-3, including any amendments to the Schedule 13E-3 and related exhibits, as and when filed with the SEC under the 1934 Act by Fording, Fording ULC and Teck.

Except as provided in the Declaration of Trust or as specifically described in this Circular, no additional provision will be made by Fording in connection with the Arrangement to grant unaffiliated securityholders access to the corporate files of Fording or to obtain counsel or appraisal services at the expense of Fording.

Fording and Teck file reports and other information with the Canadian Securities Administrators. These reports and information, which include the comparative financial statements and management discussion and analysis for each of Fording and Teck’s most recently completed financial year, are available to the public free of charge on SEDAR at www.sedar.com.

Copies of Fording’s documents incorporated in this Circular by reference and copies of the Fairness Opinion and the Independent Valuation may be obtained on request without charge from the Secretary of Fording, Suite 1000, 205-9th Avenue SE, Calgary, Alberta T2G 0R3, telephone (403) 260-9878, and are also available electronically at www.sedar.com. For the purpose of the Province of Quebec, this Circular contains information to be completed by consulting Fording’s permanent information record. A copy of Fording’s permanent information record may be obtained from the Corporate Secretary of Fording at the address and telephone number noted above and is also available electronically at www.sedar.com.

Copies of Teck’s documents incorporated in this Circular by reference may be obtained on request without charge from the Corporate Secretary of Teck, Suite 600, 200 Burrard Street, Vancouver, British Columbia, V6C 3L9, telephone (604) 687-1117, and are also available electronically at www.sedar.com. For the purpose of the Province of Quebec, this Circular contains information to be completed by consulting Teck’s permanent information record. A copy of Teck’s permanent information record may be obtained from the Corporate Secretary of Teck at the address and telephone number noted above and is also available electronically at www.sedar.com.

Fording and Teck are subject to the reporting requirements of the 1934 Act, and in accordance therewith file periodic reports and other information with the SEC. Reports and other information filed by Fording and Teck with the SEC may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC’s Public Reference Room located at 100 F. Street NE, Washington, D.C. 20549 and are available for viewing at the SEC website at www.sec.gov. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions or require more information with regard to the procedures for voting or completing your transmittal documentation, please contact Laurel Hill Advisory Group, Fording’s proxy solicitation agent, at:

North American Toll Free Number: 1-866-570-5373

FREQUENTLY ASKED QUESTIONS ABOUT THE ARRANGEMENT

Q:	What am I voting on?

A:	You are being asked to vote FOR the Arrangement Resolution approving the Arrangement, which provides for, among other things, Teck acquiring all of the assets of Fording and assuming all of Fording’s liabilities. Through the Arrangement, Unitholders will receive consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit. You also are being asked to approve the transaction of any other business that may properly come before the Meeting or any adjournments or postponements of the Meeting.

Q:	When and where is the Meeting?

A:	The Meeting will take place on September 30, 2008 at 9:00 a.m. (Calgary time), at the Alberta Room at the Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, T2P 2M3.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by management of Fording. This Circular is furnished in connection with that solicitation. The solicitation of proxies for the Meeting will be made primarily by mail, and may be supplemented by telephone or other personal contact by the Trustees, officers or agents of Fording retained to assist in the solicitation of proxies. Laurel Hill Advisory Group is acting as Fording’s proxy solicitation agent. The fees and expenses of Laurel Hill Advisory Group will be paid on behalf of Fording by Teck.

Q:	Who can attend and vote at the Meeting and what is the quorum for the Meeting?

A:	Only Securityholders of record as of the close of business on August 26, 2008, the record date for the Meeting, are entitled to receive notice of and to attend, and to vote at, the Meeting or any adjournment(s) or postponement(s) of the Meeting. Unitholders who become holders of record of Units after August 26, 2008 and who wish to vote at the Meeting must make arrangements with the selling Unitholder (provided such Unitholder was a holder of record on August 26, 2008 or otherwise entitled to vote at the Meeting) to direct how such Units may be voted at the Meeting.

The Meeting Materials are being sent by Fording directly to Registered Unitholders and Non-Objecting Unitholders resident in Canada and to Intermediaries for distribution to Objecting Unitholders resident in Canada and all Non-Registered Unitholders resident outside of Canada. If you are a Registered Unitholder, please see “Information Concerning Voting at the Meeting — Registered Unitholders” in this Circular. If you are a Non-Registered Unitholder, please see “Information Concerning Voting at the Meeting — Non-Registered Unitholders” in this Circular.

The quorum for the transaction of business at the Meeting will be two individuals present at the opening of the Meeting being Unitholders or persons representing Unitholders by proxy who hold in the aggregate not less than 10% of the votes attached to all outstanding Units.

Q:	How many Units are entitled to vote?

A:	As of September 6, 2008, there were 150,175,327 Units outstanding and entitled to vote at the Meeting.

Q:	What will I receive in the Arrangement?

A:	If the Arrangement is completed, Unitholders will be entitled to receive consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less in each case any amounts withheld on account of taxes) for each outstanding Unit. The cash payment is payable in US dollars only. As soon as possible following the Effective Date, any fractional interest in a Class B Share which would otherwise be distributed to a Unitholder will, after aggregating all such fractions, be sold in the market, and the Unitholder will instead receive a cash payment in U.S. dollars equal to the Unitholder’s pro rata portion of the net proceeds after deduction of the expenses of all such sales, less any amounts withheld on account of taxes.

Q:	Will I continue to receive quarterly or other distributions in respect of my Units?

A:	If the Arrangement is completed, no further distributions with respect to the Units will be paid to you.

Q:	How does the consideration offered for Units compare to the market price of the Units before the Arrangement was announced?

A:	The consideration to be received by the Unitholders under the Arrangement represented as of July 28, 2008 a premium of approximately 17% based on the weighted average trading price of Units on the TSX for the 20 trading days ended July 28, 2008 (the trading day before the Arrangement was announced).

Q:	What vote is required at the Meeting to approve the Arrangement Resolution?

A:	The Arrangement Resolution must be passed by the affirmative vote of:

• at least 66 2/3% of the votes cast at the Meeting by Unitholders present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class;

• at least 66 2/3% of the votes cast at the Meeting by Securityholders present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; and

•     at least a simple majority of the votes cast by Unitholders (excluding the votes cast by Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws) present in person or represented by proxy and entitled to vote at the Meeting. See “Principal Legal Matters — Canadian Securities Law Matters” in this Circular.

To the knowledge of Fording, after reasonable inquiry, a total of 29,510,871 votes that may be cast on the Arrangement Resolution will be excluded in determining whether minority Unitholder approval for the Arrangement Resolution has been obtained.

Q:	I am a Unitholder. Who are the Securityholders?

A:	The “Securityholders” are the Unitholders plus the holders of Exchange Options and Phantom Units. Holders of Exchange Options and Phantom Units are also being affected by the Arrangement and accordingly are entitled to participate in its authorization. As of September 6, 2008, there were 150,175,327 Units, 18,632 Exchange Options and 151,049.23 Phantom Units outstanding.

Q:	What are the recommendations of the Independent Committees, the Trustees and the Directors?

A:	The Independent Committees unanimously recommended that the Trustees and the Directors approve the Arrangement and recommend that Unitholders vote for the Arrangement, and the Trustees and the Directors unanimously (with the interested Trustees and Directors declaring their interests and excusing themselves from the determination to make such recommendation) recommend that Unitholders vote FOR the Arrangement Resolution to approve the Arrangement.

Q:	Why are the Independent Committees, the Trustees and the Directors making this recommendation?

A:	In reaching their conclusion that the Arrangement is substantively and procedurally fair to the unaffiliated Unitholders, and that the Arrangement is in the best interests of Fording, the Independent Committees, the Trustees and the Directors considered and relied upon a number of factors, including those described under the headings “Special Factors — Position of the Independent Committees as to Fairness”, “Special Factors — Recommendation of the Trustees and the Directors” and “Special Factors — Reasons for the Arrangement from Fording’s and Fording ULC’s Perspectives”.

Q:	In addition to the approval of Securityholders, are there any other approvals required for the Arrangement?

A:	Yes, the Arrangement requires the approval of the Court and also is subject to the receipt of certain anti-trust and other approvals in the United States, Canada and several other jurisdictions. See “Principal Legal Matters — Principal Regulatory Matters” in this Circular.

Q:	How does Teck intend to finance the Arrangement and related transactions?

A:	Teck will be required to pay approximately US$12.4 billion in cash to fund its obligations under the Arrangement and the other transactions contemplated by the Arrangement Agreement, and will be required to issue approximately 36.8 million Class B Shares. Teck has also agreed, if necessary, to pay to Fording sufficient cash to enable Fording, when such additional cash is combined with its otherwise available cash, to make the Final Unitholder Distribution of US$3.00 per Unit. Teck expects to finance the Cash Consideration with borrowings under the Facilities and the sale prior to the Effective Date of its approximate 19.6% interest in Fording. See “The Arrangement — Sources of Funds for the Arrangement” in this Circular.

Q:	Do any Trustees, Directors and executive officers of Fording have any interests in the Arrangement that are different from, or in addition to, those of the Unitholders?

A:	Certain Trustees, Directors and executive officers of Fording and Fording ULC may have interests in the Arrangement that differ from those of Unitholders, including acting as executive officers and/or directors of Teck. See “The Arrangement — Interests of Trustees, Directors, Executive Officers and Others in the Arrangement” in this Circular.

Q:	Will the Units continue to be listed on the TSX and the NYSE after the Arrangement?

A:	No. The Units will be de-listed from the TSX and NYSE when the Arrangement is completed.

Q:	Should I send my Unit certificates now?

A:	You are not required to send your certificates representing Units to validly cast your vote in respect of the Arrangement Resolution. We encourage Registered Unitholders who choose not to dispose of their Units on the TSX or the NYSE to complete, sign, date and return the enclosed Letter of Transmittal, together with your unit certificate(s), at least two business days prior to the Effective Date which will assist Teck in arranging for the prompt payment in respect of your Units if the Arrangement is completed.

Q:	When can I expect to receive consideration for my Units?

A:	If you hold your Units through an Intermediary, then you are not required to take any action and the consideration will be delivered to your Intermediary through the procedures in place for such purposes between CDS or similar entities and such Intermediaries. If you hold your Units through an Intermediary, you should contact your Intermediary if you have questions regarding this process.

In the case of Registered Unitholders, as soon as practicable after the Effective Date, assuming due delivery of the required documentation, including the applicable Unit certificates and a duly and properly completed Letter of Transmittal, Teck will cause the Depositary to forward a cheque (or other form of immediately available funds) and a certificate representing the Class B Shares to which the Registered Unitholder is entitled, in each case less applicable withholding taxes, by first class mail to the address of the Unitholder as shown on the register maintained by Computershare Investor Services Inc., unless the Unitholder indicates in the Letter of Transmittal that it wishes to pick up the cheque and the certificate representing the Class B Shares. Under no circumstance will interest on the consideration be paid by Teck, Fording or the Depositary by reason of any delay in paying the consideration or otherwise.

Q:	How will the votes be counted?

A:	Computershare Investor Services Inc., Fording’s Transfer Agent, counts and tabulates the proxies. Proxies are counted and tabulated by the Transfer Agent in such a manner as to preserve the confidentiality of the voting instructions of Registered Unitholders subject to a limited number of exceptions.

Q:	How will I know when the Arrangement will be implemented?

A:	The Transaction Confirmation Date will occur upon satisfaction or waiver of all of the conditions to the completion of the Arrangement. If the Requisite Level of Approval is obtained at the Meeting, the Transaction Confirmation Date is expected to occur on or about September 30, 2008, the date of the Meeting. On the Transaction Confirmation Date, Fording and Teck will confirm in writing that the conditions to closing are satisfied or waived and publicly announce that the conditions are satisfied or waived. Following the Transaction Confirmation Date, a 20 Trading Day Pre-Closing Period will occur. During the Pre-Closing Period that will follow the Transaction Confirmation Date, the Units will continue to trade on the TSX and the NYSE; except as follows: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date. Fording and Teck expect that closing will occur on or about October 30, 2008, after such Pre-Closing Period has been completed.

Q:	Are there risks I should consider in deciding whether to vote for the Arrangement Resolution?

A:	Yes. Some of these risks include the following:

•     There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, or as to the timing of their satisfaction or waiver. Failure to complete the Arrangement could negatively impact the price of the Units.

•     The Arrangement is conditional on the Debt Financing contemplated by the Debt Commitment Letter being available to Teck on the Transaction Confirmation Date. Such availability is subject to a number of material conditions. There can be no assurance that Teck will be able to obtain the Debt Financing contemplated by the Debt Commitment Letter, or in the event that Teck is unable to obtain the Debt Financing contemplated by the Debt Commitment Letter it will be able to obtain alternative debt financing commitments in replacement thereof. See “The Arrangement — Sources of Funds for the Arrangement”.

• The Arrangement Agreement may be terminated by Fording or Teck in certain circumstances, including after the Transaction Confirmation Date.

• A liquid market for the Units may not exist during the Pre-Closing Period.

• If the Arrangement is not completed, the application of the SIFT Rules may have a material and adverse impact on Fording.

•     The value of the cash portion of the consideration payable under the Arrangement will fluctuate depending on exchange rate fluctuations for Unitholders whose primary currency is not the US dollar. In addition, under the Arrangement, Unitholders will receive Class B Shares based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations. Consequently, the Class B Shares issuable under the Arrangement may have a market value lower than expected.

•     As a result of the issuance of Class B Shares in connection with the Arrangement and the dual class share structure of Teck, the Unitholders’ voting interests in Teck will be significantly diluted, relative to their current proportional voting interest in Fording.

See “Cautionary Statement Regarding Forward — Looking Statements”, “Risks Factors Relating to the Arrangement”, “Information Concerning Fording — Risk Factors Relating to Fording” and “Information Concerning Teck — Risk Factors Relating to Teck” in this Circular.

Q:	What are the Canadian income tax consequences of the Arrangement?

A:	The Arrangement is structured, among other things, as a sale of assets by Fording and includes the distribution to Unitholders of an aggregate amount equal to the Unit Consideration and the Final Unitholder Distribution.

Unitholders should be aware of the Canadian income tax consequences of the Arrangement summarized under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”, including the treatment of amounts payable to Unitholders under the Arrangement. In particular, for Canadian federal income tax purposes, Fording expects that all or substantially all of the distributions and other amounts payable to Unitholders under the Arrangement, including all cash amounts and the fair market value of any Class B Shares received by Unitholders, will constitute ordinary income to Unitholders and, in the case of non-resident Unitholders, will be subject to Canadian non-resident withholding tax. This income inclusion cannot be offset by capital losses, if any, recognized as a result of the Arrangement. Taxable Unitholders who are resident in Canada and who hold their Units on capital account and Unitholders who are not residents of Canada will want to consider disposing of their Units on the TSX or the NYSE with a settlement date that is prior to the Effective Date of the Arrangement and should consult their own tax and investment advisors with regard to this decision. Unitholders who decide to dispose of their Units are advised that: (a) the TSX is expected to establish special trading rules for the three trading days preceding the Effective Date to facilitate settlement prior to the Effective Date of trades occurring on the TSX during that three day period; and (b) the NYSE is expected to halt trading in the Units during the three trading days prior to the Effective Date and as such, Unitholders will not be able to trade their Units on the NYSE during such three day period and trades over the NYSE made prior to such three day period should settle in accordance with the NYSE’s typical T+3 settlement cycle prior to the Effective Date.

For a summary of certain material Canadian income tax consequences of the Arrangement, see “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”. Such disclosure is not intended to be legal or tax advice to any particular Unitholder. Unitholders should consult their own tax and investment advisors with respect to their circumstances.

Q:	What are the U.S. Federal income tax consequences of the Arrangement?

A:	The disposition of a Unit pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder may be subject to substantial restrictions on its ability to obtain a foreign tax credit in respect of Canadian taxes withheld in connection with the Arrangement and a U.S. Holder may be unable to obtain a full credit with respect to such taxes for U.S. federal income tax purposes. For a summary of certain material U.S. income tax consequences of the Arrangement, see “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations” in this Circular. Such disclosure is not intended to be legal or tax advice to any particular Unitholder. Unitholders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Arrangement to them, having regard to their particular circumstances.

Q:	Am I entitled to Dissent Rights?

A:	The Plan of Arrangement and the Interim Order provide the Registered Unitholders with dissent and appraisal rights in connection with the Arrangement that will be available in the event that the Arrangement Resolution is approved by the Securityholders. The Dissent Rights available under the Arrangement are different than and in lieu of the dissent rights set out in the Declaration of Trust. They are in many respects similar to the dissent and appraisal rights provided by Section 191 of the ABCA, however such provisions are not identical. Registered Unitholders considering exercising Dissent Rights should seek the advice of their own legal counsel and tax and investment advisors and should carefully review the description of such rights set forth in the Circular, as well as the Plan of Arrangement and the Interim Order, and comply with the provisions of Section 191 of the ABCA the full text of which is set out on Appendix H to this Circular as modified by the Plan of Arrangement and the Interim Order. See “Dissenting Registered Unitholders’ Rights” in the Circular.

Q:	Are there tax consequences to exercising my Dissent Rights?

A:	Unitholders who duly exercise their Dissent Rights will, for Canadian income tax purposes, be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Unitholder, which could result in a requirement for the Dissenting Unitholder to pay tax in respect of amounts deemed to be distributed to the Dissenting Unitholder under the Arrangement, even if the fair value is less than the value of the consideration offered under the Arrangement or the Dissenting Unitholder does not ultimately receive fair value for its Units until substantially following the completion of the Arrangement. See “Certain Tax Considerations for Unitholders — “Certain Canadian Federal Income Tax Considerations”. For a discussion of the material U.S. federal income tax consequences of exercising Dissent Rights, see “Certain Tax Considerations for Unitholders — Certain United States Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Dissenting U.S. Holders”.

Q:	What will happen to the Units that I currently own after completion of the Arrangement?

A:	Upon completion of the Arrangement, certificates representing Units will represent only the right of the Registered Unitholder to receive consideration of 0.245 of a Class B Share and cash in the amount of US$82.00 (which includes the Final Unitholder Distribution of US$3.00) (less any amounts withheld on account of taxes) per Unit. Trading in Units on the TSX and on the NYSE will cease and Fording will terminate its status as a reporting issuer under Canadian Securities Laws and will cease to be required to file reports with the applicable Canadian Securities Administrators. Fording will deregister the Units under U.S. Securities Laws and will cease to be required to file reports with the SEC.

Q:	Who can I contact if I have questions?

A:	Unitholders who have additional questions about the Arrangement, including the procedures for voting, should contact Laurel Hill Advisory Group, toll-free, at 1-866-570-5373. Unitholders who have questions about deciding how to vote should contact their financial, legal or professional advisors.

APPROVAL OF FORDING

The contents and mailing to Securityholders of this Circular have been approved by the Trustees.

Michael A. Grandin
Chairman and Chief Executive Officer
of Fording Canadian Coal Trust and Fording (GP) ULC

Calgary, Alberta
September 6, 2008

CONSENT OF RBC DOMINION SECURITIES INC.

We refer to the fairness opinion dated July 28, 2008 (the “Fairness Opinion”), which we prepared for the Trustees and Independent Committee of Fording Canadian Coal Trust and the Directors and Independent Committee of Fording (GP) ULC for the Arrangement (as defined in Fording’s Management Information Circular dated September 6, 2008). We consent to the filing of the Fairness Opinion with the securities commissions (and other applicable securities regulatory authorities) in each of the Provinces and Territories of Canada and the inclusion of the Fairness Opinion, and all references to the Fairness Opinion and our name, in this Circular.

(Signed) “RBC Dominion Securities Inc.”

Dated September 6, 2008

CONSENT OF NATIONAL BANK FINANCIAL INC.

We refer to the valuation dated July 28, 2008 (the “Independent Valuation”), which we prepared for the Trustees and Independent Committee of Fording Canadian Coal Trust and for the Directors and Independent Committee of Fording (GP) ULC for the Arrangement (as defined in Fording’s Management Information Circular dated September 6, 2008). We consent to the filing of the Independent Valuation with the securities commissions (and other applicable securities regulatory authorities) in each of the Provinces and Territories of Canada and the inclusion of the Independent Valuation, and all references to the Independent Valuation and our name, in this Circular.

(Signed) “National Bank Financial Inc.”

Dated September 6, 2008

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the Management Information Circular of Fording Canadian Coal Trust (“Fording”) dated September 6, 2008 (the “Circular”) relating to the special meeting of securityholders of Fording to approve the arrangement between Fording and Teck Cominco Limited. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholder of Aur Resources Inc. (“Aur”) with respect to the consolidated balance sheets of Aur as at December 31, 2006 and 2005, and the consolidated statements of operations, retained earnings and cash flow for the years then ended. Our report to the shareholder of Aur is dated February 7, 2007 except for notes 1(p) and 18(c) which are as of October 29, 2007.

(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
September 6, 2008

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the Management Information Circular of Fording Canadian Coal Trust (“Fording”) dated September 6, 2008 (the “Circular”) relating to the special meeting of securityholders of Fording to approve the arrangement between Fording and Teck Cominco Limited (“Teck”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the shareholders of Teck with respect to the consolidated balance sheets of Teck as at December 31, 2007 and 2006, and the consolidated statements of earnings, comprehensive income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2007. Our report to the shareholders of Teck is dated February 27, 2008.

(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Vancouver, Canada
September 6, 2008

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We have read the Management Information Circular of Fording Canadian Coal Trust (“Fording”) dated September 6, 2008 (the “Circular”) relating to the special meeting of securityholders of Fording to approve the arrangement between Fording and Teck Cominco Limited. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Circular of our report to the unitholders of Fording with respect to the consolidated balance sheets of Fording as at December 31, 2007 and 2006, and the consolidated statements of income and comprehensive income, accumulated earnings and cash flows for each of the years in the three-year period ended December 31, 2007. Our report to the unitholders of Fording is dated March 11, 2008.

(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Calgary, Canada
September 6, 2008

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

We hereby consent to the reference to our opinion contained under “Certain Tax Consideration for Unitholders” in the Management Information Circular of Fording Canadian Coal Trust dated September 6, 2008 (the “Circular”) and to the inclusion of the foregoing opinion in the Circular.

(Signed) “Osler, Hoskin & Harcourt LLP”

Dated September 6, 2008

GLOSSARY OF TERMS

The following glossary of terms used in this Circular, including the Summary Term Sheet, but not including the Appendices, is provided for ease of reference:

“1933 Act” means the U.S. Securities Act of 1933, as amended.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended.

“Acquired Assets” means: (a) a 100% interest in the Royalty; (b) all of the limited partnership interests in Fording LP held by Fording; (c) all of the issued and outstanding equity securities of Fording ULC; (d) all of the issued and outstanding equity securities of the Legacy Subsidiaries held by Fording at the Effective Time; and (e) all of the other assets of Fording.

“Acquiror” or “Fording Arrangement Corp.” means Fording Arrangement Corp., a corporation existing under the laws of the Province of Alberta as a direct wholly owned subsidiary of Fording incorporated for purposes of participating in the Arrangement.

“Acquisition Proposal” means any offer, proposal or inquiry, whether or not in writing and whether or not delivered to Unitholders, from any person or group of persons including any of such person’s officers, directors or employees, after the date of the Arrangement Agreement relating to: (a) a securities exchange, merger, amalgamation, consolidation, recapitalization, arrangement, reorganization, business combination, liquidation, dissolution or other similar transaction involving Fording or any of the Fording Subsidiaries, (b) any acquisition or purchase (or any lease, long-term supply agreement, assignment or other arrangement or transaction having a similar economic effect as a sale), direct or indirect, in a single transaction or series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue or net income of Fording and the Fording Subsidiaries, or any of the voting or equity securities of Fording or any of the Fording Subsidiaries (or rights or interests therein or thereto), or (c) any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of Fording or any of the Fording Subsidiaries, or similar transactions, or series of transactions, involving Fording or any of the Fording Subsidiaries, or a proposal or public announcement of an intention to do any of (a), (b) or (c), or a public announcement of an intention to effect a similar transaction or series of transactions, in each case excluding the Arrangement and the transactions expressly contemplated by the Arrangement Agreement.

“Act” means the Securities Act (Alberta).

“Affiliate” and “Associate” have the respective meanings ascribed to them under the Act, except that Teck and Fording have agreed that the Partnership shall not, for purposes of the Arrangement Agreement, be considered to be an affiliate of Teck.

“Agency” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Canada Transportation Act”.

“Allowable Capital Loss” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada — Capital Gains and Capital Losses”.

“Amending Agreement” means the Amending Agreement dated as of September 6, 2008 between Fording and Teck amending certain provisions of the Arrangement Agreement.

“Announced Acquisition Proposal” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Covenants Regarding Non — Solicitation — Superior Proposal Determination”.

“ARC” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Competition Act”.

“Arrangement” means the arrangement involving Teck, the Acquiror, Fording, Fording ULC, certain subsidiaries or other affiliates of Fording and Teck and the Securityholders, under the provisions of Section 193 of the ABCA, on the terms and subject to the conditions set forth in the Arrangement Agreement and in the Plan of Arrangement.

“Arrangement Agreement” means the Arrangement Agreement dated as of July 29, 2008 between Fording and Teck, including all schedules annexed thereto, and all amendments or restatements made in accordance with such agreement (including the Amending Agreement).

“Arrangement Distribution” means the distribution payable to Unitholders (and holders of Fractional Unit Interests) on the Effective Date pursuant to Section 3.1(p) of the Plan of Arrangement.

“Arrangement Resolution” means the resolution approving the Plan of Arrangement to be considered by the Securityholders at the Meeting, substantially in the form set out in Appendix A to this Circular.

“Arrangers” means, collectively, J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner, & Smith Incorporated; CIBC World Markets, RBC Capital Markets; and BMO Capital Markets.

“Articles of Arrangement” means the articles of arrangement of Acquiror in respect of the Arrangement that are required by the ABCA to be sent to the Registrar after the Final Order is made, following completion of the Pre-Closing Period, in order to give effect to the Arrangement, which shall be in form and content satisfactory to Fording and Teck, each acting reasonably.

“Break Fee” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Break Fee”.

“business day” means any day on which commercial deposit taking banks are generally open for ordinary banking business in Calgary, Alberta, Vancouver, British Columbia, Toronto, Ontario and New York, New York, excepting Saturdays, Sundays or a day generally observed as a holiday in any such location under applicable Laws.

“Canada-U.S. Tax Treaty” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — Scope of this Disclosure — Authorities”.

“Canadian GAAP” means Canadian generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

“Canadian Securities Administrators” means the securities commissions or other similar regulatory authorities in each of the provinces and territories of Canada.

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories in Canada, and the respective rules, regulations, instruments, blanket orders and blanket rulings under such laws together with applicable published policies, policy statements and notices, including the rules, policies and regulations of the TSX.

“Cash Consideration” means, in respect of each Unit (including interests in a fraction of a Unit), the amount of US$79.00 in cash (prorated in the case of Fractional Unit Interests).

“CDE” has the meaning ascribed to it under “Special Factors — Independent Valuation — Benefits to Teck of Acquiring Fording’s Assets”.

“CDS” means CDS Clearing and Depositary Services Inc.

“Change in Recommendation” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Termination”.

“Charter and Contractual Indemnification Rights” has the meaning ascribed to it under “The Arrangement Agreement — Trustees’, Directors’ and Officers’ Indemnification”.

“CIBC” has the meaning ascribed to it under “Special Factors — Background to the Arrangement”.

“CIM” has the meaning ascribed to it under “Notice to Securityholders in the United States”.

“Circular” means this management information circular of Fording, including the Notice of Meeting, all schedules and appendices to this Circular and all documents incorporated by reference in this Circular, as the same may be amended or supplemented from time to time.

“Claims” means claims, demands, complaints, actions, applications, suits, causes of action, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, including reasonable fees and disbursements of legal counsel on a full indemnity basis, and all reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Class A Shares” means the Class A common shares in the capital of Teck.

“Class B Shares” means the Class B subordinate voting shares in the capital of Teck.

“Closing Regulatory Approvals” means the Competition Act Approval, HSR Approval, approval of the European Commission, approval of the Minister under the Canada Transportation Act, approval of the KFTC and approval of the Turkish Competition Board.

“Code” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — Scope of this Disclosure — Authorities”.

“Community” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — European Commission”.

“Competition Act Approval” means: (a) the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act (Canada) (the “Competition Act”) shall have issued an advance ruling certificate under Section 102 of the Competition Act in connection with the Transaction; or (b) the waiting period under Section 123 of the Competition Act shall have expired or shall have been terminated or the obligation to make a Competition Act Part IX pre-closing merger filing shall have been waived by the Commissioner pursuant to Section 113(c) of the Competition Act and the Commissioner shall have advised Teck in writing that she is of the view that grounds do not exist to file an application pursuant to the merger provisions of the Competition Act in connection with the Transaction.

“Confidentiality Agreement” means the confidentiality agreement between Teck and Fording dated July 29, 2008 regarding, among other things, the disclosure of confidential information with respect to Fording and the Fording Subsidiaries.

“Continuing Entity” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Trustees’, Directors’, and Officers’ Indemnification”.

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture or other right or obligation (written or oral) to which Fording or any of the Fording Subsidiaries is a party or by which Fording or any of the Fording Subsidiaries is bound or affected or to which any of the Acquired Assets is subject.

“Corporate Trustee” means the entity appointed by Teck to act as sole trustee of Fording following the resignation of the Trustees pursuant to the Plan of Arrangement.

“Counsel” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”.

“Court” means Court of Queen’s Bench of Alberta.

“CTA” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Canada Transportation Act”.

“DCF” has the meaning ascribed to it under “Special Factors — Fairness Opinion — Fairness Opinion of RBC”.

“Debt Commitment Letter” means the executed commitment letter dated July 29, 2008 between Teck and the Lenders pursuant to which the Lenders have committed to provide certain Debt Financing to Teck.

“Debt Financing” means the US$9,810,000,000 in aggregate principal amount of debt financing which pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein, the Lenders have committed to provide on or before the Effective Date to Teck.

“Declaration of Trust” means the declaration of trust of Fording dated February 26, 2003, by which Fording was created, as amended and restated on August 24, 2005 and as further amended on March 1, 2007 and as of August 18, 2008.

“Depositary” means Computershare Investor Services Inc. in its capacity as depositary.

“Directors” means the members of the Board of Directors of Fording ULC from time to time.

“Dissent Rights” means the rights of dissent exercisable by Registered Unitholders (including holders of Fractional Unit Interests) in respect of the Arrangement provided for in Article 4 of the Plan of Arrangement and the Interim Order.

“Dissenter Trustee” means Computershare Trust Company of Canada in its capacity as trustee of the consideration paid to Dissenting Unitholders pursuant to the operation of the Plan of Arrangement.

“Dissenting Unitholder” means a Registered Unitholder who has duly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DOJ” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — HSR Act”.

“EC” means the European Commission.

“EC Merger Regulation” means the Council Regulation (EC) 139/2004, as amended.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC.

“EEA” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — European Commission”.

“Effective Date” means the date on which the Arrangement becomes effective pursuant to the ABCA.

“Effective Time” means the first moment in time in Calgary, Alberta on the Effective Date, or such other moment in time in Calgary, Alberta on the Effective Date as Teck and Fording, each acting reasonably, may agree in writing prior to the Effective Date.

“EFTA States” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — European Commission”.

“Exchange Option Plan” means the Fording Exchange Option Plan adopted on February 28, 2003.

“Exchange Options” means options to purchase Units issued under the Exchange Option Plan.

“Exclusionary Offer” has the meaning ascribed to it under “Information Concerning Teck — Description of Share Capital”.

“Exercise Price of such Exchange Option” means the exercise price per Unit of the applicable Exchange Option, converted to US dollars using the Bank of Canada noon exchange rate for Canada/US dollars on the second business day prior to the Effective Date.

“EVCP Partnership Agreement” means the 2006 Amended and Restated Partnership Agreement of Partnership as amended and restated on February 27, 2006.

“Facilities” has the meaning ascribed to it under “The Arrangement — Sources of Funds for the Arrangement — Debt Financing”.

“Fairness Opinion” means the fairness opinion of RBC (a copy of which is attached as Appendix C to this Circular) provided to the Trustees and the Directors to the effect that as of July 28, 2008, based upon and subject to the matters set out therein, the consideration under the Arrangement is fair, from a financial point of view, to the Unitholders (other than Teck and its affiliates).

“Final Order” means the final order of the Court in a form acceptable to Fording and Teck, acting reasonably, approving the Arrangement, as such order may be amended at any time prior to the Effective Date with the consent of both Fording and Teck, each acting reasonably.

“Final Redemption Amount” means an amount payable to Unitholders (including holders of Fractional Unit Interests) as consideration for the purchase for cancellation by Fording in respect of each Unit equal to 0.001 of a Class B Share (prorated in the case of Fractional Unit Interests).

“Final Unitholder Distribution” means an amount per Unit or Phantom Unit equal to US$3.00 to be paid by Fording to Unitholders (including holders of Fractional Unit Interests) and Phantom Unitholders pursuant to Section 3.1(k) of the Plan of Arrangement (pro rated in the case of Fractional Unit Interests).

“Fording” means Fording Canadian Coal Trust.

“Fording Credit Agreement” means the Amended and Restated Credit Agreement dated August 24, 2005 between Fording and the Partnership as borrowers and Royal Bank of Canada, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, BNP Paribas (Canada), HSBC Bank Canada, WESTLB AG, Toronto Branch, Alberta Treasury Branches, Mizuho Corporate Bank (Canada), The Toronto Dominion Bank, Canadian Western Bank, JP Morgan Chase Bank, N.A., Toronto Branch and National Bank Financial of Canada as lenders with Royal Bank of Canada as agent, as amended by the First Amending Agreement dated February 10, 2006, the Second Amending Agreement dated February 11, 2007 and the Third Amending Agreement dated May 30, 2008.

“Fording DRIP” means the Premium Distributiontm and Distribution Reinvestment Plan of Fording which provides eligible Unitholders with the opportunity to reinvest the cash distributions payable by Fording towards the purchase of new Units.

“Fording Financial Statements” means: (a) the audited consolidated balance sheets of Fording as at December 31, 2007 and December 31, 2006, and the consolidated statements of income and comprehensive income, accumulated earnings and cash flows for the years ended December 31, 2007 and 2006 and the notes thereto and auditor’s report thereon; and (b) the consolidated balance sheets of Fording as of June 30, 2008 and December 31, 2007 and the consolidated statements of income and comprehensive income, accumulated earnings and cash flows for the three and six month periods ended June 30, 2008 and 2007 and the notes thereto.

“Fording Indemnified Parties” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Further Indemnification Obligations”.

“Fording Indemnified Persons” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Trustees’, Directors’ and Officers’ Indemnification”.

“Fording Information” has the meaning ascribed to it under “Special Factors — Independent Valuation — General Assumptions and Limitations”.

“Fording LP” means Fording Limited Partnership, a limited partnership formed under the laws of the Province of Alberta.

“Fording LP Agreement Amendments” has the meaning set out in the Plan of Arrangement.

“Fording Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Acquired Assets taken as a whole or to the business, operations or financial condition, assets or liabilities (contingent or otherwise) of Fording taken as a whole, or that would prevent or materially impede or delay the completion of the Arrangement and the other elements of the Transaction, other than any change, effect, event, occurrence, circumstance or state of facts relating to or resulting from: (a) the metallurgical coal mining industry as a whole (provided that such change, effect, event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on Fording relative to other comparable companies and entities operating in the metallurgical coal mining industry); (b) general economic, financial, currency exchange, securities or commodity market conditions; (c) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (d) any change in the market price of metallurgical coal; (e) any change in the market price of the Units (it being understood that without limiting the applicability of clauses (a) to (k), the cause or causes of any such change in the market price of the Units may constitute, in and of itself, a Fording Material Adverse Effect and may be taken into account in determining whether a Fording Material Adverse Effect has occurred); (f)(i) any action initiated by or at the direction of the Managing Partner or any affiliate of the Managing Partner; (ii) the negligence or wilful misconduct of the Managing Partner or any affiliate of the Managing Partner; or (iii) the failure by the Managing Partner or any affiliate of the Managing Partner to take any action that it is required to take pursuant to the EVCP Partnership Agreement or any agreement related to the operation or governance of the Partnership; (g) any change in Laws, rules or regulations, or the interpretation or administration thereof, by any Governmental Entities or any changes in Canadian GAAP; (h) shortages or price changes on a current or forward basis with respect to raw materials, fuel, explosives, spares, transportation or other products or services used or sold by the Acquired Assets; (i) the failure to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that without limiting the applicability of clauses (a) to (k), the cause or causes of any such failure may constitute, in and of itself, a Fording Material Adverse Effect and may be taken into account in determining whether a Fording Material Adverse Effect has occurred); (j) any action expressly contemplated by this Agreement or any action taken by Fording with the prior written consent of Teck; or (k) the public announcement of the Arrangement or the completion thereof. Any determination as to

Fording Material Adverse Effect shall be made only after taking into account all insurance coverage and rights of indemnification relating to such Fording Material Adverse Effect.

“Fording Parties” means Fording and the Fording Subsidiaries, and “Fording Party” means any one of them.

“Fording Regulatory Approvals” means those consents, waivers, approvals, permits, orders or authorizations of, or declarations or filings with, a Governmental Entity to be obtained or made by Fording in connection with the Arrangement and the other elements of the Transaction that are set out or referenced in under the heading “The Arrangement Agreement — Fording Covenants — Further Covenants”.

“Fording Representatives” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Covenant in respect of Acquisition Proposals”.

“Fording Subsidiaries” means, collectively, Fording LLC, Fording LP, Fording ULC and Acquiror, and “Fording Subsidiary” means any one of them.

“Fording ULC” means Fording (GP) ULC, an unlimited liability company organized under the Companies Act (Nova Scotia) and the general partner of Fording LP.

“forward-looking statements” has the meaning ascribed to it under “Cautionary Statement Regarding Forward-Looking Statements” in this Circular.

“Fractional Unit Interest” means the interest to which a Unitholder is entitled with respect to a fraction of a Unit.

“FTC” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — HSR Act”.

“FX Hedge” means the assets or liabilities in respect of the foreign exchange hedge that has been disclosed in writing to Teck by Fording.

“GLJ” has the meaning ascribed to it under “Information Concerning Teck — Interests of Teck Experts”.

“Golden Apple” has the meaning ascribed to it under “Information Concerning Teck — Agreements involving Fording’s Securities”.

“Governmental Entity” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) Securities Authorities, self-regulatory organization or stock exchange including the NYSE and the TSX, and (c) any subdivision, agent, commission, board, or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, or expropriation or taxing authority under or for the account of any of the foregoing.

“Holder” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Approval” means the waiting period applicable to the completion of the Arrangement under the HSR Act shall have expired or been terminated, and no Governmental Entity shall have applied or threatened to apply for an injunction or other order under the antitrust laws of the United States or any state thereof.

“Identified Officers” means each of Messrs. Payne, Brown, Gow, Jones and Clements being those officers of Fording and Fording ULC that are also officers or employees of the Partnership and representing all of the officers of Fording and Fording ULC, other than its Chair and Chief Executive Officer.

“Independent Committees” means, collectively, the Independent Committee of the Trustees and the Independent Committee of the Directors formed in June 2007 for the purposes of considering Fording’s strategic options.

“Independent Valuation” means the independent formal valuation of the Units prepared by National Bank Financial for the Independent Committees as required pursuant to MI 61-101, a copy of which is attached as Appendix D to this Circular.

“Interim Order” means the interim order of the Court contemplated by Section 2.1 of the Arrangement Agreement in a form acceptable to Fording and Teck, each acting reasonably, containing declarations and directions in respect of the

Arrangement and the Meeting, as the same may be amended by the Court with the consent of Fording and Teck, each acting reasonably.

“Intermediary” means an intermediary with which a Non-Registered Unitholder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (collectively, as defined in the Tax Act) and similar plans, and their nominees.

“IRS” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations”.

“Joint Phantom Unit Plan” means the joint phantom unit plan of Fording and Fording ULC adopted effective June 16, 2003, as amended and restated as of January 1, 2006.

“KFTC” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Korea Fair Trade Commission”.

“Laws” means all laws, by-laws, rules, regulations, orders, rulings, ordinances, protocols, codes, guidelines, notices, directions and judgments of any Governmental Entity, including applicable corporate and securities laws and the rules and regulations of the TSX and the NYSE.

“Legacy Subsidiaries” means collectively, 627066 Alberta Ltd., Ardley Coal Limited, Fording Coal Limited, Beachpoint Holdings Ltd., 1237207 Alberta ULC, Bitmin Resources Inc. and Fording Amalco Inc.

“Lenders” means, collectively, JPMorgan Chase Bank, N.A, Citibank, N.A., Canadian branch, Merrill Lynch Capital Corporation, Canadian Imperial Bank of Commerce, Royal Bank of Canada, and Bank of Montreal.

“Letter of Transmittal” means the letter of transmittal for use by Registered Unitholders in connection with the Arrangement.

“Managing Partner” means Teck Cominco Coal Partnership, in its capacity as managing partner of the Partnership.

“Matching Period” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Superior Proposal Determination”.

“Material Contract” means any contract that: (a) if terminated would reasonably be expected to have a Fording Material Adverse Effect; or (b) provides for obligations of or entitlements to Fording or any Fording Subsidiary, or which has an economic value to Fording or any Fording Subsidiary, in excess of either $25 million per annum or $50 million in total; or (c) contains any non-competition obligations or otherwise restricts in any material way the business of Fording or any of the Fording Subsidiaries or that includes any exclusive dealing arrangement or any other arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit in any respect the ability of the owner of the Acquired Assets to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; or (d) relates to indebtedness in excess of $25 million or relates to the direct or indirect guarantee or assumption by Fording or any of the Fording Subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person in excess of $25 million.

“Meeting” means the special meeting of Securityholders to be called and held in accordance with the Interim Order for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof.

“Meeting Materials” means this Circular, together with the Notice of Meeting, form of proxy accompanying this Circular and Letter of Transmittal.

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.

“Minister” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Canada Transportation Act”.

“Minority Approval of the Unitholders” means the approval of the Arrangement Resolution by a majority of the votes attached to Units held by Unitholders present in person or represented by proxy at the Meeting excluding for this purpose votes attached to Units held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

“misrepresentation” means (a) an untrue statement of a material fact, or (b) an omission to state a material fact that is required to be stated, or (c) an omission to state a material fact that is necessary to be stated in order for a statement not to be misleading.

“Mutual Fund Withholding Tax” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada — Arrangement Distribution and Final Redemption Amount”.

“National Bank Financial” means National Bank Financial Inc.

“National Bank Financial Engagement Letter” has the meaning ascribed to it under “Special Factors — Independent Valuation — Engagement of National Bank Financial by the Independent Committees”.

“NAV” has the meaning ascribed to it under “Special Factors — Fairness Opinion — Fairness Opinion of RBC”.

“Neptune Terminals” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Canada Transportation Act”.

“New Amended and Restated Declaration of Trust” has the meaning set out in the Plan of Arrangement.

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

“Non-Objecting Unitholder” has the meaning ascribed to it under “Information Concerning Voting at the Meeting — Voting Procedures” in this Circular.

“Non-Registered Unitholder” means a holder of Units who holds such Units beneficially through an Intermediary.

“Non-Resident Unitholder” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Not Resident in Canada”.

“Notice of Intention to Appear” has the meaning ascribed thereto in “Principal Legal Matters — Court Approval of the Arrangement and Completion of the Arrangement”.

“Notice of Meeting” means the Notice of Special Meeting of Unitholders accompanying this Circular.

“Notifiable Transaction” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Competition Act”.

“NYSE” means the New York Stock Exchange.

“Objecting Unitholder” means a Non-Registered Unitholder who has objected to the release by his, her or its Intermediary of his, her or its name, address and Unit ownership information to Fording.

“Old Fording” means Fording Inc. as it was constituted prior to the effective date of the plan of arrangement carried out in 2003. Pursuant to such arrangement, Fording Coal Limited, being the principal operating subsidiary of Old Fording prior to the effective date of such arrangement, and Old Fording were wound up into 4123212 Canada Ltd., which then changed its name to “Fording Inc.” Prior to the completion of the plan of arrangement carried out in 2003, Old Fording was a public company in Canada and the United States and its securities were listed on the TSX and the NYSE. Fording is the successor issuer to Old Fording.

“Osler” means Osler, Hoskin & Harcourt LLP, counsel to the Independent Committees in connection with the Arrangement.

“Partnership” means the Elk Valley Coal Partnership, a general partnership established under the laws of the Province of Alberta.

“person” includes any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Entity, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“PFIC” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Arrangement — Passive Foreign Investment Company Rules”.

“Phantom Unit” means a notional unit equivalent in value to a Unit at the time of grant, credited by means of a bookkeeping entry to the Phantom Unit Account of a participant in the Joint Phantom Unit Plan.

“Phantom Unit Account” means the account maintained by Fording for each participant in the Joint Phantom Unit Plan to which any Phantom Units (including Phantom Units reflecting Distribution Equivalents (as such term is defined in the Joint Phantom Unit Plan)) awarded to the participant under the Joint Phantom Unit Plan are credited.

“Plan of Arrangement” means the plan of arrangement that is being proposed by Acquiror substantially in the form and content of Appendix E and any amendment or variation thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Fording and Teck, each acting reasonably.

“Pre-Closing Period” means the period of 20 Trading Days commencing on the opening of trading on the first Trading Day following the Transaction Confirmation Date and ending at the close of trading on the 20th Trading Day.

“Preliminary Expression of Interest” has the meaning ascribed to it under “Special Factors — Background to the Arrangement”.

“Proposed Agreement” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation — Superior Proposal Determination”.

“Proposed Amendments” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations”.

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets, in its capacity as financial advisor to Fording.

“RBC Engagement Letter” has the meaning ascribed to it under “Special Factors — Fairness Opinion — Engagement of RBC by the Independent Committees”.

“Registered Unitholder” means a holder of Units who holds such Units in his, her or its own name and who is entered on the register of Unitholders of Fording.

“Registrar” has the meaning ascribed thereto in the ABCA.

“Regulatory Approvals” means, collectively, the Fording Regulatory Approvals and the Teck Regulatory Approvals.

“Requisite Level of Approval” has the meaning ascribed thereto under the heading “The Arrangement — Required Securityholder Approval”.

“Resident Unitholder” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada”.

“Residual Liabilities” means all of the liabilities and other obligations of Fording existing after completion of the steps comprising the Plan of Arrangement, including all unpaid Transaction Expenses.

“Royalty” means the net profits interest computed by reference to 96% of the net production from the mines owned by the Partnership and by Elkview Mine Limited Partnership and other cash flows generated within Fording LP created by Fording LP and granted to Fording by Fording LP pursuant to the terms of the Royalty Agreement.

“Royalty Agreement” means the royalty agreement entered into between Fording and Fording LP dated December 31, 2006 which governs the Royalty.

“Royalty Agreement Amendments” has the meaning set out in the Plan of Arrangement.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act.

“Schedule 13E-3” has the meaning ascribed to it under “Notice to Securityholders in the United States”.

“SEC” means the U.S. Securities and Exchange Commission, and includes any successor thereto.

“Securities Authorities” means the securities commission or similar regulatory authority in each of the provinces and territories of Canada and in the various states of the United States of America that are entitled to exercise jurisdiction over Fording or Teck, as applicable, and includes the SEC.

“Securityholder Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Securityholders” means, collectively the Unitholders and the registered holders of Exchange Options and Phantom Units.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

“Share Consideration” means, in respect of each Unit (including Fractional Unit Interests) or Phantom Unit, 0.245 Class B Shares (prorated in the case of Fractional Unit Interests).

“SIFT Rules” means the amendments to the Tax Act enacted on June 22, 2007 to modify the tax treatment of certain publicly traded specified investment flow-through trusts and partnerships and their beneficiaries and partners, as the case may be.

“Sproule” has the meaning ascribed to it under “Information Concerning Teck — Interests of Teck Experts”.

“Stikeman Elliott” means Stikeman Elliott LLP, counsel to Teck in connection with the Arrangement.

“Superior Proposal” means any written Acquisition Proposal made by a third party (other than Teck or its affiliates) on an unsolicited basis after the date of the Arrangement Agreement and prior to obtaining the Requisite Level of Approval: (a) to acquire all of the outstanding Units or all of the Acquired Assets; (b) that is reasonably capable of being completed, taking into account all financial (including the financing required to complete such Acquisition Proposal), legal, regulatory and other aspects of such proposal and the person making such proposal; (c) that is not subject to any due diligence condition which would allow access to the books and records, personnel or properties of Fording beyond 5:00 p.m. (Calgary time) on the fifth day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review after such period information provided to it by Fording during such five day period); and (d) in respect of which the Trustees determine in good faith (after receipt of advice from their financial advisors with respect to (ii) below and their outside legal counsel with respect to (i) below) that: (i) failure to recommend such Acquisition Proposal to Unitholders would be inconsistent with their fiduciary duties, and (ii) such Acquisition Proposal, taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favourable to Unitholders from a financial point of view than the transactions contemplated by the Arrangement Agreement (including in each case after taking into account any modifications to the Arrangement Agreement proposed by Teck as contemplated by the provisions of the Arrangement Agreement described under the heading “The Arrangement Agreement — Covenants Regarding Non-Solicitation-Right to Match”.

“Support Services” has the meaning ascribed thereto under the heading “The Arrangement Agreement — Treatment of Fording Officers Following the Consummation of the Arrangement”.

“Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, as amended.

“taxable capital gain” has the meaning ascribed to it under “Certain Tax Considerations for Unitholders — Certain Canadian Federal Income Tax Considerations — Taxation of Holders Resident in Canada — Capital Gains and Capital Losses”.

“Teck” means Teck Cominco Limited, and includes as the context requires its subsidiaries and affiliates.

“Teck Agreement” means the amended and restated agreement made as of January 1, 2007 between Fording and Teck.

“Teck Financial Statements” means: (a) the audited consolidated balance sheets of Teck as at December 31, 2007 and December 31, 2006, and the consolidated statements of earnings, comprehensive income, retained earnings and cash flows for the years ended December 31, 2007 and 2006 and the notes thereto and auditor’s report thereon; and (b) the consolidated balance sheet of Teck as at June 30, 2008 and December 31, 2007 and the consolidated statements of earnings, comprehensive income, retained earnings and cash flows for the three and six month periods ended June 30, 2008 and 2007 and the notes thereto.

“Teck Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition, assets or liabilities (contingent or otherwise) of Teck on a consolidated basis or that would prevent or materially impede or delay the completion of the Arrangement and the other elements of the Transaction, other than any change, effect, event, occurrence, circumstance or state of facts relating to or resulting from: (a) the mineral resource industry as a whole provided that such change, effect, event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on Teck relative to other comparable companies and entities operating in the mining industry; (b) general economic, financial, currency exchange, securities or commodity market conditions; (c) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (d) any change in the market price of base metals, specialty metals, metallurgical coal or gold or Class B Shares (it being understood that without limiting the applicability of clauses (a) to (i), the cause or causes underlying any such change in the market price of the Class B Shares may constitute a Teck Material Adverse Effect and may be taken into account in determining whether a Teck Material Adverse Effect has occurred); (e) any change in Laws, rules or regulations, or the interpretation or administration thereof, by any Governmental Entities or any changes in Canadian GAAP; (f) shortages or price changes on a current or forward basis with respect to raw materials, fuel, explosives, spares, transportation or other products or services used or sold by Teck, its subsidiaries or its joint venture interests; (g) the failure to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that without limiting the applicability of clauses (a) to (i), the cause or causes underlying such failure may constitute a Teck Material Adverse Effect and may be taken into account in determining whether a Teck Material Adverse Effect has occurred); (h) any action expressly contemplated by this Agreement or any action taken by Teck with the prior written consent of Fording; or (i) the public announcement of the Arrangement or the completion thereof. Any determination as to a Teck Material Adverse Effect shall be made only after taking into account all insurance coverage and rights of indemnification relating to such Teck Material Adverse Effect.

“Teck Metals” means Teck Cominco Metals Ltd., a wholly owned subsidiary of Teck.

“Teck Options” has the meaning ascribed to it under “Information Concerning Teck — Prior Sales”.

“Teck Regulatory Approvals” means those consents, waivers, approvals, permits, orders or authorizations of, or declarations or filings with, a Governmental Entity to be obtained or made by Teck in connection with the Arrangement and the other elements of the Transaction that are set out or referenced in under the heading “The Arrangement Agreement — Teck Covenants — Further Covenants of Teck”.

“Third Party Consents” means all consents, approvals and waivers that are required under, or that are necessary to ensure that, the Arrangement, or the completion thereof, does not result in a violation or breach of, or give rise to any loss of benefit to which Fording or any Fording Subsidiary is entitled to, or termination or rights of first offer or other buy-sell rights in respect of the Acquired Assets under, any contract, agreement, licence, franchise or permit to which Fording or any of the Fording Subsidiaries is bound or is subject to or is the beneficiary of, other than the Regulatory Approvals.

“Top-Up Arrangements” has the meaning ascribed to it under “Special Factors — Background to the Arrangement”.

“Trading Day” means a business day on which the Units are listed and posted for trading on both the NYSE and the TSX during which there are no material interruptions in trading, and for these purposes the halting of the trading of the Units on the NYSE during the three business days prior to the Effective Date so as to allow settlement of trades on the NYSE to occur prior to the Effective Date shall not constitute a material interruption in trading or cause those business days not to be Trading Days.

“Trailing D&O Coverage” has the meaning ascribed to it under the heading “The Arrangement Agreement — Trustees’, Directors’ and Officers’ Indemnification”.

“Transaction” means, collectively, the Arrangement and the other transactions contemplated by the Arrangement Agreement and in the Plan of Arrangement.

“Transaction Confirmation Date” means the day on which each of Fording and Teck confirm in writing, one to the other, that all of the conditions to closing specified under the heading “The Arrangement Agreement — Conditions to the Arrangement” have been satisfied or waived.

“Transaction Expenses” means all costs, expenses and fees of Fording incurred prior to or after the Effective Date in connection with, or incidental to, the Arrangement, including: (a) out-of-pocket expenses of the Fording Parties relating to the transactions contemplated by the Arrangement Agreement, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing and meeting costs; and (b) the Trailing D&O Coverage.

“Transfer Agent” means Computershare Investor Services Inc. in its capacity as transfer agent of the Units.

“Trustees” means the trustees of Fording from time to time.

“TSX” means the Toronto Stock Exchange.

“TUPP” means the Fording Inc. Employee Trust Unit Purchase Plan maintained by the Elk Valley Coal Corporation, as amended and restated as at February 28, 2003.

“Turkish Competition Board” has the meaning ascribed to it under “Principal Legal Matters — Principal Regulatory Matters — Turkish Competition Board”.

“Unit Consideration” means, in respect of each Unit (including Fractional Unit Interests) or Phantom Unit, the Cash Consideration and the Share Consideration (prorated in the case of Fractional Unit Interests).

“Unit Retainer” means that portion of the retainer payable to a person eligible to participate in the Joint Phantom Unit Plan for serving as a Trustee or a Director, as applicable, that is not required to be paid to a participating Trustee or Director in cash and that a participating Trustee or Director may elect to have paid in the form of Phantom Units issued under the Joint Phantom Unit Plan.

“Unitholder Rights Plan” means the Unitholder rights plan of Fording dated as of February 28, 2003, as amended and restated on May 2, 2006, between Fording and Computershare Investor Services Inc., as rights agent.

“Unitholders” means the Registered Unitholders and/or the Non-Registered Unitholders, as the context requires.

“Units” means units of Fording.

“U.S.” means United States of America.

“U.S. GAAP” means generally accepted accounting principles in effect in the United States.

“U.S. Securities Laws” means the federal and state securities legislation of the United States including the rules, policies and regulations of the NYSE and all rules, regulations and orders promulgated thereunder, as amended from time to time.

“Virtual Data Room” means the electronic data room established by Fording in connection with the Arrangement.

APPENDIX A

ARRANGEMENT RESOLUTION

BE IT RESOLVED that:

1.	The arrangement agreement (the “Arrangement Agreement”) dated as of July 29, 2008 between Fording Canadian Coal Trust (“Fording”) and Teck Cominco Limited (“Teck”), a copy of which is attached to the Management Information Circular of Fording dated September 6, 2008 (the “Circular”) as Appendix B, and all other transactions contemplated by the Arrangement Agreement, together with such amendments or variations thereto made in accordance with the terms of the Arrangement Agreement as may be approved by the persons referred to in paragraph 3 hereof, are hereby authorized, approved, ratified and confirmed;

2.	The arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) substantially as set forth in the plan of arrangement (the “Plan of Arrangement”), a copy of which is attached to the Circular as Appendix E, involving among other things the acquisition by Teck of all of the assets of Fording and the assumption by Teck of all of Fording’s liabilities and including, without limitation:

(a)	the termination of the Unitholder Rights Plan;

(b)	the Fording LP Agreement Amendments and the Royalty Agreement Amendments;

(c)	the amendments to the Declaration of Trust as may be necessary or desirable to implement or facilitate the Arrangement and also as contemplated by the Arrangement Agreement;

(d)	the transfer by Fording of all of the limited partnership interest in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording;

(e)	the purchase by Teck of the Acquired Assets in consideration of the payment to Fording of the consideration set out in the Plan of Arrangement;

(f)	the termination of the Exchange Option Plan and the Joint Phantom Unit Plan;

(g)	the distributions and other payments by Fording in accordance with the Plan of Arrangement and the purchase for cancellation by Fording of each issued and outstanding Unit held by Unitholders; and

(h)	the termination of Fording,

be and is hereby authorized, approved, ratified and confirmed, and the trustees of Fording are authorized to vote all securities of the Fording Subsidiaries held by Fording in favour of, and to undertake such other actions as are necessary or desirable to give effect to, the Arrangement;

3.	Any two trustees or any trustee and an officer of Fording be and they are hereby authorized and directed to execute on behalf of Fording and to deliver and to cause to be delivered, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as they shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such act or thing;

4.	Notwithstanding that this resolution has been passed by the Securityholders or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta, the trustees of Fording and the members of the board of directors of Fording (GP) ULC, are authorized, without further notice to or approval of the Securityholders (a) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the filing of the Articles of Arrangement giving effect to the Arrangement; and

5.	All capitalized terms not otherwise defined in this resolution have the meanings ascribed thereto in the Circular.

A-1

APPENDIX B
ARRANGEMENT AGREEMENT AND AMENDING AGREEMENT

B-i

B-ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made the 29th day of July, 2008.

BETWEEN:

TECK COMINCO LIMITED,

a corporation existing under the laws of Canada (“Purchaser”),

— and —

FORDING CANADIAN COAL TRUST,

a trust existing under the laws of the Province of Alberta (“Fording”),

(Purchaser and Fording are collectively referred to herein as the “Parties” and each of them is a “Party”).

RECITALS:

A.	The Parties wish to propose an arrangement involving the Parties, certain subsidiaries or other affiliates of each of the Parties and certain securityholders of Fording.

B.	The Parties intend to carry out the transactions contemplated herein by way of an arrangement under the provisions of the Business Corporations Act (Alberta).

C.	In furtherance of the foregoing, the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the above-noted arrangement.

NOW THEREFORE the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND BREAKOUT PRINCIPLES OF INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“Acquired Assets” means:

(a)	a 100% interest in the Royalty;

(b)	all of the limited partnership interests in Fording LP held by Fording;

(c)	all of the issued and outstanding equity securities of Fording ULC;

(d)	all of the issued and outstanding equity securities of the Legacy Subsidiaries held by Fording at the Effective Time; and

(e)	all of the other assets of Fording following the completion of the steps comprising the Plan of Arrangement, other than its rights under this Agreement;

“Acquiror” means a corporation to be incorporated under the laws of the Province of Alberta as a direct wholly owned subsidiary of Fording for purposes of participating in the Arrangement;

“Acquisition Proposal” means any offer, proposal or inquiry, whether or not in writing and whether or not delivered to Unitholders, from any person or group of persons including any of such person’s officers, directors or employees, after the date hereof relating to:

(a)	a securities exchange, merger, amalgamation, consolidation, recapitalization, arrangement, reorganization, business combination, liquidation, dissolution or other similar transaction involving Fording or any of the Fording Subsidiaries,

(b)	any acquisition or purchase (or any lease, long-term supply agreement, assignment or other arrangement or transaction having a similar economic effect as a sale), direct or indirect, in a single transaction or series of related transactions, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue or net income of Fording and the Fording Subsidiaries, or any of the voting or equity securities of Fording or any of the Fording Subsidiaries (or rights or interests therein or thereto), or

(c)	any take-over bid, tender offer or exchange offer that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities of Fording or any of the Fording Subsidiaries, or similar transactions, or series of transactions, involving Fording or any of the Fording Subsidiaries, or a proposal or public announcement of an intention to do any of (a), (b) or (c), or a public announcement of an intention to effect a similar transaction or series of transactions, in each case excluding the Arrangement and the transactions expressly contemplated by this Agreement;

“Act” means the Securities Act (Alberta);

“affiliate” and “associate” have the respective meanings ascribed to them under the Act, except that for greater certainty the Partnership shall not, for purposes of this Agreement, be considered to be an affiliate of Purchaser;

“Agreement” means this Arrangement Agreement, including all schedules annexed hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Announced Acquisition Proposal” has the meaning ascribed thereto in Section 5.6(a)(ii);

“Arrangement” means the arrangement involving Purchaser, Acquiror, Fording, Fording ULC, certain subsidiaries or other affiliates of Fording and Purchaser and the Securityholders, under the provisions of Section 193 of the Corporate Statute, on the terms and subject to the conditions set forth herein and in the Plan of Arrangement;

“Arrangement Resolution” means the resolution approving the Plan of Arrangement to be considered by the Securityholders at the Fording Meeting, which shall be in form and content satisfactory to Fording and Purchaser, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of Acquiror in respect of the Arrangement that are required by the Corporate Statute to be sent to the Registrar after the Final Order is made, following completion of the Pre-Closing Period, in order to give effect to the Arrangement, which shall be in form and content satisfactory to Fording and Purchaser, each acting reasonably;

“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which Fording or any of the Fording Subsidiaries is a party or bound by or in which eligible Fording Trustees, Fording Directors, Employees or directors or officers of the Fording Subsidiaries or any former directors, officers or employees of Fording or the Fording Subsidiaries, participate (in their capacity as such directors, trustees, officers or employees) or under which Fording, or any of the Fording Subsidiaries, has, or will have, any liability or contingent liability, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any eligible persons, excluding Statutory Plans;

“Break Fee” has the meaning ascribed thereto in Section 8.2;

“business day” means any day on which commercial deposit taking banks are generally open for ordinary banking business in Calgary, Alberta, Vancouver, British Columbia, Toronto, Ontario and New York, New York, excepting Saturdays, Sundays or a day generally observed as a holiday in any such location under applicable Laws;

“Canadian GAAP” means generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis;

“Canadian Securities Laws” means all applicable securities laws in each of the provinces and territories in Canada, and the respective rules, regulations, instruments, blanket orders and blanket rulings under such laws together with applicable published policies, policy statements and notices, including the rules, policies and regulations of the TSX;

“Cash Consideration” means, in respect of each whole Unit, the amount of U.S.$79.00 in cash;

“Change in Recommendation” has the meaning ascribed thereto in Section 8.1(c)(ii);

“Charter and Contractual Indemnification Rights” has the meaning ascribed to it in Section 5.8(a);

“Claims” means claims, demands, complaints, actions, applications, suits, causes of action, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, including reasonable fees and disbursements of legal counsel on a full indemnity basis, and all reasonable costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Closing Regulatory Approvals” means the Competition Act Approval, HSR Approval and those approvals identified in Schedule “B” that counsel for Purchaser and counsel for Fording reasonably agree are legally required to complete the Arrangement;

“Competition Act Approval” means:

(a)	the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act (Canada) (the “Competition Act”) shall have issued an advance ruling certificate under Section 102 of the Competition Act in connection with the Transaction; or

(b)	the waiting period under Section 123 of the Competition Act shall have expired or shall have been terminated or the obligation to make a Competition Act Part IX pre-closing merger filing shall have been waived by the Commissioner pursuant to Section 113(c) of the Competition Act and the Commissioner shall have advised Purchaser in writing that she is of the view that grounds do not exist to file an application pursuant to the merger provisions of the Competition Act in connection with the Transaction;

“Confidentiality Agreement” means the confidentiality agreement between Purchaser and Fording dated July 29, 2008 regarding, among other things, the disclosure of confidential information with respect to Fording and the Fording Subsidiaries;

“Continuing Entity” has the meaning ascribed thereto in Section 5.8(a);

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture or other right or obligation (written or oral) to which Fording or any of the Fording Subsidiaries is a party or by which Fording or any of the Fording Subsidiaries is bound or affected or to which any of the Acquired Assets is subject;

“Corporate Statute” means the Business Corporations Act (Alberta);

“Corporate Trustee” means the entity appointed by Purchaser to act as sole trustee of Fording following the resignation of the Fording Trustees pursuant to the Plan of Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Debt Commitment Letter” has the meaning ascribed thereto in Section 4.1(o);

“Debt Financing” has the meaning ascribed thereto in Section 4.1(o);

“Declaration of Trust” means the declaration of trust of Fording dated February 26, 2003, by which Fording was created, as amended and restated on August 24, 2005 and as further amended on March 1, 2007;

“Dissent Rights” means the rights of dissent exercisable by Unitholders in respect of the Arrangement provided for in Article 4 of the Plan of Arrangement;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the SEC;

“Effective Date” means the date on which the Arrangement becomes effective pursuant to the Corporate Statute;

“Effective Time” means the first moment in time in Calgary, Alberta on the Effective Date, or such other moment in time in Calgary, Alberta on the Effective Date as Purchaser and Fording, each acting reasonably, may agree in writing prior to the Effective Date;

“Employees” means individuals employed by Fording or any of the Fording Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence as of the Effective Date;

“Environmental Laws” means all applicable statutes, regulations, ordinances, by-laws and codes and all international treaties and agreements (whether federal, provincial, state or municipal) relating to pollution or the protection and preservation of the environment, occupational health and safety, product safety, product liability or Hazardous Substances, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exchange Option Plan” means the Fording Exchange Option Plan adopted on February 28, 2003;

“Exchange Options” means options to purchase Units issued under the Exchange Option Plan;

“EVCP Partnership Agreement” means the 2006 Amended and Restated Partnership Agreement of Elk Valley Coal Partnership as amended and restated on February 27, 2006;

“Fairness Opinion” means the fairness opinion of RBC to the Fording Trustees and the Fording Directors to the effect that as of the date of this Agreement, based upon and subject to the matters set out therein, the Unit Consideration is fair, from a financial point of view, to the Unitholders (other than Purchaser and its affiliates or any other persons over which Purchaser or its affiliates exercise control or direction);

“Final Order” means the final order of the Court in a form acceptable to Fording and Purchaser, acting reasonably, approving the Arrangement, as such order may be amended at any time prior to the Effective Date with the consent of both Fording and Purchaser, each acting reasonably;

“Fording Credit Agreement” means the Amended and Restated Credit Agreement dated August 24, 2005 between Fording and the Partnership as borrowers and Royal Bank of Canada, The Bank of Nova Scotia, Canadian Imperial Bank of Commerce, BNP Paribas (Canada), HSBC Bank Canada, WESTLB AG, Toronto Branch, Alberta Treasury Branches, Mizuho Corporate Bank (Canada), The Toronto Dominion Bank, Canadian Western Bank, JP Morgan Chase Bank, N.A., Toronto Branch and National Bank of Canada as lenders with Royal Bank of Canada as agent, as amended by the First Amending Agreement dated February 10, 2006, the Second Amending Agreement dated February 11, 2007 and the Third Amending Agreement dated May 30, 2008;

“Fording Directors” means the members of the Board of Directors of Fording ULC from time to time;

“Fording Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Fording to Purchaser prior to the execution of this Agreement by Purchaser;

“Fording DRIP” means the Premium Distributiontm and Distribution Reinvestment Plan of Fording which provides eligible Unitholders with the opportunity to reinvest the cash distributions payable by Fording towards the purchase of new Units;

“Fording Financial Statements” means:

(a)	the audited consolidated balance sheets of Fording as at December 31, 2007 and December 31, 2006, and the consolidated statements of income and comprehensive income, accumulated earnings and cash flows for the twelve month periods ended December 31, 2007 and 2006 and the notes thereto and auditor’s report thereon; and

(b)	the consolidated balance sheets of Fording as of June 30, 2008 and December 31, 2007 and the consolidated statements of income and comprehensive income, accumulated earnings and cash flows for the three and six month periods ended June 30, 2008 and 2007 and the notes thereto;

“Fording Indemnified Parties” has the meaning ascribed thereto in Section 5.10(a);

“Fording Indemnified Persons” has the meaning ascribed thereto in Section 5.8(a);

“Fording LP” means Fording Limited Partnership, a limited partnership formed under the laws of the Province of Alberta;

“Fording LP Agreement Amendments” has the meaning set out in the Plan of Arrangement;

“Fording Meeting” means the special meeting of Securityholders to be called and held in accordance with the Interim Order for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof;

“Fording Parties” means Fording and the Fording Subsidiaries, and “Fording Party” means any one of them;

“Fording Public Documents” has the meaning ascribed thereto in Section 3.1(t);

“Fording Regulatory Approvals” means those consents, waivers, approvals, permits, orders or authorizations of, or declarations or filings with, a Governmental Entity to be obtained or made by Fording in connection with the Arrangement and the other elements of the Transaction that are set out or referenced in Section 3.1(h);

“Fording Representatives” has the meaning ascribed thereto in Section 5.5(a);

“Fording Subsidiaries” means, collectively, Fording LLC, Fording LP, Fording ULC and, upon its incorporation, Acquiror, and “Fording Subsidiary” means any one of them;

“Fording Trustees” means the trustees of Fording from time to time;

“Fording ULC” means Fording (GP) ULC, an unlimited liability company organized under the Companies Act (Nova Scotia) and the general partner of Fording LP;

“FX Hedge” means the assets or liabilities in respect of the foreign exchange hedge that has been disclosed in writing by Fording;

“Governance Agreement” means the amended and restated governance agreement dated August 24, 2005 between, inter alia, Fording and Purchaser;

“Governmental Entity” means any:

(a)	multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign,

(b)	Securities Authorities, self-regulatory organization or stock exchange including the NYSE and the TSX, and

(c)	any subdivision, agent, commission, board, or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, or expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law, including any petroleum product or by-product, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurons, heavy metals, radon gas, mould spores or mycotoxins;

“HSR Approval” means the waiting period applicable to the completion of the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated, and no Governmental Entity shall have applied or threatened to apply for an injunction or other order under the antitrust laws of the United States or any state thereof;

“Identified Officers” means each of Messrs, Payne, Brown, Gow, Jones and Clements being those officers of Fording and Fording ULC that are also officers or employees of the Partnership and representing all of the officers of Fording and Fording ULC, other than its Chairman and Chief Executive Officer;

“Independent Committees” means, collectively, the Independent Committee of the Fording Trustees and the Independent Committee of the Fording Directors formed for the purposes of considering Fording’s strategic options;

“Independent Valuation” means a formal valuation undertaken in accordance with Part 6 of MI 61-101;

“Independent Valuator” means National Bank Financial Inc. which has been appointed by the Independent Committees for the purposes of performing an Independent Valuation in connection with the Transaction under the supervision of the Independent Committees;

“Intellectual Property” has the meaning ascribed thereto in Section 3.1(u);

“Interim Order” means the interim order of the Court contemplated by Section 2.1 of this Agreement in a form acceptable to Fording and Purchaser, each acting reasonably, containing declarations and directions in respect of the Arrangement and the Fording Meeting, as the same may be amended by the Court with the consent of Fording and Purchaser, each acting reasonably;

“Joint Phantom Unit Plan” means the joint phantom unit plan of Fording and Fording ULC adopted effective June 16, 2003, as amended and restated as of January 1, 2006;

“Laws” means all laws, by-laws, rules, regulations, orders, rulings, ordinances, protocols, codes, guidelines, notices, directions and judgments of any Governmental Entity, including applicable corporate and securities laws and the rules and regulations of the TSX and the NYSE;

“Legacy Subsidiaries” means collectively, 627066 Alberta Ltd., Ardley Coal Limited, Fording Coal Limited, Beachpoint Holdings Ltd., 1237207 Alberta ULC, Bitumen Resources Inc. and Fording Amalco Inc.;

“Lenders” has the meaning ascribed thereto in Section 4.1(o);

“Managing Partner” means Teck Cominco Coal Partnership, in its capacity as managing partner of the Partnership;

“Matching Period” has the meaning ascribed thereto in Section 5.6(a)(i)(D);

“material adverse change” or “material adverse effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the Acquired Assets taken as a whole or to the business, operations or financial condition, assets or liabilities (contingent or otherwise) of Fording taken as a whole, or that would prevent or materially impede or delay the completion of the Arrangement and the other elements of the Transaction, other than any change, effect, event, occurrence, circumstance or state of facts relating to or resulting from:

(a)	the metallurgical coal mining industry as a whole (provided that such change, effect, event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on Fording relative to other comparable companies and entities operating in the metallurgical coal mining industry);

(b)	general economic, financial, currency exchange, securities or commodity market conditions;

(c)	any act of terrorism or outbreak or escalation of hostilities or armed conflict;

(d)	any change in the market price of metallurgical coal;

(e)	any change in the market price of the Units (it being understood that without limiting the applicability of clauses (a) to (k), the cause or causes of any such change in the market price of the Units may constitute, in and of itself, a material adverse change or material adverse effect and may be taken into account in determining whether a material adverse change or material adverse effect has occurred);

(f)	(i) any action initiated by or at the direction of the Managing Partner or any affiliate of the Managing Partner; (ii) the negligence or wilful misconduct of the Managing Partner or any affiliate of the Managing Partner; or (iii) the failure by the Managing Partner or any affiliate of the Managing Partner to take any action that it is required to take pursuant to the EVCP Partnership Agreement or any agreement related to the operation or governance of the Partnership;

(g)	any change in Laws, rules or regulations, or the interpretation or administration thereof, by any Governmental Entities or any changes in Canadian GAAP;

(h)	shortages or price changes on a current or forward basis with respect to raw materials, fuel, explosives, spares, transportation or other products or services used or sold by the Acquired Assets;

(i)	the failure to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that without limiting the applicability of clauses (a) to (k), the cause or causes of any such failure may constitute, in and of itself, a material adverse change or material adverse effect and may be taken into account in determining whether a material adverse change or material adverse effect has occurred);

(j)	any action expressly contemplated by this Agreement or any action taken by Fording with the prior written consent of Purchaser; or

(k)	the public announcement of the Transaction or the completion thereof.

Any determination as to material adverse effect or material adverse change shall be made only after taking into account all insurance coverage and rights of indemnification relating to such material adverse effect or material adverse change;

“Material Contract” means any Contract that:

(a)	if terminated would reasonably be expected to have a material adverse effect or cause a material adverse change; or

(b)	provides for obligations of or entitlements to Fording or any Fording Subsidiary, or which has an economic value to Fording or any Fording Subsidiary, in excess of either $25 million per annum or $50 million in total; or

(c)	contains any non-competition obligations or otherwise restricts in any material way the business of Fording or any of the Fording Subsidiaries or that includes any exclusive dealing arrangement or any other arrangement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit in any respect the ability of the owner of the Acquired Assets to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; or

(d)	relates to indebtedness in excess of $25 million or relates to the direct or indirect guarantee or assumption by Fording or any of the Fording Subsidiaries (contingent or otherwise) of any payment or performance obligations of any other person in excess of $25 million;

“material fact” means a fact that would reasonably be expected to have a significant effect on the market price or value of the Units;

“Material Purchaser Entities” means the entities identified as such on Schedule “F” attached hereto, and “Material Purchaser Entity” means any one of them;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“Minority Approval of the Unitholders” means the approval of the Arrangement Resolution by a majority of the votes attached to Units held by Unitholders present in person or represented by proxy at the Fording Meeting excluding for this purpose votes attached to Units held by persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

“misrepresentation” means

(i)	an untrue statement of a material fact, or

(ii)	an omission to state a material fact that is required to be stated, or

(iii)	an omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

“New Amended and Restated Declaration of Trust” has the meaning set out in the Plan of Arrangement;

“NYSE” means the New York Stock Exchange;

“Parties” and “Party” have the respective meanings ascribed thereto in the Pre-Amble to this Agreement;

“Partnership” means the Elk Valley Coal Partnership, a general partnership established under the laws of the Province of Alberta;

“person” includes any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Entity, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Permitted Encumbrances” means:

(a)	applicable municipal by-laws, development agreements, subdivision agreements, site plan agreements, other agreements, building and other restrictions, easements, servitudes, rights of way and licences that do not materially and adversely affect the use or value of the assets affected thereby;

(b)	defects or irregularities in title to any interest in real property which are of a minor nature and do not materially and adversely affect the use or value of the real property affected thereby;

(c)	inchoate statutory liens for Taxes, assessments, governmental or utility charges or levies not due as at the Transaction Confirmation Date;

(d)	rights of equipment lessors under equipment contracts, leases or similar arrangements provided the terms of such contracts, leases and other arrangements have been performed in all material respects prior to the Transaction Confirmation Date;

(e)	any privilege in favour of any lessor, licensor or permitter for rent to become due or for other obligations or acts, the performance of which is required under any contract, agreement or arrangement to which Fording or any Fording Subsidiary is a party so long as the payment of or the performance of such other obligation or act is not delinquent and provided that such liens or privileges do not materially and adversely affect the use or value of the assets affected thereby; and

(f)	any lien, encumbrance, right, guarantee, indemnity, security interest, charge or other restriction granted by Fording or any of the Fording Subsidiaries in connection with the Fording Credit Agreement or FX Hedge;

“Personal Information” means information in the possession or under the control of Fording or any Fording Subsidiary about an identifiable individual;

“Phantom Unit” means a notional unit equivalent in value to a Unit at the time of grant, credited by means of a bookkeeping entry to the Phantom Unit Account of a participant in the Joint Phantom Unit Plan;

“Phantom Unit Account” means the account maintained by Fording for each participant in the Joint Phantom Unit Plan to which any Phantom Units (including Phantom Units reflecting Distribution Equivalents (as such term is defined in the Joint Phantom Unit Plan)) awarded to the participant under the Joint Phantom Unit Plan are credited;

“Plan of Arrangement” means the plan of arrangement that is being proposed by Acquiror substantially in the form and content of Schedule “A” annexed hereto and any amendment or variation thereto made in accordance with Section 6.1 of the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Fording and Purchaser, each acting reasonably;

“Pre-Closing Period” means the period of twenty (20) Trading Days commencing on the opening of trading on the first Trading Day following the Transaction Confirmation Date and ending at the close of trading on the twentieth (20th) Trading Day;

“Proposed Agreement” has the meaning ascribed thereto in Section 5.6(a)(i);

“Proxy Circular” means the management information circular to be prepared by Fording for the Fording Meeting in accordance with Section 5.2(a)(v);

“Publicly Disclosed by Fording” means information disclosed by Fording in a public filing made on or prior to July 24, 2008 that is accessible to the public on SEDAR or EDGAR;

“Publicly Disclosed by Purchaser” means information disclosed by Purchaser in a public filing made on or prior to July 24, 2008 that is accessible to the public on SEDAR or EDGAR;

“Purchaser Financial Statements” means:

(a)	the audited consolidated balance sheets of Purchaser as at December 31, 2007 and December 31, 2006, and the consolidated statements of earnings, comprehensive income, retained earnings and cash flows for the twelve month periods ended December 31, 2007 and 2006 and the notes thereto and auditor’s report thereon; and

(b)	the consolidated balance sheet of Purchaser as at June 30, 2008 and December 31, 2007 and the consolidated statements of earnings, comprehensive income, retained earnings and cash flows for the three and six month periods ended June 30, 2008 and 2007 and the notes thereto;

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition, assets or liabilities (contingent or otherwise) of Purchaser on a consolidated basis or that would prevent or materially impede or delay the completion of the Arrangement and the other elements of the Transaction, other than any change, effect, event, occurrence, circumstance or state of facts relating to or resulting from:

(a)	the mineral resource industry as a whole provided that such change, effect, event, occurrence, circumstance or state of facts does not have a materially disproportionate effect on Purchaser relative to other comparable companies and entities operating in the mining industry;

(b)	general economic, financial, currency exchange, securities or commodity market conditions;

(c)	any act of terrorism or outbreak or escalation of hostilities or armed conflict;

(d)	any change in the market price of base metals, specialty metals, metallurgical coal or gold or Purchaser Shares (it being understood that without limiting the applicability of clauses (a) to (i), the cause or causes underlying any such change in the market price of the Purchaser Shares may constitute a Purchaser Material Adverse Effect and may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

(e)	any change in Laws, rules or regulations, or the interpretation or administration thereof, by any Governmental Entities or any changes in Canadian GAAP;

(f)	shortages or price changes on a current or forward basis with respect to raw materials, fuel, explosives, spares, transportation or other products or services used or sold by Purchaser, its subsidiaries or its joint venture interests;

(g)	the failure to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that without limiting the applicability of clauses (a) to (i), the cause or causes underlying such failure may constitute a Purchaser Material Adverse Effect and may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred);

(h)	any action expressly contemplated by this Agreement or any action taken by Purchaser with the prior written consent of Fording; or

(i)	the public announcement of the Transaction or the completion thereof.

Any determination as to Purchaser Material Adverse Effect shall be made only after taking into account all insurance coverage and rights of indemnification relating to such Purchaser Material Adverse Effect.

“Purchaser Public Documents” has the meaning ascribed thereto in Section 4.1(j);

“Purchaser Regulatory Approvals” means those consents, waivers, approvals, permits, orders or authorizations of, or declarations or filings with, a Governmental Entity to be obtained or made by Purchaser in connection with the Arrangement and the other elements of the Transaction that are set out or referenced in Section 4.1(e);

“Purchaser Representatives” has the meaning ascribed thereto in Section 5.7(a);

“Purchaser Shares” means the Class B subordinate voting shares in the capital of Purchaser;

“Purchaser Third Party Consents” means all consents, approvals and waivers that are required under, or that are necessary to ensure that, the Transaction, or the completion thereof, does not result in a violation or breach of, or give rise to any loss of benefit to which Purchaser or any of its subsidiaries is entitled under any contract, agreement, licence, franchise or permit to which Purchaser or any of its subsidiaries is bound or is subject to or is the beneficiary of, other than the Regulatory Approvals;

“RBC” means RBC Capital Markets in its capacity as financial advisor to Fording;

“Registrar” has the meaning ascribed thereto in the Corporate Statute;

“Regulatory Approvals” means, collectively, the Fording Regulatory Approvals and the Purchaser Regulatory Approvals;

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, escape, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property;

“Requisite Level of Approval” has the meaning ascribed thereto in Section 2.1(d);

“Residual Liabilities” means all of the liabilities and other obligations of Fording existing after completion of the steps comprising the Plan of Arrangement, including all unpaid Transaction Expenses;

“Royalty” means the net profits interest computed by reference to 96% of the net production from the mines owned by the Partnership and by Elkview Mine Limited Partnership and other cash flows generated within Fording LP created by Fording LP and granted to Fording by Fording LP pursuant to the terms of the Royalty Agreement;

“Royalty Agreement” means the royalty agreement entered into between Fording and Fording LP dated December 31, 2006 which governs the Royalty;

“Royalty Agreement Amendments” has the meaning set out in the Plan of Arrangement;

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such Act;

“Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act to be filed by Fording and Purchaser in connection with the Transaction;

“SEC” means the United States Securities and Exchange Commission, and includes any successor thereto;

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators;

“Securities Authorities” means the securities commission or similar regulatory authority in each of the provinces and territories of Canada and in the various states of the United States of America that are entitled to exercise jurisdiction over Fording or Purchaser, as applicable, and includes the SEC;

“Securityholder Consideration” means the aggregate consideration payable to the Securityholders pursuant to the Plan of Arrangement;

“Securityholders” means, collectively the Unitholders and the registered holders of Exchange Options and Phantom Units;

“Share Consideration” means, in respect of each whole Unit, 0.245 Purchaser Shares;

“SIFT Proposals” has the meaning ascribed thereto in Section 3.1(r)(ix);

“Statutory Plans” means statutory benefit plans which Fording or any of the Fording Subsidiaries may be required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable income tax and employment insurance legislation;

“subsidiary” has the meaning ascribed thereto in the Act, except that for greater certainty the Partnership shall not, for purposes of this Agreement, be considered to be a subsidiary of Purchaser;

“Superior Proposal” means any written Acquisition Proposal made by a third party (other than Purchaser or its affiliates) on an unsolicited basis after the date hereof and prior to obtaining the Requisite Level of Approval:

(a)	to acquire all of the outstanding Units or all of the Acquired Assets;

(b)	that is reasonably capable of being completed, taking into account all financial (including the financing required to complete such Acquisition Proposal), legal, regulatory and other aspects of such proposal and the person making such proposal;

(c)	that is not subject to any due diligence condition which would allow access to the books and records, personnel or properties of Fording beyond 5:00 p.m. (Calgary time) on the fifth day after which access is first afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review after such period information provided to it by Fording during such five day period); and

(d)	in respect of which the Fording Trustees determine in good faith (after receipt of advice from their financial advisors with respect to (ii) below and their outside legal counsel with respect to (i) below) that:

(i)	failure to recommend such Acquisition Proposal to Unitholders would be inconsistent with their fiduciary duties, and

(ii)	such Acquisition Proposal, taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favourable to Unitholders from a financial point of view than the transactions contemplated by this Agreement (including in each case after taking into account any modifications to this Agreement proposed by Purchaser as contemplated by Section 5.6(b);

“Support Services” has the meaning ascribed there to in Section 5.12;

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, premiums and charges pursuant to any workplace safety and insurance legislation, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, unemployment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

“Teck Agreement” means the amended and restated agreement made as of January 1, 2007 between Fording and Purchaser;

“Third Party Consents” means all consents, approvals and waivers that are required under, or that are necessary to ensure that, the Transaction, or the completion thereof, does not result in a violation or breach of, or give rise to any loss of benefit to which Fording or any Fording Subsidiary is entitled to, or termination or rights of first offer or other buy-sell rights in respect of the Acquired Assets under, any contract, agreement, licence, franchise or permit to which Fording or any of the Fording Subsidiaries is bound or is subject to or is the beneficiary of, other than the Regulatory Approvals;

“Trading Day” means a business day on which the Units are listed and posted for trading on both the NYSE and the TSX during which there are no material interruptions in trading;

“Trailing D&O Coverage” has the meaning ascribed to it in Section 5.8(b) hereof;

“Transaction” means, collectively, the Arrangement and the other transactions contemplated herein and in the Plan of Arrangement;

“Transaction Confirmation Date” means the day on which each of Fording and Purchaser confirm in writing, one to the other, that all of the conditions to closing specified in Section 6.1, 6.2 and 6.3 have been satisfied or waived (as evidenced by the delivery of the notices contemplated by Section 6.6 hereof);

“Transaction Expenses” means all costs, expenses and fees of Fording incurred prior to or after the Effective Date in connection with, or incidental to, the Transaction, including: (i) out-of-pocket expenses of the Fording Parties relating to the transactions contemplated by this Agreement, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing and meeting costs; and (ii) the Trailing D&O Coverage;

“TSX” means the Toronto Stock Exchange;

“TUPP” means the Fording Inc. Employee Trust Unit Purchase Plan maintained by the Elk Valley Coal Corporation, as amended and restated as at February 28, 2003;

“Unit Consideration” means, in respect of each whole Unit, the sum of the Cash Consideration and the Share Consideration;

“Unitholder Rights Plan” means the Unitholder rights plan of Fording dated as of February 28, 2003, as amended and restated on May 2, 2006, between Fording and Computershare Trust Company of Canada, as rights agent;

“Unitholders” means the registered holders of the issued and outstanding Units;

“Units” means units of Fording;

“U.S. Securities Laws” means the federal and state securities legislation of the United States including the rules, policies and regulations of the NYSE and all rules, regulations and orders promulgated thereunder, as amended from time to time; and

“Virtual Data Room” means the electronic data room established by Fording in connection with the Transaction.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to $ and to dollars are to lawful currency of Canada, and all references to U.S.$ and U.S. dollars are to lawful currency of the United States of America.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)	No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to the other Parties or circumstances.

(h)	Statutory References – A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(i)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(j)	Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day.

1.3	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the respective meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with Canadian GAAP and past practice for the applicable person.

1.4	Knowledge

Any reference to the knowledge of:

(a)	Fording shall mean, unless otherwise specified, to the knowledge of Fording’s senior officers, being Messrs. Grandin, Payne, Brown, Gow, Jones and Clements, after reviewing relevant records and making reasonable inquiries regarding the relevant matter; or

(b)	Purchaser shall mean, unless otherwise specified, to the knowledge of the following senior officers of Purchaser, being Messrs. Horswill, Manuel, Millos, Rozee, Vance and Mackwood.

1.5	Entire Agreement

This Agreement and the Confidentiality Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and cancel and supersede all such prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties. There are no conditions, covenants, agreements, representations, warranties or other provisions, whether oral or written, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof other than those contained in this Agreement and the Confidentiality Agreement. For greater certainty, except as expressly contemplated herein, or in the Confidentiality Agreement, neither this Agreement nor the Confidentiality Agreement is intended to modify the respective rights and obligations of the Parties and, to the extent applicable, their respective affiliates, under any of the Teck Agreement, the EVCP Partnership Agreement, the Governance Agreement, and the services agreements referenced in Section 5.12 hereof.

1.6	Material

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect, in the case of Purchaser, Purchaser and its subsidiaries and other affiliates taken as a whole, and in the case of Fording, Fording and the Fording Subsidiaries taken as a whole or the Acquired Assets taken as a whole.

1.7	Disclosure in Writing

The phrases “disclosed in writing by Fording”, “except as previously disclosed in writing by Fording” and similar expressions used in this Agreement shall be construed for purposes of this Agreement as referring to:

(a)	information contained in the Fording Disclosure Letter;

(b)	information or documentation that has been Publicly Disclosed by Fording; and

(c)	matters disclosed in this Agreement or in the Schedules hereto.

1.8	Schedules

The Schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description

“A”	Plan of Arrangement
“B”	Consents and Approvals
“C”	Material Purchaser Entities

ARTICLE 2
THE ARRANGEMENT

2.1	Interim Order

As soon as reasonably practicable following the execution of this Agreement, but in any event in sufficient time to permit the Fording Meeting to be convened in accordance with Section 5.2(a)(iv), Fording shall incorporate Acquiror and shall cause Acquiror to apply to the Court in a manner acceptable to Purchaser and Fording, acting reasonably, pursuant to Section 193 of the Corporate Statute and, in co-operation with Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Fording Meeting and for the manner in which such notice is to be provided;

(b)	for the record date(s) for purposes of determining the persons to whom notice of the Fording Meeting is to be provided and for purposes of determining the persons entitled to vote at the Fording Meeting;

(c)	that each registered holder of Exchange Options and Phantom Units shall be entitled to one vote at the Fording Meeting in respect of each such security or instrument held at the record date established for the Fording Meeting and that the holders of Exchange Options and Phantom Units shall vote in the manner described in paragraph (d)(ii) below;

(d)	that the required level of Securityholder approval for the Arrangement Resolution shall be:

(i)	66 2/3% of the votes cast on the Arrangement Resolution by Unitholders present in person or represented by proxy at the Fording Meeting voting separately as a class; and

(ii)	66 2/3% of the votes cast on the Arrangement Resolution by Securityholders present in person or represented by proxy at the Fording Meeting, voting together as a single class;

provided that the Arrangement Resolution shall also have received Minority Approval of the Unitholders (collectively, the “Requisite Level of Approval”);

(e)	for the grant of the Dissent Rights;

(f)	that, in all other respects, the terms, restrictions and conditions of the Declaration of Trust, including quorum requirements and all other matters, shall apply in respect of the Fording Meeting; and

(g)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order.

2.2	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Fording Meeting as provided for in the Interim Order, Fording shall cause Acquiror to as soon as reasonably practicable thereafter, and, in any event, no later than two business days following the approval of the Arrangement Resolution at the Fording Meeting, and in co-operation with Purchaser, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193 of the Corporate Statute.

2.3	Plan of Arrangement

The Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement as the same may be amended in accordance herewith or therewith. For greater certainty, each of the Parties, subject to the terms and conditions hereof, hereby consents to the implementation of the Plan of Arrangement and the transactions contemplated thereby, and in connection with the implementation of the Plan of Arrangement will take all necessary steps and proceedings (and, in the case of Fording, will cause the Fording Subsidiaries to take all necessary steps and proceedings) to implement the Arrangement including to permit the Acquired Assets to be duly and validly transferred and assigned to Purchaser in accordance with the Plan of Arrangement. Purchaser and Fording agree that each of the Fording LP Agreement Amendments, the New Amended and Restated Declaration of Trust and the Royalty Agreement Amendments shall be in form and content satisfactory to each of them, acting reasonably. Purchaser will, following completion of the Pre-Closing Period and immediately prior to the filing by Fording of the Articles of Arrangement with the Registrar, provide the Depositary with the aggregate Securityholder Consideration, to be held in escrow (the terms and conditions of such escrow to be satisfactory to Fording, acting reasonably), as provided in the Plan of Arrangement.

2.4	Articles of Arrangement and Effective Date

(a)	In the event that the Interim Order is issued, the Parties will carry out the terms of the Interim Order as soon as is reasonably practicable following its issuance.

(b)	In the event that the Final Order is issued, the Parties will carry out the terms of the Final Order as soon as is reasonably practicable following its issuance, and subject to the satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 and 6.3 (as evidenced by the delivery of the notices contemplated by Section 6.6 hereof) and the completion of the Pre-Closing Period, and provided that this Agreement is not otherwise terminated in accordance with its terms, Fording shall cause Acquiror to, on the business day immediately following completion of the Pre-Closing Period, send the Articles of Arrangement to the Registrar pursuant to Section 193 of the Corporate Statute to give effect to the Arrangement and implement the Plan of Arrangement. The Arrangement shall become effective at the Effective Time whereupon the steps comprising the Plan of Arrangement will be deemed to occur in the order, at the times, and in the manner set out therein.

2.5	Fording Approval

(a)	Fording represents to Purchaser that as of the date hereof:

(i)	the Fording Trustees (excluding Mr. Seyffert who has declared his interest and abstained from voting) and the Fording Directors (excluding Messrs. Lindsay and Thompson who have each declared his interest and abstained from voting) have unanimously determined that the Arrangement is fair to the Unitholders and is in the best interests of Fording and the Unitholders;

(ii)	the Fording Trustees (excluding Mr. Seyffert who has declared his interest and abstained from voting) and the Fording Directors (excluding Messrs. Lindsay and Thompson who have each declared his interest and abstained from voting) have unanimously resolved to recommend in the Proxy Circular that the Unitholders vote in favour of the Arrangement;

(iii)	Fording has been advised by each Fording Trustee and each Fording Director that each such person intends to vote all of the Units, Exchange Options and Phantom Units held by such person in favour of the Arrangement Resolution and will so represent in the Proxy Circular;

(iv)	the Fording Trustees and Fording Directors have received, orally, the Fairness Opinion; and

(v)	the Fording Trustees and Fording Directors have received the Independent Valuation.

2.6	Withholding Taxes

Fording, the Fording Subsidiaries, Acquiror and Purchaser shall be entitled to deduct and withhold from any amount payable hereunder, all Taxes which any of Fording, the Fording Subsidiaries, Acquiror or Purchaser, as applicable, are required to deduct and withhold under any provision of Tax Laws. Any such withheld amounts shall be timely remitted by Fording, the Fording Subsidiaries, Acquiror and Purchaser, as applicable, to the appropriate Governmental Entity. All such withheld amounts shall be deemed to have been paid to the applicable Securityholders hereunder and shall be deemed to be of the same quality and nature in respect of a Securityholder as the payment from which the deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FORDING

3.1	Representations and Warranties of Fording

Fording hereby represents and warrants to Purchaser each of the matters set forth in this Section 3.1, and acknowledges that Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)	Organization. Fording is a trust duly formed and validly existing under the laws of the Province of Alberta pursuant to the Declaration of Trust. The Declaration of Trust is a legal, valid and binding obligation of the Fording Trustees enforceable against them by the Unitholders in accordance with the terms of the Declaration of Trust, subject to bankruptcy, insolvency, reorganization (under debtor or creditor Laws), fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. The Declaration of Trust has not been amended since March 1, 2007.

(b)	Power to Carry on Business. Each of Fording and each of the Fording Subsidiaries has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets (except where the failure to have such power or authority to own, lease or operate its properties and assets would not, in the aggregate, have a material adverse effect) and each of Fording and the Fording Subsidiaries is current with all material filings required to be made in all jurisdictions in which it carries on any material business.

(c)	Subsidiaries.

(i)	Except for the Fording Subsidiaries and the Legacy Subsidiaries, Fording does not have any subsidiaries, and other than through its interest in the Partnership, Fording does not, directly or indirectly, own, nor has it agreed to acquire, any equity or debt interests or securities convertible into, or exchangeable or exercisable for, equity or debt interests of any other entity.

(ii)	Each Fording Subsidiary is a corporation, unlimited liability corporation, limited liability corporation, or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be.

(iii)	Except as disclosed in writing by Fording:

(A)	Fording, through its Trustees, is the sole registered and beneficial owner of all of the issued and outstanding securities or interests of Fording LLC;

(B)	Fording, through its Trustees, is the sole limited partner of Fording LP and is the sole registered and beneficial owner of all limited partnership interests of Fording LP;

(C)	Fording LLC is the sole registered and beneficial owner of all of the issued and outstanding securities or interests of Fording ULC; and

(D)	Fording ULC is the sole general partner of Fording LP, and the registered and beneficial owner of all of the general partnership interests of Fording LP;

in each case, free and clear of all liens, mortgages, charges, pledges, security interests, encumbrances, claims or demands whatsoever (other than Permitted Encumbrances) and no person or other entity has or will have any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for or right to purchase from Fording all or any issued or unissued equity securities of any of the Fording Subsidiaries except as provided in this Agreement. All of the issued and outstanding equity securities or interests of the Fording Subsidiaries have been validly issued and are outstanding as fully paid and non-assessable.

(iv)	Upon incorporation and until the Effective Time, the authorized capital of Acquiror will consist of an unlimited number of common shares (and no others), of which 100 shares (and no more) will have been duly issued and outstanding as fully paid and non-assessable in compliance with all applicable Laws, all of which will be registered in the sole name of Fording. Acquiror will have no assets other than $100 in cash, and will not have any obligations or liabilities (contingent or otherwise) whatsoever other than as provided in this Agreement. Acquiror will not carry on, and will have never carried on, any business or activities other than as expressly contemplated by this Agreement and the Plan of Arrangement.

(d)	Capitalization. The authorized capital of Fording consists of an unlimited number of Units. As of the date hereof there are 150,175,327 Units, 156,762.63 Phantom Units and 18,632 Exchange Options (and no more) issued and outstanding, and an aggregate of 175,394 Units are issuable upon exercise of all issued and outstanding Phantom Units and Exchange Options. Except as disclosed in writing by Fording or as contemplated by this Agreement, no options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by Fording of any Units or other securities of Fording or any of the Fording Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of, any Units or other securities of Fording or any of the Fording Subsidiaries, are outstanding. All outstanding Units have been duly authorized and validly issued and are fully paid (and no such Units have been issued in violation of any pre-emptive or similar rights). Except as disclosed in writing by Fording or as contemplated by this Agreement, there are no outstanding contractual or other obligations of Fording or any of the Fording Subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of a subsidiary. Except as disclosed in writing by Fording, there are no outstanding contractual or other obligations of Fording or any of the Fording Subsidiaries, the value of which is based on the value of the Units.

(e)	Authority. Fording has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Fording, the performance by Fording of its obligations under this Agreement and the completion of the Transaction by Fording have been duly authorized by its trustees and no other proceedings on the part of Fording are necessary to authorize this Agreement or the Transaction other than the calling of the Fording Meeting and the completion of related procedures by Fording, the approval by the Fording Trustees of the Proxy Circular and related materials, the approval of the Arrangement Resolution by Securityholders in the manner contemplated by the Interim Order and the requirement to obtain the Interim Order and the Final Order. This Agreement has been duly executed and delivered by Fording and constitutes a legal, valid and binding obligation of Fording, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization (under debtor or creditor Laws), fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(f)	No Breach. Other than as disclosed in writing by Fording, the execution and delivery by Fording of this Agreement and performance by Fording of its obligations hereunder and the completion of the Transaction will not result in a violation or breach of or give rise to any termination rights or change any right or obligation or result in the loss of any benefit to which Fording or any Fording Subsidiary is entitled to under any provision of:

(i)	any term of the Declaration of Trust or, after the Effective Time, the New Amended and Restated Declaration of Trust, as applicable, the constating documents of any of the Fording Subsidiaries, any resolution of the Fording Trustees (including any committees thereof) or the Unitholders or of the directors (including any committees thereof) or shareholders or partners of the Fording Subsidiaries, as applicable, that are in effect as at or after the date of this Agreement;

(ii)	except as disclosed in writing by Fording, any Material Contract or material permit, approval, consent, authorization or other document to which Fording or the Fording Subsidiaries are a party or by which they are bound; or

(iii)	any applicable Law or any judgment, decree or order binding upon Fording or the Fording Subsidiaries or the property or assets of Fording or the Fording Subsidiaries,

except in each case, such change in rights or obligations, losses of benefit, violations or breaches that would not, individually or in the aggregate, have a material adverse effect.

(g)	Indebtedness. Except as disclosed in writing by Fording, Fording and the Fording Subsidiaries are in compliance with all material covenants under, and no material default on the part of any of such parties exists under, any instrument securing or otherwise relating to any indebtedness of Fording or the Fording Subsidiaries.

(h)	Consents and Approvals.

(i)	Other than those which the failure to obtain or make would not individually or in the aggregate have a material adverse effect, no consent, waiver, approval, permit, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Fording or any of the Fording Subsidiaries in connection with the execution and delivery of this Agreement by Fording or the completion of the Transaction by the Fording Parties other than:

(A)	the Interim Order;

(B)	any approvals required by the Interim Order;

(C)	the Final Order;

(D)	Competition Act Approval;

(E)	HSR Approval;

(F)	Schedule 13E-3;

(G)	those consents, approvals, orders, authorizations and filings listed in Schedule “B” hereto; and

(H)	filings with the Registrar under the Corporate Statute and approvals from and filings with Securities Authorities, the TSX and the NYSE;

(ii)	Other than as disclosed in writing by Fording, no Third Party Consents are required by Fording or any of the Fording Subsidiaries in connection with the execution and delivery of this Agreement by Fording, the performance by Fording of its obligations under this Agreement or the completion of the Transaction by the Fording Parties except where the failure to obtain such consent, approval, or authorization would not, individually or in the aggregate, have a material adverse effect.

(i)	No Defaults. Other than as disclosed in writing by Fording, neither Fording nor any of the Fording Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, concession or licence to which it is a party or by which it is bound, which would, if terminated or upon exercise of a right made available to a third party solely by reason of such a default, individually or in the aggregate, have a material adverse effect.

(j)	No Breach of Laws. Neither Fording nor any of the Fording Subsidiaries is or has been in violation of, and to the knowledge of Fording is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Laws, except for violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect.

(k)	Conduct of Business.

(i)	Fording is currently conducting its business in material compliance with the terms and provisions of the Declaration of Trust. Each of the Fording Subsidiaries is currently conducting its business in material compliance with its constating documents. Each of Fording and the Fording Subsidiaries holds all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated, in the manner currently owned, leased and operated, except where the same would not, individually or in the aggregate, have a material adverse effect; and

(ii)	Since December 31, 2007 and except as disclosed in writing by Fording:

(A)	there has not occurred any change, financial or otherwise, in the liabilities (contingent or otherwise), business, affairs, operations, assets, financial condition or capital of Fording and the Fording Subsidiaries on a consolidated basis that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect; and

(B)	except for the issue of Units under the Fording DRIP in the ordinary course, there has not been any material change in the capital or long-term debt of Fording and the Fording Subsidiaries considered as a whole.

(l)	Employment and Consulting Agreements.

(i)	Except as disclosed in writing by Fording, neither Fording nor any of the Fording Subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any of their respective trustees, directors, officers, Employees or consultants;

(ii)	Except as disclosed in writing by Fording, there are no contracts of employment or consulting entered into by Fording or any of the Fording Subsidiaries with any of their respective trustees, directors, officers, Employees or consultants which would entitle any such trustee, director, officer, Employee or consultant to receive enhanced benefits or payments upon Fording entering into this Agreement or any of the other documents contemplated by this Agreement to which Fording or any Fording Subsidiary is a party or upon the completion of the Transaction;

(iii)	Neither Fording nor any of the Fording Subsidiaries: (A) is party to any collective bargaining agreement; or (B) has any current, pending or threatened strikes (including official or unofficial strikes or other labour relations difficulties), work stoppage, slowdowns or lockouts, union representation or organizing activities or unlawful labour practices or actions; and

(iv)	Except as disclosed in writing by Fording, neither Fording nor any of the Fording Subsidiaries is subject to any material claim for wrongful dismissal, constructive dismissal or any other material tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of Employees or independent contractors.

(m)	Financial Statements. The Fording Financial Statements are, as at their respective dates, complete and correct in all material respects, were prepared in accordance with Canadian GAAP, and present fairly in all material respects the financial position of the entities to which such financial statements relate as at the date and for the periods stated therein. The financial statements of Fording described in paragraph (a) of the definition of “Fording Financial Statements” have been reconciled to generally accepted accounting principles as required by Item 17 of Form 20-F under the Exchange Act.

(n)	Books and Records. The financial books, records and accounts of Fording and the Fording Subsidiaries in all material respects fairly reflect the financial position of Fording and the Fording Subsidiaries and the material financial transactions of Fording and the Fording Subsidiaries and accurately and fairly reflect the basis for the Fording Financial Statements.

(o)	Litigation, Etc. Except as disclosed in writing by Fording, (i) there is no claim, action, proceeding, suit, arbitration or investigation pending or, to the knowledge of Fording, threatened against or relating to Fording or any of the Fording Subsidiaries or affecting any of their properties or assets before any court or governmental or regulatory authority or body or other Governmental Entity or arbitral authority which would, if adversely determined, individually or in the aggregate, have a material adverse effect; and (ii) neither Fording nor any of the Fording Subsidiaries or any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree or arbitrator’s decision which has or would, individually or in the aggregate, have a material adverse effect.

(p)	Liabilities. Except as disclosed in writing by Fording, and other than the Transaction Expenses, neither Fording nor any of the Fording Subsidiaries have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities set forth in the audited consolidated balance sheet of Fording as of December 31, 2007 forming part of the Fording Financial Statements, or (ii) liabilities incurred since December 31, 2007 in the ordinary course of business consistent with past practice. To the knowledge of Fording, based on information existing on the date of this Agreement, following completion of the steps comprising the Plan of Arrangement and assuming an Effective Date of October 31, 2008, the Residual Liabilities are estimated to be those set out in Schedule “A” of the Fording Disclosure Letter.

(q)	Environmental. All operations of Fording and the Fording Subsidiaries have been, and are now being, undertaken in compliance with all Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect. Fording and the Fording Subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect. Neither Fording nor any of the Fording Subsidiaries is subject to:

(i)	any current or threatened proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to Fording or any of the Fording Subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances, which, in either case, would, individually or in the aggregate, have a material adverse effect.

(r)	Tax Matters. Except as:

(i)	disclosed in writing by Fording, Fording and each of the Fording Subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were, to their knowledge, correct and complete in all material respects). Fording and each of the Fording Subsidiaries have timely paid, collected, withheld or remitted, or caused to be paid, withheld or remitted, all material Taxes that are due and payable (including all instalments on account of Taxes for the current year that are due and payable by Fording or any of the Fording Subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Entity). There are no encumbrances for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Fording in accordance with Canadian GAAP) upon any of the assets or properties of Fording or any Fording Subsidiaries;

(ii)	disclosed in writing by Fording, Fording has provided adequate accruals in accordance with Canadian GAAP in its consolidated financial statements for the period from inception to December 31, 2007 for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns;

(iii)	disclosed in writing by Fording, since the publication date of Fording’s consolidated financial statements for the period ending December 31, 2007, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, incurred, proposed to be assessed or accrued, and there is no material assessment or reassessment for Taxes under review or appeal with any Governmental Entity;

(iv)	disclosed in writing by Fording, Fording and each Fording Subsidiary has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person the amount of all Taxes and other deductions required by all applicable Law to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity;

(v)	set forth in the Fording Disclosure Letter, there are no material proceedings, investigations, audits or claims now pending or, to the knowledge of Fording, threatened against Fording or any of the Fording Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes and no waivers of statutes of limitations, statutory limitation periods, agreements or other arrangements providing for an extension of time with respect to the filing of any Tax Return or payment of any Taxes have been given or requested with respect to Fording or any Fording Subsidiary;

(vi)	disclosed in writing by Fording, neither Fording nor any Fording Subsidiary is a party to any Tax sharing allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which Fording or any Fording Subsidiary will have any obligation to make any payments after the acquisition of the Units by Acquiror;

(vii)	set forth in the Fording Disclosure Letter, Fording is a “mutual fund trust” for purposes of the Tax Act;

(viii)	set forth in the Fording Disclosure Letter, Fording is not a “non-resident person” for purposes of the Tax Act;

(ix)	set forth in the Fording Disclosure Letter, the Fording Units were listed on the TSX before November 1, 2006 and continuously thereafter and Fording would have been a “SIFT trust” on October 31, 2006 had the definition of “SIFT trust” contained in subsection 122.1(1) of the Tax Act, (the “SIFT Proposals”) been in force and applied to Fording on that date, and Fording has not exceeded its normal growth limitations as determined for purposes of the SIFT Proposals; and

(x)	set forth in the Fording Disclosure Letter, Fording and each Fording Subsidiary has not engaged in any transaction which could result in the application of section 15(2), 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act.

(s)	Employee Benefits.

(i)	Fording has disclosed in writing a complete list of all of the Benefit Plans;

(ii)	Each Benefit Plan is, and has been, established, registered, amended and administered in compliance with the terms of such Benefit Plan, all applicable Laws, the terms of the material documents that support such Benefit Plan and the terms of agreements between Fording and/or any Fording Subsidiaries, as the case may be, and their respective Employees and former employees who are members of, or beneficiaries under, the such Benefit Plan;

(iii)	There is no investigation by any Governmental Entity pending or, to the knowledge of Fording, threatened involving any Benefit Plan and, to the knowledge of Fording, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Benefit Plan required to be registered;

(iv)	All current obligations of the Fording Parties regarding the Benefit Plans have been satisfied in all material respects, and all contributions, premiums or taxes required to be made or paid by any Fording Party, as the case may be, under the terms of each Benefit Plan or by applicable Laws in respect of the Benefit Plans have been made in a timely fashion;

(v)	Fording has not resolved or agreed to improve or change the benefits provided under any Benefit Plan other than changes expressly contemplated by such plans on the date hereof; and

(vi)	All data necessary to administer each Benefit Plan is in the possession of Fording, the Fording Subsidiaries, or an agent thereof, as applicable, and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(t)	Reports. Fording has, in accordance with applicable Laws, filed with the Securities Authorities, the TSX and the NYSE, as applicable, true and complete copies of all forms, reports, schedules, statements, material change reports, circulars, press releases, disclosures relating to options and other stock based incentive plans, prospectuses, other offering documents and all other documents required to be filed by it with Securities Authorities, the TSX or the NYSE as applicable since January 1, 2007 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the “Fording Public Documents”). None of the Fording

Public Documents at the time filed, or as applicable, the time of the filing becoming effective, contained any misrepresentation or any material misstatements or omissions necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Fording has not filed any confidential material change or similar report with any Securities Authorities, stock exchange or other regulatory authority that at the date hereof remains confidential.

(u)	Intellectual Property. Other than any Intellectual Property owned or licenced by Purchaser and made available to Fording and except as disclosed in writing by Fording or as would not have material adverse effect, Fording and the Fording Subsidiaries own all right, title and interest in and to, or are validly licenced (and are not in material breach of such licenses) or otherwise have the right to use all patents, patent rights, trademarks, trade-names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems or procedures) and other intellectual property rights (the “Intellectual Property”) necessary to carry on business in the manner presently conducted.

(v)	Sarbanes-Oxley Act and Internal Controls. Fording and, to Fording’s knowledge, each of the Fording Trustees and officers of Fording are in material compliance with and have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act as they apply to Fording. Fording has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP. Fording has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Fording, including its consolidated subsidiaries, is made known to the President, in his capacity as principal executive officer of Fording, and the Vice President and Chief Financial Officer, in his capacity as principal financial officer of Fording, by others within Fording. Based on its most recent evaluation of internal controls prior to the date hereof, Fording has disclosed to its auditors and audit committee (i) that there were no significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Fording’s ability to record, process, summarize and report financial information and (ii) that there was no fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(w)	Non-Arm’s Length Transactions. Except for the Benefit Plans and other than, contracts, agreements and arrangements between Fording and the Fording Subsidiaries on the one hand and Purchaser and its affiliates or the Partnership on the other hand, and except as disclosed in writing by Fording, there are no contracts or other transactions between Fording or any of the Fording Subsidiaries, on the one hand, and any (i) officer, trustee or director of Fording or any of the Fording Subsidiaries, (ii) any holder of record or beneficial owner of 5% or more of the Units, or (iii) any associate or affiliate of any such officer, trustee, director or beneficial owner, on the other hand.

(x)	Reporting Issuer Status. Fording is a “reporting issuer” under applicable Canadian Securities Laws in each of the provinces of Canada in which such concept exists and a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and is in compliance in all material respects with Canadian Securities Laws, U.S. Securities Laws and the rules and policies of the TSX and the NYSE. The Units are listed and posted for trading on the TSX and the NYSE and Fording is not in material default of any of the listing conditions of such exchanges.

(y)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Units or any other securities of Fording has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Fording, are contemplated or threatened under any Canadian Securities Laws or U.S. Securities Laws or by any other regulatory authority.

(z)	Material Contracts. The Material Contracts are all in full force and effect, unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under any such Material Contract on the part of Fording or any of the Fording Subsidiaries, as applicable, and to the knowledge of Fording, on the part of any other party to such Material Contracts, in either case where such defaults would, individually or in the aggregate, have a material adverse effect.

(aa)	Investment Company. Fording is not registered and is not required to be registered as an investment company pursuant to the United States Investment Company Act of 1940, as amended.

(bb)	Royalty Agreement. The Royalty Agreement is a legal, valid and binding obligation of each of Fording and Fording LP enforceable against each party by the other in accordance with its terms, subject to bankruptcy, insolvency, reorganization (under debtor or creditor Laws), fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity. Each of Fording and Fording LP is in material compliance with the terms and conditions of the Royalty Agreement, and the Royalty Agreement has not been amended in any respect since December 31, 2006.

(cc)	Ownership of the Partnership. Fording LP directly, and Fording indirectly, holds a 60% general partnership interest in the Partnership free and clear of all liens, mortgages, charges, pledges, security interests, encumbrances, claims or demands, other than Permitted Encumbrances and rights under the EVCP Partnership Agreement and the Teck Agreement. The Partnership is a validly subsisting partnership governed by the EVCP Partnership Agreement. The EVCP Partnership Agreement is a legal, valid and binding agreement of the partners of the Partnership enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization (under debtor or creditor Laws), fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity, and has not been amended since February 27, 2006.

(dd)	Brokers. Except for RBC and the Independent Valuator, no broker, finder, investment banker or other market intermediary is entitled to any brokerage, finder’s, consulting, advisory, valuation or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement or the other elements of the Transaction.

(ee)	Acquired Assets. Fording has good and valid title to the Acquired Assets free and clear of all mortgages, charges, pledges, security interests, encumbrances, claims or demands whatsoever other than Permitted Encumbrances and rights under the EVCP Partnership Agreement and the Teck Agreement, and no person or other entity (other than Purchaser) has or will have any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for or right to purchase from Fording all or any of the Acquired Assets or any issued or unissued equity securities of any of the Fording Subsidiaries or any interest of Fording or Fording LP in the Partnership.

3.2	Survival of Representations and Warranties

The representations and warranties of Fording contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished at the Transaction Confirmation Date except for purposes of the termination right in Section 8.1(g).

3.3	Disclaimer of Additional Representations and Warranties

Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement or any certificate delivered by Fording in accordance with the terms of this Agreement, Fording is not making any representation or warranty, express or implied, at law or in equity, with respect to Fording, the Fording Subsidiaries, the Partnership (for the avoidance of doubt, Purchaser further acknowledges that the sole representations or warranties made by Fording in respect of the Partnership are the representations set out in Section 3.1(cc) and Section 3.1(ee)), their respective businesses, the Acquired Assets, the past, current or future production of any such entity or assets, their financial condition or any of their assets, liabilities or operations, or their past, current or future profitability or performance, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Representations and Warranties

Purchaser hereby represents and warrants to Fording as follows, and acknowledges that Fording is relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)	Organization. Each of Purchaser and the Material Purchaser Entities has been duly organized and is validly existing under the Laws of the jurisdiction in which it is organized. Each of Purchaser and the Material Purchaser Entities has full corporate or legal power and authority to own its properties and assets and conduct its business as currently conducted, except where the failure to have such power or authority would not have a Purchaser Material Adverse Effect. Each of Purchaser and the Material Purchaser Entities is current with all material filings required to be made in all jurisdictions in which it carries on any material business.

(b)	Subsidiaries and Interests.

(i)	Except for the Material Purchaser Entities, the Purchaser has no subsidiaries (as defined for the purposes of National Instrument 51-102 of the Canadian Securities Administrators but expressly excluding the Partnership) that would be required to be disclosed under Item 3.2 of Form 51-102F2 of National Instrument 51-102 of the Canadian Securities Administrators provided that the determination as to whether a subsidiary of the Purchaser would be required to be disclosed under such item shall be determined based on a subsidiary’s total assets, sales and operating revenues as at and for the twelve months ending June 30, 2008 and the Purchaser’s consolidated assets, sales and operating revenues as at and for the twelve months ending June 30, 2008 rather than as at the end of the Purchaser’s most recent financial year-end; and

(ii)	Except as Publicly Disclosed by Purchaser, no person or other entity has or will have any agreement, option, right or privilege (whether pre-emptive or contractual), other than rights of first refusal, capable of becoming an agreement for or right to purchase from Purchaser all or any material amount of issued or unissued equity securities of any of the Material Purchaser Entities.

(c)	Authority. Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations under this Agreement and the completion by Purchaser of the Transaction have been duly authorized by the Board of Directors of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder or the completion of the Transaction by Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization (under debtor or creditor Laws), fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(d)	No Breach. The execution and delivery of this Agreement by Purchaser and performance by Purchaser of its obligations hereunder and the completion of the Transaction will not result in a violation or breach of or give rise to any termination rights under any provision of:

(i)	the certificate of incorporation, articles, by-laws or other charter documents of Purchaser;

(ii)	any mortgage, note, indenture, contract, agreement, instrument, lease, permit, approval, consent, authorization or other document to which Purchaser or any Material Purchaser Entity (to the knowledge of Purchaser with respect to any Material Purchaser Entity that is not a subsidiary) is a party or by which it is bound; or

(iii)	any applicable Law or any judgment, decree or order binding upon Purchaser or any Material Purchaser Entity (to the knowledge of Purchaser with respect to any Material Purchaser Entity that is not a subsidiary) or the property or assets of Purchaser or the Material Purchaser Entities (to the knowledge of Purchaser with respect to any Material Purchaser Entity that is not a subsidiary), except in each case such violations or breaches that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(e)	Consents and Approvals. Other than those which the failure to obtain or make, would not individually or in the aggregate, have a Purchaser Material Adverse Effect, no consent, waiver, approval, permit, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Purchaser or any Material Purchaser Entity (to the knowledge of Purchaser with respect to any material Purchaser Entity that is not a subsidiary) in connection with the execution and delivery of this Agreement or the completion by Purchaser of the Transaction other than:

(i)	the Interim Order;

(ii)	any approvals required by Purchaser pursuant to the operation of the Interim Order;

(iii)	the Final Order;

(iv)	Competition Act Approval;

(v)	HSR Approval;

(vi)	Schedule 13E-3;

(vii)	filings with the Registrar under the Corporate Statute and approvals from and filings with Securities Authorities, the TSX and the NYSE; and

(viii)	those consents, approvals, orders, authorizations and filings listed in Schedule “B” hereto;

(f)	Purchaser Third Party Consents. No Purchaser Third Party Consents are required by Purchaser or its subsidiaries in connection with the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations under this Agreement or the completion of the Transaction by Purchaser, except where the failure to obtain such consent, approval or authorization would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(g)	Litigation, Etc. Except as Publicly Disclosed by Purchaser, and to the knowledge of Purchaser in respect of any Material Purchaser Entity that is not a subsidiary, there is no claim, action, proceeding, suit, arbitration or investigation pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser, its subsidiaries or any Material Purchaser Entity which is not a subsidiary or affecting any of their properties or assets before any court or governmental or regulatory authority or body or other Governmental Entity or arbitral authority which would, if adversely determined, individually or in the aggregate, have a Purchaser Material Adverse Effect and neither Purchaser, nor any of its subsidiaries, nor to the knowledge of Purchaser any Material Purchaser Entity which is not a subsidiary, nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree or arbitrator’s decision which has or would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(h)	No Breach of Laws. Neither Purchaser, any of its subsidiaries, nor to the knowledge of Purchaser any Material Purchaser Entity which is not a subsidiary, is or has been in violation of, and to the knowledge of Purchaser is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Laws, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(i)	Capitalization and Listing. The authorized share capital of Purchaser consists of an unlimited number of Class A common shares, an unlimited number of Purchaser Shares and an unlimited number of preference shares, issuable in series. As of the date hereof, there are 9,353,450 Class A common shares, 433,072,558 Purchaser Shares and no preference shares issued and outstanding. The Purchaser Shares to be issued in connection with the Arrangement will be duly authorized and when issued under the Arrangement, all such Purchaser Shares will be: (i) validly issued as fully paid and non-assessable; and (ii) listed for trading on the TSX and the NYSE. The outstanding Class A common shares of Purchaser and the Purchaser Shares are validly issued and outstanding as fully paid and non-assessable shares. Except as Publicly Disclosed by Purchaser, (i) no options, warrants, conversion privileges, equity-based awards or other rights, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by

Purchaser of equity securities of Purchaser or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, or whose value is based on or in reference to the value or price of any equity securities of Purchaser, are outstanding; (ii) there are no outstanding contractual or other obligations of Purchaser to repurchase, redeem or otherwise acquire any of its equity securities; and (iii) there are no outstanding contractual or other obligations of Purchaser, the value of which is based on the value of the Purchaser Shares.

(j)	Reports. Purchaser has, in accordance with applicable Laws, filed with the Securities Authorities, the TSX and the NYSE, as applicable, true and complete copies of all forms, reports, schedules, statements, material change reports, circulars, press releases, disclosures relating to options and other stock based incentive plans, prospectuses, other offering documents and all other documents required to be filed by it with Securities Authorities, the TSX or the NYSE as applicable since January 1, 2007 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the “Purchaser Public Documents”). None of the Purchaser Public Documents at the time filed, or as applicable, at the time of the filing becoming effective, contained any misrepresentation or any material misstatements or omissions necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. Purchaser has not filed any confidential material change or similar report with any Securities Authorities, stock exchanges or other regulatory authority that at the date hereof remains confidential.

(k)	Reporting Issuer Status. Purchaser is a “reporting issuer” under applicable Canadian Securities Laws in each of the provinces of Canada in which such concept exists and a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and is in compliance in all material respects with Canadian Securities Laws, U.S. Securities Laws and the rules and policies of the TSX and the NYSE. The Purchaser Shares are listed and posted for trading on the TSX and the NYSE and Purchaser is not in material default of any of the listing conditions of such exchanges.

(l)	Financial Statements. The Purchaser Financial Statements are, as at their respective dates, complete and correct in all material respects, were prepared in accordance with Canadian GAAP, and present fairly in all material respects the financial position of the entities to which such financial statements relate as at the date and for the periods stated therein. The financial statements of the Purchaser described in paragraph (a) of the definition of “Purchaser Financial Statements” have been reconciled to generally accepted accounting principles as required by Item 17 of Form 20-F under the Exchange Act.

(m)	Conduct of Business.

(i)	Each of Purchaser, its subsidiaries and to the knowledge of Purchaser the Material Purchaser Entities which are not subsidiaries is currently conducting its business in material compliance with its governing documents.

(ii)	Purchaser, its subsidiaries and to the knowledge of Purchaser the Material Purchaser Entities which are not subsidiaries hold all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) to enable their respective businesses to be carried on as now conducted and their respective property and assets to be owned, leased and operated, in the manner currently owned, leased and operated, except where the failure to hold such licence, permit, approval, consent, certificate, registration or authorization, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(iii)	Since December 31, 2007, and except as Publicly Disclosed by Purchaser there has not occurred any change, financial or otherwise, in the liabilities (contingent or otherwise), business, affairs, operations, assets, financial condition or capital of Purchaser and its subsidiaries on a consolidated basis, nor to the knowledge of Purchaser of the Material Purchaser Entities that are not subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and

(iv)	Since December 31, 2007, except as Publicly Disclosed by Purchaser there has not been any material change in the capital or long-term debt of Purchaser and its subsidiaries on a consolidated basis.

(n)	No Orders. No order, ruling or determination having the effect of suspending the sale of, or ceasing the trading of, the Purchaser Shares or any other securities of Purchaser has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted, are pending or, to the knowledge of Purchaser, are contemplated or threatened under any Canadian Securities Laws or U.S. Securities Laws or by any other regulatory authority.

(o)	Sufficient Funds. Purchaser has delivered to Fording a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, from JPMorgan Chase Bank, N.A, Citibank, N.A., Canadian branch, Merrill Lynch Capital Corporation, Canadian Imperial Bank of Commerce, Royal Bank of Canada, and Bank of Montreal (the “Lenders”). Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein, the Lenders have committed to provide U.S.$9,810,000,000 in aggregate principal amount of debt financing to Purchaser on or before the Effective Date (the “Debt Financing”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth therein (including any further internal credit or other approval by the Lenders). Purchaser has no knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment Letter, the funds contemplated to be received pursuant to the Debt Commitment Letter, together with the expected proceeds of the sale of Units by Purchaser and funds that Purchaser currently has on hand, will be sufficient to pay, and will be used to pay, the aggregate Cash Consideration forming part of Securityholder Consideration under the Arrangement and to make all other necessary payments (including related fees and expenses) by Purchaser in connection with the Arrangement.

(p)	Security Ownership. Other than as disclosed by Purchaser on June 20, 2008 in its filing with the SEC on Schedule 13D, wherein it represented that Purchaser owned beneficially 29,507,142 Units, Purchaser does not own or exercise control or direction over any other Units.

(q)	Indebtedness. Purchaser, its subsidiaries and to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries, are in compliance with all material covenants under, and no material default on the part of any of such parties exists under, any instrument securing or otherwise relating to any indebtedness of Purchaser, its subsidiaries and to the knowledge of Purchaser, those Material Purchaser Entities which are not subsidiaries.

(r)	Environmental. Except as Publicly Disclosed by Purchaser, all operations of Purchaser, its subsidiaries and to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries have been, and are now being, undertaken in compliance with all Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Except as Publicly Disclosed by Purchaser, its subsidiaries and to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted, except where the failure to do so would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Except as Publicly Disclosed by Purchaser, none of Purchaser, its subsidiaries and to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries, is subject to:

(i)	any current or threatened proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures; or

(ii)	any demand or notice with respect to the breach of any Environmental Laws applicable to Purchaser, its subsidiaries and the Material Purchaser Entities which are not subsidiaries, including any regulations respecting the use, storage, treatment, transportation, or disposition of Hazardous Substances, which, in either case, would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(s)	Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Purchaser Public Documents filed on SEDAR as of the year-ended December 31, 2007 have been prepared and disclosed in all material respects in accordance with accepted engineering practices and all applicable Laws. There has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Purchaser, its subsidiaries and to the knowledge of Purchaser the Material Purchaser Entities which are not subsidiaries taken as a whole, from the amounts disclosed in the Purchaser Public Documents filed on SEDAR as of the year-ended December 31, 2007 other than as a result of mining activities undertaken in the ordinary course.

(t)	Employment Matters. None of Purchaser, its subsidiaries or to the knowledge of Purchaser the Material Purchaser Entities which are not subsidiaries has any current, pending or threatened strikes (including official or unofficial strikes or other labour relations difficulties), work stoppage, slowdowns or lockouts, union representation or organizing activities or unlawful labour practices or actions.

(u)	Tax Matters.

(i)	Purchaser, each of its subsidiaries and to the knowledge of Purchaser each of the Material Purchaser Entities which are not subsidiaries have timely filed, or caused to be filed, all Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects). Purchaser, each of its subsidiaries and to the knowledge of Purchaser each of the Material Purchaser Entities which are not subsidiaries have timely paid, collected, withheld or remitted, or caused to be paid, withheld or remitted, all material Taxes that are due and payable (including all instalments on account of Taxes for the current year that are due and payable by Purchaser, any of its subsidiaries and to the knowledge of Purchaser the Material Purchaser Entities which are not subsidiaries whether or not assessed (or reassessed) by the appropriate Governmental Entity). There are no encumbrances for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Purchaser in accordance with Canadian GAAP) upon any of the assets or properties of Purchaser, any of its subsidiaries and the Material Purchaser Entities which are not subsidiaries;

(ii)	Purchaser has provided adequate accruals in accordance with Canadian GAAP in its consolidated financial statements for the period from inception to December 31, 2007 for any Taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any Tax Returns;

(iii)	since the publication date of Purchaser’s consolidated financial statements for the period ending December 31, 2007, no material Tax liability not reflected in such statements or otherwise provided for has been assessed, incurred, proposed to be assessed or accrued or raised for review or placed under appeal;

(iv)	Purchaser, each of its subsidiaries and to the knowledge of Purchaser each of the Material Purchaser Entities which are not subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person the amount of all Taxes and other deductions required by all applicable Law to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Entity; and

(v)	there are no material proceedings, investigations, audits or claims now pending or, to the knowledge of Purchaser, threatened against Purchaser, any of its subsidiaries and, to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes and no material waivers of statutes of limitations, statutory limitation periods, agreements or other arrangements providing for an extension of time with respect to the filing of any Tax Return or payment of any Taxes have been given or requested with respect to Purchaser, any of its subsidiaries and, to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries.

(v)	No Defaults. None of Purchaser, nor any of its subsidiaries or, to the knowledge of Purchaser, the Material Purchaser Entities which are not subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, concession or licence to which it is a party or by which it is bound which would, if terminated or upon exercise of a right made available to a third party solely by reason of such a default, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(w)	Sarbanes-Oxley Act and Internal Controls. Purchaser and, to the knowledge of Purchaser, each of the directors and officers of Purchaser are in material compliance with and have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act as they apply to Purchaser. Purchaser has implemented and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP. Purchaser has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its consolidated subsidiaries, is made known to the Chief Executive Officer, in his capacity as principal executive officer of Purchaser, and the Chief Financial Officer, in his capacity as principal financial officer of Purchaser, by others within Purchaser. Based on its most recent evaluation of internal controls prior to the date hereof, Purchaser has disclosed to its auditors and audit committee (i) that there were no significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) that there was no fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(x)	Investment Canada Act. Purchaser is a Canadian entity for purposes of the Investment Canada Act.

4.2	Survival of Representations and Warranties

The representations and warranties of Purchaser contained in this Agreement shall survive the execution and delivery of this Agreement and shall expire and be terminated and extinguished at the Transaction Confirmation Date.

4.3	Disclaimer of Additional Representations and Warranties

Fording acknowledges and agrees that, except as expressly set forth in this Agreement or any certificate delivered by Purchaser in accordance with the terms of this Agreement, Purchaser is not making any representation or warranty, express or implied, at law or in equity, with respect to Purchaser, its subsidiaries and the Material Purchaser Entities which are not subsidiaries, their respective businesses, their financial condition or any of their assets, liabilities or operations, or their past, current or future profitability or performance, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS

5.1	Press Releases; Filings

(a)	The Parties agree to use reasonable commercial efforts to consult with each other in issuing any press releases or otherwise making public statements or public filings with respect to this Agreement, the Arrangement or the other elements of the Transaction except with respect to Acquisition Proposals, Superior Proposals or disagreements under this Agreement. Subject to the requirements of applicable Law, Fording and Purchaser shall provide each other with a reasonable period of time to review and comment on all such press releases, public statements or public filings prior to release thereof. Fording and Purchaser agree to issue jointly or concurrently with each other a press release with respect to this Agreement as soon as practicable, in a form acceptable to each Party, acting reasonably.

(b)	The Parties will prepare and file as promptly as practicable, and in any event prior to the expiration of any legal or regulatory deadlines, all necessary documents, registrations, statements, petitions, filings, supporting evidence and applications, including the Schedule 13E-3, that are required by applicable Law or in order to obtain the Regulatory Approvals and use their commercially reasonable efforts to obtain and maintain the Regulatory Approvals.

(c)	The Parties shall reasonably cooperate with each other in the preparation of any applications and filings for the Regulatory Approvals and any other orders, clearances, consents, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by either Purchaser or Fording to be necessary to discharge their respective obligations under this Agreement or otherwise required or advisable under applicable Laws in connection with the Arrangement, the other elements of the Transaction and this Agreement. In connection with the foregoing, each Party shall furnish, on a timely basis, all information as may be reasonably required by the other Party or required under applicable Law by any Governmental Entity to effectuate the foregoing actions, and each covenants that, to its knowledge, no information so furnished by it in writing shall contain a misrepresentation. Subject to applicable Law, each of Fording and Purchaser shall provide the other with a reasonable opportunity to review and comment upon drafts of such applications and filings and consult with, and consider in good faith any suggestions or comments made by the other with respect to the documentation relating to the applications and filings for the Regulatory Approvals, provided that, to the extent any such document contains any information or disclosure relating to a Party or any affiliate of a Party, such Party shall have approved such information or disclosure prior to the submission or filing of any such document (which approval shall not be unreasonably withheld, conditioned or delayed).

(d)	Subject to applicable Laws, the Parties shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement, the other elements of the Transaction or this Agreement, and shall not make any submissions or filings, participate in any material meetings or any material conversations with any Governmental Entity in respect of inquiries related to the Arrangement, the other elements of the Transaction or this Agreement unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Entity, gives the other Party the opportunity to review drafts of any submissions or filings, or attend and participate in any such meetings or material conversations. Notwithstanding the foregoing, submissions, filings or other written communications with any Governmental Entity may be redacted as necessary before being shared with the other Parties to address reasonable solicitor-client or other privilege or confidentiality concerns, provided that external legal counsel to Purchaser and Fording shall receive non-redacted versions of drafts or final submissions, filings or other written communications to any Governmental Entity on the basis that the redacted information shall not be shared with their respective clients. The Parties shall request that the Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of the Regulatory Approvals.

(e)	Each of the Parties shall promptly notify the other if at any time before the Effective Time it becomes aware that:

(i)	any application for a Regulatory Approval or other filing under applicable Laws, including the Schedule 13E-3, made in connection with this Agreement or the Transaction contains a misrepresentation; or

(ii)	any Regulatory Approval or other order, clearance, consent, ruling, exemption, no-action letter or other approval applied for as contemplated herein which has been obtained contains or reflects or was obtained following submission of any application, filing, document or su bmission as contemplated herein that contained a misrepresentation;

such that an amendment or supplement to such application, filing, document or submission or order, clearance, consent, ruling, exemption, no-action letter or approval may be necessary or advisable. In such case, the Parties shall cooperate in the preparation of such amendment or supplement as required.

5.2	Covenants of Fording

Fording covenants and agrees:

(a)	it will:

(i)	following the execution of this Agreement, promptly suspend, and not subsequently reinstate, the distribution of Units under the Fording DRIP;

(ii)	promptly following the execution of this Agreement, suspend the grant of further Phantom Units under the Joint Phantom Unit Plan (it being acknowledged and agreed that in lieu of the grant of further Phantom Units, Fording will make cash equivalent payments in the ordinary course and in a manner consistent with past compensation practice, to the Fording Trustees and the Fording Directors);

(iii)	co-operate with Purchaser and the Partnership to take all action necessary to terminate the TUPP at the Effective Date;

(iv)	as soon as reasonably practicable after the execution of this Agreement but in any event, subject to Section 6.4, Section 5.6(c) and Section 5.2(f), on or before October 31, 2008, convene and conduct the Fording Meeting in accordance with this Agreement, the Interim Order, the Declaration of Trust and applicable Laws;

(v)	prepare and complete, in consultation with Purchaser, the Proxy Circular together with any other documents required by the Declaration of Trust, the Interim Order or applicable Laws in connection with the Fording Meeting and the Arrangement (provided that in any event Fording will have prepared all materials necessary for filing the application for the Interim Order with the Court and the Registrar within thirty days after the date of this Agreement); and

(vi)	no later than 21 days prior to the Fording Meeting, cause the Proxy Circular and other documentation required in connection with the Fording Meeting to be filed and to be sent to each Securityholder and other persons as required by the Declaration of Trust, the Interim Order and applicable Laws, in each case so as to permit the Fording Meeting to be held within the time required by Section 5.2(a)(iv);

(b)	it will ensure that the Proxy Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Proxy Circular (including with respect to any information incorporated therein by reference from the Fording Public Documents) will not contain a misrepresentation (other than with respect to any information furnished by Purchaser for inclusion in the Proxy Circular) and shall provide Securityholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Fording Meeting;

(c)	it will include in the Proxy Circular the recommendation of the Fording Trustees that Unitholders vote in favour of the Arrangement Resolution (it being understood that such recommendation may be withdrawn, amended, modified or qualified in the event a Change in Recommendation is made in accordance with Section 5.6);

(d)	it will give Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Proxy Circular and other documents related thereto, it being acknowledged and agreed that Fording shall, acting reasonably, determine whether or not to take account of such comments, provided that all information relating to Purchaser, its subsidiaries and joint venture interests, or their respective businesses and properties included in the Proxy Circular shall be in form and content satisfactory to Purchaser, acting reasonably;

(e)	it will provide notice to Purchaser of the Fording Meeting and allow Purchaser’s representatives to attend the Fording Meeting;

(f)	subject to Section 6.4 and Section 5.6(c) except as required for quorum purposes or by applicable Laws, it will not postpone or adjourn (or propose any such adjournment or postponement) the Fording Meeting without Purchaser’s prior written consent, and in the event of any such postponement or adjournment, it will, as promptly as practicable, take all steps necessary to thereafter reconvene the Fording Meeting;

(g)	it will advise Purchaser as Purchaser may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the Fording Meeting, as to the aggregate tally of the proxies received by Fording in respect of the Arrangement Resolution;

(h)	it will promptly advise Purchaser of any written notice of dissent or purported exercise by any Unitholder of Dissent Rights received by Fording in relation to the Arrangement Resolution and any withdrawal of Dissent Rights received by Fording and any written communications sent by or on behalf of Fording to any Unitholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution;

(i)	in a timely and expeditious manner, and in consultation with Purchaser, it will prepare and file any amendments or supplements to the Proxy Circular that are required by applicable Law or that Fording, acting reasonably, determines to be desirable and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable legal requirements on the date of mailing thereof;

(j)	at the request of Purchaser and provided Purchaser agrees to pay the costs of such solicitation, it will use commercially reasonable efforts to solicit from the Securityholders proxies in favour of the Arrangement Resolution, including using the services of dealers and proxy solicitation services, and will take all other action that is necessary, desirable or advisable to secure the approval of the Arrangement Resolution, unless and until the Fording Trustees have changed their recommendation of the Arrangement;

(k)	it will provide legal counsel to Purchaser with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Interim Order and Final Order, and will give reasonable consideration to all such comments; and

(l)	it will provide legal counsel to Purchaser on a timely basis with copies of any notice of appearance and evidence served on Fording or any Fording Subsidiary or its legal counsel in respect of the application for the Final Order or any appeal therefrom and with copies of any materials filed with the Court by Fording or any Fording Subsidiary in connection with the Arrangement.

5.3	Further Covenants of Fording

Fording covenants and agrees that unless it has received the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or except as expressly contemplated in this Agreement (including for the avoidance of doubt, the Fording Disclosure Letter), or the Plan of Arrangement, from the date hereof until the earlier of the Effective Date and the day upon which this Agreement is terminated in accordance with its terms, Fording shall do the following and where applicable, shall cause the Fording Subsidiaries to do the following:

(a)	subject to the terms and conditions of this Agreement, in a timely and expeditious manner take or cause to be taken all such steps and do or cause to be done all such acts and things, as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Fording and the Fording Subsidiaries;

(b)	as soon as reasonably practicable after the date hereof, subject to the concluding sentence of this Section 5.3(b), use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its and Purchaser’s obligations hereunder set forth in Article 6 to the extent the same is within its or any Fording Subsidiary’s control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the other elements of the Transaction as promptly as practicable, including using its commercially reasonable efforts to:

(i)	obtain all Fording Regulatory Approvals;

(ii)	respond to any request for information that may be made by any Governmental Entity so as to enable the Parties to expeditiously complete the Arrangement and the other elements of the Transaction as promptly as practicable;

(iii)	oppose, lift or rescind any injunction or restraining order or other order, proceeding or action challenging or affecting this Agreement or the transactions contemplated hereby, or seeking to restrain, enjoin or prohibit the completion of the Transaction in accordance with the terms hereof;

(iv)	obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transaction, including the Third Party Consents; and

(v)	co-operate with Purchaser in connection with the performance by it of its obligations hereunder.

In connection with the foregoing, it is acknowledged and agreed by the Parties that, prior to the Effective Time, neither Fording nor any of the Fording Subsidiaries shall be required to spend material sums of money (other than in connection with the fees and expenses in connection with the retention of their professional advisors), agree to any material restriction on their respective businesses or operations, surrender any material registration, license, permit, authorization or similar instrument, terminate or modify any material customer or supplier relationship or divest itself of any asset;

(c)	subject to its commercially reasonable efforts, not take any action or permit any action to be taken or not taken by any of the Fording Subsidiaries that would reasonably be expected to prevent or materially impede or delay the completion of the Arrangement or the other elements of the Transaction or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Transaction Confirmation Date or the Effective Date if then made;

(d)	not do anything that (i) would adversely affect Fording’s status as a “mutual fund trust” for purposes of the Tax Act or (ii) would cause the definition of a “SIFT trust” in subsection 122.1(1) of the Tax Act to apply to Fording for any taxation year ending before 2011;

(e)	use reasonable commercial efforts to provide, and shall use reasonable commercial efforts to cause its trustees, directors, officers, Employees, independent auditors, counsel and other representatives to provide, all such reasonable and timely cooperation in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter as may be reasonably requested by Purchaser, the Lenders or their affiliates, including but not limited to using its reasonable commercial efforts to:

(i)	participate in meetings, drafting sessions and due diligence sessions,

(ii)	furnish Purchaser and its financing sources with such financial and other pertinent information regarding Fording and the Fording Subsidiaries as may be reasonably requested by Purchaser,

(iii)	assist Purchaser and its financing sources in the preparation of an offering document to be used in connection with the debt financing contemplated by the Debt Commitment Letter or the refinancing thereof, as well as presentation materials and materials for rating agency presentations,

(iv)	reasonably cooperate with the marketing and syndication efforts of Purchaser and its financing sources;

(v)	obtain reasonable auditors’ reports, reasonable comfort letters and reasonable legal opinions (in each case as are customary), and

(vi)	provide reasonable cooperation to Purchaser to assist it in satisfying the conditions and obligations of Purchaser set forth in the Debt Commitment Letter in respect of matters within the control of Fording.

Notwithstanding the foregoing, neither Fording nor any Fording Subsidiary will be required to:

(A)	pay any commitment, consent or other fee or incur any other liability in connection with any such financing prior to the Effective Time;

(B)	take any action or do anything that would contravene any applicable Law, contravene any contract of Fording or any Fording Subsidiary that relates to borrowed money or would be capable of impairing or preventing the satisfaction of any condition set forth in Article 6;

(C)	commit to take any action that is not contingent on the consummation of the Transaction at the Effective Time;

(D)	disclose any information that in the reasonable judgment of Fording would result in the disclosure of any trade secrets or similar information or violate any obligations of the Fording or any other person with respect to confidentiality; or

(E)	cooperate with Purchaser to the extent that it would unreasonably interfere with the business or operations of Fording or any of the Fording Subsidiaries.

Purchaser agrees to indemnify Fording, its affiliates and their respective trustees, officers, directors and employees from and against any and all liabilities, losses, damages, Claims suffered or incurred by any of them in connection with any financing or potential financing by Purchaser or any actions or omissions by any of them in connection with any request by Purchaser made under this Section 5.3(e) and for any alleged misstatement or omission in any information provided hereunder at the request of Purchaser. Purchaser will promptly upon request by Fording and from time to time reimburse Fording for all reasonable out-of-pocket costs (including legal fees) incurred by Fording or the Fording Subsidiaries and their respective advisers, agents and representatives in connection with any of the foregoing.

(f)	subject to its reasonable commercial efforts, co-operate with Purchaser to take all such action as may be necessary or advisable to permit all amounts outstanding under the Fording Credit Agreement to be repaid at the Effective Time and for all related security and hedging arrangements to be fully discharged and releases related thereto to be obtained from all applicable lenders at the cost of Purchaser provided that Fording shall not be required to take any action, or fail to take any action inconsistent with or that otherwise affects its ability to make a payment under the Plan of Arrangement;

(g)	unless expressly required by any contract, agreement or arrangement in effect on the date hereof or applicable Laws, directly or indirectly, whether by or through any Fording Subsidiary, do or permit to occur any of the following:

(i)	issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any Units, shares, securities or units of, or any options, warrants, calls, conversion privileges or similar rights of any kind to acquire any Units, shares, securities or units of, it or any subsidiary, other than:

(A)	the issue of Units pursuant to the due exercise of Exchange Options in accordance with their terms; or

(B)	the issue of securities in connection with the redemption of Units at the request of a Unitholder, except that Fording shall not be permitted to distribute, directly or indirectly, any interest in the Royalty or any general or limited partnership interest in Fording LP in connection with any such redemption; or

(C)	the issue of Units pursuant to and in accordance with the terms of the operation of the Joint Phantom Unit Plan;

(ii)	mortgage, charge, pledge, grant a security interest or encumber any of the Acquired Assets or sell or dispose of, or agree to sell or dispose of, any material assets;

(iii)	amend or propose to amend the Declaration of Trust or their articles, charter, by-laws or other similar organizational documents of any of the Fording Subsidiaries or any of the terms of the Joint Phantom Unit Plan, Exchange Option Plan or the Fording DRIP;

(iv)	split, combine, reclassify or amend the terms of any of its outstanding securities or any securities of the Fording Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such securities (other than the final distribution made by Fording and the Fording Subsidiaries of up to U.S. $3.00 per Unit pursuant to and in accordance with the Plan of Arrangement);

(v)	redeem, purchase or offer to purchase (or permit any of the Fording Subsidiaries to redeem, purchase or offer to purchase) any Units (including by way of issuer bid) or other equity securities of it or any of the Fording Subsidiaries, except that Fording shall be permitted to redeem Units at the request of a Unitholder in accordance with the Declaration of Trust, but shall not be permitted to distribute, directly or indirectly, any interest in the Royalty or any general or limited partnership interest in Fording LP in connection with any such redemption;

(vi)	repay, redeem, repurchase or retire, or otherwise make any payment in respect of any indebtedness for borrowed money of it or any of the Fording Subsidiaries or any debt securities, or any rights, warrants, calls or options to acquire any debt securities of it or any of the Fording Subsidiaries, other than in the ordinary course of business in a manner consistent with past practice or other than as required by their terms as in effect on the date of this Agreement, or authorize, or make any commitment to make any new capital expenditure, other than expenses incurred in connection with the Transaction or the other matters expressly contemplated by this Agreement;

(vii)	reorganize, amalgamate or merge it or any of the Fording Subsidiaries with any other person;

(viii)	adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Fording or any of the Fording Subsidiaries;

(ix)	acquire or agree to acquire, or make any investment in, any person (or material interest therein) or division, other than the short term investment of cash on hand, including by way of merger, amalgamation, plan of arrangement, acquisition of securities or otherwise;

(x)	incur or commit to provide guarantees for borrowed money, or incur or assume any additional indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for borrowings in the ordinary course of business and consistent with past practice or other than in connection with the Break Fee in the circumstances contemplated herein;

(xi)	except as required by Canadian GAAP or applicable Law make, change or revoke any material election relating to Taxes, change any annual accounting period, adopt or change any existing accounting practices, or take any action, or omit to take any action, in either case inconsistent with past practice, relating to the filing of any Tax Return or the payment of any Tax;

(xii)	except as otherwise expressly provided in this Section 5.3, pay, settle, discharge or satisfy any material claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and in a manner consistent with past practice;

(xiii)	except as otherwise provided in Section 5.8, amend, modify or terminate any insurance policy in effect on the date hereof; or

(xiv)	agree, resolve or commit to do any of the foregoing;

(h)	not enter into or modify any employment, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, stock option, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its Employees, trustees, officers or directors other than payments to the Fording Trustees and the Fording Directors on suspension of the grant of Phantom Units under the Joint Phantom Unit Plan in the manner contemplated herein;

(i)	use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverages thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(j)	unless expressly required by a Material Contract or applicable Laws, continue to carry on its and each Fording Subsidiary’s business and operations in the usual and ordinary course in a manner consistent with past practice, and shall use its reasonable commercial efforts to preserve intact its and each Fording Subsidiary’s business organizations and goodwill;

(k)	promptly notify Purchaser in writing of:

(i)	any material adverse change or material adverse effect, or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to become a material adverse change or material adverse effect; and

(ii)	of any material Governmental Entity complaints, investigations, hearings or any material third party litigation, (or communications indicating that the same may be contemplated or threatened);

(l)	not settle or compromise any claim (including any exercise of Dissent Rights) brought by any present, former or purported holder of any of its securities;

(m)	not:

(i)	authorize any waiver, release or relinquishment of any material contractual right; or

(ii)	modify in any material fashion in a manner adverse to Fording or terminate any Material Contract;

(n)	promptly advise Purchaser in writing:

(i)	if it or any Fording Subsidiary becomes aware that the Proxy Circular or any application for an order in connection with the Transaction contains any misrepresentation or otherwise requires an amendment or supplement;

(ii)	of any event, condition or circumstance that would reasonably be expected to cause any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect at any time prior to the Transaction Confirmation Date or the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(iii)	of any material breach by it of any covenant, obligation or agreement contained in this Agreement; and

(o)	subject to its reasonable commercial efforts, cooperate with Purchaser to secure, effective on the Effective Date, resignations of all individuals who are currently Fording Trustees, Fording Directors, officers of Fording or directors or officers of the Fording Subsidiaries, together with duly executed comprehensive mutual releases from each such individual, and, as applicable, Fording or the Fording Subsidiary, of all of their claims, respectively, against Fording and the Fording Subsidiaries (except for any claims for unpaid remuneration, including bonus, severance and change of control payments) on the one hand, and a release by Fording or the Fording Subsidiary of all claims against such person on the other hand.

5.4	General Covenants and Acknowledgments of Purchaser

Purchaser covenants and agrees that:

(a)	subject to the terms and conditions of this Agreement, it will in a timely and expeditious manner take all such steps and do all such acts and things, as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by Purchaser;

(b)	it shall (subject to its commercially reasonable efforts) not take any action, or permit any of its subsidiaries to take any action that would reasonably be expected to prevent or materially impede or delay the completion of the Arrangement or the other elements of the Transaction or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Transaction Confirmation Date or the Effective Date if then made;

(c)	it shall promptly notify Fording in writing of:

(i)	any material Governmental Entity complaints, investigations, hearings or any material third party litigation relating to or affecting the Arrangement or the Transaction (or communications indicating that the same may be contemplated or threatened);

(d)	it shall, subject to its commercially reasonable efforts, take all necessary action to ensure that it has sufficient funds, in excess of those expected to be made available as part of the Debt Financing, to carry out its obligations under this Agreement, the Arrangement and the other elements of the Transaction and to pay all related fees and expenses;

(e)	as soon as reasonably practicable after the date hereof, it shall, subject to the concluding sentence of this Section 5.4(e), use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder set forth in Article 6 to the extent the same is within its control (including voting all Units held by it or over which it or its affiliates exercises direction or control) and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement and the other elements of the Transaction as promptly as practicable, including using its commercially reasonable efforts to:

(i)	obtain all Purchaser Regulatory Approvals;

(ii)	respond to any request for information that may be made by any Governmental Entity so as to enable the Parties to expeditiously complete the Arrangement and the other elements of the Transaction as promptly as practicable;

(iii)	oppose, lift or rescind any injunction or restraining order or other order, proceeding or action challenging or affecting this Agreement or the transactions contemplated hereby, or seeking to restrain, enjoin or prohibit the completion of the Transaction in accordance with the terms hereof;

(iv)	obtain and maintain all approvals, clearances, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the Transaction; and

(v)	co-operate with Fording in connection with the performance by it of its obligations hereunder.

In connection with the foregoing, it is acknowledged and agreed by the Parties that, prior to the Effective Time, neither the Purchaser nor any of its affiliates shall be required to spend material sums of money (other than in connection with fees and expenses in connection with the retention of their professional advisors) agree to any material restriction on their respective businesses or operations, surrender any material registration, license, permit, authorization or similar instrument, terminate or modify any material customer or supplier relationship or divest itself of any material asset;

(f)	it shall (subject to its commercially reasonable efforts) not take any action that would reasonably be expected to prevent or materially impede or delay the completion of the Arrangement or the other elements of the Transaction, or would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Transaction Confirmation Date or the Effective Date if then made;

(g)	in a timely and expeditious manner, it shall provide to Fording all information, including any pro forma financial statements prepared in accordance with applicable Laws, as may be reasonably requested by Fording or as required by the Interim Order or applicable Laws with respect to Purchaser, its subsidiaries and joint venture interests and their respective businesses and properties for inclusion in the Proxy Circular or in any amendments or supplements to such Proxy Circular complying in all material respects with all applicable Laws on the date of mailing thereof and shall ensure such information does not, and represents and warrants that it will not, contain any misrepresentation. Notwithstanding the generality of the foregoing, Purchaser shall execute reasonable certificates as to factual matters and provide such information to counsel reasonably necessary such that counsel can provide the tax opinions and tax disclosure in the Proxy Circular customary for an arrangement;

(h)	it shall use its commercially reasonable efforts to cause any of its independent auditors, qualified persons and any other advisors providing any expert information, including pro forma financial statements or technical reports (if legally required), for inclusion in the Proxy Circular to furnish to Fording a consent permitting such inclusion and the identification in the Proxy Circular of such advisor;

(i)	from the date hereof until the earlier of the Effective Date and the day upon which this Agreement is terminated in accordance with its terms, it shall, unless it has received the prior written consent of Fording, (such consent not to be unreasonably withheld, conditioned or delayed), or except as expressly contemplated in this Agreement or required by a contract, agreement or arrangement in effect on the date hereof or applicable Laws, continue to carry on its business and operations in the usual and ordinary course in a manner consistent with past practice, and shall use its reasonable commercial efforts to preserve intact its business organizations and goodwill, and it shall not unless it has received the prior written consent of Fording, (such consent not to be unreasonably withheld, conditioned or delayed), or except as expressly contemplated in this Agreement, or unless expressly required by any contract, agreement or arrangement in effect on the date hereof or applicable Laws, do or permit to occur any of the following:

(i)	split, combine, reclassify or amend the terms of any of its outstanding securities or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to such securities, except for (A) cash dividends consistent with past practice and in the ordinary course, in each case with usual declaration, record and payment dates and in accordance with Purchaser’s current dividend policy and (B) dividends or distributions paid to Purchaser or any its subsidiaries by any subsidiary of Purchaser;

(ii)	issue or sell or agree to issue or sell any Purchaser Shares or any options, warrants, calls, conversion privileges or similar rights of any kind to acquire any Purchaser Shares, other than:

(A)	issuances of Purchaser Shares upon the exercise of stock options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms;

(B)	grants of options, restricted shares, and/or deferred stock units to its employees and directors in the ordinary course of business consistent with past practice; or

(C)	issuances of Purchaser Shares required pursuant to the conversion of convertible securities outstanding on the date hereof; or

(D)	issuances of Purchaser Shares or securities convertible, directly or indirectly, for Purchaser Shares in connection with any refinancing by Purchaser of the Debt Financing;

(iii)	amend its articles of incorporation, by-laws or other similar organizational documents;

(iv)	reorganize, amalgamate or merge with any other person, other than one or more wholly-owned subsidiaries;

(v)	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization (other than a merger, amalgamation or consolidation between or only involving wholly-owned subsidiaries of Purchaser); or

(vi)	agree, resolve or commit to do any of the foregoing;

(j)	it will cause the Managing Partner to manage the Partnership in the ordinary course and, subject to compliance with the then current Approved Plan (as such term is defined in the EVCP Partnership Agreement), in a manner consistent with past practice, and otherwise in full compliance with the EVCP Partnership Agreement and applicable Laws;

(k)	it shall ensure that the Purchaser Shares to be issued in accordance with the Arrangement will, immediately following issuance, be listed and posted for trading on the TSX and NYSE;

(l)	it shall promptly advise Fording in writing of:

(i)	any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect on the Transaction Confirmation Date or the Effective Date (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

(ii)	any material breach by Purchaser of any covenant, obligation or agreement contained in this Agreement;

(iii)	any Purchaser Material Adverse Effect or any change, effect, event, development, occurrence, circumstance or state of facts which would reasonably be expected to become a Purchaser Material Adverse Effect; and

(iv)	any material change with respect to the debt financing contemplated by the Debt Commitment Letter. Without limiting the generality of the foregoing, the Purchaser agrees to notify Fording promptly, and in any event within 24 hours, if at any time prior to the Effective Time: (A) the Debt Commitment Letter will expire or be terminated for any reason; (B) any event occurs that, with or without notice, lapse of time or both, would individually or in the aggregate, constitute a default or breach on the part of Purchaser under any material term or condition of the Debt Commitment Letter or under any agreement or instrument contemplated therein or if Purchaser has any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of any funding arrangements contemplated by the Debt Commitment Letter required to be satisfied by it, that in each case would reasonably be expected to impair the ability of Purchaser to consummate the debt financing contemplated by the Debt Commitment Letter; or (C) any financing source that is a party to the Debt Commitment Letter advises Purchaser, whether orally or in writing, that such source either no longer intends to provide or underwrite any financing contemplated by the Debt Commitment Letter on the terms set forth in the Debt Commitment Letter or requests amendments or waivers thereto that are or could reasonably be expected to be materially adverse to the timely completion by Purchaser of the transactions contemplated by this Agreement.

(m)	in connection with the Debt Commitment Letter:

(i)	it shall use its best efforts to arrange and obtain the debt financing contemplated by the Debt Commitment Letter as soon as reasonably practicable, but in any event prior to October 31, 2008, on the terms and conditions described therein. Purchaser shall deliver to Fording correct and complete copies of such executed definitive agreements and documentation promptly when available and drafts thereof from time to time upon the reasonable request by Fording;

(ii)	it shall use its best efforts to satisfy, on a timely basis, in all material respects all covenants, terms, representations and warranties and conditions in the Debt Commitment Letter that are within its control;

(iii)	other than as specifically contemplated in this Agreement, Purchaser shall not, without the prior written consent of Fording, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financings, that would reasonably be expected to prevent or materially impede or delay Purchaser in obtaining the debt financing contemplated by the Debt Commitment Letter or prevent, materially impede or delay its ability to complete the Transaction;

(iv)	it shall not amend or alter, or agree to amend or alter, the Debt Commitment Letter or any other definitive agreement or documentation related thereto in any manner that would reasonably be expected to prevent, materially impede or delay the completion of the Transaction, in each case without the prior written consent of Fording; and

(v)	if the Debt Commitment Letter is terminated or modified in a manner materially adverse to Purchaser’s ability to complete the Transaction for any reason, Purchaser shall use commercially reasonable efforts to: (A) obtain, as promptly as practicable, and, once obtained, provide Fording with a copy of, one or more new debt financing commitments in replacement of the Debt Financing and in an amount substantially similar to the amount anticipated to be available under the Debt Financing, that is not subject to any condition precedent materially less favourable from the perspective of Fording than the conditions precedent contained in the Debt Commitment Letter (provided that Purchaser shall not be required to use any efforts to obtain any commitments that are on terms materially less favourable to Purchaser, as determined in the reasonable judgment of Purchaser, than those in the Debt Commitment Letter); (B) negotiate and enter into definitive credit, loan or other agreements and all required documentation with such third parties as may be necessary for Purchaser to obtain such funds on terms and conditions consistent with such new debt financing commitments, as soon as reasonably practicable but in any event prior to October 31, 2008, and deliver to Fording correct and complete copies of such executed definitive agreements and documentation promptly when available; and (C) satisfy, on a timely basis, in all material respects all covenants, terms, representations and warranties and conditions applicable to Purchaser in respect of such new debt financing commitments and all other required agreements and documentation related thereto. Any such replacement commitments shall be deemed to constitute the Debt Commitment Letter for the purposes of this Agreement.

5.5	Covenants Regarding Non-Solicitation

(a)	Except as expressly provided in this Section 5.5 and Section 5.6, from and after the date of this Agreement, Fording shall not, directly or indirectly, through any officer, trustee, director, employee, representative (including any financial or other advisor) or agent of Fording or any of the Fording Subsidiaries (collectively, “Fording Representatives”):

(i)	solicit, assist, initiate, encourage or otherwise in any way facilitate (including by way of furnishing information, or entering into any form of written or oral agreement, arrangement or understanding) any Acquisition Proposal or any inquiries, proposals or offers regarding any Acquisition Proposal;

(ii)	participate in any discussion or negotiations regarding, or furnish to any person any confidential information with respect to, any Acquisition Proposal or potential Acquisition Proposal or otherwise co-

operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to make an Acquisition Proposal or potential Acquisition Proposal;

(iii)	make a Change in Recommendation;

(iv)	accept, approve, agree to, endorse, recommend, or propose publicly to accept, approve, agree to, endorse, recommend any Acquisition Proposal; or

(v)	accept, approve, agree to, endorse or recommend or enter into, or publicly propose to accept, approve, agree to, endorse or recommend or enter into, any agreement in respect of an Acquisition Proposal, provided however that, notwithstanding any provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Requisite Level of Approval, Fording receives a written Acquisition Proposal that did not result from a breach of this Section 5.5, that the Fording Trustees determine in good faith, after receiving advice from their financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal, then Fording may furnish information including providing access to the Virtual Data Room to the person making such Acquisition Proposal and/or enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal (but, subject to Section 5.6, not approve, recommend, accept or enter into any agreement (other than a confidentiality agreement as contemplated below), arrangement or understanding with respect to such Acquisition Proposal), provided that prior to entering into discussions or negotiations with any person regarding the Acquisition Proposal, Fording notifies Purchaser of its determination that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and otherwise complies with its obligations under this Section 5.5 and Section 5.6, and provided that Fording shall not, and shall not allow the Fording Subsidiaries or the Fording Representatives to, disclose any non-public information to such person without having entered into a confidentiality agreement with such person (a draft copy of which confidentiality agreement shall be provided to Purchaser prior to its execution) containing confidentiality covenants and standstill obligations substantially similar to those set out in the Confidentiality Agreement and provided further that Fording shall promptly provide to Purchaser any non-public information concerning Fording or the Fording Subsidiaries or any of their assets provided to such other person that has not previously been made available to Purchaser.

(b)	Fording shall, and shall cause the Fording Subsidiaries and the Fording Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons (other than the Purchaser) conducted heretofore by Fording, the Fording Subsidiaries or any of the Fording Representatives with respect to any Acquisition Proposal or potential Acquisition Proposal, and, in connection therewith, Fording will discontinue access to the Virtual Data Room (and not establish or allow access to any other data rooms, virtual or otherwise or otherwise furnish information other than as permitted in paragraph (a) above) and shall as soon as possible request, to the extent that it is entitled to do so, the return or destruction of all confidential information regarding Fording, the Fording Subsidiaries or the Partnership previously provided to any such person or any other person and will request, to the extent it is entitled to do so, the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding Fording, the Fording Subsidiaries or the Partnership. Fording agrees that it will not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or potential Acquisition Proposal, or any standstill agreement to which it or any of the Fording Subsidiaries is a party. In this regard, the Parties agree that any deemed amendment or modification to any aforementioned confidentiality agreement or standstill agreement resulting from the entering into of this Agreement or the Confidentiality Agreement without further action by Fording will not constitute an amendment or modification of such agreement for purposes of this paragraph.

(c)	Fording shall promptly (and in any event within 24 hours) notify Purchaser (at first orally and then in writing) of any Acquisition Proposal (or any amendment thereto) or any request for non-public information relating to Fording or any of the Fording Subsidiaries or any of their assets of which Fording or any of the Fording Representatives are or become aware, or any amendments to the foregoing. Such notice shall include a copy of any written Acquisition Proposal (and any amendment thereto) which has been received or, if no written Acquisition Proposal has been received, a description of the material terms and conditions of, and the identity of the person making, any inquiry, proposal, offer or request. Fording shall also provide such further and other details of the Acquisition Proposal or any amendment thereto as Purchaser may reasonably request. Fording shall keep Purchaser promptly and fully informed of the status, including any change to the material terms, of any Acquisition Proposal or any amendment thereto, shall respond promptly to all inquiries by Purchaser with respect thereto, and shall provide to Purchaser copies of all material correspondence and other written material sent or provided to Fording by any person in connection with such inquiry, proposal, offer or request or sent or provided by Fording to any person in connection with such inquiry, proposal, offer or request.

(d)	Fording shall reaffirm its recommendation of the Transaction to be effected by the Arrangement by press release promptly (having regard, where applicable, to the requirement for Fording to convene a meeting of the Fording Trustees) in the event that:

(i)	any Acquisition Proposal which is publicly announced is determined not to be a Superior Proposal; or

(ii)	the Parties enter into an amended Agreement pursuant to Section 5.6(b) which results in any Acquisition Proposal not being a Superior Proposal.

(e)	Fording shall ensure that the Fording Subsidiaries and the Fording Representatives are aware of the provisions of this Section 5.5, and it shall be responsible for any breach of such provisions by any of them.

(f)	Notwithstanding the foregoing, nothing in this Agreement shall prevent the Fording Trustees from responding through a trustees’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that they determine is not a Superior Proposal.

5.6	Notice by Fording of Superior Proposal Determination

(a)	Fording covenants that:

(i)	it shall not accept, approve, agree to, endorse, recommend or enter into any agreement in respect of an Acquisition Proposal (a “Proposed Agreement”) (other than a confidentiality agreement in accordance with Section 5.5(a)) unless:

(A)	the Acquisition Proposal constitutes a Superior Proposal;

(B)	Fording has complied with Section 5.5 and Section 5.6;

(C)	Fording has provided Purchaser with notice in writing that there is a Superior Proposal together with all documentation comprising such Acquisition Proposal;

(D)	a period of at least eight (8) business days (the “Matching Period”) shall have elapsed from the later of the date (i) Purchaser received notice of Fording’s proposed determination to accept, approve, recommend or enter into any agreement relating to such Superior Proposal (other than a confidentiality agreement in accordance with Section 5.5(a)), and (ii) Purchaser received a true and complete copy of the Acquisition Proposal;

(E)	if Purchaser has proposed to amend the terms of this Agreement in accordance with Section 5.6(b) hereof, the Fording Trustees (after receiving advice from their financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments; and

(F)	prior to entering into an agreement relating to such Superior Proposal (other than a confidentiality agreement in accordance with Section 5.5(a)), Fording shall have terminated this Agreement pursuant to Section 8.1(f) and paid to Purchaser the Break Fee pursuant to Section 8.2.

(ii)	the Fording Trustees shall not, after the public announcement of an Acquisition Proposal in respect of which no Proposed Agreement has been or is proposed to be entered into (an “Announced Acquisition Proposal”) make a Change in Recommendation or accept, approve, agree to, endorse or recommend any Announced Acquisition Proposal unless:

(A)	the Announced Acquisition Proposal constitutes a Superior Proposal;

(B)	Fording has provided Purchaser with not less than eight (8) business days prior written notice that the Fording Trustees intend to make a Change in Recommendation;

(C)	Fording has complied with Section 5.5 and Section 5.6 with respect thereto; and

(D)	if Purchaser has proposed to amend the terms of this Agreement in accordance with Section 5.6(b) hereof, the Fording Trustees (after receiving advice from their financial advisors and outside legal counsel) shall have determined in good faith that the Announced Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments.

(b)	During the Matching Period, Fording acknowledges that Purchaser shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement, and Fording shall co-operate with Purchaser with respect thereto, including negotiating in good faith with Purchaser to enable Purchaser to propose such adjustments to the terms and conditions of the Agreement and the Arrangement as Purchaser deems appropriate. The Fording Trustees will review any offer by Purchaser to amend the terms of this Agreement and the Arrangement in good faith in order to determine, after seeking the advice of their financial advisors and outside legal counsel, whether any such amended offer upon acceptance by Fording would result in such Superior Proposal ceasing to be a Superior Proposal. If the Fording Trustees so determine, Fording will enter into an amended agreement with Purchaser reflecting Purchaser’s amended proposal.

(c)	If Fording provides Purchaser with notice under Section 5.6(a)(i)(C) or 5.6(a)(ii)(B) on a date that is less than eight (8) business days before the date of the Fording Meeting, subject to applicable Laws, Fording shall postpone or adjourn the Fording Meeting to a date that is at least two business days and not more than ten (10) business days following the expiry of the Matching Period or the eight (8) business day period referred to in Section 5.6(a)(ii)(B), as applicable.

(d)	Fording acknowledges and agrees that each successive modification of any Acquisition Proposal or Superior Proposal shall constitute a new Acquisition Proposal or Superior Proposal for purposes of Section 5.6(a).

(e)	Purchaser agrees that if there is an Acquisition Proposal that is a Superior Proposal and that would otherwise be subject to the right of first offer under the Teck Agreement or the EVCP Partnership Agreement, and Purchaser does not exercise its right under Section 5.6(b) to amend the terms of this Agreement, then, effective upon payment of the Break Fee pursuant to Section 8.2, Purchaser hereby waives all rights of first offer under the Teck Agreement and the EVCP Partnership Agreement in respect of such Acquisition Proposal. For greater certainty, except as expressly provided herein, Purchaser does not waive or relinquish any right of first offer under the Teck Agreement or the EVCP Partnership Agreement, which rights of first offer shall continue in accordance with their terms.

5.7	Access to Information

(a)	Subject to Section 5.7(c) and applicable Laws, upon reasonable notice, Fording shall (and shall cause each of the Fording Subsidiaries to) afford Purchaser’s officers, employees, counsel, accountants and other authorized representatives and advisors (including, without limitation, any underwriters with regard to any debt or equity offerings Purchaser may choose to undertake prior to Closing, and each such underwriters’ counsel) (“Purchaser Representatives”) reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Agreement, to its and the Fording Subsidiaries’ financial or accounting records, books, contracts and records (including technical, geological and engineering data) as well as to its management and other personnel, and, during such period, Fording shall (and shall cause each of the Fording Subsidiaries to) furnish promptly to Purchaser all information in the possession of Fording or any of the Fording Subsidiaries concerning Fording’s and the Fording Subsidiaries’ business, operations, investments and personnel as Purchaser may reasonably request. Nothing in the foregoing shall require Fording to disclose information subject to a written confidentiality agreement with third parties, or customer-specific or competitively sensitive information, except that such information will be shared with counsel for the Purchaser on an outside counsel only basis if reasonably necessary in order to obtain the Regulatory Approvals.

(b)	Fording agrees to (i) consult and co-operate in a reasonable manner with Purchaser with respect to any of the foregoing matters and (ii) keep Purchaser informed as to the status of any matters relating to material litigation to which Fording is a party.

(c)	Purchaser acknowledges and agrees that information provided by Fording to it under Section 5.5(c) and this Section 5.7 is confidential and that Purchaser and the Purchaser Representatives shall keep such information confidential.

(d)	The Purchaser shall keep confidential all Personal Information disclosed to it by the Purchaser or its Representatives.

5.8	Trustees’ Directors’ and Officers’ Indemnification

(a)	Purchaser shall ensure that the Declaration of Trust, as well as the by-laws and other charter documents of any of the Fording Subsidiaries and any entity continuing following any amalgamation, merger, plan of arrangement, consolidation or winding-up of Fording or any of the Fording Subsidiaries with or into one or more persons (a “Continuing Entity”) shall contain provisions with respect to indemnification that are no less favourable to the persons entitled to indemnification under the Declaration of Trust and the charter documents of the Fording Subsidiaries at the Effective Time, as applicable (“Fording Indemnified Persons”) as compared to those rights of indemnification in favour of Fording Indemnified Parties contained in the Declaration of Trust and in the charter documents of the Fording Subsidiaries at the Effective Time, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Date in any manner that would adversely affect the rights thereunder of any Fording Indemnified Persons, and, subject to applicable Law, Purchaser shall ensure that the obligations of Fording or any of the Fording Subsidiaries under any indemnification agreements between Fording or any of the Fording Subsidiaries on the one hand and any of their respective Fording Indemnified Persons on the other hand continue in place and are assumed by, if applicable, any Continuing Entity (the rights of indemnification in favour of the Fording Indemnified Persons described in this Section 5.8(a) are collectively referred to as the “Charter and Contractual Indemnification Rights”).

(b)	Purchaser agrees that Fording shall, prior to the Effective Time, purchase and maintain for the period from the Effective Time until six years after the Effective Time on a “trailing” (or “run-off”) basis, a prepaid, non-cancellable trustees’, directors’ and officers’ insurance policy for the benefit of all Fording Indemnified Persons, covering claims made prior to or within six years after the Effective Time, on terms and conditions which are no less advantageous to such persons than to Fording’s existing trustees’ and officers’ insurance policies, and in compliance with all indemnification agreements in effect at the Effective Time and providing coverage of an amount no less than (but not materially more than) such existing policies for all such persons (the “Trailing D&O Coverage”).

5.9	Winding-Up of Fording

The Parties acknowledge that subsequent to the completion of the steps comprising the Plan of Arrangement:

(a)	Fording will have no material assets;

(b)	the Residual Liabilities shall have been assumed by Purchaser and/or Acquiror;

(c)	Fording will have no further obligations to the Securityholders and all of the Units and Exchange Options outstanding at the Effective Time will have been cancelled;

(d)	Fording shall have no further obligations under the Exchange Option Plan, the Fording DRIP or the Joint Phantom Unit Plan;

(e)	the Corporate Trustee shall be the sole Trustee of Fording and the directors of Fording ULC shall be those persons designated by the Purchaser; and

(f)	the residual beneficiary of Fording will be a person designated by the Purchaser.

Accordingly, Purchaser covenants and agrees that it will, following the Effective Date, cause the Corporate Trustee to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to provide for the wind-up and termination of Fording, including:

(i)	filing all final Tax Returns of Fording,

(ii)	providing notices and information in respect of Tax matters to the former holders of Units,

(iii)	causing the Units to cease to be listed on the TSX and NYSE,

(iv)	causing Fording to cease to be a reporting issuer (or the equivalent thereof) in the applicable jurisdictions,

(v)	de-registering the Units under the Exchange Act; and

(vi)	discharging the Residual Liabilities.

All costs, expenses and liabilities associated with the winding up and termination of Fording as aforesaid including undertaking the actions enumerated at items (i) through (vi) above shall be the sole responsibility of Purchaser.

5.10	Indemnification Obligations

(a)	From and after the Effective Time, the Purchaser shall indemnify and save harmless each of the Fording Trustees, the Fording Directors, the officers of Fording and the respective directors, officers and employees of the Fording Subsidiaries (collectively referred to as the “Fording Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims and whether or not in respect of the period preceding or following the Effective Time, which may be made or brought against the Fording Indemnified Parties, or any of them, or which they may suffer or incur, directly or indirectly as a result of or in connection with or relating to:

(i)	any non fulfillment or breach of any covenant or agreement on the part of Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of Purchaser pursuant to this Agreement;

(ii)	any act undertaken or failed to be undertaken by any Fording Indemnified Party in their capacity as a trustee, director or officer of Fording or any Fording Subsidiary including in connection with the Transaction;

(iii)	the Residual Liabilities; and

(iv)	any information furnished by Purchaser for inclusion in the Proxy Circular containing any misrepresentation or alleged misrepresentation.

(b)	In the case only of the Fording Trustees, the Fording Directors and the directors and officers of the Fording Subsidiaries, the indemnity provided at Section 5.10(a)(ii) shall only be available to the extent that:

(i)	such persons acted with a view to the best interest of Fording or the Fording Subsidiaries, as the case may be, provided that such persons shall be deemed, absent compelling evidence to the contrary, to have acted with a view to the best interests of Fording or the Fording Subsidiaries, as the case may be, and the Purchaser shall have the burden of establishing an absence of good faith on the part of such persons, provided further that, the knowledge and/or actions or failure to act, of any other trustee, director, officer or agent of Fording, any Fording Subsidiary or any other entity, shall not be imputed to such persons for the purposes of determining the right to indemnification; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing their conduct was lawful.

(c)	The provisions of Section 5.10 are in addition to the existing indemnities and protections provided by the Charter and Contractual Indemnification Rights and the Trailing D&O Coverage.

(d)	The Purchaser acknowledges that those Fording Trustees serving in such capacity on the date of this Agreement are acting as trustee and agent for the Fording Indemnified Parties, on whose behalf and for whose benefit the indemnity in this Section 5.10 is provided and that the Fording Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Purchaser agrees that those Fording Trustees serving in such capacity at the date of this Agreement may enforce the indemnity provided for herein for and on behalf of the Fording Indemnified Parties and, in such event, the Purchaser will not in any proceeding to enforce the indemnity by or on behalf of such Fording Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

5.11	Pre-Arrangement Wind-Up of Fording LLC

Fording covenants and agrees to cause Fording LLC to be wound-up and, to the extent practicable in the circumstances, dissolved prior to the Effective Time, all in accordance with applicable Laws so as to cause all of the assets and obligations of Fording LLC, including all of the then issued and outstanding equity securities of Fording ULC, to be distributed to or assumed by Fording in connection therewith.

5.12	Treatment of Fording Officers following the Effective Time

Purchaser acknowledges and agrees that pursuant to the operation of the (i) that certain Administrative Services Agreement between Fording and the Partnership dated as of February 28th, 2003; and (ii) the Amended and Restated Industrial Minerals Services Agreement between Fording ULC and the Partnership dated August 24, 2005, pursuant to which the Partnership is required to make certain of its executive personnel available to serve as officers of Fording and of Fording ULC as may reasonably be required by those entities to operate effectively, which personnel are required to report to the Fording Trustees through the Chief Executive Officer of Fording in the case of Fording and to be Fording Directors through the Chief Executive Officer of Fording ULC in the case of Fording ULC. Purchaser further acknowledges and agrees that Fording will be required to utilize the services of the Identified Officers in connection with the completion of the Transaction under the direction and supervision of the Independent Committees (the “Support Services”). Consequently, Purchaser covenants and acknowledges that:

(a)	the Identified Officers shall be free to provide the Support Services to Fording and Fording ULC in connection with the Transaction and in so doing, will report to the Chief Executive Officer of Fording and to the Chief Executive Officer Fording ULC, as applicable, who shall, on behalf of the Independent Committees, be entitled to direct such persons in that regard;

(b)	in providing the Support Services, the Identified Officers shall not, directly or indirectly, be required to disclose to Purchaser or any of its affiliates any information relating to the provision of the Support Services or information relating to the status of the Transaction obtained by the Identified Officers in providing such services;

(c)	ensure that the Identified Officers do not incur any adverse employment consequences following the Effective Date as a result of providing the Support Services; and

(d)	without limiting the generality of the foregoing, for a period of 24 months following the Effective Date, Purchaser shall cause Teck Cominco Coal Partnership, as managing partner of the Partnership, to provide the Identified Officers with terms and conditions of employment, including without limitation, salary, bonus, benefits, perquisites, title, duties, responsibilities and location of employment, which are the same or better than those enjoyed by the Identified Officers immediately prior to the announcement of the Transaction other than such changes resulting directly from the completion of the Transaction.

5.13	Merger of Covenants

The covenants set out in this Agreement (except Sections 5.7(c), 5.7(d), 5.8, 5.9, 5.10, 5.12 and this Section 5.13, 8.5 and 9.8 and 9.9 which shall survive the completion of the Arrangement and except for Sections 5.7(c), 5.7(d), this Section 5.13, 8.2, 8.3, 8.4, 8.5, 9.1, 9.2, 9.5 and 9.9 which shall survive the termination of this Agreement) shall not survive the completion of the Arrangement or termination of this Agreement, and shall expire and be terminated without recourse between the Parties upon such completion or termination.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions

The obligations of Fording and Purchaser to complete the Arrangement and the other transactions contemplated herein are subject to the fulfilment of the following conditions at or before the Transaction Confirmation Date or such other time as is specified below:

(a)	the Interim Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(b)	the Requisite Level of Approval shall have been obtained;

(c)	the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to each of the Parties, acting reasonably, on appeal or otherwise;

(d)	the Articles of Arrangement shall be in form and substance consistent with this Agreement, the Plan of Arrangement and the Final Order and shall be satisfactory to the Parties, acting reasonably;

(e)	the TSX shall have approved the listing of the Purchaser Shares to be issued in connection with the Arrangement subject only to satisfaction of customary conditions;

(f)	the Purchaser Shares to be issued in connection with the Arrangement shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(g)	this Agreement shall not have been terminated pursuant to Article 8;

(h)	the Closing Regulatory Approvals shall have been obtained on terms and conditions acceptable to the Parties acting reasonably and shall not have been set aside or modified in a manner unacceptable to the Parties acting reasonably, on appeal or otherwise; and

(i)	there shall not be in effect any applicable Law that makes the consummation of the Arrangement or any other transactions contemplated herein which are necessary to complete the Arrangement illegal or otherwise prohibited or enjoins any Party from consummating the Arrangement or any other transactions contemplated herein which are necessary to complete the Arrangement.

The foregoing conditions are for the mutual benefit of Fording, on the one hand, and Purchaser, on the other hand, and may be waived, in whole or in part, jointly by the Parties, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before November 20, 2008 then, subject to Section 6.4, either Fording or Purchaser may terminate this Agreement by written notice to the other Party in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Purchaser’s breach of this Agreement, in the event of a termination by Purchaser, or Fording’s breach of this Agreement, in the event of a termination by Fording.

6.2	Fording Conditions

The obligation of Fording to complete the Arrangement and the other transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Transaction Confirmation Date or such other time as is specified below:

(a)	the representations and warranties made by Purchaser in this Agreement which are qualified by the expression “material”, “Purchaser Material Adverse Effect” or “material and adverse” shall be true and correct as of the date of this Agreement and as of the Transaction Confirmation Date as if made on and as of such date (except to the extent such representations and warranties expressly speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties made by Purchaser in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct in all material respect as of such earlier date), and Purchaser shall have provided to Fording a certificate of two authorized persons certifying such accuracy on the Transaction Confirmation Date;

(b)	Purchaser shall have complied in all material respects with its covenants herein, and Purchaser shall have provided to Fording a certificate of two authorized persons dated as of the Transaction Confirmation Date certifying that it has so complied with its covenants herein;

(c)	from the date hereof up to and including the Transaction Confirmation Date, there shall not have occurred or have been disclosed to the public a Purchaser Material Adverse Effect, and Purchaser shall have provided to Fording a certificate of two qualified officers to such effect on the Transaction Confirmation Date; and

(d)	on or before October 31, 2008, Purchaser shall have provided written evidence reasonably satisfactory to the Fording Trustees that it has or will be able to draw on or prior to the Effective Date, the funds (other than the funds resulting from the sale of its Units) necessary to complete the Transaction which shall include the execution of a definitive credit agreement in respect to the debt financing contemplated by the Debt Commitment Letter.

The foregoing conditions precedent are for the exclusive benefit of Fording and may be waived, in whole or in part, by Fording in writing at any time. If any of the said conditions shall not be complied with or waived by Fording on or before November 20, 2008, then subject to Section 6.4, Fording may rescind and terminate this Agreement by written notice to Purchaser in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Fording’s breach of this Agreement.

6.3	Purchaser Conditions

The obligation of Purchaser to complete the Arrangement and the other transactions contemplated herein is subject to the fulfilment of the following additional conditions at or before the Transaction Confirmation Date or such other time as is specified below:

(a)	the representations and warranties made by Fording in this Agreement which are qualified by the expression “material”, “material adverse change” or “material adverse effect” shall be true and correct as of the date of this Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct as of such earlier date) and all other representations and warranties made by Fording in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Transaction Confirmation Date as if made on such date (except to the extent that such representations and warranties expressly speak of an earlier date, in which event, such representations and warranties shall be true and correct in all material respects as of such earlier date), and Fording shall have provided to Purchaser a certificate of two qualified officers certifying such accuracy on the Transaction Confirmation Date;

(b)	from the date hereof up to and including the Transaction Confirmation Date, there shall not have occurred or have been disclosed to the public a material adverse change or material adverse effect, and Fording shall have provided to Purchaser a certificate of two qualified officers to such effect on the Transaction Confirmation Date;

(c)	Fording shall have complied in all material respects with its covenants herein, and Fording shall have provided to Purchaser a certificate of two qualified officers dated as of the Transaction Confirmation Date certifying the same;

(d)	the Lenders shall have confirmed to the Purchaser in writing that the conditions precedent to the availability of the Debt Financing, other than the conditions set forth in paragraph (m) of Exhibit C of the Debt Commitment Letter and other than the payment by Purchaser to Fording of the transaction consideration and payment by Purchaser of the fees payable to the Lenders on the closing date, have been satisfied or waived in the event that Purchaser intends to utilize such Debt Financing in connection with the Transaction;

(e)	the Fording Trustees shall not have made a Change in Recommendation;

(f)	Dissent Rights shall not have been exercised in respect of more than 5% of the Units (on a fully-diluted basis); and

(g)	Purchaser shall have determined in good faith that the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge and Residual Liabilities that were not incurred in wilful violation of this Agreement, will not exceed $475 million (if the Fording Credit Agreement will not be repaid on or prior to the Effective Date) or will not exceed $200 million (if the Fording Credit Agreement will be repaid on or prior to the Effective Date without Fording incurring liabilities to make such repayment).

The foregoing conditions precedent are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in writing at any time. If any of the said conditions shall not be complied with or waived by Purchaser on or before November 20, 2008, then subject to Section 6.4, Purchaser may rescind and terminate this Agreement by written notice to Fording in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of Purchaser’s breach of this Agreement, provided, however, that unless the failure to satisfy the condition specified in Section 6.3(a) or 6.3(c) constitutes a material adverse change, Purchaser may not rescind and terminate this Agreement due to the failure to satisfy such condition.

6.4	Notice and Cure Provisions

Each Party will give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Transaction Confirmation Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:

(a)	cause any of the representations or warranties of the other Party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Transaction Confirmation Date, as applicable;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by the other Party prior to the Transaction Confirmation Date; or

(c)	result in the failure to satisfy any of the conditions precedent in its favour contained in Sections 6.1, 6.2 or 6.3, as the case may be.

A Party may elect not to complete the transactions contemplated hereby and exercise any termination right in its favour set forth in Section 6.1, 6.2 or 6.3 as applicable provided, however, that:

(i)	forthwith and in any event prior to the Transaction Confirmation Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition precedent or termination right, as the case may be; and

(ii)	if any such notice is delivered, and a Party is proceeding diligently to cure such matter, if such matter is capable of being cured, the other Party may not terminate this Agreement until the earlier of November 20, 2008, and the expiration of a period of 45 days from such notice.

If such notice has been delivered prior to the date of the Fording Meeting, Fording shall have the right, but not the obligation, to postpone such meeting until the expiry of such period.

6.5	Merger of Conditions

The conditions set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released upon the delivery of the notices by the Parties, one to the other, described in Section 6.6.

6.6	Confirmation of Transaction

Forthwith upon satisfaction or waiver of the conditions set forth in Sections 6.1, 6.2 or 6.3 (excluding conditions that, by their terms, cannot be satisfied until the Transaction Confirmation Date, but subject to the satisfaction or waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Transaction Confirmation Date), and provided that such date is not less than twenty (20) Trading Days prior to and including December 19, 2008, each of the Fording Parties and Purchaser will confirm, in writing, to each other, that all conditions in its favour have been satisfied or waived and will issue a public announcement in form and content satisfactory to each of them, acting reasonably, to that effect.

ARTICLE 7
AMENDMENT

7.1	Amendment

Subject to the provisions of the Interim Order and the Plan of Arrangement, this Agreement may, at any time and from time to time before or after the holding of the Fording Meeting, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of the Securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not: (i) invalidate any required Securityholder approval of the Arrangement; or (ii) after the holding of the Fording Meeting, result in an adverse change in the quantum or form of consideration payable to Securityholders pursuant to the Arrangement.

ARTICLE 8
TERMINATION

8.1	Termination

This Agreement may be terminated at any time prior to the Effective Date (or such earlier date as is specified below):

(a)	by mutual written consent of the Parties; or

(b)	as provided in Sections 6.1, 6.2 and 6.3, subject to compliance with Section 6.4; or

(c)	by Purchaser on or prior to the date on which the Requisite Level of Approval is obtained, if on or prior to the date when such Requisite Level of Approval is obtained the Fording Trustees:

(i)	shall have failed to recommend this Agreement or the Arrangement in the manner set forth in Section 5.2(c) hereof;

(ii)	withdraw, amend, modify or qualify, or propose publicly to withdraw, amend, modify or qualify, in a manner adverse to Purchaser, their recommendation of the Arrangement (a “Change in Recommendation”), or

(iii)	shall have failed to reaffirm their recommendation of the Arrangement within five (5) business days of receipt of any written request to do so by Purchaser; or

(d)	by Purchaser if there is a breach of Section 5.5(a) in any material respect; or

(e)	by Purchaser or by Fording if the Fording Meeting shall have been held and completed and the Requisite Level of Approval shall not have been obtained; or

(f)	by Fording in the circumstances contemplated in Section 5.6(a)(i) provided Fording complies with the obligations under Section 8.2; or

(g)	by Purchaser if, following the Transaction Confirmation Date:

(i)	the Purchaser determines, in good faith, that the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge, will exceed $475 million (if the Fording Credit Agreement will not be repaid on or prior to the Effective Date) or $200 million (if the Fording Credit Agreement will be repaid on or prior to the Effective Date without incurring liabilities to make such repayment), and such excess constitutes a material adverse change; or

(ii)	the Purchaser determines, in good faith, that the total amount of the Residual Liabilities on the Effective Date and immediately after completion of the steps comprising the Plan of Arrangement, net of current assets of Fording and excluding the FX Hedge and any Residual Liabilities that were not incurred in wilful violation of this Agreement, will exceed $475 million (if the Fording Credit Agreement will not be repaid on or prior to the Effective Date) or $200 million (if the Fording Credit Agreement will be repaid on or prior to the Effective Date without Fording incurring liabilities to make such repayment); or

(h)	by Purchaser or by Fording if the Transaction Confirmation Date does not occur on or before November 20, 2008 or the Effective Date does not occur on or before December 30, 2008, except that the right to terminate this Agreement under this Section 8.1(h) shall not be available to any Party whose wilful failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of the Transaction Confirmation Date or the Effective Date, as applicable, not to occur by such date; or

(i)	by Purchaser or by Fording if after the date of this Agreement any action is taken under applicable Laws or any statute, rule, regulation or order is enacted, enforced, promulgated, issued, amended, modified or terminated by any court, department, board, regulatory authority, Government Entity or similar agency, domestic or foreign, entitled to exercise jurisdiction over either of the Parties, or in the administration or interpretation thereof, that has become final and non-appealable and that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein which are necessary to complete the Arrangement; or

(j)	by Purchaser or by Fording if after the date of this Agreement any action is taken under applicable Laws or any statute, rule, regulation or order is enacted, enforced, promulgated, issued, amended, modified or terminated by any court, department, board, regulatory authority, Government Entity or similar agency, domestic or foreign, entitled to exercise jurisdiction over either of the Parties, or in the administration or interpretation thereof, or any announcement is issued or made by way of press release or otherwise by any such department, board, regulatory authority, Government Entity or similar agency that results in a material and adverse change in the anticipated tax treatment of the Transaction, or any material part thereof, to Fording or Purchaser or any Unitholders, provided that in the case of a material and adverse change in the anticipated tax treatment to the Unitholders, only Fording may terminate this Agreement under this Section 8.1(j).

8.2	Break Fee

If this Agreement is terminated:

(a)	by Purchaser pursuant to Section 8.1(c);

(b)	by Fording pursuant to Section 8.1(f);

(c)	by Purchaser pursuant to Section 8.1(d); or

(d)	by Purchaser pursuant to Section 8.1(b) or Section 8.1(e), but only if:

(i)	after the date of this Agreement and prior to such termination an Acquisition Proposal is made or publicly disclosed; and

(ii)	within twelve months following the date of such termination:

(A)	Fording or any of the Fording Subsidiaries enters into a contract providing for the implementation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in subclause (i) above) and such Acquisition Proposal is consummated, whether or not amended prior to its consummation and whether such consummation is before or after the expiry of such twelve month period, or

(B)	an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in subclause (i) above) is consummated.

For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to 50% or more, then, in consideration of the release of Purchaser’s rights under this Agreement, Fording shall pay to Purchaser, in the case of Section 8.2(b), concurrently with termination of this Agreement, in the case of Section 8.2(a) or (c), within two business days following termination of this Agreement, or in the case of Section 8.2(d) within two business days following the consummation of the Acquisition Proposal, the amount of U.S.$400 million, in immediately available funds to an account designated by Purchaser (the “Break Fee”). For greater certainty, the Parties agree that Fording shall not be obligated to make more than one payment pursuant to this Section 8.2.

8.3	Nature of Break Fee

Fording acknowledges that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Purchaser would not enter into this Agreement. Fording acknowledges that the amount set out in Section 8.2 in respect of the Break Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Purchaser will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Fording irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

8.4	Effect of Termination

In the event of termination in accordance with Section 8.1, written notice shall be provided forthwith by the terminating Party to the other Parties, specifying the provision pursuant to which the termination is being made, and each Party shall be deemed to have released, remised and forever discharged the other Parties in respect of any and all claims arising in respect of this Agreement; provided that no Party will be relieved from liability for any breach of any covenant, representation or warranty contained in this Agreement prior to such termination; however Fording will be relieved from liability for any breach of any covenant, representation or warranty in this Agreement prior to such termination upon payment of the Break Fee and Purchaser hereby agrees that, upon any termination of this Agreement under circumstances where Purchaser is entitled to a Break Fee and the Break Fee is paid, (a) Purchaser shall be precluded from any other remedy against Fording, at law or in equity or otherwise, and (b) in such circumstances the Purchaser shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Fording or any Fording Subsidiary or any of their respective trustees, directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with the Transaction.

8.5	Payment of Transaction Expenses

In the event that the Agreement is terminated in the circumstances set forth in Section 8.1(e) or as a result of the conditions in Sections 6.2(d) or 6.3(d) not being fulfilled, then Purchaser shall forthwith pay to Fording, and in any event, within three business days following receipt by the Purchaser of evidence satisfactory to it, acting reasonably, of the amount of the expenditures incurred by Fording in connection with the Transaction, an amount equal to such Transaction Expenses to a maximum of $10 million.

ARTICLE 9
GENERAL

9.1	Expenses

Subject to Section 8.5 or as otherwise expressly provided for in this Agreement, the Parties agree that, except as otherwise expressly provided herein, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Transaction, including legal fees, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated, provided that if the Effective Date occurs all Transaction Expenses shall be paid to Fording (or as it may direct) by Purchaser. No later than five (5) business days prior to the Effective Date, Fording shall provide Purchaser with a list of Transaction Expenses and payment instructions. Nothing in this Agreement will prevent or limit Fording from paying the reasonable fees and disbursements (plus applicable taxes, if any) of RBC and National Bank Financial Inc. or of its accounting and legal advisors incurred by Fording in connection with the Transaction prior to the Effective Time.

9.2	Remedies

Subject to Section 8.4, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and that such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that in the event of any such breach or threatened breach of this Agreement by one of the Parties, Fording (if Purchaser is the breaching Party) or Purchaser (if Fording is the breaching Party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to Section 8.4, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or in equity to each of the Parties.

9.3	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, and if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, and if not, the next succeeding business day) unless actually received after 4:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been given and received on the next succeeding business day.

The address for service of each of the Parties hereto shall be as follows:

if to Purchaser:

Teck Cominco Limited
Suite 600, 200 Burrard Street
Vancouver, British Columbia
Canada V6C 3L9

Attention: Corporate Secretary
Facsimile No.: 604-640-5395

with an additional copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

Attention: William J. Braithwaite
Facsimile No.: 416-947-0866

if to Fording:

Fording Canadian Coal Trust
Suite 1000, 205 — 9th Avenue S.W.
Calgary, Alberta T2G 0R4

Attention: Mr. Michael Grandin
Facsimile No.: 403-264-7339

with a copy to:

Osler, Hoskin & Harcourt LLP
Suite 2500, 450 – 1st Street S.W.
Calgary, Alberta T2P 5H1

Attention: Frank J. Turner
Facsimile No.: 403-260-7024

9.4	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do all such other acts, directly, and to the extent applicable, through its subsidiaries, and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including the Plan of Arrangement, including all such conveyances, transfers, consents, assignment and assumption agreements and other documents or writings as may be reasonably required to effectively transfer the Acquired Assets to the Purchaser in accordance with the Plan of Arrangement.

9.5	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each Party hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

9.6	Execution in Counterparts

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

9.7	Waiver

No investigations made by or on behalf of any of the Parties, at any time, shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Parties in or pursuant to this Agreement. No waiver of any condition or other provision, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver by any Party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

9.8	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except as set out in Section 5.8, Section 5.10 and Section 5.12, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement. This Agreement may not be assigned by any Party without the express prior written consent of the other Parties, which consent may be unreasonably withheld.

9.9	Liability

The Parties acknowledge and agree that the Fording Trustees are entering into this Agreement solely in their capacity as trustees on behalf of Fording and the obligations of Fording hereunder shall not be personally binding upon the Fording Trustees or any of the Unitholders and that any recourse against Fording, the Fording Trustees or any Unitholder in any manner in respect of any indebtedness, obligation or liability of Fording arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including claims based on negligence or otherwise tortious behaviour, shall be limited to, and satisfied only out of, Fording’s assets.

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IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first written above.

TECK COMINCO LIMITED

Per:	/s/ Donald R. Lindsay
Name: Donald R. Lindsay
Title:  President and CEO

Per:	/s/ Ronald J. Vance
Name: Ronald J. Vance
Title:  Sr. Vice President, Corporate Development

FORDING CANADIAN COAL TRUST, by its
authorized signatory for and on behalf of the trustees

Per: /s/ Michael Grandin
Name: Michael Grandin
Title:  Chairman and Chief Executive Officer

SCHEDULE “A”
PLAN OF ARRANGEMENT

See APPENDIX E to the Management Information Circular of Fording Canadian Coal Trust

SCHEDULE “B”
CONSENTS AND APPROVALS

1.	Canada Transportation Act Filing and Approval — Notification of the Transaction provided to the Minister of Transport pursuant to section 53.1(1) of the Canada Transportation Act (the “CTA”) and

(a)	The Minister of Transport within 42 days of receiving notification of the Transaction gives notice pursuant to section 53.1(4) of the CTA of his opinion that the Transaction does not raise issues with respect to the public interest as it relates to national transportation; or

(b)	The Governor in Council approves the Transaction pursuant to Section 53.2(7) of the CTA.

2.	European Commission Filing and Approval — Notification to the European Commission provided pursuant to Article 4(1) of the EC Merger Regulation (Council Regulation 139/2004/EC) and a clearance decision shall have been issued by the European Commission under either Article 6(1)(a), Article 6(1)(b) or Article 6(2) of the EC Merger Regulation.

3.	Further Competition Pre-merger Filings and Approvals — Notifications, applications and filings to and receipt of approvals and clearances from the applicable Governmental Entity or other responsible authority pursuant to merger control legislation in each of the following countries:

(a)	Brazil;

(b)	People’s Republic of China (China);

(c)	Japan;

(d)	Republic of Korea (South Korea); and

(e)	Turkey.

SCHEDULE “C”
MATERIAL PURCHASER ENTITIES

1.	AurCay Holdings Inc.

2.	Canada Tungsten (Cayman) Inc.

3.	Teck Financial Ltd.

4.	Teck Base Metals Ltd.

5.	Teck Cominco Metals Ltd.

6.	Teck Cominco Coal Partnership

7.	Cominco Mining Partnership

8.	Teck Cominco American Incorporated

9.	Teck Cominco Alaska Incorporated

10.	Highland Valley Copper Partnership

11.	Fort Hills Energy Limited Partnership

12.	Compania Minera Quebrada Blanca S.A.

13.	Carmen de Andacollo S.A.

14.	Compañía Minera de Antamina S.A.

AMENDING AGREEMENT

THIS AMENDING AGREEMENT (the “Amending Agreement”) is made as of the 6th day of September, 2008 between Teck Cominco Limited (the “Purchaser”) and Fording Canadian Coal Trust (“Fording”).

RECITALS:

A.	The Purchaser and Fording are parties to an arrangement agreement dated July 29, 2008 (the “Arrangement Agreement”).

B.	The Purchaser and Fording wish to amend Schedule “A” to the Arrangement Agreement, being the Plan of Arrangement, and to amend the definition of “Trading Day” set out in Section 1.1 of the Arrangement Agreement.

C.	In furtherance of the foregoing, Fording and Purchaser have entered into this Amending Agreement to provide for the amendments described in the previous recital.

NOW THEREFORE Fording and the Purchaser agree as follows:

Section 1     Defined Terms.

Capitalized terms used in this Amending Agreement and not otherwise defined herein shall have the respective meanings specified in the Arrangement Agreement.

Section 2     Amendment to Schedule “A” of the Arrangement Agreement.

Schedule “A” of the Arrangement Agreement is amended by deleting Schedule “A” of the Arrangement Agreement in its entirety and replacing it with Schedule “A” attached hereto.

Section 3     Trading Day.

The definition of “Trading Day” set out in Section 1.1 of the Arrangement Agreement is amended by deleting the definition in its entirety and replacing it with the following:

“Trading Day” means a business day on which the Units are listed and posted for trading on both the NYSE and the TSX during which there are no material interruptions in trading, and for these purposes the halting of the trading of the Units on the NYSE during the three business days prior to the Effective Date so as to allow settlement of trades on the NYSE to occur prior to the Effective Date shall not constitute a material interruption in trading or cause those business days not to be Trading Days;”

Section 4     Confirmation.

From and following the date hereof, each reference in the Arrangement Agreement to “this Agreement” and each reference to the Arrangement Agreement in any and all other agreements, documents and instruments delivered by Fording, Purchaser or any other person, pursuant to the Arrangement Agreement shall mean and be a reference to the Arrangement Agreement as amended by this Amending Agreement. Except as otherwise expressly amended hereby, the Arrangement Agreement shall remain in full force and effect in accordance with its terms and this Amending Agreement and the Arrangement Agreement shall be read as one and the same instrument.

Section 5     No Waiver.

The execution, delivery and effectiveness of this Amending Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties hereto under the Arrangement Agreement.

Section 6     Governing Law.

This Amending Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Section 7     Counterparts.

This Amending Agreement may be executed in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date first written above.

TECK COMINCO LIMITED

Per:	/s/ Ronald A. Millos
Name: Ronald A. Millos

Title:	Senior Vice President, Finance and Chief Financial Officer

Per:	/s/ Karen L. Dunfee
Name: Karen L. Dunfee
Title:  Corporate Secretary

FORDING CANADIAN COAL TRUST, by its
authorized signatory for and on behalf of the trustees

Per:	/s/ Michael Grandin
Name: Michael Grandin
Title:  Chairman and Chief Executive Officer

Schedule “A”
Plan of Arrangement

See APPENDIX E to the Management Information Circular of Fording Canadian Coal Trust

APPENDIX C
FAIRNESS OPINION

July 28, 2008

The Independent Committee of the Trustees of Fording Canadian Coal Trust,
The Independent Committee of the Directors of Fording (GP) ULC,
The Trustees of Fording Canadian Coal Trust and
The Directors of Fording (GP) ULC
Suite 1000, 205 Ninth Ave. S.E.
Calgary, Alberta T2G 0R3

To the Independent Committees, Trustees and Directors:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Fording Canadian Coal Trust (the “Trust”) has entered into an agreement whereby the Trust will sell all of its assets to Teck Cominco Limited (“Teck Cominco”) and Teck Cominco will assume all of the liabilities of the Trust (the “Arrangement”). The transaction will be undertaken by way of a plan of arrangement, pursuant to which Fording unitholders will receive US$82.00 cash (which includes a final distribution of US$3.00 in cash) and 0.245 of a Teck Cominco Class B subordinate voting share (“Teck Shares”) per Fording unit (“Unit”). The terms of the Arrangement will be more fully described in a management information circular (the “Circular”), which will be mailed to holders of Units (“Unitholders”) in connection with the Arrangement.

RBC also understands that committees of the Trustees of Fording (“Trustees”) and the Directors of Fording (GP) ULC (the “Directors”) who are independent of Teck Cominco (the “Independent Committees”) have been constituted to consider the Arrangement and make recommendations thereon to the Trustees and Directors. The Independent Committees have retained RBC to provide advice and assistance in evaluating the Arrangement, including the preparation and delivery to the Trustees and Directors of its opinion as to the fairness of the consideration under the Arrangement from a financial point of view to the Unitholders other than Teck Cominco and its affiliates (the “Fairness Opinion”). The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of the Trust or any of its securities or assets and the Fairness Opinion should not be construed as such. RBC expresses no opinion as to the fairness of any consideration to be received by the Trust and its affiliates or to the fairness of the amount or nature of the compensation to any of the Trustees or Directors or to the officers and employees of the Trust or Fording (GP ULC), relative to the public Unitholders. Unless otherwise indicated, all amounts herein refer to Canadian dollars.

Engagement

The Independent Committees initially contacted RBC regarding a potential advisory assignment in June 2007, and RBC was formally engaged through an agreement between the Trust and RBC (the “Engagement Agreement”) dated November 2, 2007. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Trust or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Trust in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Trust with the securities commissions or similar regulatory authorities in each province of Canada and in the United States.

Relationship With Interested Parties

Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Trust, Teck Cominco or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Trust, Teck Cominco or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement and as described herein. Royal Bank of Canada, controlling shareholder of RBC, acted as administrative agent and RBC acted as lead arranger of a $600 million syndicated revolving facility to the Trust as amended in August 2005. RBC provided a US$50 million bilateral revolving facility to Teck Cominco Alaska as amended in June 2007, a $75 million bilateral revolving facility to Teck Cominco as amended in October 2004 and a US$3.5 million letter of credit facility to BMC Insurance as amended in June 2007. RBC participated in and acted as co-documentation agent for a US$800 million syndicated revolving facility for Teck Cominco as amended in February 2005. RBC is acting as co-lead arranger and joint bookrunner on a US$9.8 billion bridge and term loan facility to Teck Cominco in connection with the Arrangement and RBC expects to receive fees in connection with these financing commitments and facilities the closing of which is contingent upon the completion of the Arrangement.

There are no mutual understandings, agreements or commitments between RBC and the Trust, Teck Cominco or any of their respective associates or affiliates with respect to any future business dealings, other than as described herein. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Trust, Teck Cominco or any of their respective associates or affiliates. Royal Bank of Canada, controlling shareholder of RBC, provides banking services to the Trust and Teck Cominco in the normal course of business.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Trust, Teck Cominco or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters with respect to the Trust, Teck Cominco or the Arrangement.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the most recent draft of the arrangement agreement between the Trust and Teck Cominco dated July 28, 2008;

2.	audited financial statements of the Trust, the Elk Valley Coal Partnership (“EVCP”), and Teck Cominco for each of the five years ended December 31, 2003, 2004, 2005, 2006 and 2007;

3.	the unaudited interim reports of the Trust, EVCP and Teck Cominco for the quarters ended June 30 and March 31, 2008;

4.	annual reports of the Trust and Teck Cominco for each of the two years ended December 31, 2006 and 2007;

5.	the Notice of Annual General Meeting of Unitholders of the Trust and Notice of Annual and Special Meeting of Shareholders of Teck Cominco for each of the two years ended December 31, 2006 and 2007;

6.	Management Information Circulars of the Trust and Teck Cominco for each of the two years ended December 31, 2006 and 2007;

7.	annual information forms of the Trust and Teck Cominco for each of the two years ended December 31, 2006 and 2007;

8.	internal management capital plan of EVCP segmented by mine for years ending December 31, 2008 through 2017;

9.	unaudited projected financial statements of EVCP segmented by mine prepared by management of the EVCP for the years ending December 31, 2008 through 2032;

10.	Technical Reports on Coal Resources and Reserves for the Elkview Property and Fording River Operations, prepared by Marston Canada Ltd. and dated February 2008;

11.	Technical Report on Coal Resources and Reserves of the Greenhills Operations prepared by Norwest Corporation and dated March 2008;

12.	long range plans by mine operation prepared by EVCP;

13.	the Elkview Operations Reserve and Resource Report August 2007, Greenhills Operations Reserves and Resources Report July 7, 2007, Fording River Operation Mid-Year Reserve and Resource Report, August 2007, Coal Mountain Operations Mid-Year Reserve and Resource Report July, 2007, Line Creek Operations Mid-Year Reserve and Resource Report August, 2007, Cardinal River Reserves & Resources Report December 2007, as prepared by EVCP;

14.	discussions with senior management of the Trust, EVCP and Teck Cominco;

15.	discussions with the Trust’s legal counsel;

16.	site visits to each of EVCP’s mines;

17.	public information relating to the business, operations, financial performance and, to the extent applicable, stock trading history of the Trust, Teck Cominco, EVCP and other selected public companies considered by us to be relevant;

18.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

19.	public information regarding the coal, steel and metals and mining industries;

20.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Trust as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

21.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by the Trust, Teck Cominco or EVCP to any information requested by RBC. As the auditors of the Trust declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Trust and the reports of the auditors thereon.

Prior Valuations

The Trust has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule MI 61-101) of the Trust or its material assets or its securities in the past twenty-four month period other than as will be disclosed in the Circular.

Because Teck Cominco is considered a related party of the Trust, the Independent Committees retained National Bank Financial Inc. (“National Bank”) as an Independent Valuator to prepare a formal valuation of the Units. National Bank concluded as of July 28, 2008 that the value of the Units was within a range from $79.00 to $99.00. RBC reviewed National Bank’s report but did not rely on it for the purpose of the Fairness Opinion.

Assumptions and Limitations

With the Independent Committees’ approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Trust, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of the Trust have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, such Senior officers of the Trust or in writing by the Trust or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Trust, its subsidiaries or the Arrangement and did not and does not omit to state a material fact in respect of the Trust, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; (ii) any portions of the Information provided to RBC (or filed on SEDAR) which constitute forecasts, projections or estimates (a) were prepared using the assumptions identified therein, which, in the reasonable opinion of the Trust, are (or were at the time of preparation and continue to be) reasonable in the circumstances, and (b) are not, in their reasonable belief, misleading in any material respect in light of the assumptions used therefore; and that (iii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC or as will be set forth in the Circular, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Trust or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Trust and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Trust, Teck Cominco or EVCP. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

The Fairness Opinion has been provided for the use of the Trustees and Directors and may not be used by any other person or relied upon by any other person other than the Trustees and Directors without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Units as to whether to vote in favour of the Arrangement.

Overview of the Trust

The Trust is an open-ended mutual fund trust and one of the largest royalty trusts in Canada. The Trust does not carry on any active business. The Trust directly and indirectly owns all of the interests of Fording LP, which holds a 60 percent interest in EVCP. The Trust uses the cash it receives from its investments to make quarterly distributions to Unitholders. The principal asset of the Trust is its indirect 60 percent interest in EVCP. EVCP is the world’s second largest exporter of seaborne metallurgical coal, supplying high-quality coal products to the international steel industry.

EVCP has proven and probable reserves of 627 million tonnes, measured and indicated resources of 4,469 million tonnes and inferred resources of 3,375 million tonnes. At the 12 months ended June 30, 2008, the Trust generated revenue of $1,806.1 million and net income of $512.8 million. At June 30, 2008 the Trust had total assets of $1,446.1 million, cash of $272.7 million and debt of $315.3 million.

Fairness Analysis

           Approach to Fairness

In considering the fairness of the consideration under the Arrangement from a financial point of view to Unitholders other than Teck Cominco and its affiliates, RBC principally relied upon a net asset value (“NAV”) analysis of the Trust. RBC also considered (i) the implied dollar per tonne of measured and indicated resources under the Arrangement compared to precedent transactions, (ii) a comparison of the consideration to the recent market trading prices of the Units, and (iii) a review of the process conducted by the Independent Committees with the assistance of RBC to solicit interest in the Trust (the “Sale Process”).

RBC also reviewed trading multiples of publicly traded coal companies from the perspective of whether a public market value analysis might exceed NAV or precedent transaction values. RBC noted that the difference in coal type, coal quality, mine life and stage of development limits the applicability of the comparable companies. Given the foregoing and that public company values generally reflect minority discount values rather than “en bloc” values, RBC did not rely on this methodology.

           Net Asset Value Analysis

The NAV approach allows for the separate assessment of all assets and liabilities on a proportionate ownership basis in the manner most appropriate to the nature of the particular asset or liability. The NAV analysis incorporates the use of the discounted cash flow (“DCF”) analysis to determine asset values. Adjustments are made for balance sheet items and the value of investments. These adjustments are either added to or subtracted from the DCF values to arrive at the NAV for the Company.

The DCF analysis takes into account the amount, timing and relative certainty of projected unlevered free cash flows expected to be generated by the Trust. The DCF approach requires that certain assumptions be made regarding, among other things, future cash flows and discount rates. The possibility that some of the assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used.

           Assumptions

RBC performed a DCF analysis based on projected unlevered, after-tax free cash flows of the Trust for the period of July 1, 2008 through December 31, 2032. As a basis for the development of the projected future cash flows, RBC reviewed management’s long-term forecast. Management’s forecast contained a substantial level of detail on operating costs for each mine operation.

RBC developed its own base case scenario for the purpose of the DCF analysis, which incorporated RBC’s view of foreign exchange rates and coal prices based on consensus equity research estimates as EVCP management does not forecast long term coal prices and foreign exchange rates. RBC primarily relied on the management forecast for information on capital and operating costs. The Trust was assessed as a tax-free income trust for the period July 1, 2008 through December 31, 2010 and thereafter as a corporation taxed in Alberta and British Columbia. Appendix A shows key components of production (based on the Trust’s attributable share in EVCP) and key components of the Trust’s cash flows for the period of July 1, 2008 through December 31, 2032 (the “Base Case”).

           Sensitivity Analysis

In considering our NAV analysis, RBC did not rely on any single series of projected cash flows but performed a variety of sensitivity analyses using the aforementioned Base Case. Variables sensitized included coal prices, foreign exchange rates and discount rates. In addition, RBC considered the value related to the unmined resource beyond the Base Case. The analysis considered in assessing the value of unmined resource included, extending the Base Case for an additional 25 years, assigning a multiple to unmined resources beyond 2032 and bringing new mine and plant capacity online. RBC understands that the ability to increase production capacity is currently limited by the available rail and port capacity of approximately 30 million tones per annum. The results of these sensitivity analyses are reflected in our judgment as to the fairness of the consideration under the Arrangement from a financial point of view. The key variables impacting NAV analysis were the expected long-term coal prices and foreign exchange rates.

           Discount Rates

RBC selected appropriate discount rates to apply to our projected unlevered free cash flows by utilizing the Capital Asset Pricing Model (“CAPM”) approach to determine an appropriate weighted average cost of capital (“WACC”). This approach calculates WACC based on an assumed optimal capital structure for the Trust. The Trust’s optimal capital structure was chosen based upon a review of the capital structures of comparable companies and the risks faced by the Trust and the coal industry. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relationship to a benchmark (“beta”) and a premium for equity risk. The CAPM approach calculates the cost of debt as a function of the risk-free rate of return plus an appropriate borrowing spread to reflect credit risk, assuming an optimal capital structure.

RBC selected a range of discount rates between 8% and 10% to apply to the free cash flow forecast for the Trust. RBC considered appropriate discount rates for both the period up to December 31, 2010 during which the Trust is tax-exempt and the period from January 1, 2011 onward when the Trust will become a taxable entity. RBC believes that these ranges of discount rates reflect the risk inherent in the Trust’s assets based on their stage of development and the geographic location. RBC also believes that these ranges are representative of those used by financial and industry participants in evaluating assets of this nature. The assumptions used by RBC in estimating WACC for the Company are provided below:

	WACC as a non-taxable trust	WACC as a taxable corporation

Cost of Debt
Risk free rate	3.84%	3.84%
Borrowing spread	3.00%	3.00%
Pre-tax cost of debt	6.84	6.84
Tax rate	0%	29.5%
After tax cost of debt	6.84%	4.82%

Cost of Equity
Risk free rate	3.84%	3.84%
Equity risk premium	5.0%	5.0%
Unlevered beta	1.00	1.00
Levered beta	1.05	1.08
After tax cost of equity	9.10%	9.23%

Optimal Capital Structure	5% debt / 95% equity	10% debt /90% equity

WACC Calculated From Above	8.99%	8.79%

           Other Items

In order to arrive at a net asset value RBC made adjustments for the Trust’s cash and debt balances and certain other liabilities as at June 30, 2008.

           Summary of NAV Analysis

The NAV approach, including taking into account sensitivity analyses as described above, generates results that are consistent with the consideration per Unit proposed under the Arrangement.

           Precedent Transaction Analysis

RBC reviewed the available public information with respect to recent precedent transactions in the coal industry. RBC notes, however, that none of the precedent transactions reviewed by RBC is directly comparable to the Arrangement as each such transaction is unique in terms of coal type and quality, resource size, geographic location, stage of development and coal price cycle. The Base Case anticipates mining 730 million tonnes or 14.3% of EVCP’s total proven and probable reserves and measured and indicated resources. 4.3 billion tonnes of measured and indicated resources remain after 2032, representing more than 140 years of mine life at 30 million tonnes per year of annual production. These additional tonnes (as well as the inferred resources of 3.4 billion tonnes) would represent a relatively low value on an net present value basis. For the purposes of its analysis, RBC determined that the transactions set forth below are most comparable. RBC primarily relied upon the precedent transaction metrics for Macarthur Coal’s sale of a partial interest to both POSCO and ArcelorMittal in June and July 2008, due to the timing of these precedents relative to the current coal pricing environment. Although these two transactions were for a partial interest in Macarthur, and partial interests generally do not reflect a premium for control, the transactions were undertaken following an announcement by Macarthur that it had received an approach from a third party in relation to a potential transaction. The primary criterion used in analyzing these transactions is total enterprise value per attributable tonne of resource.

           Summary of Precedent Transaction Analysis

					Enterprise
Announcement				Total	Value /
Date	Acquiror	Coal Type	Target	Value,	Resource(1)
				millions

September 17, 2007	Xstrata	Metallurgical	Austral Coal	US$595	$2.65
December 5, 2007	Xstrata	Metallurgical/PCI	Resource Pacific	US$952	$3.73
December 10, 2007	Macarthur	Metallurgical/PCI	Custom Mining	US$243	$3.47
December 21, 2007	Anglo American	PCI	Foxleigh Mine	US$620	$3.05
June 30, 2008	ArcelorMittal (19.9%)	PCI	Macarthur	US$815	$3.40
July 1, 2008	POSCO (10%)	PCI	Macarthur	US$390	$3.40
July 15, 2008	Cleveland Cliffs	Metallurgical /	Alpha Natural	US$9,500	n/a(2)
		Thermal	Resources

(1)	Including proven and probable reserves and measured, indicated and inferred resources
(2)	Resources not publicly disclosed

RBC calculated the total enterprise value per attributable tonne of measured and indicated resource implied by the consideration under the Arrangement to be C$4.83, which is higher than the multiples paid in the recent precedent transactions reviewed by RBC.

           Recent Trading Levels of Shares

The value of consideration per Unit under the Arrangement of $93.76 (see Value of Consideration section) represents a premium of 12% to the $83.80 market price of the Units on July 28, 2008, the last trading day prior to the announcement of the Arrangement on July 29, 2008, and a 17% premium to the volume weighted average trading price of the Units on the TSX during the 20 trading days ending July 28, 2008, which is moderately below the range of the average premium for similar transactions over the past five years. The closing price of the Units on December 5, 2007, the last trading day prior to the public announcement of the Sale Process, was $34.45.

           Value of Consideration

           Value of Cash Consideration

RBC considered the value of cash consideration of US$82 per Unit to be $83.86 based on the Canadian / US dollar exchange rate of 1.0227 as of July 28, 2008 (the “Cash Consideration”).

           Value of Teck Cominco Share Consideration

RBC used a value $9.90 for the component of consideration under the Arrangement comprised of Teck Cominco Shares (the “Teck Cominco Share Consideration”) based on the share exchange ratio of 0.245 and the market trading price of Teck Cominco Shares of $40.41 as of July 28, 2008.

Unitholders will be receiving a minority interest in Teck Cominco and will not be able to effect a sale of 100% of Teck Cominco, making it inappropriate to consider methodologies to assess the value of the Teck Cominco Shares that are based on a change of control transaction.

RBC believes that the market trading value of Teck Cominco Shares is the most appropriate indicator of the value of the Teck Cominco Shares in the view of the following:

(i)	Teck Cominco Shares have a substantial market float of $17.9 billion as at July 28, 2008;

(ii)	The average daily trading volume on the TSX and NYSE for the past 30 days is approximately 3.5 million Teck Cominco Shares;

(iii)	Teck Cominco is well known in the capital markets and covered by approximately 21 equity research analysts; and

(iv)	The number of Teck Cominco Shares to be issued under the Arrangement is 36.75 million, representing 8% of the pro-forma market float of Teck Cominco Shares upon completion of the Arrangement.

RBC reviewed the trading activity for the Teck Cominco Shares and analyzed the volume weighted average trading prices and average daily trading volumes of the Teck Cominco shares over the past 90 days as summarized below:

	TSX		NYSE		TSX

Trading		Avg. Daily		Avg. Daily	Implied Value
Period Ending		Trading	Price,	Trading	of Share
28-Jul-08	Price	Volume	US$	Volume	Consideration

Closing	$40.41	n.a.	$39.43	n.a.	$9.90
1 Day Average	$40.93	1,444,181	$40.00	1,153,711	$10.03
10 Day Average	$40.11	2,482,974	$39.89	1,671,328	$9.83
20 Days Average	$41.90	2,383,201	$41.54	1,553,405	$10.27
90 Days Average	$45.62	2,477,691	$44.78	1,151,266	$11.18
Since 12/5/2007 Average	$40.34	3,008,987	$40.60	1,284,685	$9.88

           Summary Value of Consideration

RBC assumed a value for the consideration under the arrangement of $93.76 per Unit, being the sum of the Cash Consideration of $83.86 and the Teck Cominco Share Consideration of $9.90.

           Review of Sale Process

RBC conducted a global marketing effort to seek a buyer for the Trust, in which twenty-one potential bidders (not including Teck Cominco) were contacted. Fifteen parties signed confidentiality agreements and were provided with confidential information regarding the Trust and engaged in discussions with RBC and the Independent Committees. Two parties other than Teck Cominco submitted non-binding expressions of interest in late February 2008. These two parties were provided the opportunity to conduct additional detailed due diligence including presentations from the Trust and EVCP management and site tours of EVCP’s operations, but declined to submit a further proposal at the beginning of June 2008. RBC believes that all parties that expressed an interest in acquiring the Trust were provided with the opportunity to ascertain the value of the Trust and to make a proposal. The consideration under the Arrangement represents the highest value available from the Sale Process.

Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to Unitholders other than Teck Cominco and its affiliates.

Yours very truly,

RBC DOMINION SECURITIES INC.

Appendix A – RBC Base Case Scenario of Trust Cash Flows

C$ millions except as indicated	2H2008(1)	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025

Coal price, real US dollars per tonne	285	300	250	200	112	112	112	112	112	112	112	112	112	112	112	112	112	112
Coal production, millions of tonnes	7	15	16	16	17	18	18	18	18	18	18	18	18	18	18	18	18	18
CAD/USD	0.97	0.92	0.91	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90	0.90

EBITDA	953	2,707	2,533	2,100	728	790	815	815	866	910	945	964	983	1,003	1,023	1,043	1,064	1,085
Less: Capital Expenditures	(96)	(169)	(125)	(138)	(112)	(145)	(80)	(90)	(89)	(58)	(91)	(93)	(95)	(97)	(99)	(101)	(103)	(105)
Less: Alberta coal royalties	(9)	(46)	(45)	(36)	(10)	(11)	(11)	(10)	(8)	(11)	(11)	(11)	(12)	(12)	(12)	(12)	(13)	(13)
Add/(Less): Change in Working Capital	133	(26)	28	12	50	(1)	(0)	(0)	(1)	(2)	(0)	0	0	0	0	0	0	0
Less: Unlevered Cash Income Taxes	0	0	0	(528)	(154)	(169)	(175)	(177)	(191)	(204)	(214)	(218)	(223)	(227)	(232)	(237)	(242)	(247)

Free Cash Flow	982	2,466	2,391	1,410	502	464	548	538	578	635	628	641	653	666	679	693	707	721

(1)	July 1 – December 31, 2008

APPENDIX D
INDEPENDENT VALUATION

July 28, 2008
The Independent Committee of the Trustees of Fording Canadian Coal Trust,
The Independent Committee of the Directors of Fording (GP) ULC,
The Trustees of Fording Canadian Coal Trust and
The Directors of Fording (GP) ULC
Suite 1000, 205 Ninth Ave. S.E.
Calgary, Alberta T2G 0R3

To the Independent Committees:

National Bank Financial (“NBF”) understands that a transaction has been proposed whereby Teck Cominco Limited (“Teck Cominco”) would acquire all of the assets and liabilities of Fording Canadian Coal Trust (“Fording”) pursuant to a plan of arrangement (the “Transaction”) and that, under the terms of the Transaction, holders (“Unitholders”) of units (“Units”) of Fording would receive US$82.00 in cash (which includes a final distribution from Fording of US$3.00) and 0.245 of a Teck Cominco Class B subordinate voting share (the “Teck Cominco Shares”) for each Unit held. We understand that the terms of the Transaction will be more fully described in a management information circular (the “Circular”), which will be mailed to Unitholders in connection with the Transaction.

NBF also understands that a committee of the trustees of Fording (the “Fording Board”) and a committee of the board of directors of Fording (GP) ULC (the “Fording ULC Board”), who in each case, are independent of Teck Cominco and its affiliates, have been constituted to consider the Transaction and make recommendations thereon to the Fording Board and the Fording ULC Board, respectively (respectively, the “Independent Committee of Fording” and the “Independent Committee of Fording ULC” and, collectively, the “Independent Committees”).

NBF has been advised by the Independent Committees that the Transaction is a “business combination” within the meaning of Multilateral Instrument 61-101 (“MI 61-101”) of the Ontario Securities Commission and the Québec Autorité des marchés financiers. The Independent Committee of Fording has retained NBF to prepare and deliver to the Independent Committees a formal valuation of the Units (the “Valuation”) in accordance with the requirements of MI 61-101.

This Valuation has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada but that Organization has not been involved in the preparation or review of this Valuation.

All dollar amounts herein are expressed in Canadian dollars, unless stated otherwise.

Engagement

The Independent Committee of Fording initially contacted NBF on July 14, 2008 regarding a potential assignment to prepare and deliver a formal valuation and NBF was formally engaged by the Independent Committee of Fording through an agreement dated as of July 15, 2008 between the

The Exchange Tower
130 King Street West
Suite 3200
Toronto, Ontario M5X 1J9
Telephone: (416) 869-3707
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Independent Committee of Fording and NBF (the “Engagement Agreement”). The terms of the Engagement Agreement provide for the payment by Fording of fees to NBF of $250,000 as a retainer fee upon execution of the Engagement Agreement, $500,000 upon delivery to the Independent Committees of a preliminary value analysis of the Units and $1,250,000 upon delivery to the Independent Committees of the Valuation. The fees to be paid to NBF under the Engagement Agreement were agreed between NBF and the Independent Committee of Fording. None of the fees payable to NBF are contingent upon the conclusions reached by NBF in the Valuation or on the completion of the Transaction. In the Engagement Letter, Fording has agreed to indemnify NBF in respect of certain liabilities that might arise out of its engagement and to reimburse it for its reasonable expenses. NBF consents to the inclusion of the Valuation in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by Fording with the securities commissions or similar regulatory authorities in each province and territory of Canada and the United States.

Relationship with Interested Parties

Neither NBF nor any of its affiliates (i) is an “issuer insider”, “associated entity” or “affiliated entity” (as those terms are defined in MI 61-101) of Teck Cominco or Fording; (ii) is a financial advisor to Teck Cominco in connection with the Arrangement; (iii) is a manager or co-manager of a soliciting dealer group formed for purposes of the Arrangement (or will, as a member of any such group, perform services beyond the customary soliciting dealers’ functions or receive more than the per security or per security holder fees payable to other members of such group); or (iv) has a material financial interest in the completion of the Arrangement. There are no commitments, agreements or understandings involving Fording, Teck Cominco or any of their respective associated entities or affiliated entities under which NBF or any of its affiliates has a material financial interest in future business and neither NBF nor any of its affiliates is a participant in the syndicate of banks providing debt financing to Teck Cominco in connection with the Arrangement. NBF or its affiliates may, in the future, in the ordinary course of their respective businesses, perform financial advisory or investment banking or other services to Teck Cominco, Fording or any of their respective associated entities or affiliated entities.

NBF acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Fording, Teck Cominco or their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, NBF conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Fording, Teck Cominco or the Transaction.

Credentials of National Bank Financial

NBF is a leading Canadian investment dealer whose businesses include corporate finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. This Valuation is the opinion of NBF and the form and content hereof has been reviewed and approved for release by a group of managing directors of NBF, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review

In connection with the Valuation, we have reviewed and relied upon or carried out, among other things, the following:

1.	Audited financial statements of Fording and Elk Valley Coal Partnership (“EVCP”) for each of the three years ended December 31, 2007;

2.	Unaudited interim financial statements of Fording for the quarters ended March 31, 2008 and June 30, 2008;

3.	Annual reports of Fording in respect of each of the two years ended December 31, 2006 and December 31, 2007;

4.	Notices of Annual Meeting of Unitholders and Management Information Circulars of Fording dated March 14, 2008 and March 19, 2007, respectively;

5.	Annual information forms of Fording in respect of each of the two years ended December 31, 2006 and December 31, 2007;

6.	Unaudited segmented financial statements of EVCP for each of the two years ended December 31, 2006 and December 31, 2007;

7.	Unaudited projected financial statements for EVCP on both a consolidated basis and segmented by mine prepared by senior officers of Fording for the years ending December 31, 2008 to December 31, 2067 (the “Management Projections”);

8.	Various non-public documents relating to Fording and EVCP including audited and unaudited financial statements, investor presentations, EVCP’s 2008 to 2017 Operating Plan, internal Fording documents relating to cash balances, working capital and closing expenses and other relevant information;

9.	Third party technical reports for the Fording River, Greenhills, and Elkview mines and Reserve and Resource Reports for the Cardinal River, Line Creek and Coal Mountain mines;

10.	Mine Plans for the Fording River, Greenhills, Elkview, Cardinal River, Line Creek and Coal Mountain mines;

11.	Ranking study for the Mount Babcock project;

12.	Discussions with senior officers of Fording and certain employees of EVCP providing support to Fording and Fording ULC under services agreements among EVCP, Fording and Fording ULC;

13.	Discussions with counsel to the Independent Committees and to Fording;

14.	A review of certain material contracts with respect to Fording and EVCP;

15.	Public information relating to the business, operations, financial performance and stock trading history of Fording and other selected public entities considered by us to be relevant;

16.	Public information with respect to other transactions of a comparable nature considered by us to be relevant;

17.	Public information regarding the coal, steel and iron ore industries;

18.	Various independent and institutional research reports regarding the coal, steel and iron ore industries;

19.	Representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of Fording as to the completeness and accuracy of the information upon which the Valuation was based; and

20.	Such other corporate, industry and financial market information, investigations and analyses as NBF considered necessary or appropriate in the circumstances.

NBF has not, to the best of its knowledge, been denied access by Fording to any information requested by NBF.

Prior Valuations

Fording has represented to NBF that there have not been any prior valuations (as defined in MI 61-601) of Fording or EVCP or their respective material assets or securities in the past twenty-four month period.

Assumptions and Limitations

With the Independent Committees’ approval and as provided for in the Engagement Agreement, NBF has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, Fording and EVCP and Fording’s consultants and advisors (collectively, the “Information”). NBF did not meet with the auditors of Fording and has assumed the accuracy and fair presentation of, and relied upon, the audited consolidated financial statements of Fording and the reports of its auditors thereon. The Valuation is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of our professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

A senior officer of Fording has represented to NBF in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of Fording or in writing by Fording or any of its subsidiary entities (as such term is defined in MI 61-101) or their respective agents to NBF relating to Fording, any of its subsidiary entities or the Transaction for the purpose of preparing the Valuation was, at the date the Information was provided to NBF, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Fording, its subsidiary entities or the Transaction and did not and does not omit to state a material fact in respect of Fording, its subsidiary entities or the Transaction necessary to make the Information not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to NBF, except as disclosed in writing to NBF, there has been no material change, financial or otherwise, in the financial condition, assets or liabilities (contingent or otherwise), business, operations or prospects of Fording or any of its subsidiary entities and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material affect on the Valuation.

In addition, two other senior officers of Fording have represented to NBF in a certificate delivered as of the date hereof, among other things, that (i) the Information (a) contained in the virtual data room prepared by Fording, (b) forming part of Fording’s public disclosure record on SEDAR, and (c) provided orally or in writing by specified officers and employees of Fording to NBF for purposes of preparing the Valuation (collectively, the “Fording Provided Information”) was, at the date the Fording Provided Information was provided to NBF, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Fording, its subsidiary entities or the Transaction and did not and does not omit to state a material fact in respect of Fording, its subsidiary entities or the Transaction necessary to make the Fording Provided Information or any statement contained therein not misleading in light of the circumstances under which the Fording Provided Information was provided or any statement was made; and that (ii) since the dates on which the Fording Provided Information was provided to NBF, except as disclosed in writing to NBF, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Fording or any of its subsidiary entities and no material change has occurred in the Fording Provided Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation.

With respect to operating and financial forecasts provided to us concerning Fording or EVCP and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgment) that they have been prepared on bases reflecting the most reasonable assumptions, estimates and judgments of management of Fording or EVCP, as the case may be, having regard to Fording’s and EVCP’s business plans, financial conditions and prospects.

The Valuation is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Fording, EVCP and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to NBF in discussions with the management of Fording and employees of EVCP. In its analyses and in preparing the Valuation, NBF made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NBF or any party involved in the Transaction.

We understand that a formal valuation of the Teck Cominco Shares is not required under MI 61-101 if certain conditions set forth in Section 6.3(2) of MI 61-101 are satisfied, including that (i) a liquid market (as such term is defined in MI 61-101) in the Teck Cominco Shares exists, and (ii) that we, as valuators, are of the opinion that a valuation of the Teck Cominco Shares is not required. We have verified that, as at the date hereof, a liquid market in the Teck Cominco Shares exists within the meaning of Section 1.2(1)(a) of MI 61-101. Further, we are of the opinion that a valuation of the Teck Cominco Shares is not required. We have been advised by, and relied upon, counsel for the Independent Committees that, based on the representations and warranties of Teck Cominco contained in the arrangement agreement that has been entered into in connection with the Transaction, the other conditions set forth in Section 6.3(2) of MI 61-101 are, or will upon the consummation of the Transaction be, satisfied and, accordingly, we have not prepared a formal valuation of the Teck Cominco Shares.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction.

The Valuation has been provided for the use of the Independent Committees and, other than as permitted by the Engagement Letter, may not be used by any other person or relied upon by any other person other than the Independent Committees without the express prior written consent of NBF. The Valuation is given as of the date hereof and NBF disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation which may come or be brought to NBF’s attention after the date hereof except as required by MI 61-101. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation after the date hereof, NBF reserves the right to change, modify or withdraw the Valuation.

NBF believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Valuation should not be construed as a recommendation to any holder of Units as to whether to vote in favour of the Transaction.

Overview of Fording

Fording is an open-ended mutual fund trust existing under the laws of Alberta and governed by a declaration of trust. Its Units are publicly traded in Canada on the Toronto Stock Exchange (FDG.UN) and in the United States on the New York Stock Exchange (FDG).

Fording does not carry on any active business. Fording directly and indirectly owns all of the interests of Fording Limited Partnership (“Fording LP”), which holds a 60% interest in EVCP. Fording uses the cash it receives from its investments to make quarterly distributions to its Unitholders.

The principal asset of Fording is its indirect 60% interest in EVCP. EVCP produces and distributes metallurgical coal from six mines located in British Columbia and Alberta, Canada. EVCP is a general partnership between Fording LP and affiliates of Teck Cominco. An affiliate of Teck Cominco is the managing partner of EVCP and is responsible for managing its business and affairs subject to certain matters that require the agreement of each of the partners.

EVCP is the second-largest supplier of seaborne hard coking coal in the world. Hard coking coal is a type of metallurgical coal used primarily for making coke by integrated steel mills, which account for substantially all global production of primary (i.e., unrecycled) steel.

Trading Information

The Units are listed on the Toronto Stock Exchange (“TSX”) under the symbol FDG.UN. The following table sets forth, for the periods indicated, the high and low closing prices quoted and the volume traded on the TSX:

	Closing Price ($ per Unit)
	High	Low	Total Volume

2007
January	$26.73	$23.08	5,953,595
February	29.45	26.56	9,429,896
March	28.80	24.90	9,397,191
April	27.22	25.37	6,739,917
May	31.84	27.32	13,254,315
June	35.00	30.04	12,431,509
July	36.88	33.39	11,277,788
August	34.85	30.25	13,969,468
September	38.45	35.46	8,746,092
October	40.46	34.62	16,895,201
November	34.30	29.82	13,631,070
December	39.60	34.30	10,718,824
2008
January	$45.00	$32.76	15,995,082
February	51.63	44.25	18,903,697
March	54.27	49.67	17,146,564
April	67.51	55.07	16,894,069
May	78.75	62.00	11,705,290
June	97.50	80.52	17,921,119
July	90.51	75.25	44,039,094

Definition of Fair Market Value

For purposes of the Valuation, fair market value means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act. NBF has not made any downward adjustment to the value of the Units to reflect the liquidity of the Units, the effect of the Transaction on the Units, whether or not the Units form part of a controlling interest, or the fact that Fording does not manage or have operational control of EVCP. Consequently, this Valuation provides a conclusion on a per Unit basis with respect to Fording’s “en bloc” value, being the price at which all of the Units could be sold to one or more buyers at the same time.

Valuation of the Units

Valuation Methodologies and Analysis

For the purposes of determining the fair market value of the Units, NBF relied on three principal methodologies:

(a)	discounted cash flow (“DCF”) approach;

(b)	comparable trading approach; and

(c)	comparable precedent transactions approach.

In addition, NBF reviewed historical trading data for Fording, bid premia from precedent transactions and research analyst target prices.

NBF is aware that certain potential buyers of all of the Units may realize unique benefits as a result of such a transaction. Furthermore, these benefits are not necessarily available to all buyers and the amount of any benefit may vary by buyer. As NBF’s valuation of Fording is on an “en bloc” basis, the value of the benefits, if any, cannot be attributed to the “en bloc” value of Fording and, accordingly, has not been factored into our valuation conclusion.

Discounted Cash Flow Approach

As Fording’s principal asset is its indirect 60% interest in EVCP, NBF prepared a comprehensive DCF analysis of EVCP to assist in determining the fair market value of the Units. NBF believes the DCF approach is the most appropriate methodology for estimating the “en bloc” value of Fording and has benchmarked the results of this approach against other valuation methodologies. We further believe that the DCF approach is the most broadly used valuation methodology in the mining industry. The DCF approach reflects the growth prospects and risks inherent in EVCP’s operations by taking into account the future free cash flow generating capability of its assets.

The DCF approach involved determining a present value of the projected unlevered after-tax free cash flows of EVCP’s assets, which includes both current operating assets and assets anticipated to replace assets nearing the end of their useful life over a horizon equal to the remaining life of each asset utilizing a prescribed discount rate. For existing mines and extension projects for existing mines, the DCF analysis included the projected unlevered after-tax free cash flows for future years until 2067. No terminal value was included in year 2067 to represent any remaining value of these assets. Sensitivity analysis on a terminal value was considered to reflect the fact that coal might be remaining at certain mines in 2067, but this analysis did not suggest any additional significant value.

NBF relied on the Management Projections as a basis for the development of the projected cash flows of EVCP. Three unaudited projected operational cases were prepared by NBF: a downside case (the “Conservative Case”), a base case (the “Expected Case”) and an upside case (the “Upside

Case”). The information supplied included production and throughput volumes, fixed and variable costs, taxes, royalties, maintenance capital and anticipated capital expenditures, among other operational and financial information. The projections were supplied with sufficient information to allow for the determination of sensitivities with respect to input variables, including costs, commodity prices and foreign exchange rates. The three cases represent distinct scenarios that range from a lower risk Conservative Case that contemplates coal prices below analyst consensus and approximates proved reserves for conventional production limited by constraints imposed by rail transport to a higher risk Upside Case that contemplates coal prices above analyst consensus and production of sites that would require brownfield and greenfield development. We applied our professional judgment to the results of the three cases and weighted the cases to incorporate the downside, base and upside projections.

The DCF approach requires that numerous assumptions be made regarding, among other things, coal prices, foreign exchange rates, production, operating costs, capital expenditures and asset retirement obligations. The weakness of the DCF approach is the high element of subjectivity required to generate financial projections over a long period of time, although this is partially offset by testing the outcomes under various assumptions and scenarios.

Assumptions

In preparing the DCF analysis, NBF accepted, and did not independently verify, the assumptions in the Management Projections with respect to production volumes, operating costs, and maintenance capital. Based on our discussions with management of Fording and employees of EVCP, NBF concluded that the Management Projections required sensitivity analysis to assess the impact of higher coal prices in the near, medium and long-term, foreign exchange rates, and increases in production. Although management of EVCP did not share with us its forecast for coal prices, management of EVCP reviewed the coal price forecast used in our DCF analysis below and has not objected to this forecast.

i)	Forecast Scenarios

The three cases are characterized as follows:

•	Conservative Case: This case represents the most conservative scenario and is based principally on current production at existing mines increasing to 30 million tonnes per annum and revenues derived from a long-term coal price of $110 per tonne. This coal price is below analyst consensus estimates. Operating expenses are consistent with the Management Projections.

•	Expected Case: This case utilizes analyst consensus forecast coal prices and foreign exchange rates. Future production is based principally on production at existing mines increasing to 30 million tonnes per annum and expansion at Mount Babcock. Operating expenses are as per the Management Projections.

•	Upside Case: This case utilizes coal prices that are significantly above analyst consensus forecast coal prices and foreign exchange rates consistent with analyst consensus. Production is based principally on production at existing mines increasing to 30 million tonnes per annum and expansion at Mount Babcock. Operating expenses are as per the Management Projections.

The three cases represent a continuum of potential coal prices that range from conservative to aggressive.

ii)    Coal Prices

NBF reviewed various coal price information, including forward strip pricing as of July 22, 2008, current commodity price forecasts created by certain independent analysts (the “Independent Analysts”), and analyst estimates from certain financial institutions released after May 27, 2008. Based upon our experience with respect to precedent transactions, industry participant practice and our review of this information, we determined that it would be appropriate in preparing our DCF analysis to consider (i) the Independent Analysts forecasts for the period from 2008 to 2012 and their long-term average; and (ii) the analyst consensus coal price forecasts from certain financial institutions for the period from 2008 to 2012 and their long-term average. The Independent Analysts and analysts from the selected financial institutions each use their 2012 price estimate as the long-term average. After 2012, our forecast assumes annual price increases of 2%.

Based on our review of the coal price information described above, the following table sets out the coal price forecast (expressed per tonne in nominal terms) used in our DCF analysis.

	2008	2009	2010	2011	2012 / LT

Coal Price Per Tonne (US$)	$300	$280	$225	$175	$150 / $115

iii)    Foreign Exchange Rates

NBF reviewed the Canadian dollar to U.S. dollar foreign exchange rate forecasts of a number of large Canadian and international financial institutions. Based on our review of these forecasts, we determined that the average of these forecasts would be used in our DCF analysis.

The table below sets out the foreign exchange rate forecast used in our DCF analysis.

	2008	2009	2010	2011	2012 +

Foreign (US$/C$) Exchange Rate	0.9615	0.9174	0.9091	0.8929	0.8929

iv)	Production Volumes

a.	Existing Production

For the period 2008 through 2067 the forecast production for EVCP is constrained by the capacity of the rail service that is shared by numerous rail customers for various commodities. Annual production volumes are estimated to grow from approximately 24.8 million tonnes in 2008 to 30.0 million tonnes by 2014.

Although production at many of the existing mines is scheduled to be moved over the next 7 years, EVCP has sufficient resources1 to continue its operations for at least 60 years at an annual production rate of 30 million tonnes per year.

b.	Brownfield and Greenfield Development

Our DCF analysis includes the possibility of restored production at EVCP’s Babcock Mountain project that was previously mined between 1997 and 2000 by the Quintette operation. This site is likely the first of EVCP’s development projects that would reach production given that the infrastructure from previous operations is still in place. An analysis of this mine done in 2007 indicates it would be highly profitable in today’s pricing environment despite recent operating cost increases. Discussions with Fording management suggests that it could be operable in 2 to 3 years at a rate of up to 3 million tonnes per year until the site’s 28 million tonnes of reserves has

 1 Limited to proven and probable reserves and measured and indicated resources.

been depleted. Upon completion of the Babcock Mountain project, it is possible that EVCP could begin mining at Mount Duke, a site 40 kilometres to the south of Mount Babcock, assuming all appropriate permits have been obtained in the interim.

v)	Neptune Bulk Terminals

EVCP owns a 46% interest in Neptune Bulk Terminals (“Neptune Terminals”), a corporation that owns and operates a multi-product bulk handling port facility located at North Vancouver, British Columbia. The shares of Neptune Terminals are owned by three of the facility’s users. Neptune Terminals has a long-term lease with the Vancouver Port Authority which expires on December 31, 2026. By agreement among the shareholders of Neptune Terminals, EVCP and the other owners are charged rates for the handling of coal and other products based on the actual costs of handling each product. In order to assess the value to EVCP of this pricing model, NBF compared current and historical rates charged to EVCP by Westshore Terminals in Vancouver, which handles the majority of coal shipped by rail by EVCP, and Neptune Terminals. Loading costs under EVCP’s arrangements with Westcoast Terminals are partially linked to the average Canadian dollar price that EVCP receives for coal. As a result of the pricing model utilized by Neptune Terminals, EVCP’s cash flow includes a benefit related to any margin Neptune Terminals could earn in excess of cost. The value accruing to EVCP related to its indirect interest in Neptune Terminals has been considered in the DCF analysis of EVCP.

vi)	Discount Rate

NBF determined an appropriate discount rate based on a consideration of a number of factors, including: the theoretical calculation of such rate as described below, a review of discount rates utilized in or implied by precedent transactions, a review of the discount rates utilized by equity research analysts as described in recent published reports on Fording, and the asset mix of EVCP.

NBF selected appropriate discount rates to apply to our projected unlevered free cash flows by utilizing the Capital Asset Pricing Model (“CAPM”) approach to determine an appropriate weighted average cost of capital (“WACC”). This approach calculates the WACC based on an assumed optimal capital structure for Fording. Fording’s optimal capital structure was chosen based upon a review of the capital structures of comparable entities and the risks faced by Fording and the coal mining industry. The CAPM approach calculates the cost of equity capital as a function of the risk-free rate of return, the volatility of equity prices in relation to a benchmark (“beta”) and a premium for equity risk. The CAPM approach calculates the cost of debt as a function of the risk-free rate of return plus an appropriate borrowing spread to reflect credit risk, assuming an optimal capital structure.

NBF calculated the WACC to take into account as appropriate the assumption that Fording would not be taxable during the period from 2008 to 2010 and would be taxable thereafter in accordance with the changes in Canadian federal income tax legislation affecting specified investment flow-through trusts, such as Fording, which take effect at the commencement of 2011 (“SIFT tax”). The assumptions used by NBF in estimating WACC for Fording assuming it was taxable are provided below:

WACC Analysis

Cost of Debt
Risk free rate	3.8%
Pre-tax cost of debt	5.5%
Tax rate	29.5%
After tax cost of debt (after 2010)	4.4%

Cost of Equity
Risk free rate	3.8%
Equity risk premium	5.0%
Levered beta	0.95
After tax cost of equity	9.1%
Optimal Debt/Capital	15.0%
WACC Calculated From Above	8.4%

In addition to the calculation outlined above, we also reviewed the discount rate assumptions utilized by selected equity research analysts covering Fording. The after-tax discount rates ranged from 8.0% to 10.0% and averaged 8.4%.

Based upon the foregoing, NBF determined the appropriate WACC for Fording to be in the range of 8.0% to 9.0%.

Summary of Projections

Under the DCF analysis, the earlier years show strong cash flow as a result of the current supply and demand imbalance. In future years, NBF anticipates market pricing for coal will begin its decline to its long-term average. Subsequent to 2008, the DCF analysis projects the price of coal to be US$115 per tonne. Many of the capital expenditures occur in the earlier years to fund the renewal of ageing equipment. The table below illustrates Fording’s proportionate interest in the revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures of EVCP for the next five years assumed in the DCF analysis under the Expected Case.

($ Millions)	2008	2009	2010	2011	2012	2013
Revenue	2,996	4,760	4,469	3,933	3,132	2,733
EBITDA	1,672	3,222	2,916	2,344	1,623	1,055
Capital Expenditures	181	217	128	283	111	167

The present value of the unlevered after-tax free cash flows derived from the DCF analysis represents the aggregate value of EVCP’s operating assets. To arrive at an equity value of Fording, and subsequently an equity value per Unit, NBF has made a number of adjustments. These adjustments included, among other things, adjustments for net debt as of June 30, 2008, losses from foreign exchange contracts, adjustments for Fording’s 60% ownership of EVCP, transaction expenses, estimated present value of unfunded pension liabilities and the estimated present value of future asset retirement obligations.

Summary of DCF Analysis

The following is a summary of the range of equity values under the DCF analysis of the Units (and the equity value of Fording segmented by asset).

	Low	High
	($ Millions, except per Unit amounts)
Fording River	$4,168	$5,193
Greenhills (80%)	1,771	2,182
Coal Mountain	1,090	1,370
Elkview	2,526	3,150
Line Creek	1,046	1,364
Cardinal River	774	1,019
Quintette	448	678
PV of Tax Shield	336	346
Less: S,G&A and Hedging	(116)	(119)
Less: Balance Sheet Adjustments	(269)	(269)

Equity Value	$11,326	$14,236
Equity Value per Unit	$78.71	$99.41

Sensitivity Analysis

The following table demonstrates the impact on estimated equity value per Unit of changing key economic variables contained within the DCF analysis.

Approximate Value Impact per Variable

Variable	Expected Case	Change	~Value / Unit	% Change
Long-Term Coal Price / Tonne	US$115	+$5.00	$4.55	5.4%
Short-Term Coal	2009 - US$280	+$5.00	$1.16	1.4%
Price / Tonne	2010 - US$225
	2011 - US$175
	2012 - US$150
Long-term US$/C$ Exchange Rate	$0.89	$0.05	$(5.67)	−6.7%
Cash Operating Cost per Tonne	$44	+$5.00	$(6.86)	−8.1%
Distribution Cost per Tonne	$33	+$2.50	$(3.43)	−4.1%
WACC	2008-2010: 8.5%	+0.50%	$(3.49)	−4.1%
	2011+: 8.5%

Comparable Companies Methodology

In applying this valuation methodology to Fording, we reviewed the public market trading multiples of selected coal companies, including four based in Australia, three based in Canada and five based in the United States. We limited our universe to those companies that currently produce metallurgical coal. Development-stage coal companies or those that produce primarily steam coal were excluded.

The comparables landscape does not yield perfect comparables for Fording. The Australian-based producers, in general, enjoy significant transportation cost advantages over their Canadian peers. While the U.S. producers do not share the same cost advantage, thermal coal typically represents a greater proportion of their coal production. Although Fording’s Canadian peers are similar in terms of cost and coal parameters, they are typically smaller in size and scale. Accordingly, rather than focusing on specific comparables, we applied the multiples observed across the entire comparable set.

In applying this methodology we considered Enterprise Value / 2009E EBITDA and Enterprise Value / Measured and Indicated Resources2 to be the most relevant multiples. These metrics are appropriate for Fording given its very large resource base that is constrained by transportation capacity. A review of these multiples across the comparable set implies a Unit valuation of $75.19 to $98.30.

The following is a summary of the results of the comparable trading analysis (a complete list of the selected comparable companies is included as Appendix A).

	EVC	Fording Stake	Multiple		Valuation
Metric	Metric	(@ 60%)	Low	High	Low	High
(C$Millions, except multiple and valuation ranges)
Enterprise Value / 2009E EBITDA	$5,263	$3,158	4.00x	5.25x	$82.47	$108.79
Enterprise Value / Measured & Indicated	4,975	2,985	$3.50	$4.50	$67.92	$87.81

Minimum / Maximum Valuations					$67.92	$108.79
Average Valuations					$75.19	$98.30

Precedent Transaction Methodology

In applying this valuation methodology to Fording, we reviewed recent transactions in the coal sector. The precedent transaction method considers transaction prices in the context of the purchase or sale of a comparable company or asset to estimate the “en bloc” value of a particular asset or company.

The application of this technique is limited by the extent to which the companies or assets acquired in the previous transactions are comparable to Fording in terms of stage of development, cost parameters and type of coal produced. Applicability is further limited by the divergence in the prevailing spot and forecasted prices for coal at the time the precedent transactions were executed and those observed at present. While this is generally a consideration when using this methodology, it is particularly relevant in this situation given the recent volatility in the spot and forecasted prices for metallurgical coal. Accordingly, we have placed greater weight upon our analysis of more recent transactions.

 2 Inclusive of proven and probable reserves.

In applying this methodology, we considered Enterprise Value / Measured and Indicated Resources3 to be the most relevant metric for the same reasons as described in the Comparable Companies Methodology. A review of this metric across the list of precedent transactions4 implies a valuation range from $77.86 to $92.79 per Unit.

The following is a summary of the precedent transaction analysis (a list of the precedent transactions considered is included as Appendix B).

	EVC	Fording	Multiple		Valuation
Metric	Metric	(@60%)	Low	High	Low	High
(C$Millions, except multiple and valuation ranges)
Enterprise Value / Measured & Indicated Resources	4,975	2,985	$4.00	$4.75	$77.86	$92.79

Benefits to Teck Cominco of Acquiring Fording’s Assets

We considered whether any distinctive material benefit will accrue to Teck Cominco through the acquisition of all the assets and liabilities of Fording as contemplated by the Transaction. We understand that the portion of the purchase price for the royalty to be sold to Teck Cominco by Fording, which will constitute substantially all of the purchase price for the assets of Fording, will be recorded by Teck Cominco as a Canadian Development Expense (“CDE”) for Canadian tax purposes, which is generally deductible from Canadian taxable income at an annual 30% declining balance rate. We further understand that such benefit may be available to certain other purchasers in a transaction structured in the manner of this Transaction. Our DCF analysis as noted above assumes that Fording will not be subject to the SIFT tax until 2011. The extent to which Teck Cominco or another purchaser can utilize such a CDE deduction, and realize any net benefit therefrom, will depend on the Canadian taxable income position of the particular purchaser. NBF did not have sufficient financial information or analysis from Teck Cominco to quantify such net benefits to Teck Cominco.

In addition to this taxation effect, we believe that there are likely no material specific operational or financial benefits that would accrue to Teck Cominco that would not equally accrue to other potential buyers such as lower income tax rates, reduced operating costs, increased revenues, higher asset utilization or any other operational or financial benefits, other than the elimination of public entity costs. However, NBF does not have sufficient financial information or analysis from Teck Cominco to verify this belief.

Valuation Summary

The following is a summary of the range of fair market values of the Units resulting from the DCF approach, comparable trading approach and the precedent transaction approach:

	Equity Value Per Unit
	Low	High

Discounted Cash Flow	$78.71	$99.41
Comparable Trading	$75.19	$98.30
Precedent Transactions	$77.86	$92.79

Valuation Conclusion

In arriving at an opinion of fair market value of the Units, NBF has not attributed any particular weight to any specific factor but has made qualitative judgments based on experience in rendering

 3 Inclusive of proven and probable reserves.
 4 Precedent transactions for which a measured and indicated resource was not disclosed were excluded.

such opinions and on circumstances prevailing as to the significance and relevance of each factor. NBF did, however, weight each valuation approach differently and ascribed the greatest amount of importance to the DCF approach.

Based upon and subject to the foregoing and such other factors as we considered relevant, NBF is of the opinion that, as of the date hereof, the fair market value of the Units is in the range of $79.00 to $99.00 per Unit.

Yours very truly,

National Bank Financial

APPENDIX A

			Enterprise Value
		Enterprise	/ Measured and
	Enterprise	Value / 2009E	Indicated
	Value[5,6]	EBITDA[7]	Resources8 9

Australian Producers
Coal & Allied Industries Ltd.	$9,416	4.4x	$2.15
New Hope Corp. Ltd.	$1,632	4.0x	$2.29
Macarthur Coal Ltd.	$2,906	3.6x	$4.14
Felix Resources Ltd.	$3,648	5.3x	$5.73

Average		4.3x	$3.58
Adjusted Average (excluding high and low)		4.2x	$3.22

Canadian Producers
Grande Cache Coal Corporation	$613	1.6x	$4.03
Hillsborough Resources Ltd.	$78	3.7x	$0.56
Western Canadian Coal Corp.	$1,551	1.8x	$9.71

Average		2.3x	$4.77
Adjusted Average (excluding high and low)		1.8x	$4.03

US Producers
Peabody Energy Corp.	$21,572	7.3x	n/a
Massey Energy Co.	$6,432	6.5x	n/a
Foundation Coal Holdings Inc.	$3,362	5.3x	n/a
Walter Industries Inc.	$6,534	5.3x	n/a
Patriot Coal Corporation	$5,512	6.8x	n/a

Average		6.2x	n/a
Adjusted Average (excluding high and low)		6.2x	n/a

Total Average		4.6x	$4.09
Total Adjusted Average (excluding high and low)		4.7x	$3.67

[5]	As at July 28, 2008.

[6]	Applied fully-diluted number calculated using the treasury method.

[7]	Applied the consensus estimates of research analysts.

[8]	Inclusive of proven and probable reserves.

[9]	Excludes American producers as only proven and probable reserves are disclosed

APPENDIX B

								EV / Measured
			Corp /					and Indicated
Date	Acquiror	Target	Asset	Coal Type	Stage	Interest	EV	Resource10 11

Jul-08	Kerry, MCS, Mongolia	QGX	Corp	Met / Therm	Not Prod	100%	$251	$0.99
Jul-08	BHP Billiton Mitsubishi	New Saraji	Asset	Met	Not Prod	100%	$2,400	$15.38
Jun-08	Posco	Macarthur Coal	Corp	PCI	Prod	10%	$408	$6.51
Jun-08	ArcelorMittal	Macarthur Coal	Corp	PCI	Prod	5%	$204	$6.51
May-08	ArcelorMittal	Macarthur Coal	Corp	PCI	Prod	15%	$612	$6.55
Apr-08	ArcelorMittal	Coal of Africa	Corp	Met / Therm	Not Prod	16%	$108	$3.92
Dec-07	Anglo American	Foxleigh Mine	Asset	PCI	Prod	70%	$620	$3.05
Dec-07	Macarthur Coal	Custom Mining	Corp	Met	Dev	100%	$243	$5.07
Sep-07	Xstrata	Austral Coal	Corp	Met	Prod	100%	$598	$2.83
Sep-07	Xstrata	Anvil Hill	Asset	Therm	Not Prod	100%	$355	$2.34
Aug-07	Tata Steel	Mosambique Coal	Asset	Met / Therm	Not Prod	35%	$86	$3.91
Apr-07	Cleveland-Cliffs	Sonoma Coal Project	Asset	Met / Therm	Not Prod	45%	$109	$2.26
Aug-06	Sojitz	Minerva Coal Mine	Asset	Met / Therm	Prod	15%	$25	$2.84
Feb-05	Centennial	Austral Coal	Corp	Met	Prod	100%	$296	$1.75

Total Average								$4.57
Total Adjusted Average (excluding high and low)								$3.96

[10]	Inclusive of proven and probable reserves.

[11]	Precedent transactions for which a Measured and Indicated Resource was not disclosed were excluded.

APPENDIX E
PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set forth below. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Arrangement Agreement.

“Acquired Assets” means:

(a)	a 100% interest in the Royalty,

(b)	all of the limited partnership interests in Fording LP held by Fording,

(c)	all of the issued and outstanding equity securities of Fording ULC,

(d)	all of the issued and outstanding equity securities of the Legacy Subsidiaries held by Fording at the Effective Time, and

(e)	all of the other assets of Fording;

“Acquiror” means Fording Arrangement Corp., a corporation incorporated under the laws of the Province of Alberta;

“Arrangement” means the arrangement involving Purchaser, Acquiror, Fording, Fording ULC, certain subsidiaries or other affiliates of Fording and Purchaser and the Securityholders, under the provisions of Section 193 of the Corporate Statute, on the terms and subject to the conditions set forth in the Arrangement Agreement and in this Plan of Arrangement;

“Arrangement Agreement” means the arrangement agreement made as of July 29, 2008 between Fording and Purchaser, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms providing for, among other things, the Arrangement;

“Arrangement Resolution” means the resolution approving this Plan of Arrangement to be considered by the Securityholders at the Fording Meeting, which shall be in form and content satisfactory to Fording and the Purchaser, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of Acquiror in respect of the Arrangement that are required by the Corporate Statute to be sent to the Registrar after the Final Order is made, following completion of the Pre-Closing Period, in order to give effect to the Arrangement, which shall be in a form and content satisfactory to Fording and Purchaser, each acting reasonably;

“business day” means any day on which commercial deposit taking banks are generally open for ordinary banking business in Calgary, Alberta, Vancouver, British Columbia, Toronto, Ontario and New York, New York, excepting Saturdays, Sundays or a day generally observed as a holiday in any such location under applicable Laws;

“Cash Consideration” means, in respect of each Unit (including for this purpose, each Fractional Unit Interest) and Phantom Unit, the amount of U.S.$79.00 in cash (prorated in the case of Fractional Unit Interests);

“Corporate Statute” means the Business Corporations Act (Alberta);

“Corporate Trustee” means the entity appointed by Purchaser to act as sole trustee of Fording following the resignation of the Fording Trustees pursuant to this Plan of Arrangement;

“Court” means the Court of Queen’s Bench of Alberta;

“Declaration of Trust” means the declaration of trust of Fording dated February 26, 2003, by which Fording was created, as amended and restated on August 24, 2005 and as further amended on March 1, 2007 and August 18, 2008;

“Depositary” means Computershare Investor Services Inc. in its capacity as depositary for purposes of the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by Unitholders in respect of the Arrangement provided for in Article 4 of this Plan of Arrangement and in the Interim Order;

“Dissenter Trustee” means Computershare Trust Company of Canada in its capacity as trustee of the consideration paid to Dissenting Unitholders pursuant to the operation of this Plan of Arrangement;

“Dissenting Unitholder” means a Unitholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Units and/or Fractional Unit Interests in respect of which such Dissent Rights are validly exercised by such Unitholder;

“Effective Date” means the date on which the Arrangement becomes effective pursuant to the Corporate Statute;

“Effective Time” means the first moment in time in Calgary, Alberta on the Effective Date, or such other moment in time in Calgary, Alberta on the Effective Date as Purchaser and Fording, each acting reasonably, may agree in writing prior to the Effective Date;

“Exchange Option Plan” means the Fording Exchange Option Plan adopted on February 28, 2003;

“Exchange Options” means options to purchase Units issued under the Exchange Option Plan;

“Exercise Price of such Exchange Option” means the exercise price per Unit of the applicable Exchange Option, converted to U.S. dollars using the Bank of Canada noon exchange rate for Canada/US dollars on the second business day prior to the Effective Date;

“Final Order” means the final order of the Court in a form acceptable to Fording and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended at any time prior to the Effective Date with the consent of both Fording and Purchaser, each acting reasonably;

“Final Unitholder Distribution” means U.S.$3.00 per Unit or per Phantom Unit, as applicable;

“Fording” means Fording Canadian Coal Trust, a trust existing under the laws of the Province of Alberta;

“Fording Directors” means the members of the Board of Directors of Fording ULC from time to time;

“Fording LP” means Fording Limited Partnership, a limited partnership formed under the laws of the Province of Alberta;

“Fording LP Agreement” means the Amended and Restated Limited Partnership Agreement governing Fording LP dated December 6, 2006;

“Fording LP Agreement Amendments” means the amendments to the Fording LP Agreement that will:

(a)	provide that, for purposes of the Tax Act, all income and losses of Fording LP for its fiscal period ending December 31, 2008, and to the extent permitted under the Tax Act, all other amounts of Fording LP in respect of that fiscal period that are allocable for purposes of the Tax Act, will be allocated to Fording and to Fording ULC to the extent earned or accrued up to the Effective Time; and

(b)	allow for the distribution contemplated in Section 3.1(h) hereof and provide that no further distributions shall be made to Fording;

the whole to be in form and substance satisfactory to Purchaser and Fording, each acting reasonably;

“Fording Meeting” means the special meeting of Securityholders to be called and held in accordance with the Interim Order for the purpose of considering the Arrangement Resolution and any adjournments or postponements thereof;

“Fording Parties” means Fording and the Fording Subsidiaries, and “Fording Party” means any one of them;

“Fording Subsidiaries” means, collectively, Fording LLC, Fording LP, Fording ULC and Acquiror, and “Fording Subsidiary” means any one of them;

“Fording Trustees” means the trustees of Fording from time to time;

“Fording ULC” means Fording (GP) ULC, an unlimited liability company organized under the Companies Act (Nova Scotia) and the general partner of Fording LP;

“Fractional Unit Interest” means the interest to which a Unitholder is entitled with respect to a fraction of a Unit;

“Governmental Entity” means any:

(a)	multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign,

(b)	Securities Authorities, self-regulatory organization or stock exchange including the NYSE and the TSX, and

(c)	any subdivision, agent, commission, board, or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, or expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court contemplated by the Arrangement Agreement in a form acceptable to Fording and Purchaser, each acting reasonably, containing declarations and directions in respect of the Arrangement and the Fording Meeting, as the same may be amended by the Court with the consent of Fording and Purchaser, each acting reasonably;

“Joint Phantom Unit Plan” means the joint phantom unit plan of Fording and Fording ULC adopted effective June 16, 2003, as amended and restated as of January 1, 2006;

“Laws” means all laws, by-laws, rules, regulations, orders, rulings, ordinances, protocols, codes, guidelines, notices, directions and judgments of any Governmental Entity, including applicable corporate and securities laws and the rules and regulations of the TSX and the NYSE;

“Legacy Subsidiaries” means collectively, 627066 Alberta Ltd., Ardley Coal Limited, Fording Coal Limited, Beachpoint Holdings Ltd., 1237207 Alberta ULC, Bitmin Resources Inc. and Fording Amalco Inc.;

“Letter of Transmittal” means the letter of transmittal forwarded by Fording to Unitholders in connection with the Arrangement, in the form accompanying the Proxy Circular;

“New Amended and Restated Declaration of Trust” means the New Amended and Restated Declaration of Trust of Fording that will provide, among other things:

(a)	that, at the time specified in this Plan of Arrangement, the Fording Trustees will be deemed to resign and the Corporate Trustee will be appointed and will become the sole trustee of Fording;

(b)	that the income arising within Fording for purposes of the Tax Act in 2008 up to and including the time of completion of the events described in Section 3.1 is deemed to have been made payable and paid to those holders of Units who received distributions made by Fording in 2008 on or before the Effective Date or pursuant to Sections 3.1(k), 3.1(p) and 3.1(q) of this Plan of Arrangement, to the extent of such distributions, or, if such distributions in total exceed such income, then to the extent of such income; and

(c)	for certain other matters required to give effect to the Transaction;

in form and substance satisfactory to Purchaser and Fording, each acting reasonably;

“NYSE” means the New York Stock Exchange;

“Partnership” means the Elk Valley Coal Partnership, a general partnership established under the laws of the Province of Alberta;

“Phantom Unit” means a notional unit equivalent in value to a Unit at the time of grant, credited by means of a bookkeeping entry to the Phantom Unit Account of a participant in the Joint Phantom Unit Plan;

“Phantom Unit Account” means the account maintained by Fording for each participant in the Joint Phantom Unit Plan to which any Phantom Units (including Phantom Units reflecting Distribution Equivalents (as such term is defined in the Joint Phantom Unit Plan)) awarded to the participant under the Joint Phantom Unit Plan are credited;

“Plan of Arrangement” means this plan of arrangement and references to “Article” or “Section” means the specified Articles or Section of this Plan of Arrangement;

“Proxy Circular” means the management information circular to be prepared by Fording for the Fording Meeting in accordance with the Arrangement Agreement;

“Purchaser” means Teck Cominco Limited, a corporation existing under the laws of Canada;

“Purchaser Shares” means the Class B subordinate voting shares in the capital of Purchaser;

“Registrar” has the meaning ascribed thereto in the Corporate Statute;

“Residual Liabilities” means all of the liabilities and other obligations of Fording existing after completion of the steps comprising this Plan of Arrangement, including all unpaid Transaction Expenses;

“Royalty” means the net profits interest computed by reference to 96% of the net production from the mines owned by the Partnership and by Elkview Mine Limited Partnership and other cash flows generated within Fording LP created by Fording LP and granted to Fording by Fording LP pursuant to the terms of the Royalty Agreement;

“Royalty Agreement” means the royalty agreement entered into between Fording and Fording LP dated December 31, 2006 which governs the Royalty;

“Royalty Agreement Amendments” means the amendments to the Royalty Agreement that will allow for the assignment of the Royalty and the rights under the Royalty Agreement and will provide that, in the event of an assignment during a Quarter, as defined in the Royalty Agreement, the Royalty payable after the commencement of the Quarter and up to and including the date of the assignment shall be deemed to accrue in equal daily increments during that Quarter, the whole to be in form and substance satisfactory to Purchaser and Fording, each acting reasonably;

“SEC” means the United States Securities and Exchange Commission, and includes any successor thereto;

“Securities Authorities” means the securities commission or similar regulatory authority in each of the provinces and territories of Canada and in the various states of the United States of America that are entitled to exercise jurisdiction over Fording or Purchaser, as applicable, and includes the SEC;

“Securityholder Consideration” means the aggregate consideration payable to the Securityholders pursuant to Sections 3.1(l), 3.1(m), 3.1(p) and 3.1(q) hereof;

“Securityholders” means, collectively the Unitholders, the registered holders of Exchange Options and the registered holders of Phantom Units;

“Sixth Anniversary” means the sixth anniversary of the Effective Date;

“Share Consideration” means in respect of each Unit (including for this purpose each Fractional Unit Interest) and Phantom Unit, 0.245 Purchaser Shares (prorated in the case of Fractional Unit Interests);

“Tax Act” means the Income Tax Act (Canada);

“Trailing D&O Coverage” has the meaning ascribed to it in the Arrangement Agreement;

“Transaction” means, collectively, the Arrangement and the other transactions contemplated by the Arrangement Agreement and in this Plan of Arrangement;

“Transaction Expenses” means all costs, expenses and fees of Fording incurred in connection with, or incidental to, the Transaction, including: (i) out-of-pocket expenses of the Fording Parties relating to the transactions contemplated by the Arrangement Agreement, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing, mailing and meeting costs; and (ii) the Trailing D&O Coverage;

“TSX” means the Toronto Stock Exchange;

“Unit Consideration” means in respect of each Unit (including for this purpose each Fractional Unit Interest) and Phantom Unit, the Cash Consideration and the Share Consideration (prorated in the case of Fractional Unit Interests);

“Units” means units of Fording;

“Unitholder Rights Plan” means the Unitholder rights plan of Fording dated as of February 28, 2003, as amended and restated on May 2, 2006, between Fording and Computershare Trust Company of Canada, as rights agent; and

“Unitholders” means the registered holders of Units and, where applicable, Fractional Unit Interests.

1.2	Certain Rules of Interpretation

In this Plan of Arrangement:

(a)	Currency — Unless otherwise specified, all references to money amounts are to lawful currency of the United States.

(b)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

(c)	Including — Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including (or includes) without limitation”.

(d)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(e)	Statutory References — A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(f)	Time — Time is of the essence in every matter or action contemplated hereunder.

(g)	Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day. If the date on which any action is required to be taken hereunder by any Person is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

ARTICLE 2
EFFECT OF THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2	Binding Effect

This Plan of Arrangement will become effective at the Effective Time and will be binding at and after the Effective Time on:

(a)	Fording;

(b)	Fording LP;

(c)	Fording ULC;

(d)	the Fording Trustees and the Fording Directors, in their capacities as trustees of Fording and directors of Fording ULC, as applicable;

(e)	the Purchaser;

(f)	the Acquiror;

(g)	all Unitholders and beneficial owners of Units and where applicable, Fractional Unit Interests (including Dissenting Unitholders);

(h)	all registered holders of Exchange Options and beneficial owners of Exchange Options;

(i)	all registered holders of Phantom Units and beneficial owners of Phantom Units;

(j)	the registrar and transfer agent in respect of the Units;

(k)	the Dissenter Trustee; and

(l)	the Depositary.

2.3	Complete Liquidation for U.S. Federal Income Tax Purposes

For United States federal income tax purposes, this Plan of Arrangement shall constitute a plan of complete liquidation of Fording and all distributions by Fording to Unitholders pursuant to this Plan of Arrangement are intended to constitute liquidating distributions within the meaning of Section 331 of the U.S. Internal Revenue Code of 1986, as amended.

ARTICLE 3
ARRANGEMENT

3.1	Events Occurring Within the Plan

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur, except as otherwise expressly noted, two minutes apart and in the following order without any further authorization, act or formality required on the part of any Person, except as expressly provided herein:

(a)	The Unitholder Rights Plan will terminate and be of no further force or effect;

(b)	The Fording LP Agreement Amendments shall become effective;

(c)	The Royalty Agreement Amendments shall become effective;

(d)	The New Amended and Restated Declaration of Trust shall become effective;

(e)	[Paragraph intentionally deleted]

(f)	Each of the Fording Trustees will be deemed to have resigned and the Corporate Trustee will be appointed and become the sole trustee of Fording;

(g)	Each of the Fording Directors and each of the directors of Acquiror will be deemed to have resigned and the directors of Fording ULC and the directors of Acquiror will be those Persons designated by the Purchaser;

(h)	Immediately before the time that the transaction described in Section 3.1(i) occurs, Fording LP will make a distribution to Fording in an amount equal to all debts owing by Fording to Fording LP, and will make such distribution by offset against such debts;

(i)	Acquiror will purchase from Fording, and Fording will transfer to Acquiror, all of the limited partnership interests in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording at a price equal to the amount described in Section 3.1(j)(vi) hereof, in consideration for the issuance by Acquiror to Fording of 10,000,000 common shares of Acquiror, and at the time of the purchase, Fording will cease to be a member of Fording LP;

(j)	Fording will transfer to Purchaser, and Purchaser will purchase from Fording, the Royalty (including all rights under the Royalty Agreement, other than any amount of Royalty accrued but not paid up to the Effective Time), all of the issued and outstanding equity securities of Acquiror, and all of the issued and outstanding equity securities of the Legacy Subsidiaries held by Fording at the Effective Time, in consideration of:

(i)	the payment by Purchaser to Fording of the Securityholder Consideration, plus

(ii)	the payment by Purchaser to Fording of sufficient cash to enable Fording, when such additional cash is combined with its otherwise available cash, to make the Final Unitholder Distribution, plus

(iii)	the assumption by the Purchaser of the Residual Liabilities,

which consideration will be allocated as follows:

(iv)	an amount equal to the fair market value of the equity securities of each of the Legacy Subsidiaries will be allocated to those securities,

(v)	97% of the remaining consideration will be allocated to the purchase of the Royalty and the rights under the Royalty Agreement from Fording, and

(vi)	3% of the remaining consideration will be allocated to the purchase of all of the equity securities of Acquiror;

and after the purchase and transfers described in this Section 3.1(j) and the transfers described in Section 3.1(r), none of Fording, the Fording Trustees, the Fording Directors or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with the Acquired Assets;

(k)	Fording will make the Final Unitholder Distribution by distributing to each Unitholder (including Dissenting Unitholders) and to each registered holder of Phantom Units, in respect of each Unit (including Fractional Unit Interests), or Phantom Unit then held, its pro-rata portion of the Final Unitholder Distribution by paying, in accordance with Article 5 of this Plan of Arrangement, such amount to the Unitholders (in the case of Unitholders other than Dissenting Unitholders) and holders of Phantom Units, and by paying such amount to the Dissenter Trustee in the case of Dissenting Unitholders, in each case less amounts withheld in respect of the distribution pursuant to Section 5.4 of this Plan of Arrangement. The payment of the Final Unitholder Distribution to the registered holders of Phantom Units as aforesaid shall be in lieu of, and shall extinguish the right of, such holders to receive additional Phantom Units under the Joint Phantom Unit Plan in connection with the Final Unitholder Distribution;

(l)	Each holder of an issued and outstanding Exchange Option shall be deemed to have exercised such holder’s Unit Appreciation Rights, as defined in the Exchange Option Plan, pursuant to the Notice of Exercise thereunder, in exchange for the payment by Fording to such registered holder, for each Exchange Option held by such holder, of an amount in cash equal to the difference between the sum of the Unit Consideration plus the Final Unitholder Distribution over the Exercise Price of such Exchange Option (less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement), and thereafter all of the Exchange Options will be terminated and none of the former holders of Exchange Options, Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Exchange Options. For the purpose of this Section 3.1(l), the cash value of the Share Consideration component of the Unit Consideration shall be calculated using the weighted average trading price per share of the Purchaser Shares on the NYSE over the last 10 trading days ending on the second trading day prior to the Effective Date;

(m)	The Effective Date shall be deemed to be a Mandatory Payment Date (as defined in the Joint Phantom Unit Plan) and at the Effective Time all of the then issued and outstanding Phantom Units shall be deemed to have vested and each holder of Phantom Units at the Effective Time shall be deemed to have elected pursuant to Section 5.4(d) of the Joint Phantom Unit Plan to redeem all Phantom Units credited to such holder’s Phantom Unit Account for an amount per Phantom Unit equal to the Unit Consideration, and

Fording shall pay and transfer to such holder the Unit Consideration to which such holder is entitled as a result of such deemed redemption (less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement); amounts paid by Fording in relation to Phantom Units held by Fording Directors and issued to them in that capacity will be deemed to have been paid by Fording on behalf of Fording ULC and will be deemed to have been funded by way of a capital contribution by Fording to Acquiror and immediately thereafter, by way of a capital contribution by Acquiror to Fording ULC and thereafter all of the Phantom Units will be terminated and none of the former holders of Phantom Units, Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Phantom Units;

(n)	[Paragraph intentionally deleted]

(o)	The Exchange Option Plan and the Joint Phantom Unit Plan will terminate and thereafter, none of Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror or any of their respective successors or assigns will have any further liability or obligation to the Securityholders under such plans or agreements and the Securityholders will have no further rights under such plans or agreements;

(p)	Fording will distribute in respect of each issued and outstanding Unit, including Fractional Unit Interests and Units and Fractional Unit Interests held by Dissenting Unitholders, as a payment under Canadian law in respect of the capital interest in Fording represented by the Unit or Fractional Unit Interest, as applicable, and not as proceeds of disposition of that capital interest, an amount per Unit (or the prorated portion thereof in the case of Fractional Unit Interests) equal to:

(i)	the Unit Consideration, less

the total of:

(ii)	any amounts in respect of the Unit or Fractional Unit Interest, as applicable, withheld pursuant to Section 5.4 of this Plan of Arrangement in respect of the amounts described in Section 3.1(p)(i) above and Section 3.1(q) below, plus

(iii)	0.001 of a Purchaser Share,

by paying and transferring such amount to the Unitholder, in the case of Unitholders other than Dissenting Unitholders, in accordance with Article 5 of this Plan of Arrangement and by paying and transferring such amount to the Dissenter Trustee in the case of Dissenting Unitholders;

(q)	Each issued and outstanding Unit, and if applicable, each outstanding Fractional Unit Interest (including Units and Fractional Unit Interests held by Dissenting Unitholders that have exercised their Dissent Rights) will be purchased by Fording for cancellation without any further act or formality and free and clear of all encumbrances (other than obligations in respect of Dissent Rights in the manner set out in Article 4) in consideration of the payment by Fording in respect of each Unit or Fractional Unit Interest, as applicable, of 0.001 of a Purchaser Share per Unit (or the pro rata portion thereof in the case of Fractional Unit Interests), which consideration shall be transferred to the Unitholder, in the case of Unitholders other than Dissenting Unitholders in accordance with Article 5 of this Plan of Arrangement and shall be transferred to the Dissenter Trustee in the case of Dissenting Unitholders, and thereafter all such Units and Fractional Unit Interests will be cancelled and none of the Unitholders or former Unitholders, any former beneficial owner of Units, Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such Units and Fractional Unit Interests (other than as applicable the obligations in respect of Dissent Rights in Article 4 and the right to receive the distributions and other amounts payable under this Plan of Arrangement in accordance with Article 5); and

(r)	Contemporaneously with the purchase of the Units under Section 3.1(q), all of the remaining assets of Fording, including the right to amounts under the Royalty accrued but not paid up to the Effective Time and any other Acquired Assets not transferred to the Purchaser pursuant to Section 3.1(j), will be transferred by Fording to Purchaser with such transfer occurring as a reduction of the consideration paid by Purchaser in respect of the purchase of assets pursuant to Section 3.1(j) hereof and in an amount equal to the fair market value of the assets transferred under this Section 3.1(r), and the reduction of the consideration will be allocated proportionately between the assets described in Section 3.1(j)(v) and (j)(vi) above, and immediately thereon Fording shall terminate and cease to exist.

In addition to the amendments to the Declaration of Trust described in the definition of “New Amended and Restated Declaration of Trust”, the Declaration of Trust shall be, and shall be deemed to be, amended to the extent necessary to facilitate the Arrangement and the steps and transactions in this Plan of Arrangement concurrent with the occurrence of each of such steps and transactions.

ARTICLE 4
DISSENTING UNITHOLDERS

4.1	Dissenting Unitholders

Each Unitholder shall have the right to dissent with respect to the Arrangement as provided in Section 191 of the Corporate Statute as though its Units or Fractional Unit Interests, as applicable, were shares of a corporation governed by the Corporate Statute, but as modified by the terms of this Plan of Arrangement and the Interim Order, provided that:

(a)	notwithstanding Section 191(5) of the Corporate Statute, the written objection to the Arrangement Resolution referred to in Section 191(5) of the Corporate Statute must be received by Fording not later than 5:00 p.m. (Calgary time) on the business day that is two business days prior to the date of the Fording Meeting;

(b)	Unitholders who duly exercise their Dissent Rights and who:

(i)	are ultimately entitled to be paid the fair value of their Units or Fractional Unit Interests, as applicable, shall, notwithstanding the provisions of Section 191 of the Corporate Statute, be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Unitholder and upon payment to the Dissenter Trustee (less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement) shall be deemed to have received and been paid the amounts described in Sections 3.1(k), 3.1(p) and 3.1(q), as applicable, of this Plan of Arrangement in respect of each Unit or Fractional Unit Interest held, and shall be deemed to have transferred their Units or Fractional Unit Interests, as applicable, free and clear of all encumbrances to Fording as described in Section 3.1(q) of this Plan of Arrangement and will only be entitled to be paid the fair value of their Units or Fractional Unit Interests, as applicable, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Unitholders not exercised their Dissent Rights in respect of such Units or Fractional Unit Interests, as applicable; or

(ii)	are ultimately not entitled to be paid the fair value for their Units or Fractional Unit Interests, as applicable, shall, notwithstanding the provisions of Section 191 of the Corporate Statute, be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Unitholder and shall be deemed to have received and been paid the amounts described in Sections 3.1(k), 3.1(p) and 3.1(q) of this Plan of Arrangement in respect of each Unit or Fractional Unit Interest, as applicable, held (which payment shall be made out of the proceeds held by the Dissenter Trustee on the same terms and conditions set out in Article 5, less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement, and subject to such Unitholder receiving their pro rata share of the net cash proceeds from the sale of the Share Consideration, in lieu of the Share Consideration, in the event that Purchaser has directed the sale of such Share Consideration), and such Unitholders shall be deemed to have transferred their Units or Fractional Unit Interests, as applicable, free and clear of all encumbrances to Fording as described in Section 3.1(q) of this Plan of Arrangement.

(c)	Any payment of fair value to which a Dissenting Unitholder is entitled shall first be made out of the proceeds paid to the Dissenter Trustee (such payment to be made on a pro rata basis to all Dissenting Unitholders who are ultimately entitled to be paid the fair value of their Units based on the number of Units or Fractional Unit Interests, as applicable, in respect of which they have exercised such Dissent Rights) with any remaining balance, after satisfaction of all of the Dissent Rights that were duly exercised, to be paid to Purchaser. Any amounts continuing to be held by the Dissenter Trustee shall, following such payments, be paid to Purchaser. Purchaser shall have the right at any time to direct the Dissenter Trustee to sell all or any part of the aggregate Share Consideration held by the Dissenter Trustee in such capacity at any time through a recognized stock exchange on such dates and at such prices as the Dissenter Trustee determines in its sole discretion, and the proceeds after deduction of expenses of disposition and amounts withheld in accordance with Section 5.4 of this Plan of Arrangement shall be substituted for the Share Consideration portion of the amount otherwise receivable under this Section; and

(d)	In addition to any other restrictions in Section 191 of the Corporate Statute, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Exchange Options; (ii) holders of Phantom Units; and (iii) Unitholders who vote, or who have or have been deemed to have instructed a proxy holder to vote, in favour of the Arrangement Resolution. The fair value of the Units or Fractional Unit Interests, as applicable, shall be determined as of the close of business on the last business day before the day on which the Arrangement is approved at the Fording Meeting.

4.2	Recognition of Dissenting Unitholders

None of Fording, the Purchaser, the Acquiror, the Unitholders, the registrar and transfer agent in respect of the Units or any other Person shall be required to recognize a Dissenting Unitholder as a holder of Units or Fractional Unit Interests, as applicable, from and after the Effective Time, nor as having any interest in Fording. The names of Dissenting Unitholders shall be deleted from the register of holders of Units maintained by Fording at the same time as the event described in Section 3.1(q).

4.3	Dissent Rights Pursuant to the Declaration of Trust

For the avoidance of doubt, the Dissent Rights shall be in lieu of and not in addition to any dissent or similar rights which Unitholders may have under the Declaration of Trust and any purported exercise of any dissent or similar rights under the Declaration of Trust shall be void ab initio.

ARTICLE 5
CERTIFICATES AND PAYMENTS

5.1	Payment of Consideration

(a)	On or before the Effective Date, in satisfaction of its payment obligations under this Plan of Arrangement, Purchaser shall, in accordance with the Arrangement Agreement, deposit with the Depositary in escrow for the benefit of Securityholders (and the Dissenter Trustee), the Securityholder Consideration and the amount payable under Section 3.1(j)(ii). As soon as practicable on or after the later of the Effective Date and the date on which a Unitholder surrenders to the Depositary for cancellation a certificate which immediately prior to the Effective Time represented outstanding Units that were purchased for cancellation under this Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Purchaser or the Depositary may reasonably require, the Unitholder shall be entitled to receive in exchange therefor, and Purchaser shall cause the Depositary to deliver, and the Depositary shall deliver to such person, a cheque (or other form of immediately available funds) representing the cash to which such Unitholder is entitled under this Plan of Arrangement in respect of such Units and, subject to Section 5.3, a certificate representing the Share Consideration to which such Unitholder is entitled under this Plan of Arrangement in respect of such Units, less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement, and any certificate so surrendered shall forthwith be cancelled. Upon such payment in full in respect of such Units represented by a properly deposited certificate, any entitlements of Unitholders under this Plan of Arrangement in relation to the Units represented by such certificate shall be extinguished and none of the Unitholders or former Unitholders, any former beneficial owner of Units, Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror or any of their respective successors or assigns will have any rights, liabilities or obligations in connection with such certificate or the Units and/or Fractional Unit Interests represented by such certificate. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Purchaser. Prior to the time of surrender of any certificate which immediately prior to the Effective Time represented Units, any dividends or other distributions declared or made with respect to the Purchaser Shares to which such Unitholder is entitled with a record date on or after the Effective Date will be made or paid to the Depositary to be held by it in trust for such Unitholder. All monies so held in trust by the Depositary shall be deposited in an interest-bearing account and any interest earned on such funds shall be for the account of Purchaser. Subject to applicable law and Section 5.1(b), at the time a certificate is so surrendered, there shall, in addition to the delivery of a certificate representing Purchaser Shares and the cash to which the applicable Unitholder is entitled, be delivered to such person, without interest, the amount of any dividend or other distribution with a record date after the Effective Date theretofore paid with respect to such Purchaser Shares. The Depositary shall transfer the Unit Consideration and the Final Unitholder Distribution in respect of the Dissenting Unitholders to the Dissenter Trustee.

(b)	Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Effective Time represented Units, shall be deemed after the Effective Time to represent only the right to receive upon such surrender the payments due under this Plan of Arrangement, as contemplated in this Plan of Arrangement, less any amounts withheld pursuant to Section 5.4 of this Plan of Arrangement. Any such certificate formerly representing Units not duly surrendered on or before the Sixth Anniversary shall cease to represent a claim by or interest of any Unitholder, of any kind or nature against or in Fording, Purchaser or the Acquiror. On the Sixth Anniversary: (i) all cash to which such Unitholder was entitled shall be deemed to have been surrendered and forfeited to Purchaser for no consideration; and (ii) the certificates representing the Purchaser Shares to which such Unitholder was entitled shall be delivered to the Purchaser for cancellation and shall be cancelled by the Purchaser and the interest of such former holder in the Purchaser Shares, together with all entitlements to dividends and distributions thereon, represented by such certificates shall be deemed to have been surrendered and forfeited to Purchaser for no consideration.

(c)	As soon as practicable on or after the Effective Date, the Depositary shall (without duplication) deliver on behalf of Fording to each holder who immediately before the Effective Time was a holder of Exchange Options or a holder of Phantom Units, in each case, as reflected on the books and records of Fording, a cheque (or other form of immediately available funds) representing the cash which such holder is entitled in respect of such Exchange Options or Phantom Units, as the case may be, under this Plan of Arrangement, and to the extent applicable, a certificate representing the Share Consideration portion of the Unit Consideration, against receipt of such documentation as the Purchaser or Fording may reasonably require acknowledging the exercise and/or termination of the Exchange Options or Phantom Units, as the case may be, held by such holder.

(d)	Any payment made by way of cheque by the Depositary that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed on or before the Sixth Anniversary, and any right or claim to payment hereunder that remains outstanding on the Sixth Anniversary shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Units, Fractional Unit Interests, Exchange Options or Phantom Units, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited (in the case of Purchaser Shares, together with all entitlements to dividends and distributions thereon) to Purchaser for no consideration.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Units that were purchased pursuant to Section 3.1(q) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration payable under this Plan of Arrangement in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be delivered shall as a condition precedent to the delivery of such payment, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as Purchaser may direct, or otherwise indemnify Purchaser and Fording, as applicable, in a manner satisfactory to Purchaser and Fording, as applicable, against any claim that may be made against Purchaser and Fording with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Fractional Purchaser Shares

(a)	Each fractional interest in a Purchaser Share, which would otherwise be distributed to a Unitholder or a registered holder of Phantom Units pursuant to the operation of this Plan of Arrangement (after aggregating all Purchaser Shares otherwise distributable to such holder) will be delivered to the Depositary as agent for such Unitholder or registered holder of Phantom Units, as applicable, and each such holder will receive a cash payment in U.S. dollars equal to such holder’s pro rata portion of the net proceeds after expenses of disposition received by the Depositary upon the sale of whole Purchaser Shares, representing an accumulation of all fractional interests in Purchaser Shares to which all such holders would otherwise be entitled hereunder, less any amounts withheld pursuant to Section 5.4.

(b)	The Depositary shall cause to be sold, on behalf of the affected Persons, all Purchaser Shares described in Section 5.3(a) through the facilities of any stock exchange upon which the Purchaser Shares are then listed as soon as reasonably practicable following the Effective Date on such dates and at such prices as the Depositary determines in its sole discretion. None of Fording, the Fording Trustees, the Fording Directors, the Fording Subsidiaries, Purchaser, Acquiror, the Depositary or any of their successors or assigns shall be liable for any loss arising out of any such sales.

(c)	The aggregate net proceeds after expenses of such sales, less any amounts withheld pursuant to Section 5.4, shall be distributed by the Depositary among the persons entitled to receive same as provided in Section 5.3(a) with amounts that would otherwise be payable to Dissenting Unitholders payable to the Dissenter Trustee. No dividend, distribution, split or other change in the capital structure of Purchaser will have any effect on any Purchaser Shares described in Section 5.3(a) and such securities will not entitle the holder thereof to exercise any rights as a security holder of Purchaser.

5.4	Withholding Taxes

Fording, the Fording Subsidiaries, Acquiror and Purchaser (and the Depositary and Dissenter Trustee on behalf of Fording) shall be entitled to deduct and withhold from any amount payable hereunder, all Taxes which any of Fording, the Fording Subsidiaries, Acquiror and Purchaser (and the Depositary and Dissenter Trustee on behalf of Fording), as applicable, are required to deduct and withhold under any provision of Tax Laws. Any such withheld amounts shall be timely remitted by Fording, the Fording Subsidiaries, Acquiror and Purchaser (and the Depositary and Dissenter Trustee on behalf of Fording), as applicable, to the appropriate Governmental Entity. All such withheld amounts shall be deemed to have been paid to the applicable Securityholders hereunder and shall be deemed to be of the same quality and nature in respect of a Securityholder as the payment from which the deduction and withholding was made.

ARTICLE 6
AMENDMENTS

6.1	Amendments

Fording reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is:

(a)	filed with the Court and, if made following the Fording Meeting, approved by the Court;

(b)	communicated to Unitholders in the manner required by the Court (if so required); and

(c)	approved by the Purchaser.

6.2	Effectiveness of Amendments Made Prior to or at the Fording Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Fording at any time prior to or at the Fording Meeting (provided that the Purchaser shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Securityholders voting at the Fording Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

6.3	Effectiveness of Amendments Made Following the Fording Meeting

(a)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Fording Meeting shall be effective only if: (i) it is consented to by each of Fording and the Purchaser (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by some or all of the Securityholders voting in the manner directed by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic or financial interests of any former holder of Units, Exchange Options or Phantom Units.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein. Nothing in this Plan of Arrangement negatively affects or is intended to negatively affect the rights of the Fording Indemnified Parties and the Identified Officers (as those terms are defined in the Arrangement Agreement) expressly set out in the Arrangement Agreement, including without limitation the rights to indemnification of the Fording Indemnified Parties in accordance with Section 5.8 and Section 5.10 of the Arrangement Agreement and the rights of the Identified Officers set out in Section 5.12 of the Arrangement Agreement.

[Remainder of page intentionally left blank.]

APPENDIX F
INTERIM ORDER

Action No. 0801-10226

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

BEFORE THE HONOURABLE	)	AT THE COURT HOUSE AT CALGARY,
JUSTICE ROMAINE	)	ALBERTA, ON TUESDAY, THE 26th DAY
IN CHAMBERS	)	OF AUGUST, 2008

INTERIM ORDER

UPON the application of Fording Arrangement Corp., the Petitioner herein; AND UPON hearing counsel for the Petitioner; AND UPON no one appearing for the Executive Director appointed under the Securities Act, R.S.A. 2000, c.S-4, as amended (the “Executive Director”), although notified of this application; AND UPON reading the Affidavit of Mr. Michael A. Grandin sworn August 26, 2008 and filed herein; AND WHEREAS capitalized terms used herein but not defined have the respective meanings ascribed thereto in the Management Information Circular of Fording dated August 21, 2008 (the “Circular”);

IT IS HEREBY ORDERED THAT:

The Meeting

1.	Fording Canadian Coal Trust (“Fording”) may call, hold and conduct a special meeting (the special meeting and any adjournment or postponement thereof is hereafter referred to as the “Meeting”) of the registered holders (the “Unitholders”) of units (“Units”) of Fording, the registered holders (the “Exchange Optionholders”) of options to purchase Units (“Exchange Options”), and the registered holders (the “Phantom Unitholders”) of notional units equivalent in value to a Unit (the “Phantom Units”) (the Unitholders, the Exchange Optionholders, and the Phantom Unitholders, collectively, the “Securityholders”), to be held in the Alberta Room at the Fairmont Palliser Hotel, 133 9th Avenue SW, Calgary, Alberta, Canada T2P 2M3 at 9:00 a.m. (Calgary time) on September 30, 2008 to, among other things:

(a)	Consider and, if deemed advisable, pass a special resolution (the “Arrangement Resolution”) to:

(i)	authorize, approve, ratify and confirm the arrangement agreement (the “Arrangement Agreement”) dated as of July 29, 2008 between Fording and Teck Cominco Limited (“Teck”), a copy of which is attached to the Circular as Appendix B, and all other transactions contemplated by the Arrangement Agreement, together with such amendments or variations as may be made thereto in accordance with the terms of the Arrangement Agreement;

(ii)	authorize, approve, ratify and confirm the arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”), substantially as set forth in the plan of arrangement (the “Plan of Arrangement”), a copy of which is attached to the Circular as Appendix E, involving, among other things, the acquisition by Teck of all of the assets of Fording and the assumption by Teck of all Fording’s liabilities, including without limitation:

(A)	the termination of the Unitholder Rights Plan;

(B)	the Fording LP Agreement Amendments and the Royalty Agreement Amendments;

(C)	the amendments to the Declaration of Trust, as may be necessary or desirable to implement or facilitate the Arrangement and also as contemplated by the Arrangement Agreement;

(D)	the transfer by Fording of all of the limited partnership interests in Fording LP held by Fording and all of the issued and outstanding equity securities of Fording ULC held by Fording;

(E)	the purchase by Teck of the Acquired Assets in consideration of the payment to Fording of the consideration set out in the Plan of Arrangement;

(F)	the termination of the Exchange Option Plan, the Joint Phantom Unit Plan and the Fording DRIP;

(G)	the distributions and other payments by Fording in accordance with the Plan of Arrangement and the purchase for cancellation by Fording of each issued and outstanding Unit held by Unitholders; and

(H)	the termination of Fording.

(iii)	authorize the trustees of Fording (the “Trustees”) to vote all securities of the Fording Subsidiaries held by Fording in favour of, and to undertake such other actions as are necessary or desirable to give effect to, the Arrangement;

(iv)	authorize and direct any two Trustees or any Trustee and an officer of Fording to execute on behalf of Fording and to deliver and to cause to be delivered, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as they shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such act or thing; and

(v)	authorize the Trustees and the members of the Board of Directors of Fording ULC, notwithstanding that the Arrangement Resolution has been passed by the Securityholders or that the Arrangement has been approved by the Court of Queen’s Bench of Alberta and without further notice to or approval of Securityholders (a) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the filing of the Articles of Arrangement giving effect to the Arrangement.

(b)	Consider such other business as may properly come before the Meeting.

2.	The Meeting shall be called, held and conducted in accordance with the Notice of Special Meeting of Securityholders (the “Notice of Meeting”), which forms part of Exhibit “A” to the Affidavit of Michael A. Grandin sworn August 26, 2008, the Declaration of Trust, the terms of this Interim Order, any further order of this Court and the rulings and directions of the Chair of the Meeting. To the extent of any inconsistency or discrepancy between this Interim Order and the Declaration of Trust, this Interim Order shall govern.

3.	The Securityholders entitled to receive the Notice of Meeting, the Notice of Petition, the Circular, the Plan of Arrangement, and the form of proxy prepared in connection with the Meeting (collectively, the “Meeting Materials”) shall be those shown on the books and records maintained by or on behalf of Fording at 5:00 p.m. (Calgary time) on August 26, 2008 (the “Record Date”).

4.	The Meeting Materials, with such amendments or additional documents as counsel for the Petitioner may advise are necessary or desirable and are not inconsistent with the terms of this Interim Order, shall be sent to:

(a)	registered Securityholders and non-registered Securityholders resident in Canada who have not objected to the release of their names, addresses and security ownership information to Fording of record at 5:00 p.m.

(Calgary time) on the Record Date, at least 21 days prior to the date of the Meeting by prepaid ordinary mail, by expedited parcel post, by courier or by delivery in person, addressed to each such Securityholder at his, her or its address, as shown on the books or records of Fording on the Record Date or on the non-objecting beneficial owner list provided to Fording by intermediaries pursuant to National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), as applicable;

(b)	non-registered Securityholders resident in Canada who have objected to the release of their names, addresses and security ownership information to Fording and all non-registered Securityholders resident outside of Canada of record at 5:00 p.m. (Calgary time) on the Record Date, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in accordance with procedures and timing requirements prescribed by NI 54-101;

(c)	the Trustees, Fording’s auditors (the “Auditors”) and the Executive Director by mailing the Meeting Materials by prepaid, ordinary mail to such persons at least 21 days prior to the date of the Meeting; and

(d)	the provincial and territorial securities commissions in Canada, the Securities and Exchange Commission in the United States, the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”), by electronically filing the Meeting Materials via the System for Electronic Document Analysis and Retrieval in Canada (“SEDAR”) and the Electronic Data Gathering, Analysis and Retrieval System in the United States (“EDGAR”) at least 21 days prior to the date of the Meeting;

and substantial compliance with this paragraph shall constitute good and sufficient notice of the Meeting.

5.	The only persons entitled to attend the Meeting shall be:

(a)	Securityholders or their proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting or such other proper form of proxy prepared for use at the Meeting which is acceptable to the transfer agent of Fording (an “Alternative Form of Proxy”);

(b)	directors and officers of affiliates of Fording, the Trustees, officers of Fording, the Auditors and the professional advisors to Fording and its affiliated entities;

(c)	the Executive Director; and

(d)	other persons with the permission of the Chair of the Meeting.

6.	Those persons entitled to vote at the Meeting shall be Securityholders of record as at 5:00 p.m. (Calgary time) on the Record Date, or their respective proxies as evidenced by a validly completed form of proxy prepared specifically for use at the Meeting or as evidenced by an Alternative Form of Proxy. Securityholders who acquire their Units, Exchange Options, or Phantom Units after the Record Date will not be entitled to vote such securities at the Meeting.

7.	The accidental failure or omission to give notice of the Meeting to any one or more Securityholders or other persons entitled to receive notice of the Meeting as aforesaid, or any failure or omission to give notice as a result of events beyond the reasonable control of Fording (including, without limitation, any inability to utilize postal services), shall not constitute a breach of this Interim Order or a defect in the calling of the Meeting and shall not invalidate any resolution passed or proceedings taken at the Meeting including but not limited to, the Arrangement Resolution.

8.	Any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to Securityholders by press release, by posting such amendments, updates or supplements on the website of Fording, by newspaper advertisement or by notice to Securityholders by prepaid ordinary mail to persons specified in paragraphs 4(a) and 4(b) herein, or by such other means as are determined to be the most appropriate method of communication by the Trustees in the circumstances.

9.	The quorum for the transaction of business at the Meeting shall be two individuals present at the opening of the Meeting being Unitholders or persons representing Unitholders by proxy who hold in the aggregate not less than 10% of the votes attached to all outstanding Units. If no quorum is present within 30 minutes after the time fixed for the Meeting, the Meeting shall be adjourned to a day which is not less than 10 days after the date of the Meeting and to such place and time as may be appointed by the Chair of the Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those Unitholders present in person or by proxy at such meeting will constitute a quorum for the reconvened meeting and any business may be brought before or dealt with at such reconvened meeting which might have been brought before or dealt with at the Meeting in accordance with the Notice of Meeting.

10.	The vote required to pass the Arrangement Resolution shall be: (i) at least 66 2/3% of the votes cast at the Meeting by Unitholders present in person or represented by proxy and entitled to vote at the Meeting, voting separately as a class; (ii) at least 66 2/3% of the votes cast at the Meeting by Securityholders present in person or represented by proxy and entitled to vote at the Meeting, voting together as a single class; and (iii) at least a simple majority of the votes cast by Unitholders, excluding the votes of Teck and certain other parties related to or affiliated with Teck that must be excluded in accordance with applicable securities laws, present in person or represented by proxy at the Meeting. For this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast. The votes shall be taken at the Meeting on the basis of one vote per Unit, one vote per Exchange Option, and one vote per Phantom Unit. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

11.	The Trustees on behalf of Fording, if deemed advisable and subject to the provisions of the Arrangement Agreement, may adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Securityholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by press release, newspaper advertisement, or by notice to the Securityholders by prepaid ordinary mail to the persons specified in paragraphs 4(a) and 4(b) herein, or by such other means as determined to be the most appropriate method of communication by the Trustees in the circumstances.

12.	The Meeting Materials, and, if applicable, any amendments, updates or supplements to any of the Meeting Materials mailed to Securityholders, and any notice of any adjournment or postponement of the Meeting, shall be deemed to have been received by the Securityholder three days after delivery thereof to the post office.

13.	In accordance with the Plan of Arrangement and the Arrangement Resolution, the Trustees on behalf of Fording may make such amendments, modifications, revisions or supplements to the Plan of Arrangement prior to the Effective Time as are permitted under its terms and under the terms of the Arrangement Agreement and, subject to compliance with the foregoing, as the Trustees, in their sole discretion, determine to be appropriate, without any additional notice to the Securityholders, unless this Honourable Court shall direct otherwise.

14.	The scrutineer for the Meeting shall be Computershare Investor Services Inc. (“Computershare”) (acting through its representatives for that purpose) and its duties shall include:

(a)	invigilating and reporting to the Chair of the Meeting on the deposit and the validity of the proxies;

(b)	reporting to the Chair of the Meeting on the quorum of the Meeting;

(c)	reporting to the Chair of the Meeting on the polls taken or ballots cast at the Meeting; and

(d)	providing to the Trustees and to the Chair written reports on matters related to their duties.

15.	The only proxies to be counted at the Meeting shall be those on completed forms of proxy prepared at the direction of Fording for purposes of the Meeting, or proxies on an Alternative Form of Proxy, and Securityholders shall be entitled to complete such proxies. Fording is hereby authorized to use the form of proxy for Unitholders in substantially the same form as is attached as part of Exhibit “A” to the Affidavit of Michael A. Grandin sworn August 26, 2008 and to use a similar form of proxy, modified appropriately, in respect of the Exchange Optionholders and Phantom Unitholders. Fording is hereby authorized, at its expense (subject to the provisions of the Arrangement Agreement), to solicit proxies, directly or through its officers, directors and employees (and employees of its affiliates), and through such agents or representatives as it may retain for that purpose, by mail, telephone or such other forms of personal or electronic communication as it may determine.

16.	The procedure for the use of proxies at the Meeting, the communication of voting instructions by Securityholders to their intermediaries or Computershare and the revocation of such proxies and voting instructions shall be as set out in the Meeting Materials or as the Chair of the Meeting shall determine.

17.	Fording may waive generally any time limits for the deposit of proxies or communication of voting instructions by the Securityholders, if the Chair of the Meeting in the exercise of his discretion deems it advisable to do so.

The Arrangement

18.	The Arrangement is an “arrangement” under subsection 193(1) of the ABCA, and it is impracticable to effect the result contemplated by the Arrangement under any provision of the ABCA other than Section 193 thereof.

Dissent Rights

19.	Registered Unitholders shall be afforded rights of dissent and valuation with respect to their Units (including an interest to which a Unitholder is entitled with respect to a fraction of a Unit (a “Fractional Unit Interest”)) in connection with the Arrangement, substantially as provided in Section 191 of the ABCA as though their Units were shares in a corporation governed by the ABCA, as modified by the terms of the Plan of Arrangement and this Interim Order, including without limitation that:

(a)	only registered Unitholders as at 5:00 p.m. (Calgary time) on the Record Date, and registered Unitholders whose Units have been registered in such Unitholder’s name after 5:00 p.m. (Calgary time) on the Record Date and who can demonstrate, to the satisfaction of Fording and Teck, beneficial ownership of the Units in respect of which the Dissent Rights are being exercised as at 5:00 p.m. (Calgary time) on the Record Date, will be entitled to dissent in respect of the Arrangement;

(b)	despite subsection 191(5) of the ABCA, dissenting Unitholders shall deliver a written objection to Fording c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1 (Attention: Tristram Mallett) prior to 5:00 p.m. (Calgary time) on Friday, September 26, 2008, or otherwise at least two business days prior to the date of the Meeting (or any postponement(s) or adjournment(s) thereof);

(c)	a dissenting Unitholder shall not vote his, hers or its Units at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(d)	a vote against the Arrangement Resolution or an abstention shall not constitute the written objection required in subparagraph (b);

(e)	a dissenting Unitholder may not exercise rights of dissent in respect of only a portion of such dissenting Unitholder’s Units but may dissent only with respect to all of the Units held by such person including, if applicable, any Fractional Unit Interest;

(f)	the exercise of such right of dissent must otherwise comply with the requirements of Section 191 of the ABCA, as modified by the Plan of Arrangement and this Interim Order;

(g)	any registered Unitholder who properly dissents from the Arrangement Resolution in compliance with Section 191 of the ABCA, as modified by the Plan of Arrangement and this Interim Order, will, in the event the Arrangement becomes effective, be deemed to have received and been paid the various distributions contemplated by the Plan of Arrangement, will be deemed to have transferred his, her or its Units (including, if applicable, any Fractional Unit Interests) to Fording and will only be entitled to be paid the fair value of his, her or its Units, and will not be entitled to any other payment or consideration, including the Final Unitholder Distribution and any other payments that would be payable under the Arrangement had such registered Unitholder not exercised his, her or its rights of dissent. In accordance with the Plan of Arrangement, the amounts deemed to have been received and been paid to a registered Unitholder who properly dissents from the Arrangement Resolution will instead be paid to the Dissenter Trustee (as such term is defined in the Plan of Arrangement), and will be used to pay the fair value of the Dissenting Unitholder’s Units including if applicable, his, her or its Fractional Unit Interests;

(h)	Teck may apply to this Court by originating notice after adoption of the Arrangement Resolution to fix the fair value of the Units of a Dissenting Unitholder, which application shall, subject to the provisions of this Interim Order, be treated for the purposes of Section 191 of the ABCA as an application under Section 191(6) of the ABCA. Notwithstanding the provisions of Section 191 of the ABCA, Teck may, but in no circumstances shall be required, to make a written offer to pay the fair value of the Units held by a Unitholder who properly dissents from the Arrangement Resolution. In the event that Teck elects to make a written offer to pay the fair value of the Units held by any such Unitholder, including, if applicable, any Fractional Unit Interest, it shall, unless the Court orders otherwise, send to each other Unitholder who properly dissents from the Arrangement Resolution, a written offer to pay the fair value of the Units held by such Unitholders including, if applicable, any Fractional Unit Interest. Every offer will be made on the same terms to each such Unitholder but no such offer shall be required to contain or be accompanied by a statement showing how the fair value was determined; and

(i)	the fair value of the Units held by a Dissenting Unitholder shall be paid in cash, shall be determined by application to this Court, shall be determined as of the close of business on the last business day occurring immediately prior to the date of the Meeting, and shall be paid, on a pro rata basis, out of the amounts held by the Dissenter Trustee, the balance to be paid by Teck.

20.	The right of registered Unitholders to dissent with respect to the Arrangement Resolution and the right to be paid the fair value for their Units substantially in accordance with the provisions of Section 191 of the ABCA as modified by this Interim Order and the Plan of Arrangement shall be the only rights of dissent in respect of the Arrangement Resolution, shall be in lieu of any and all other rights of dissent, whether under the Declaration of Trust or otherwise, and is sufficiently described in the Circular, and notice to Unitholders of the right to dissent with respect to the Arrangement Resolution shall be satisfied by delivery of the Circular in accordance with paragraphs 4(a), 4(b), and 12 of this Interim Order.

Service of Court Materials

21.	For the purposes of this Interim Order, service of the Petition herein and the Affidavit of Michael A. Grandin sworn August 26, 2008 only on the Executive Director is hereby confirmed as good and sufficient service, and service on any other person except as provided in this Interim Order is hereby dispensed with.

22.	Fording shall include in the Meeting Materials a copy of the form of this Interim Order and the Petition (collectively, the “Court Materials”), and the Court Materials shall be deemed to have been received by the Securityholders at the times specified in accordance with paragraph 12 herein, whether those persons reside within Alberta or within another jurisdiction.

23.	The sending of the Court Materials shall constitute good and sufficient service of the within proceedings upon all persons who are entitled to receive notice of the matters described herein and no other form of service need be made and no other material need be served on such persons in respect of these proceedings.

Application for Final Order

24.	Upon approval by the Securityholders of the Arrangement, in the manner set forth in this Interim Order, the Petitioner may apply to this Court for an order approving the Arrangement (the “Final Order”), which application shall be heard at the Courthouse on September 30, 2008 at 1:15 p.m. (Calgary time), or so soon thereafter as counsel may be heard.

25.	Any person desiring to appear at the hearing of the application for the Final Order shall file with the Court and serve on Fording (c/o Osler, Hoskin & Harcourt LLP at Suite 2500, TransCanada Tower, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1, Attention: Tristram J. Mallett) a Notice of Intention to Appear together with a copy of any evidence or material which is to be presented to the Court at the hearing of the application for the Final Order, on or before 4:30 p.m. (Calgary time) on September 23, 2008. In the event that the application for the Final Order is adjourned, only those parties serving a Notice of Intention to Appear in accordance with paragraph 25 of this Interim Order shall have or be entitled to Notice of the adjourned date.

Variation of Interim Order

26.	The Petitioner shall be entitled, at any time, to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

/s/ “BEC Romaine”
J.C.C.Q.B.A.

ENTERED this 26th day of August, 2008

/s/ M. Brand
CLERK OF THE COURT

Action No: 00801-10226

IN THE COURT OF QUEEN’S BENCH
OF ALBERTA
JUDICIAL CENTRE OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED;

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

INTERIM ORDER

Osler, Hoskin & Harcourt llp
Barristers and Solicitors
Suite 2500, 450 – 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1

Solicitor: Tristram J. Mallett / Cynthia L. Spry
Telephone: (403) 260-7041 / 7023
Facsimile: (403) 260-7024
Our Matter Number: 1103339

APPENDIX G
PETITION FOR FINAL ORDER

Action No. 0801-10226

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

PETITION

TO:	The Court of Queen’s Bench of Alberta

AND TO:	The Executive Director of the Alberta Securities Commission

The Petitioner, Fording Arrangement Corp., a corporation incorporated under the Business Corporations Act, R.S.A., 2000, c. B-9, as amended (the “ABCA”) states that:

1.	The Petitioner is a corporation incorporated under the ABCA as a direct wholly-owned subsidiary of Fording Canadian Coal Trust (“Fording”), having its registered office in Calgary, Alberta. At the conclusion of the transactions proposed in this proceeding, the Petitioner will be a wholly-owned subsidiary of Teck Cominco Limited (“Teck”).

2.	Fording is an open-ended mutual fund trust governed by the laws of Alberta and a Declaration of Trust dated February 26, 2003, as amended and restated on August 24, 2005 and as further amended on March 1, 2007 and as of August 18, 2008 (the “Declaration of Trust”).

3.	The head office of each of the Petitioner and Fording is located in the City of Calgary, Alberta.

4.	The Petitioner seeks the approval of this Honourable Court pursuant to Section 193 of the ABCA for a plan of arrangement (the “Arrangement”) which is proposed pursuant to the terms of an arrangement agreement (the “Arrangement Agreement”) dated July 29, 2008 between Teck and Fording.

5.	The Arrangement is an “arrangement” under subsection 193(1) of the ABCA.

6.	It is impracticable to effect the result contemplated by the Arrangement under any provision of the ABCA other than Section 193 thereof.

7.	The Class B subordinate voting shares in the capital of Teck that will be issued pursuant to the Arrangement will not be registered under the Securities Act of 1933, as amended, of the United States of America (the “1933 Act”), in reliance on Section 3(a)(10) of the 1933 Act. Section 3(a)(10) exempts from registration the offer and sale of a security which is issued in exchange for an outstanding security where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. Teck wishes to advise this Honourable Court that Teck will be relying on the Section 3(a)(10) exemption based on the Order of this Honourable Court in connection with the issuance of the Class B subordinate voting shares as part of the Arrangement.

8.	Notice of this Application has been given to the Executive Director of the Alberta Securities Commission as would be required by Section 193(8) of the ABCA if the Petitioner were a distributing corporation under the ABCA. Although the Petitioner is not a distributing corporation under the ABCA, such notice has been given because Fording is a reporting issuer under the Securities Act (Alberta), R.S.A. 2000, c. S-4, as amended.

WHEREFORE FORDING SEEKS:

(a)	an Interim Order and directions for:

(i)	the calling and holding of a meeting (the “Meeting”) of the registered holders (the “Unitholders”) of units (“Units”) of Fording, the registered holders (the “Exchange Optionholders”) of options to purchase Units (“Exchange Options”), and the registered holders (the “Phantom Unitholders”) of notional units equivalent in value to a Unit (the “Phantom Units”) (the Unitholders, the Exchange Optionholders, and the Phantom Unitholders collectively, the “Securityholders”) to, among other things, consider and vote upon the proposed Arrangement;

(ii)	the giving of notice of the Meeting and for the return of this Petition;

(iii)	the manner of conducting the vote of Securityholders at the Meeting; and

(iv)	such other matters as may be required for the proper consideration of the Arrangement;

(b)	a declaration that only the registered Unitholders shall have the right to dissent in respect of the Arrangement in a manner consistent with the provisions of Section 191 of the ABCA, as modified by the Plan of Arrangement and the Interim Order, and shall not have any other right to dissent, whether under the Declaration of Trust or otherwise;

(c)	a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair to Securityholders and other affected parties, both from a substantive and procedural perspective;

(d)	an Order approving the Arrangement pursuant to Section 193 of the ABCA and pursuant to the terms and conditions of the Arrangement Agreement as described in the Affidavit of Michael A. Grandin, Chairman and Chief Executive Officer of Fording, filed herein;

(e)	a declaration that the Arrangement will, upon the filing of Articles of Arrangement under the ABCA and the issuance of proof of filing under the ABCA, be effective under the ABCA in accordance with its terms; and

(f)	such further and other orders, declarations and directions as this Honourable Court deems just.

DATED at Calgary, Alberta, on August 26, 2008; AND DELIVERED by Osler, Hoskin & Harcourt LLP, 2500, 450 – 1st Street S.W., Calgary, Alberta, T2P 5H1, Solicitors for the Petitioner, whose address for service is in care of the said Solicitors.

ISSUED out of the Office of the Clerk of Court of Queen’s Bench of Alberta, Judicial District of Calgary, on August 26, 2008.

/s/ M. Brand
Clerk of the Court

NOTICE

TO:	THE RESPONDENTS

AND TO:	THE EXECUTIVE DIRECTOR, ALBERTA SECURITIES COMMISSION

TAKE NOTICE that Fording Arrangement Corp. intends to present this Petition to the presiding Justice in Chambers at the Court House in Calgary, Alberta, on August 26, 2008, at 1:15 p.m., or so soon thereafter as counsel may be heard.

You are entitled to appear at the above noted time and place and make representation.

AND FURTHER TAKE NOTICE that in support of this Petition will be read the Affidavit of Michael A. Grandin, Chairman and Chief Executive Officer of Fording Canadian Coal Trust, and such further and other material as counsel may advise.

Action No: 0801-10226

IN THE COURT OF QUEEN’S BENCH
OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, as amended

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING TECK COMINCO LIMITED, FORDING ARRANGEMENT CORP., FORDING CANADIAN COAL TRUST, FORDING (GP) ULC, CERTAIN SUBSIDIARIES OR OTHER AFFILIATES OF FORDING CANADIAN COAL TRUST AND TECK COMINCO LIMITED, AND THE SECURITYHOLDERS OF FORDING CANADIAN COAL TRUST

PETITION

Osler, Hoskin & Harcourt llp
Barristers and Solicitors
Suite 2500, TransCanada Tower
450 – 1st Street S.W.
Calgary, Alberta
T2P 5H1

Solicitors: Tristram Mallett / Cynthia Spry
Telephone: (403) 260-7041 / 7023
Facsimile: (403) 260-7024
Our Matter Number: 1103339

APPENDIX H

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.l)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2)

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances shall not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)	fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgement, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

APPENDIX I

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF
TECK COMINCO LIMITED

The unaudited pro forma consolidated financial statements presented herein have been prepared by Teck Cominco Limited (“Teck”) for inclusion in the Management Information Circular to which this Appendix I is attached in accordance with Canadian securities laws. They consist of the unaudited pro forma consolidated balance sheet of Teck as at June 30, 2008 and the unaudited pro forma consolidated statements of earnings of Teck for the year ended December 31, 2007 and for the six months ended June 30, 2008. Each of the forgoing are derived from the historical consolidated financial statements of Teck and Fording Canadian Coal Trust (“Fording”), which were prepared in accordance with accounting principles accepted in Canada (“Canadian GAAP”). The unaudited pro forma consolidated financial statements are prepared assuming the acquisition of the assets and the assumption of the liabilities of Fording by Teck occurred on January 1, 2007 for consolidated statement of earnings purposes and, on June 30, 2008 for consolidated balance sheet purposes in accordance with Canadian GAAP.

The unaudited pro forma consolidated financial statements have been developed from (a) the unaudited consolidated financials statements of Teck for the six months ended June 30, 2008, which were prepared in accordance with the Canadian GAAP, (b) the unaudited consolidated financial statements of Fording for the six months ended June 30, 2008, which were prepared in accordance with Canadian GAAP, (c) the audited consolidated financial statements of Teck for the year ended December 31, 2007, which were prepared in accordance with Canadian GAAP and (d) the audited consolidated financial statements of Fording for the year ended December 31, 2007 which were prepared in accordance with Canadian GAAP.

The unaudited pro forma consolidated financial statements are provided for illustrative purposes only and do not purport to represent the financial position that would have resulted had the arrangement actually been effected on June 30, 2008 or the results of operations had the arrangement been effected on January 1, 2007. Furthermore, the pro forma results of operations may not be indicative of future results. The unaudited pro forma consolidated financial statements assume that Teck has not disposed of its units in Fording.

The calculation of the purchase consideration and the allocation of the purchase price to the assets acquired and liabilities assumed of Fording as presented in these unaudited pro forma consolidated financial statements is for illustrative purposes only in connection with the preparation of the pro forma financial statements and is subject to change. The estimated fair values of the assets acquired and liabilities assumed will be determined as of the closing date of the arrangement for accounting purposes, not the date used in the preparation of these unaudited pro forma consolidated financial statements. The amounts determined may differ materially from the amounts disclosed in the unaudited pro forma consolidated balance sheet, and any such changes in the determination and allocation of the purchase price may also result in material changes to the adjustments to earnings in subsequent periods.

The unaudited pro forma consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Teck and Fording incorporated by reference into the Management Information Circular to which this Appendix I is attached.

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED BALANCE SHEET
As at June 30, 2008

			Pro Forma
			Adjustments		Pro Forma
($ millions, unaudited)	Teck	Fording	Note 3	Amounts	Teck
	A	B		C	A+B+C

ASSETS

Current assets
Cash and cash equivalents	$1,162	$273	a	(9,331)	$1,129
			a	(502)
			e	9,865
			f	(338)
Accounts receivable	902	295			1,197
Inventories and other	993	159	b	179	1,331

	3,057	727			3,657
Investments	1,815	—	a	11,201	1,075
			c	(740)
			d	(11,201)
Property, plant and equipment and other non-current assets	9,314	719	b	10,989	22,099
			c	1,077

	$14,186	$1,446			$26,831

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$775	$193			$968
Dividends payable	221	372			593
Current portion of long-term debt	32	2	e	1,705	1,737
			f	(2)

	1,028	567			3,298
Long-term debt	1,508	314	e	8,160	9,646
			f	(336)
Other liabilities	935	165	b	81	1,223
			c	42
Future income and resource taxes	2,204	134	b	99	2,785
			c	348
Minority interests	76	—			76

	5,751	1,180			17,028
Shareholders’ equity	8,435	266	a	1,368	9,803
			b	10,988
			c	(53)
			d	(11,201)

	$14,186	$1,446			$26,831

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
For the year ended December 31, 2007

			Pro Forma
			Adjustments		Pro Forma
($ millions, unaudited)	Teck	Fording	Note 3	Amounts	Teck
	A	B		C	A+B+C

Revenues	$6,371	$1,427			$7,798
Operating expenses	(3,300)	(1,040)	g	19	(4,309)
			i	12
Depreciation	(333)	(51)	g	(351)	(768)
			i	(33)

Operating profit	2,738	336			2,721

Other expenses
General and administration	(109)	(28)			(137)
Interest on long-term debt	(85)	(21)	h	(509)	(593)
			j	22
Mineral exploration	(105)				(105)
Research and development	(32)				(32)
Asset impairment charges	(69)				(69)
Other income (expense)	170	147			317

	(230)	98			(619)

	2,508	434			2,102

Provision for income and resource taxes	(795)	(112)	l	315	(592)
Minority interests	(47)				(47)
Equity earnings (loss)	(5)		i	(28)	(33)

Net earnings from continuing operations	1,661	322			1,430
Discontinued operations	(46)	11	k	(11)	(46)

Net earnings	$1,615	$333			$1,384

Earnings per share	Pro forma earnings per share (Note 5)
Basic	$3.74				$2.96
Diluted	$3.72				$2.94

Earnings per share from continuing operations	Pro forma earnings per share from continuing operations (Note 5)
Basic	$3.85				$3.06
Diluted	$3.83				$3.04

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
For the six months ended June 30, 2008

			Pro Forma
			Adjustments		Pro Forma
($ millions, unaudited)	Teck	Fording	Note 3	Amounts	Teck
	A	B		C	A+B+C

Revenues	$3,441	$1,148			$4,589
Operating expenses	(1,735)	(617)	g	10	(2,318)
			i	24
Depreciation	(213)	(29)	g	(176)	(435)
			i	(17)

Operating profit	1,493	502			1,836

Other expenses
General and administration	(70)	(23)			(93)
Interest on long-term debt	(37)	(8)	h	(258)	(294)
			j	9
Mineral exploration	(46)				(46)
Research and development	(16)				(16)
Asset impairment charge	(12)				(12)
Other income (expense)	33	(34)			(1)

	(148)	(65)			(462)

	1,345	437			1,374

Provision for income and resource taxes	(503)	(63)	l	140	(426)
Minority interests	(59)				(59)
Equity earnings (loss)	64		i	(54)	10

Net earnings from continuing operations	847	374			899
Discontinued operations	(5)				(5)

Net earnings	$842	$374			$894

Earnings per share	Pro forma earnings per share (Note 5)
Basic	$1.90				$1.87
Diluted	$1.90				$1.86

Earnings per share from continuing operations	Pro forma earnings per share from continuing operations (Note 5)
Basic	$1.92				$1.88
Diluted	$1.91				$1.87

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Expressed in Canadian dollars unless otherwise indicated
(Unaudited)

1.	BASIS OF PRESENTATION

These unaudited pro forma consolidated financial statements (the “pro forma financial statements”) of Teck Cominco Limited (“Teck”) have been prepared in accordance with generally accepted accounting principles in Canada. These pro forma financial statements do not contain all of the information required for annual financial statements. Accordingly they should be read in conjunction with the most recent annual and interim financial statements of Teck, and the most recent annual and interim financial statements of Fording Canadian Coal Trust (“Fording”).

These pro forma financial statements have been prepared assuming that the acquisition of Fording had been completed on January 1, 2007 for the unaudited pro forma consolidated statements of earnings and on June 30, 2008 for the unaudited pro forma consolidated balance sheet.

These pro forma financial statements are not intended to reflect the financial position that would have resulted had the transaction actually been effected on June 30, 2008 or the results of operations had the transaction been effected on January 1, 2007. Furthermore, the pro forma results of operations may not be indicative of future results.

2.	SIGNIFICANT ACCOUNTING POLICIES

Accounting policies used in the preparation of these pro forma financial statements are those disclosed in Teck’s audited consolidated financial statements for the year ended December 31, 2007 and Teck’s unaudited consolidated financial statements for the six months ended June 30, 2008. For the purposes of these pro forma financial statements, no attempt has been made to harmonize the accounting policies of Teck and Fording.

3.	PRO FORMA ADJUSTMENTS

The acquisition of the net assets of Fording by Teck is accounted for using the purchase method. Accordingly, Fording’s assets and liabilities are measured at their estimated individual fair values on the date of the acquisition. Teck owned 30 million units or approximately 19.82% of Fording prior to the Acquisition and accounted for its interest in Fording using the equity method. Accordingly, the 19.82% proportion of Fording’s net assets were measured based on the estimated fair values at the dates that those units were acquired. Teck’s investment in Fording and Fording’s net assets are eliminated upon consolidation. Teck’s assets and liabilities are not revalued as part of this process.

The pro forma financial statements assume the completion of a business combination at June 30, 2008 whereby all of the assets of Fording, are acquired by way of a plan arrangement for total consideration of $11,201 million, comprising 36.5 million Class B subordinate voting shares of Teck and $9,833 million in cash.

The measurement of the share component of the purchase consideration in the pro forma financial statements is based on the Teck Class B subordinate voting share price of $39.46. The share price is determined using the average closing price on the New York Stock Exchange on the last two trading days prior to the announcement of the Fording offer.

The calculation of the purchase consideration and the allocation of the purchase price to the assets and liabilities of Fording as presented in these pro forma financial statements is preliminary and subject to change. In arriving at the fair values of assets and liabilities, Teck has made assumptions and estimates. The actual fair values of the assets and liabilities will be determined as of the date of the acquisition, not the dates used in the preparation of these pro forma financial statements. The amounts determined may differ materially from the amounts disclosed in the purchase price allocation set out in (b) below due to changes in the estimates of fair values of the assets and liabilities as more information is available for assessment. Any such changes in the determination and allocation of the purchase price could also result in changes to the adjustments to earnings in subsequent periods.

     Balance Sheet Adjustments:

Adjustments related to the pro forma consolidated balance sheet as at June 30, 2008 have been made as follows:

(a)	To record the purchase of Fording assets for cash and the issuance of Teck shares as follows:

($ millions)

Cash portion of the Fording Acquisition	$9,331
Issue of 36.5 million Teck subordinate voting shares(1)	1,368

10,699
Transaction costs, taxes and other	502

Total purchase price	$11,201

(1)	The price was calculated using a price of $39.46 for each Teck subordinate voting share issued, net of deemed issue costs.

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Expressed in Canadian dollars unless otherwise indicated
(Unaudited)

(b)	The following allocates the purchase price based on management’s preliminary estimate of fair values after giving effect to (a) above:

	Fording		Fording
	Book Value	Fair Value	Fair Value
($ millions)	(80.18%)	Adjustments	(80.18%)

Cash and cash equivalents	$219	$—	$219
Inventories	127	179	306
Other current assets	237	—	237
Property, plant and equipment and other non-current assets	576	10,989	11,565

Total assets	$1,159	$11,168	$12,327

Current portion of long-term debt	$2	$—	$2
Other current liabilities	453	—	453
Long-term debt	252	—	252
Other liabilities	132	81	213
Future income and resource taxes	107	99	206

Total liabilities	$946	$180	$1,126

Net assets purchased	$213	$10,988	$11,201

(c)	To reclassify the historic purchase price adjustments on the 19.82% of Fording units held prior to the Acquisition from equity investments to the balance sheet items to which they relate.

(d)	To eliminate the 80.18% investment in Fording on consolidation.

(e)	To record the proceeds of the additional $10 billion of debt less $135 million in transaction fees to finance the cash portion of the Acquisition. These statements assume a drawdown of a bridge facility of $6 billion of which $5 billion will be replaced by the issuance of long-term bonds either prior to or shortly after the Acquisition, with the remainder of the bridge facility to be retired by operating cash flow. The remaining $4 billion debt is an amortizing 3 year term loan.

(f)	To record the repayment of Fording and Elk Valley Coal Partnership debt at the date of the Acquisition.

     Income Statement Adjustments:

(g)	To depreciate and amortize the preliminary fair value adjustments as set out in (b) above.

(h)	To record interest expense on the debt incurred to finance the Acquisition.

(i)	To eliminate Teck’s equity earnings from Fording units held prior to the Acquisition and to reclassify depreciation of the historic purchase price adjustments on the 19.82% of Fording units held prior to the Acquisition from equity earnings to the statement of earnings line items to which they relate.

(j)	To eliminate interest expense on Fording and Elk Valley Coal Partnership debt per (f) above.

(k)	To eliminate the results of Fording’s discontinued operations, which are not part of the Acquisition.

(l)	To provide for taxes on the above items.

4.	ITEMS NOT ADJUSTED

The adjustments made to the pro forma consolidated statements of earnings reflect only those items that are expected to recur and do not include one-time charges to income that are expected to occur immediately following the transaction. In addition, the pro forma consolidated statements of earnings do not give effect to operating efficiencies, cost savings and synergies that may result from the Acquisition.

TECK COMINCO LIMITED
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Expressed in Canadian dollars unless otherwise indicated
(Unaudited)

5.	PRO FORMA EARNINGS PER SHARE INFORMATION

	Six Months Ended	Year Ended
	June 30, 2008	December 31, 2007

Basic pro forma earnings per share computation
Numerator ($ millions):
Pro forma net earnings from continuing operations	$899	$1,430
Pro forma net earnings from discontinued operation	(5)	(46)

Pro forma net earnings available to shareholders	$894	$1,384

Denominator (thousands of shares):
Teck weighted average shares outstanding	442,200	431,498
Shares issued to Fording unitholders	36,481	36,481

Pro forma weighted average shares outstanding	478,681	467,979

Basic pro forma earnings per share	$1.87	$2.96
Basic pro forma earnings per share from continuing operations	$1.88	$3.06

Diluted pro forma earnings per share computation
Numerator ($ millions)
Pro forma net earnings available to shareholders, assuming dilution	$894	$1,384
Pro forma net earnings available to shareholders from continuing operations, assuming dilution	899	1,430

Denominator (thousands of shares):
Pro forma weighted average shares outstanding	478,681	467,979
Dilutive effect of Teck Class B Share options	1,774	2,229

Pro forma weighted average shares outstanding	480,455	470,208

Diluted pro forma earnings per share	$1.86	$2.94
Diluted pro forma earnings per share from continuing operations	$1.87	$3.04

APPENDIX J

COMPARISON OF RIGHTS AS A UNITHOLDER OF FORDING
AND AS A CLASS B SHAREHOLDER OF TECK

Upon successful completion of the Arrangement, Unitholders will hold Class B Shares of Teck (as defined below). Unlike Fording, where rights of Unitholders are governed by the Declaration of Trust, Teck is a corporation existing under the laws of Canada, and as such, the rights of shareholders of Teck are governed by the Canada Business Corporations Act (the “CBCA”) and Teck’s articles and by-laws.

While the Declaration of Trust provides Unitholders with many of the same rights and remedies as are enjoyed by holders of Class B Shares, a summary of some of the material differences is provided below. This summary is not an exhaustive review and reference should be made to the full text of the articles and by-laws of Teck, the Declaration of Trust and the CBCA, and any regulations thereunder, for particulars of any differences between them. Unitholders should consult their legal or other professional advisors with respect to the implications of holding Class B Shares instead of Units. Any capitalized terms used but not defined herein shall have the meaning given them in the Circular to which this Appendix is attached.

Authorized Capital

Fording — Beneficial interests in Fording are divided into a single class of Units. The aggregate number of Units that Fording may issue is unlimited. As at September 6, 2008, 150,175,327 Units were outstanding. All Units are of the same class with equal rights and privileges.

Teck — Teck is authorized to issue an unlimited number of Class A Shares and Class B Shares and an unlimited number of preference shares, issuable in series. As at September 6, 2008, there were outstanding 9,353,470 Class A Shares, 440,758,619 Class B Shares (or 445,489,332 calculated on a fully-diluted basis, excluding the conversion rights of holders of Class A Shares) and no preference shares.

Class A Shares carry the right to 100 votes per share. Class B Shares carry the right to one vote per share. Each Class A Share is convertible, at the option of the holder, into one Class B Share. The attributes of the Class B Shares contain so-called “coattail provisions” which provide that, if an offer (an “Exclusionary Offer”) to purchase Class A Shares that is required to be made to all or substantially all holders thereof is not made concurrently with an offer to purchase Class B Shares on identical terms, then each Class B Share will be convertible into one Class A Share. The Class B Shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A Shares (excluding those shares held by the person making the Exclusionary Offer). If an offer to purchase Class A Shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid” or is otherwise exempt from any requirement that such offer be made to all or substantially all holders of Class A Shares, the coattail provisions will not apply. In all other respects, the Class A Shares and Class B Shares rank equally, including in respect of dividends and the right to receive the remaining property of Teck upon dissolution. No dividends may be paid on the Class A Shares or the Class B Shares unless all dividends on any preference shares outstanding have been paid.

Distributions/Dividends

Fording — In accordance with Fording’s current distribution policy, Fording distributes all of its distributable cash to Unitholders by way of quarterly distributions. The distribution policy of Fording may, however, be changed from time to time in the discretion of the Trustees. See “Information Concerning Fording — Distribution Policy” in the Circular.

Teck — Subject to the rights, privileges, restrictions and conditions attaching to any preference shares, the holders of Class A Shares and Class B Shares are entitled to dividends as may be declared by the board of directors of Teck in their discretion out of funds legally available therefor. Teck may not pay dividends on its outstanding Class A Shares or Class B Shares unless all dividends on any preferred shares outstanding have been paid. Dividends on Class B Shares are fixed by the board of directors of Teck from time to time in its sole discretion having regard to Teck’s capital requirements, and may change or be eliminated as business conditions warrant. In April, 2008 Teck announced a dividend payment of $0.50 per share on outstanding Class A Shares and Class B Shares to be paid on July 2, 2008 to shareholders of record on June 16, 2008. There can be no assurances that Teck will continue to pay dividends on the Class B Shares at this rate, or at all, in the future.

Voting Rights

Fording — The Units have voting rights and carry the right to one vote per Unit.

Teck — The Class B Shares have voting rights and carry the right to one vote per Class B Share. However, the Class B Shares are subordinate voting shares in that they carry only one vote per share while the Class A Shares carry 100 votes per share. Each Class A Share is convertible, at the option of the holder, into one Class B Share. Because of this dual class structure, holders of Class A Shares may be able to control matters submitted to Teck shareholders for approval (other than matters requiring separate class votes) even if the holders of Class A Shares own less than 50% of the sum of all outstanding Class A Shares and all outstanding Class B Shares. This concentrated control may limit the ability of holders of Class B Shares to influence corporate matters which are submitted to Teck’s shareholders for approval, including with regard to any proposed change of control.

The attributes of the Class B Shares contain so-called “coattail provisions” which provide that, if an Exclusionary Offer to purchase Class A Shares that is required to be made to all or substantially all holders thereof is not made concurrently with an offer to purchase Class B Shares on identical terms, then each Class B Share will be convertible into one Class A Share. The Class B Shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A Shares (excluding those shares held by the person making the Exclusionary Offer). If an offer to purchase Class A Shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid” or is otherwise exempt from any requirement that such offer be made to all or substantially all holders of Class A Shares, the coattail provisions will not apply.

Based on the issuance of approximately 36.8 million Class B Shares in connection with the Arrangement and the number of Class A Shares and Class B Shares outstanding as of September 6, 2008, Unitholders will hold approximately 7.7% of the Class B Shares and approximately 7.6% of the total number of Class B Shares and Class A Shares outstanding upon the completion of the proposed acquisition of the assets of Fording. Holders of Class A Shares will hold approximately 1.9% of the total number of outstanding Class B Shares and Class A Shares. Because of the dual class structure, Unitholders will hold approximately 2.6% of the total voting rights attached to outstanding Class B Shares and Class A Shares. Holders of Class B Shares, as a group, and holders of Class A Shares, as a group, will hold approximately 33.8% and 66.2%, respectively, of the total voting rights attached to outstanding Class B Shares and Class A Shares. The single largest holder of Class A Shares will hold approximately 30.5% of the total voting rights attached to outstanding Class B Shares and Class A Shares.

As a result of this issuance and the dual class structure, Unitholders’ ownership and voting interests in Teck will be significantly diluted, relative to Unitholders’ current proportional ownership and voting interest in Fording. See “Information Concerning Teck-Description of Share Capital” and “Risk Factors Relating to the Arrangement” in the Circular.

Liquidation/Dissolution

Fording — Each Unit represents an equal, fractional, undivided beneficial interest in any net assets of Fording in the event of termination or winding-up of Fording.

Teck — Any preference shares of Teck rank in priority to the holders of Class A Shares and Class B Shares with respect to the right to receive the remaining property in the event of liquidation, dissolution or winding-up of Teck. Subject to the rights, privileges, restrictions and conditions attaching to any preference shares of Teck, the holders of Class A Shares and Class B Shares rank equally with respect to the right to receive the remaining property on liquidation, dissolution or winding-up of Teck.

Redemption Rights

Fording — Units are redeemable at any time on demand by the holders thereof upon delivery to Fording of a duly completed and properly executed notice requesting redemption in a form approved by the Trustees, in accordance with the terms and conditions of the Declaration of Trust. A Unitholder exercising the right of redemption will receive a price per Unit calculated in accordance with the Declaration of Trust as of the date such Units were tendered to Fording for redemption.

Teck — No redemption rights exist for holders of Class B Shares.

Dissent Rights

Both the CBCA and the Declaration of Trust provide for dissent rights in certain circumstances under which holders of Class B Shares and Unitholders, as applicable, are entitled to receive the fair value of their shares or Units where certain fundamental changes affecting Teck or Fording are undertaken.

Oppression and Similar Actions

Fording — The Declaration of Trust does not provide Unitholders with rights comparable to the oppression remedy or the right to bring a derivative action described below.

Teck — Holders of Class B Shares have recourse to an oppression remedy that is available to shareholders of a CBCA corporation where the corporation undertakes actions that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of securityholders and certain other parties. The CBCA also permits shareholders to bring or intervene in derivative actions in the name of the corporation or any of its subsidiaries, with the leave of a court.

Unitholder or Shareholder Meetings

Fording — The Declaration of Trust provides that annual meetings of Unitholders will be called within 180 days after the end of each fiscal year of Fording. The Declaration of Trust provides that special meetings of Unitholders may be called at any time by the Trustees and shall be called by the Trustees upon a written request of Unitholders holding in the aggregate not less than 10% of the Units then outstanding.

Teck — Under the CBCA, annual meetings must be called within 18 months of a corporation coming into existence, and subsequently not later than 15 months after the last preceding annual meeting, and the holders of not less than 5% of the voting shares of the corporation may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Unitholder or Shareholder Proposals

Fording — The Declaration of Trust is silent on Unitholder proposals, and provides that a Unitholder vote shall only bind Trustees with respect to matters submitted to a vote of the Unitholders by the Trustees on the express basis that it be a binding vote and with respect to certain matters set out in the Declaration of Trust, including amendments to the Declaration of Trust, the election of Trustees, and certain fundamental changes.

Teck — Under the CBCA, shareholder proposals may be submitted by both registered and beneficial shareholders who are entitled to vote at an annual shareholders’ meeting. Under the CBCA, only holders of not less than 5% of the voting shares may submit a proposal with respect to the election of directors.

Director Residency Requirements

Fording — The Declaration of Trust provides that a majority of the Trustees must be resident Canadians.

Teck — Under the CBCA, at least 25% of a company’s directors must be resident Canadians.

Quorum for Meetings of the Shareholders

Fording — The Declaration of Trust provides that a quorum for any meeting of Unitholders is not less than two persons who are, or who represent by proxy, Unitholders who in the aggregate hold not less than 10% of the votes attached to all outstanding Units.

Teck — Teck’s by-laws provide that a quorum for any meeting of shareholders is not less than three persons who are, present in person or represented by proxy and hold or represent in the aggregate not less than 20% of the votes entitled to be cast at the meeting.

Short Selling

Fording — The Declaration of Trust does not contain any restrictions on short selling.

Teck — Under the CBCA, insiders of the corporation are prohibited from short selling any securities of the corporation.

APPENDIX K

Information about Fording Canadian Coal Trust

Fording is an open-ended mutual fund trust. The principal address of Fording and for each person listed below (unless otherwise stated) is c/o Fording Canadian Coal Trust, Suite 1000, 205-9th Avenue SE, Calgary, Alberta, Canada T2G 0R3. The applicable telephone number is (403) 260-9878.

During the last five years, none of Fording or the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

The following table sets forth the citizenship and current position and principal occupation of Fording’s executive officers and trustees, as well as, for each, the material occupations, positions, offices or employment held by the relevant person during the last five years and the name and principal business address where such occupations, positions, offices or employment occurred and the starting and ending dates:

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
Michael A. Grandin	Chairman, Chief Executive Officer, Trustee	Mr. Grandin is Chair and Chief Executive Officer of each of Fording and Fording ULC. He has held these positions since the formation of Fording in February 2003 and the incorporation of Fording ULC in 2005. Mr. Grandin was a director of the predecessor corporation of Fording from 2001 to 2003. From February 2004 to January 2006, Mr. Grandin served as Dean of the Haskayne School of Business at the University of Calgary. He is also a director of EnCana Corporation, BNS Split Corp. II, and the Investment Dealers Association of Canada.	Canada

Boyd Payne	President	Mr. Payne was appointed President of Fording and Fording ULC in January 2007 and President and Chief Executive Officer of the Elk Valley Coal Partnership (the “Partnership”) in August 2006. From 2001 to 2006, Mr. Payne was Vice President, Marketing for BHP Billiton in Singapore.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
James Brown	Vice President	Mr. Brown is Vice President of Fording, Fording ULC and the Partnership. He was appointed to these positions in April 2008. Prior to that time he was a Vice President and Chief Financial Officer of Fording, Fording ULC and the Partnership. He was appointed to these positions in October 2005. He has 28 years’ experience in the oil and gas industry, including ten years as Chief Financial Officer with High Point Resources Inc., Dorset Exploration Ltd., Richland Petroleum Inc. and Terraquest Energy Inc. Mr. Brown is a director of Culane Energy Inc., Twin Butte Energy Ltd., Heritage Park Society and Calgary Handi-Bus Association. He is a member of Financial Executives International Canada, and has served as President of both the Calgary and Regina chapters.	Canada

James Jones	Vice President Human Resources and Legal Affairs	Mr. Jones is the Vice President, Human Resources and Legal Affairs of Fording, Fording ULC and the Partnership. He also serves as Secretary of these entities. He has held the position of Secretary since 2003 and was appointed a Vice President of Fording and the Partnership in March 2004 and of Fording ULC in 2005. Mr. Jones was Secretary of the predecessor corporation of Fording from 2001 to 2003. He is chairman of Neptune Bulk Terminals (Canada) Ltd and a director of a Bitmin Resources Inc., the Resource Industry Training Organization of British Columbia and the Mining Association of Canada.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
Mark Gow	Vice President and Chief Financial Officer	Mr. Gow is the Vice President and Chief Financial Officer of Fording, Fording ULC and the Partnership. He was appointed to these positions in April 2008. Formerly, Mr. Gow was the Vice President, Finance of Fording, Fording ULC and the Partnership. He was appointed to these positions with Fording, Fording ULC and the Partnership in May 2007. Prior to that, Mr. Gow was the Controller of Fording, Fording ULC and the Partnership. He was appointed to these positions with Fording and the Partnership in April 2004 and to Fording ULC in 2005. Prior to being appointed Controller, he had served as Director, Investor Relations of Fording since February 2003. Mr. Gow was Director, Investor Relations of the predecessor corporation of Fording from 2001 to 2003.	Canada and USA

Paul Clements	Controller	Mr. Clements, C.A., is currently Controller of Fording, Fording ULC and the Partnership. Mr. Clements was appointed to these positions in May 2007. Mr. Clements joined the Partnership as Director of Financial Reporting in October 2006. From 2004 to 2005, he was Corporate Controller of Hitachi Data Systems Corporation in San Jose, California. Mr. Clements was previously with BEA Systems, Inc. and Ernst & Young LLP. He is a member of the Institute of Chartered Accountants of Nova Scotia and Financial Executives International Canada.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
Richard T. Mahler	Trustee	Mr. Mahler, of Vancouver, British Columbia, Canada, has served as a Trustee since 2007 and has served as a Director since 2003. Mr. Mahler was Executive Vice President and Chief Financial Officer of Finning International Inc., the world’s largest Caterpillar dealer, from 1990 until his retirement in 2003. Mr. Mahler is Chair of Partnerships British Columbia (a provincial Crown corporation formed to deliver public services through public/private partnerships) and Chair of Sterling Shoes Income Fund. He is also Chair of VGH/UBC Hospital Foundation and a trustee of Swiss Water Income Fund.	Canada

Michael S. Parrett	Trustee	Mr. Parrett, of Aurora, Ontario, Canada, has served as a Trustee and as a Director since 2003. Mr. Parrett is an independent consultant with over 25 years of experience in the mining industry.	Canada

Donald A. Pether	Trustee	Mr. Pether, of Dundas, Ontario, Canada, has served as a Trustee since 2007. Mr. Pether stepped down as Chair of the Board of Dofasco Inc. on April 13, 2007 a position he held since July 2006 when he retired as President and Chief Executive Officer. Prior to his appointment as President and Chief Executive Officer in 2003, Mr. Pether held progressively senior positions since joining the company in 1970. Mr. Pether is currently Chair of the Board of the Hamilton Health Sciences Foundation, is Vice-Chair of the Board of Governors for McMaster University, and is Chair of the Board of the McMaster Innovation Park. He sits on the Council of Governors for the Art Gallery of Hamilton and the Advisory Board for CH Television. Mr. Pether is also a Board member of Samuel Manu-Tech Inc.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
Warren S. R. Seyffert	Trustee	Mr. Seyffert, of Toronto, Ontario, Canada, has served as a Trustee since 2007. Mr. Seyffert was counsel to Lang Michener LLP from 2002 to 2007. Mr. Seyffert joined the Board of Directors of Teck Corporation in 1989 and was a member of the Board of Directors of Cominco Limited from 2000 to the date of the merger that created Teck Cominco Limited in 2001. Mr. Seyffert is a Director of various public and private corporations including Teck Cominco Limited, Allstate Insurance Company of Canada, Pembridge Insurance Company. The Kensington Health Centre, and St Andrew Goldfields Ltd. and is an Honourary Trustee of the Royal Ontario Museum.	Canada

Principal business address: Lang Michener LLP 181 Bay Street Suite 2500 Toronto, Ontario M5J 2T7

Peter Valentine	Trustee	Mr. Valentine, of Calgary, Alberta, Canada, has served as a Trustee since 2003. Mr. Valentine is President of Consult P2 Inc. He was Senior Advisor to the President and Chief Executive Officer of the Calgary Health Region and Senior Advisor to the Dean of Medicine, University of Calgary for five years ending in January 2007. He is a director of Livingston International Income Fund, Primewest Energy Trust, Superior Plus Income Fund and Resmore Trust Company. He is the past Chair of the Board of Governors of CCAF-FCVI Inc. and has previously served as chair of the Financial Advisory Committee of the Alberta Securities Commission and as a member of the Accounting Standards Board and the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording	Occupation Over Previous 5 Years	Citizenship
John B. Zaozirny	Trustee	Mr. Zaozirny, of Calgary, Alberta, Canada, has served as a Trustee since 2003. Mr. Zaozirny was a director of the predecessor to Fording from 1986 to 2003. He has been counsel to McCarthy Tetrault LLP, Barristers and Solicitors, since 1987. He has served as Vice Chairman of Canaccord Capital Corporation since 1996 and is also a director of Canadian Oil Sands Investments Inc., Computer Modelling Group, Candax Energy Inc., Pengrowth Corporation, Provident Energy Ltd., Bankers Petroleum Inc., Bayou Bend Petroleum Ltd., Costal Energy Corp. and TerraVest Income Fund. He is a Governor of the Business Council of British Columbia and a member of the Law Societies of Alberta and British Columbia.	Canada

Principal business address: McCarthy Tetrault LLP 3300, 421 – 7th Avenue SW Calgary, Alberta T2P 4K9

Information about Fording ULC

Fording ULC is an unlimited liability company under the Companies Act (Nova Scotia). The principal address of Fording ULC and for each person listed below (unless otherwise stated) is c/o Fording (GP) ULC, Suite 1000 205-9th Avenue SE, Calgary, Alberta, Canada T2G 0R3. The applicable telephone number is (403) 260-9878.

Fording ULC is an indirect, wholly-owned subsidiary of Fording. Fording ULC is the sole general partner of Fording LP and holds a 0.01% general partnership interest in Fording Limited Partnership, the entity that holds directly Fording’s 60% interest in the Partnership.

During the last five years, none of Fording ULC or the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

The following table sets forth the citizenship and current position and principal occupation of Fording ULC’s executive officers and directors, as well as, for each, the material occupations, positions, offices or employment held by the relevant person during the last five years and the name and principal business address where such occupations, positions, offices or employment occurred and the starting and ending dates:

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
Michael A. Grandin	Chairman, Chief Executive Officer, Director	Mr. Grandin is Chair and Chief Executive Officer of each of Fording and Fording ULC. He has held these positions since the formation of Fording in February 2003 and the incorporation of Fording ULC in 2005. Mr. Grandin was a director of the predecessor corporation of Fording from 2001 to 2003. From February 2004 to January 2006, Mr. Grandin served as Dean of the Haskayne School of Business at the University of Calgary. He is also a director of EnCana Corporation, BNS Split Corp. II, and the Investment Dealers Association of Canada.	Canada

Boyd Payne	President	Mr. Payne was appointed President of Fording and Fording ULC in January 2007 and President and Chief Executive Officer of the Partnership in August 2006. From 2001 to 2006, Mr. Payne was Vice President, Marketing for BHP Billiton in Singapore.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
James Brown	Vice President	Mr. Brown is Vice President of Fording, Fording ULC and the Partnership. He was appointed to these positions in April 2008. Prior to that time he was a Vice President and Chief Financial Officer of Fording, Fording ULC and the Partnership. He was appointed to these positions in October 2005. He has 28 years’ experience in the oil and gas industry, including ten years as Chief Financial Officer with High Point Resources Inc., Dorset Exploration Ltd., Richland Petroleum Inc. and Terraquest Energy Inc. Mr. Brown is a director of Culane Energy Inc., Twin Butte Energy Ltd., Heritage Park Society and Calgary Handi-Bus Association. He is a member of Financial Executives International Canada, and has served as President of both the Calgary and Regina chapters.	Canada

James Jones	Vice President Human Resources and Legal Affairs	Mr. Jones is the Vice President, Human Resources and Legal Affairs of Fording, Fording ULC and the Partnership. He also serves as Secretary of these entities. He has held the position of Secretary since 2003 and was appointed a Vice President of Fording and the Partnership in March 2004 and of Fording ULC in 2005. Mr. Jones was Secretary of the predecessor corporation of Fording from 2001 to 2003. He is chairman of Neptune Bulk Terminals (Canada) Ltd and a director of a Bitmin Resources Inc., the Resource Industry Training Organization of British Columbia and the Mining Association of Canada.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
Mark Gow	Vice President and Chief Financial Officer	Mr. Gow is the Vice President and Chief Financial Officer of Fording, Fording ULC and the Partnership. He was appointed to these positions in April 2008. Formerly, Mr. Gow was the Vice President, Finance of Fording, Fording ULC and the Partnership. He was appointed to these positions with Fording, Fording ULC and the Partnership in May 2007. Prior to that, Mr. Gow was the Controller of Fording, Fording ULC and the Partnership. He was appointed to these positions with Fording and the Partnership in April 2004 and to Fording ULC in 2005. Prior to being appointed Controller, he had served as Director, Investor Relations of Fording since February 2003. Mr. Gow was Director, Investor Relations of the predecessor corporation of Fording from 2001 to 2003.	Canada and USA

Paul Clements	Controller	Mr. Clements, C.A., is currently Controller of Fording, Fording ULC and the Partnership. Mr. Clements was appointed to these positions in May 2007. Mr. Clements joined the Partnership as Director of Financial Reporting in October 2006. From 2004 to 2005, he was Corporate Controller of Hitachi Data Systems Corporation in San Jose, California. Mr. Clements was previously with BEA Systems, Inc. and Ernst & Young LLP. He is a member of the Institute of Chartered Accountants of Nova Scotia and Financial Executives International Canada.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
Dawn L. Farrell	Director	Mrs. Farrell, of Calgary, Alberta, Canada, has served as a Director since 2004. Mrs. Farrell is the Executive Vice President, Commercial Operations and Development of TransAlta Corporation. Prior to rejoining TransAlta in 2007, she held the position of Executive Vice President, Engineering, Aboriginal Relations and Generations, BC Hydro. Prior to joining BC Hydro in May 2003, Mrs. Farrell was Executive Vice President, Corporate Development for TransAlta Corporation. Mrs. Farrell is a director of New Relationship Trust in British Columbia and has participated on a number of boards, including Mount Royal College, Mount Royal College Foundation, Mercury Electric, Vision Quest Windelectric, TransAlta Cogeneration and MEGA.	Canada

Principal business address: TransAlta Corporation 110 – 12th Avenue SW Calgary, Alberta T2R 0G7

Donald R. Lindsay	Director	Mr. Lindsay, of Vancouver, British Columbia, Canada, has served as a Director since 2005. Mr. Lindsay is President and Chief Executive Officer and a director of Teck. Prior to joining Teck in January 2005, Mr. Lindsay was president of CIBC World Markets since 2001 where he was responsible for the Investment and Corporate Banking Division and the Asia Pacific Region. Earlier in his career, he was the Head of CIBC’s Global Mining Group.	Canada

Principal business address: Teck Cominco Limited Suite 600, 200 Burrard Street Vancouver, British Columbia V6C 3L9

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
Richard T. Mahler	Director	Mr. Mahler, of Vancouver, British Columbia, Canada, has served as a Trustee since 2007 and has served as a Director since 2003. Mr. Mahler was Executive Vice President and Chief Financial Officer of Finning International Inc., the world’s largest Caterpillar dealer, from 1990 until his retirement in 2003. Mr. Mahler is Chair of Partnerships British Columbia (a provincial Crown corporation formed to deliver public services through public/private partnerships) and Chair of Sterling Shoes Income Fund. He is also Chair of VGH/UBC Hospital Foundation and a trustee of Swiss Water Income Fund.

Dr. Thomas J. O’Neil	Director	Dr. O’Neil, of Prescott, Arizona, USA, has served as a Director since 2003. From 1991 until his retirement in July 2003, Dr. O’Neil was President and Chief Operating Officer of iron ore miner Cleveland-Cliffs Inc. He is a director of Thompson Creek Metals Co. and a past director of Peru Cooper Inc., Hecla Mining Company, Homestake Mining Company and the Minerals Information Institute. He is a Trustee of National Mining Hall of Fame and Museum and was the 2003 President of the Society for Mining, Metallurgy and Exploration where is also a Distinguished Member.	USA

Michael S. Parrett	Director	Mr. Parrett, of Aurora, Ontario, Canada, has served as a Trustee and as a Director since 2003. Mr. Parrett is an independent consultant with over 25 years of experience in the mining industry.	Canada

	Position with	Principal Occupation:	Country of
Name	Fording ULC	Occupation Over Previous 5 Years	Citizenship
L.I. (Ike) Prillaman	Director	Mr. Prillaman, of Virginia Beach, Virginia, USA, has served as a Director since 2006. Mr. Prillaman was Vice Chairman and Chief Marketing Officer of Norfolk Southern Corporation until his retirement in 2006. Mr. Prillaman joined Norfolk Southern in 1970 and at various times held the positions of Executive Vice President, Marketing, Vice President Properties, Vice President and Controller, and Chief Internal Auditor. Mr. Prillaman is a member of the American Institute and the Virginia Association of Certified Public Accountants. He was a member of the Board of Directors of the US Chamber of Commerce for five years ending in 2006, and an associate member of the Coal International Advisory Board of the International Energy Association. He is currently a member of the Virginia Economic Development Partnership and the Board of Trustees of Emory and Henry College.	USA

David A. Thompson	Director	Mr. Thompson, of Vancouver, British Columbia, Canada, has served as a Director since 2003. Mr. Thompson was Chief Executive Officer and Deputy Chairman of Teck Cominco Limited from 2001 until his retirement in 2005. Mr. Thompson is the Chair of the Vancouver Coastal Health Authority, a director of Global Container Terminals Inc., a member of the BC Progress Board, a past director of Teck Cominco Limited and Providence Health Care and former co-Chair of the BC Competition Council.	Canada

Information about Teck Cominco Limited

Teck is a corporation existing under the laws of Canada. The principal business and address of Teck and each director and executive officer is Teck Cominco Limited, Suite 600-200 Burrard Street, Vancouver, B.C. V6C 3L9, unless otherwise indicated. The applicable telephone number is (604) 687-1117.

During the last five years, none of Teck and the individuals listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The following table sets forth the citizenship sets forth the citizenship and current position and principal occupation of Teck’s executive officers and directors, as well as, for each, the material occupations, positions, office or employment held by the relevant person during the last five years and the name and principal business address where such occupations, positions, offices or employment occurred and the starting and ending dates:

	Position with	Principal Occupation:	Country of
Name	Teck	Occupation Over Previous 5 Years	Citizenship
Norman B. Keevil	Chairman and Director	Chairman of Teck; Chief Executive Officer of Teck prior to July 25, 2001	Canada

Donald R. Lindsay	Chief Executive Officer, President and Director	President of Teck from January 2005 to present; appointed CEO of Teck in April 2005; President, CIBC World Markets Inc. from 2001 to 2004	Canada

Roger J. Higgins	Senior Vice President	Senior Vice President, Copper of Teck since July 1, 2008; previously, Vice President and Chief Operating Officer from 2005 to 2007 and Vice President, Project Development from 2002 to 2005 of BHP Billiton.	Australia

Douglas H. Horswill	Senior Vice President, Environment and Corporate Affairs	Senior Vice President, Environment and Corporate Affairs	Canada

Peter G. Kukielski	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer of Teck since July 17, 2006; previously Chief Operating Officer from 2005 to 2006, Executive Vice President, Projects & Aluminum from 2003 to 2005 and Senior Vice President, Projects from 2001 to 2003 of Falconbridge Limited	United States

	Position with	Principal Occupation:	Country of
Name	Teck	Occupation Over Previous 5 Years	Citizenship
G. Leonard Manuel	Senior Vice President and General Counsel	Senior Vice President and General Counsel; previously Vice President and General Counsel	Canada

Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer	Senior Vice President, Finance and Chief Financial Officer of Teck since October 3, 2005; previously Vice President and Chief Financial Officer of Fording Canadian Coal Trust, Fording LP (formerly known as Fording Inc.) since June 1, 2003; previously Vice President, Corporate Finance of Teck	Canada

Peter C. Rozee	Senior Vice President, Commercial Affairs	Senior Vice President, Commercial Affairs since October 1, 2005; previously Vice President, Commercial and Legal Affairs from 2001 to 2005	Canada

Ronald J. Vance	Senior Vice President, Corporate Development	Senior Vice President, Corporate Development of Teck since January 1, 2006; previously Managing Director and Senior Advisor, Rothschild Inc.	United States

Mayank M. Ashar	Director	Executive Vice President of Suncor Energy Inc. Executive Vice President, Suncor Energy USA from 2003 to 2007. Executive Vice President, Suncor Energy, Oil Sands until 2003	Canada

Principal Business Address: Suncor Energy Inc. P.O. Box 38, 112 – 4 Avenue S.W. Calgary, Alberta T2P 2V5 Canada

J. Brian Aune	Director	Chairman of St. James Financial Corp., 1990 to September 2005 and President of Alderprise Inc. (private investment companies)	Canada

Principal Business Address: Alderprise Inc. 755 Meny Sud RR3 Magog, Quebec 71X 3WY Canada

Jalynn H. Bennett	Director	President, Jalynn H. Bennett and Associates Ltd. (consulting firm)	Canada

Principal Business Address: Jalynn H. Bennett and Associates Ltd. 303-247 Davenport Rd Toronto ON M5R 1J9 Canada

	Position with	Principal Occupation:	Country of
Name	Teck	Occupation Over Previous 5 Years	Citizenship
Hugh J. Bolton	Director	Chairman, Epcor Utilities Inc., (electrical utility), and Lead Director of Matrikon Inc. (industrial IT company), from 2000 to present	Canada

Principal Business Address: Epcor Utilities Inc. 10065 Jasper Avenue Edmonton, Alberta T5J 3B1 Canada

Norman B. Keevil III	Director	Chief Operating Officer and Vice President of Engineering, Triton Logging Inc. (underwater harvesting company) from 2004 to present; prior thereto President and Chief Executive Officer, Pyramid Automation Ltd. (manufacturers of special purpose automation equipment)	Canada

Principal Business Address: Triton Logging Inc. 6675 Mirah Road Saanichton, BC, V8M 1Z4 Canada

Takashi Kuriyama	Director	Executive Vice President of Sumitomo Metal Mining America Inc. (mining company) from May 2006 to present; Councilor at Metals Exploration Group from 2004 to 2006; Director at Joint Venture Exploration Division, Metal Mining Agency of Japan from 2003 to 2004; Manager at Geology and Exploration Section, Hishikari Mine, Sumitomo Metal Mining Co. from 2002 to 2003	Japan

Principal Business Address: Sumitomo Metal Mining America Inc., #901 – 700 West Pender Street, Vancouver B.C. V6C 1G8 Canada

	Position with	Principal Occupation:	Country of
Name	Teck	Occupation Over Previous 5 Years	Citizenship
Takuro Mochihara	Director	Director and Senior Managing Executive Officer, Sumitomo Metal Mining Co., Ltd. (mining company)	Japan

Principal Business Address: Sumitomo Metal Mining Co., Ltd. 11-3, Shimbashi 5-chome, Minato-ku, Tokyo, 105-8716 Japan

Derek G. Pannell	Director	Managing Partner, Brookfield Asset Management (asset management company) from November 2006 to present; President and Chief Operating Officer, Noranda/Falconbridge Limited from 2001 to October, 2006	Canada

Principal Business Address: Brookfield Properties BCE Place, 181 Bay Street, Suite 330, Toronto, Ontario M5J 2T3 Canada

Janice G. Rennie	Director	Corporate Director; Senior Vice President, Human Resources and Organizational Effectiveness for Epcor Utilities Inc. from 2004 to 2005. Principal of Rennie and Associates until 2004	Canada

Warren S.R. Seyffert	Lead Director	Lead Director of Teck; Counsel to Lang Michener (law firm) from 2002 to 2007	Canada

Keith E. Steeves	Director	Corporate Director	Canada

Chris M.T. Thompson	Director	Corporate Director; Chairman of the Board of Gold Fields Ltd. (gold mining) from 1998 to November, 2005	Canada

APPENDIX L

Summary of Material Projections provided by Fording relating to Operating Costs,
Capital Expenditures and Coal Production Volumes

Officers of Fording, assisted by personnel of the Partnership, provided certain projections to each of RBC and National Bank Financial for purposes of assisting RBC in preparing the Fairness Opinion and assisting National Bank Financial in preparing the Independent Valuation. The material projections relied upon by RBC in its preparation of the Fairness Opinion consisted of operating costs, capital expenditures and coal production volumes. See the Fairness Opinion attached as Appendix C to this Circular, “Net Asset Value Analysis — Assumptions”. The material projections relied upon by National Bank Financial in preparing the Independent Valuation consisted of operating costs, capital expenditures and coal production volumes. See the Independent Valuation attached as Appendix D to this Circular, “Discounted Cash Flow Approach”. As set out in the Fairness Opinion and in the Independent Valuation, each of RBC and National Bank Financial developed their own coal price and foreign exchange projections.

Material projections provided by Fording to RBC and National Bank Financial relating to operating costs, capital expenditures and coal production volumes are set out below.

The projections set forth below were prepared principally for internal use in capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Although the projections are presented with numerical specificity, the projections reflect numerous estimates and assumptions relating to the business of the Partnership that are inherently subject to significant economic, industry, and competitive uncertainties and other risks, some of which are discussed in this Circular under the heading “Cautionary Statements Regarding Forward-Looking Statements — Forward-Looking Statements of Fording”, all of which are difficult to predict and many of which are beyond the control of the Partnership and Fording. Material assumptions underlying the projections set forth below include transportation costs, labour costs, fuel costs and mining conditions as well as certain other of the assumptions set out in this Circular under the heading “Cautionary Statements Regarding Forward-Looking Statements — Forward-Looking Statements of Fording”. There can be no assurance that the estimates and assumptions made in preparing the projections will prove to be accurate, or that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. Projections relating to capital expenditures, operating costs and anticipated production volumes from development projects are highly susceptible to material variation.

The projections were not prepared with a view to compliance with or reviewed in accordance with published guidelines of Securities Authorities or accounting bodies for preparation and presentation of prospective financial information or generally accepted accounting principles. They have not been reviewed by Fording’s auditors or the auditors of the Partnership.

The inclusion of this information in this Circular should not be regarded by any Unitholder as an indication that the projections will be predictive of actual future results, and the projections should not be relied upon as such. Neither Fording, the Partnership, Teck nor any of their respective representatives has made or makes any representation to any Unitholder regarding the information included in the projections. Fording does not intend to update or otherwise revise any of the projections included in this Circular to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events.

In considering the projections described below, each of RBC and National Bank Financial, in the exercise of their professional judgement, have made certain adjustments to such projections for purposes of preparing, as applicable, the Fairness Opinion and the Independent Valuation in addition to applying their own projections regarding coal prices and foreign exchange rates.

	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025

Operating costs[1]	1,300	1,669	1,562	1,597	1,517	1,686	1,759	1,808	1,806	1,955	1,935	1,979	1,960	1,857	1,894	1,932	1971	2,010
Capital expenditures[2]	169	214	125	280	108	164	80	88	86	55	88	90	91	93	95	97	99	101
Production volumes[3]	15	15	17	18	18	20	20	20	20	20	20	20	20	18	18	18	18	18

Notes:

1.	Operating costs consist of distribution costs and cost of sales including estimated operating costs associated with the operation of Babcock Mountain (which assumes the development of this project) and are expressed in millions of Canadian dollars (adjusted for inflation). Amounts represent Fording’s 60% share of total projected Partnership operating costs.

2.	Expressed in millions of Canadian dollars (adjusted for inflation) and include estimated maintenance capital and estimated costs of developing Babcock Mountain. Amounts represent Fording’s 60% share of total projected Partnership capital expenditures.

3.	Production volumes are projected annual coal production volumes, expressed in millions of tonnes, from existing mines (Fording River, Elkview, Coal Mountain, Greenhills, Line Creek and Cardinal River) and projected annual coal production from Babcock Mountain (which assumes the development of this project). Amounts represent Fording’s 60% share of total projected Partnership production.

L-1

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